UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

[X]	Filed by the Registrant
[ ]	Filed by a Party other than the Registrant

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under § 240.14a-12

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

[X]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 22, 2019

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of the stockholders of 1347 Property Insurance Holdings, Inc., a Delaware corporation (the “Company”), which will be held at the offices of Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114-1291, on June 10, 2019, at 10:00 a.m., local time. As previously announced, the Company, together with three of its wholly-owned subsidiaries, Maison Insurance Company, a Louisiana corporation (“Maison”), Maison Managers Inc., a Delaware corporation (“MMI”), and ClaimCor, LLC, a Florida limited liability company (“ClaimCor”), entered into an Equity Purchase Agreement on February 25, 2019 (the “Purchase Agreement”) providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to FedNat Holding Company, a Florida corporation (“Buyer”), on the terms and subject to the conditions set forth in the Purchase Agreement. As consideration for the sale of Maison, MMI and ClaimCor, Buyer has agreed to pay the Company $51.0 million, consisting of $25.5 million in cash and $25.5 million in Buyer’s common stock to be issued to the Company. In addition, upon closing of the transaction, up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest, will be repaid to the Company. The Company, and not its stockholders, will receive the cash and equity consideration from the transactions contemplated by the Purchase Agreement.

At the special meeting, you will be asked to consider and vote upon:

1.	A proposal to approve the Purchase Agreement and the transactions contemplated therein, including the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor, which constitutes the sale of substantially all of the Company’s assets, for the price, and on the terms and conditions, set forth in the Purchase Agreement (the “Asset Sale Proposal”); and

2.	A proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal.

After careful consideration, the Company’s board of directors has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor, are expedient and in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” the proposals listed above.

The accompanying proxy statement provides you with more specific information concerning the special meeting, the Purchase Agreement, the transactions contemplated by the Purchase Agreement and other related matters, including information as to how to cast your vote. We encourage you to carefully read the accompanying proxy statement, the copy of the Purchase Agreement attached as Annex A to the proxy statement and the other annexes to the proxy statement carefully and in their entirety.

If you plan to attend the special meeting, to register your name with the Key Tower security service to gain access to the Thompson Hine LLP offices, you must inform Lisa Vitale at the Company via e-mail at lvitale@maisonins.com or by telephone at (813) 579-6232 prior to the special meeting of your intent to attend the special meeting. To access the Thompson Hine LLP offices, you must present a form of picture identification to the security officer at the desk located on the main floor of Key Tower. You will be provided a pass to permit access to the Key Tower elevators and will proceed to the 39th floor offices of Thompson Hine LLP.

Your vote is very important, regardless of the number of shares of Company common stock that you own. Whether or not you plan to attend the special meeting in person, please vote your proxy card as soon as possible to assure a quorum. You may vote by attending the special meeting, by submitting a proxy over the Internet or by telephone, or by mailing the enclosed proxy card pursuant to the instructions provided in the accompanying proxy statement. If your shares of common stock are held in “street name” by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares by using the instructions provided by your broker, bank or other nominee.

Only those stockholders who own shares of Company common stock at the close of business on April 18, 2019, the record date for the special meeting, will be entitled to vote at the special meeting or any adjournment or postponement thereof.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. Therefore, if you do not vote by proxy or attend the special meeting and vote in person or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to how to vote your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

On behalf of the Company, thank you for your continued support.

Sincerely,

D. Kyle Cerminara
Chairman of the Board of Directors

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the asset sale, passed upon the fairness of the asset sale or passed upon the adequacy or accuracy of the disclosures in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement and form of proxy are dated April 22, 2019 and are first being mailed to stockholders on or about May 1, 2019.

1347 PROPERTY INSURANCE HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held June 10, 2019

A Special Meeting of Stockholders of 1347 Property Insurance Holdings, Inc. (the “Company”) will be held at the offices of Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114-1291, on June 10, 2019, at 10:00 a.m., local time (including any adjournments or postponements thereof, the “Special Meeting”), for the following purposes:

1.	To consider and vote on a proposal to approve the Equity Purchase Agreement, dated as of February 25, 2019, by and among FedNat Holding Company, a Florida corporation (“Buyer”), on the one hand, and the Company, Maison Insurance Company, a Louisiana corporation (“Maison”), Maison Managers Inc., a Delaware corporation (“MMI”), and ClaimCor, LLC, a Florida limited liability company (“ClaimCor”), on the other hand (the “Purchase Agreement”), and the transactions contemplated therein, including the sale by the Company of all of the issued and outstanding equity of Maison, MMI and ClaimCor, which constitutes the sale of substantially all of the Company’s assets (the “Asset Sale”), for the price, and on the terms and conditions, set forth in the Purchase Agreement (the “Asset Sale Proposal”);

2.	To consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”); and

3.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Company’s board of directors has fixed the close of business on April 18, 2019 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

The accompanying proxy statement provides you with more specific information concerning the Special Meeting, the Purchase Agreement, the transactions contemplated by the Purchase Agreement, including the Asset Sale, and other related matters, including information as to how to cast your vote. We encourage you to carefully read the accompanying proxy statement, the copy of the Purchase Agreement attached as Annex A to the proxy statement and the other annexes to the proxy statement carefully and in their entirety.

If you plan to attend the Special Meeting, to register your name with the Key Tower security service to gain access to the Thompson Hine LLP offices, you must inform Lisa Vitale at the Company via e-mail at lvitale@maisonins.com or by telephone at (813) 579-6232 prior to the Special Meeting of your intent to attend the Special Meeting. To access the Thompson Hine LLP offices, you must present a form of picture identification to the security officer at the desk located on the main floor of Key Tower. You will be provided a pass to permit access to the Key Tower elevators and will proceed to the 39th floor offices of Thompson Hine LLP.

Your vote is very important, regardless of the number of shares of Company common stock that you own. Whether or not you plan to attend the Special Meeting in person, please vote your proxy card as soon as possible to assure a quorum. You may vote by attending the Special Meeting, by submitting a proxy over the Internet or by telephone, or by mailing the enclosed proxy card pursuant to the instructions provided in the accompanying proxy statement. If your shares of common stock are held in “street name” by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares by using the instructions provided by your broker, bank or other nominee.

After careful consideration, the Company’s board of directors has unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are expedient and in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” the proposals listed above.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting. Therefore, if you do not vote by proxy or attend the Special Meeting and vote in person or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to how to vote your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

By Order of the Board of Directors,

D. Kyle Cerminara Chairman of the Board of Directors

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the Asset Sale, the Purchase Agreement and the other transactions contemplated by the Purchase Agreement, and for a more complete description of the legal terms of each of the foregoing, you are urged to carefully read this entire proxy statement and the annexes attached to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Company,” “PIH,” “we,” “us” and “our” refer to 1347 Property Insurance Holdings, Inc., the term “Insurance Companies” refers to Maison Insurance Company, Maison Managers Inc. and ClaimCor, LLC, collectively, the terms “Board of Directors” and “Board” refer to the Board of Directors of the Company, and the terms “Buyer,” “FedNat” or “FNHC” refer to FedNat Holding Company, unless otherwise specified. This proxy statement is dated April 22, 2019 and is first being mailed to our stockholders on or about May 1, 2019.

The Parties (page 56)

1347 Property Insurance Holdings, Inc. The Company is a specialized property and casualty insurance holding company. We provide personal property insurance in coastal markets including those in Louisiana, Texas and Florida through our wholly-owned subsidiary, Maison Insurance Company. We were incorporated on October 2, 2012 in the State of Delaware. On November 19, 2013, we changed our legal name to 1347 Property Insurance Holdings, Inc., and on March 31, 2014, we completed an initial public offering of our common stock. Our common stock is traded on the Nasdaq Global Market tier of the Nasdaq Stock Market, LLC (“Nasdaq”) under the symbol “PIH.” Our principal executive offices are located at 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607; our telephone number is (813) 579-6213; and our website is www.1347pih.com.

Maison Insurance Company. Maison Insurance Company, a Louisiana corporation (“Maison”), provides property and casualty insurance to individuals in Louisiana, Texas and Florida. Maison’s current insurance offerings in Louisiana, Texas and Florida include homeowners insurance, manufactured home insurance and dwelling fire insurance. Maison writes both full peril property policies as well as wind/hail only exposures and produces new policies through a network of independent insurance agencies. Maison’s principal executive offices are located at 9100 Bluebonnet Centre Blvd., Suite 501, Baton Rouge, LA 70809; its telephone number is (855) 862-0436; and its website is www.maisonins.com.

Maison Managers, Inc. Maison Managers Inc., a Delaware corporation (“MMI”), serves as the Company’s management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by, and subject to, the regulatory oversight of the Louisiana Department of Insurance, the Texas Department of Insurance and the Florida Office of Insurance Regulation. MMI’s principal executive offices are located at 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607 and its telephone number is (813) 579-6213. MMI does not have a website.

ClaimCor, LLC. ClaimCor, LLC, a Florida limited liability company (“ClaimCor”), is a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies during times of high volume, so that we may provide responsive claims handling service when catastrophic events occur that impact many of our policyholders. We have the ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process. ClaimCor’s principal executive offices are located at 1511 N. Westshore Blvd., Suite 895, Tampa, FL 33607; its telephone number is (813) 579-6226; and its website is www.claimcorsolutions.com.

FedNat Holding Company. FedNat Holding Company, a Florida corporation, is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through its subsidiaries and contractual relationships with independent agents and general agents. FedNat, through its wholly-owned subsidiaries, is authorized to underwrite and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. FedNat markets, distributes and services its own and third-party insurers’ products and other services through a network of independent and general agents. FedNat Insurance Company, FedNat’s largest wholly owned insurance subsidiary, is licensed as an admitted carrier to write specific lines of insurance by the state’s insurance departments in Florida, Louisiana, Texas, Georgia, South Carolina and Alabama. Monarch National Insurance Company, FedNat’s other insurance subsidiary, is licensed as an admitted carrier in Florida. FedNat’s principal executive offices are located at 14050 N.W. 14th Street, Suite 180, Sunrise, FL 33323; its telephone number is (800) 293-2532; and its website is www.fednat.com.

All website addresses are being provided as inactive textual references only.

1

The Purchase Agreement and Asset Sale (page 54)

On February 25, 2019, we, together with the Insurance Companies, entered into the Purchase Agreement with Buyer, pursuant to which we have agreed, subject to the terms and conditions set forth therein, including the approval of the Purchase Agreement by our stockholders at the Special Meeting, to sell to Buyer all of the issued and outstanding equity of the Insurance Companies, which under Delaware law constitutes the sale of substantially all of the assets of the Company (the “Asset Sale”). A copy of the Purchase Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Purchase Agreement carefully and in its entirety.

All of the employees of MMI are expected to become employees of Buyer as of the closing of the Asset Sale, either directly or by remaining employees of MMI, other than John S. Hill, the Company’s Chief Financial Officer, and Brian D. Bottjer, the Company’s Controller, who the Company expects to hire as employees of the Company after the closing. Douglas N. Raucy, the Company’s current President and Chief Executive Officer and a director, and Dean E. Stroud, the Company’s current Vice President and Chief Underwriting Officer, have entered into employment agreements with Buyer, with the effectiveness of such agreements subject to the occurrence of the closing and continuous employment with the Company through the closing.

Consideration for the Asset Sale (page 55)

As consideration for the Asset Sale, Buyer will pay to us $51.0 million, consisting of $25.5 million in cash and $25.5 million in shares of Buyer’s common stock to be issued to the Company. The number of shares of Buyer’s common stock to be issued to us will be based on the weighted average closing price per share of Buyer’s common stock on the Nasdaq during the 20-trading day period immediately preceding the closing date of the Asset Sale. In addition, upon closing of the Asset Sale, up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest (other than default rates of interest, penalties, late fees and other related charges), will be repaid to the Company.

The shares of Buyer common stock to be issued to the Company as consideration for the Asset Sale are expected to be issued pursuant to the terms and conditions of a Standstill Agreement to be entered into among the Company and Buyer at the closing of the Asset Sale. The shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). In this regard, the shares will be issued by Buyer to the Company in a private placement, in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act. Accordingly, these shares will be restricted securities under the Securities Act. We may not sell the Buyer shares acquired in the Asset Sale unless (i) the shares are registered under the Securities Act or are otherwise exempt from the registration requirements of the Securities Act pursuant to an available exemption and (ii) a sale or transfer of the shares is permitted by applicable U.S. state securities laws. We plan to enter into a Registration Rights Agreement at the closing with Buyer providing for the registration under the Securities Act of the resale of the shares pursuant to the terms and conditions set forth therein. See the section entitled “Ancillary Agreements” for more information on the Standstill Agreement and the Registration Rights Agreement.

Additional Closing Payment

If the closing of the Asset Sale occurs after June 30, 2019, the purchase price of the Asset Sale will be increased by the lesser of (i) the amount by which the net book value of the Insurance Companies exceeds $42 million (without considering the effect of the repayment of the surplus notes in effect at closing) and (ii) the amount by which Maison’s statutory surplus exceeds $29 million (after accounting for the full repayment of the surplus notes in effect at closing); but only if the Company is not able, due to regulatory restrictions, to cause the Insurance Companies to distribute such amount to the Company on the closing date of the Asset Sale.

Use of Proceeds and Future Operations (pages 55 and 74)

The Company, and not its stockholders, will receive the proceeds from the Asset Sale. We do not intend to liquidate following the Asset Sale. Our Board will evaluate alternatives for the use of the cash consideration, which are expected to include using a portion of the cash consideration to conduct the business of our reinsurance subsidiary, PIH Re Ltd. (“PIH Re”), and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. The Company may form an additional reinsurance subsidiary in a suitable jurisdiction.

Special Meeting of Stockholders of the Company (page 51)

Date, Time, Place and Purpose. The Special Meeting will be held at the offices of Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114-1291, on June 10, 2019, at 10:00 a.m., local time. At the Special Meeting, the Company’s stockholders will be asked to consider and vote on:

●	a proposal to approve the Purchase Agreement and the transactions contemplated therein, including the Asset Sale, for the price, and on the terms and conditions, set forth in the Purchase Agreement (which we refer to as the “Asset Sale Proposal”); and

2

●	a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (which we refer to as the “Adjournment Proposal”).

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale to occur. If our stockholders fail to approve the Asset Sale Proposal, the Asset Sale will not occur pursuant to the terms of the Purchase Agreement.

Record Date, Stockholders Entitled to Vote and Voting Power. The Board has fixed the close of business on April 18, 2019 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. Only Company stockholders of record at the record date are entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. As of the close of business on April 18, 2019, there were 6,012,764 shares of Company common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of Company common stock is entitled to one vote for each share of common stock owned at the record date.

Quorum. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the Company’s common stock entitled to vote at the Special Meeting will constitute a quorum, permitting action to be taken and the conduct of business at the Special Meeting. Abstentions and shares represented by a properly executed proxy card that is returned without voting instructions will be counted for purposes of determining the presence of a quorum. Broker non-votes, if any, will not count towards determining the presence of a quorum. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment of the meeting and will subject us to additional expense.

Required Vote. The approval of the Asset Sale Proposal requires the affirmative vote of at least a majority of the outstanding shares of the Company’s common stock entitled to vote at the Special Meeting.

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the Special Meeting, by the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting by holders of shares of Company common stock.

Share Ownership of and Voting by Company Directors and Executive Officers and Fundamental Global Investors and Ballantyne. Each of the Company’s directors and executive officers and their affiliates is expected, as of the date of this proxy statement, to vote their shares of Company common stock “FOR” the Asset Sale Proposal and “FOR” the Adjournment Proposal, although, except as described below, none of our directors or executive officers or their affiliates has entered into any agreement requiring them to do so.

Fundamental Global Investors, LLC and its affiliates, or “Fundamental Global,” is the beneficial owner of 2,714,362 shares of Company common stock as of the record date, which includes 1,038,409 shares owned by Ballantyne Strong, Inc. (“Ballantyne”). D. Kyle Cerminara, Chairman of our Board, serves as Chief Executive Officer, Co-Founder and Partner of Fundamental Global, and Chairman of the board of directors and Chief Executive Officer of Ballantyne. Lewis M. Johnson, Co-Chairman of our Board, serves as President, Co-Founder and Partner of Fundamental Global, and as a member of the board of directors of Ballantyne. In connection with the Purchase Agreement, Fundamental Global and Ballantyne entered into Voting Agreements with Buyer, which are described in the section entitled “Ancillary Agreements — Voting Agreements.”

Details of the beneficial ownership of Company common stock of our directors and executive officers and their affiliates, including Fundamental Global and Ballantyne, are set out in the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.”

Solicitation of Proxies. We are soliciting proxies on behalf of our Board and will bear the costs of soliciting proxies. We have engaged Alliance Advisors LLC to assist in the solicitation of proxies and estimate that we will pay Alliance Advisors LLC a fee of approximately $20,000, including reimbursement of reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. We have also agreed to indemnify Alliance Advisors LLC against certain losses, costs and expenses. In addition, our directors, officers and employees may request the return of proxies in person, by telephone, by electronic mail, or otherwise, but no additional compensation will be paid to them.

Recommendation of the Board (page 61)

After careful consideration, our Board unanimously recommends that you vote “FOR” the Asset Sale Proposal and “FOR” the Adjournment Proposal. In reaching its decision to approve the Purchase Agreement and the Asset Sale and to recommend that you vote in the manner recommended above, our Board considered a wide range of material factors relating to the Purchase Agreement and the Asset Sale and consulted with management and outside financial and legal advisors. For more information on the factors considered by the Board, see “Proposal 1 – The Asset Sale Proposal – Reasons for the Asset Sale and Recommendation of Our Board.”

3

Opinion of Our Financial Advisor (page 63)

At a meeting held on February 25, 2019, our financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), presented its analysis and oral opinion to our Board, and subsequently confirmed in a written opinion dated February 25, 2019, that, as of that date and based upon and subject to the assumptions, limitations, qualifications and other conditions stated in such written opinion, the consideration to be received by us in the Asset Sale pursuant to the terms of the Purchase Agreement is fair to us from a financial point of view.

We encourage you to read carefully and in its entirety the full text of Sandler O’Neill’s written opinion attached as Annex B to this proxy statement, which is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Sandler O’Neill, as of the date of such opinion.

Interests of Our Executive Officers in the Asset Sale (page 90)

In considering the recommendation of our Board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Company stockholders, certain of our executive officers may have interests in the Asset Sale that are different from, or in addition to, the interests of our stockholders generally.

Employment Agreements

Douglas N. Raucy, the Company’s current President and Chief Executive Officer and a director, and Dean E. Stroud, the Company’s current Vice President and Chief Underwriting Officer, have entered into employment agreements with Buyer, with the effectiveness of such agreements subject to the occurrence of the closing of the Asset Sale and continuous employment with the Company through the closing. It is expected that Messrs. Raucy and Stroud will resign from all positions that they hold with the Company and its subsidiaries (other than the Insurance Companies) as of the closing of the Asset Sale, including Mr. Raucy’s position as a director of the Company.

Acceleration of Equity Awards

The Compensation Committee of the Board has approved the accelerated vesting of certain restricted stock units previously issued by the Company to Messrs. Raucy and Stroud. Upon the closing of the Asset Sale, and subject to the continued employment of Messrs. Raucy and Stroud with the Company through the closing, 32,000 and 2,400 unvested restricted stock units held by Messrs. Raucy and Stroud, respectively, will vest in full, with each restricted stock unit representing one share of the Company’s common stock.

Retention Awards

The Compensation Committee may approve the payment of retention bonuses to certain employees in consideration for their ongoing employment with the Insurance Companies through the closing of the Asset Sale, including employees who also serve as executive officers of the Company.

Financing of the Asset Sale (page 55)

The $25.5 million cash consideration to be paid by Buyer to the Company, along with the replacement of the capital and surplus necessary to allow the repayment of the surplus note obligations owed by Maison to the Company that are to be repaid at the closing of the Asset Sale, are being funded from the proceeds of a private placement by Buyer of 10-year, senior unsecured notes with a fixed interest rate of 7.50%. The private placement closed on March 5, 2019.

The Purchase Agreement (page 75 and Annex A)

Representations and Warranties (page 75)

The Purchase Agreement contains customary representations and warranties that we, on the one hand, and Buyer, on the other hand, have made to one another as of specific dates relating to our respective businesses, financial condition and structure, as well as other matters pertinent to the Asset Sale.

4

Conditions to the Asset Sale (page 82)

The closing of the transactions contemplated by the Purchase Agreement, including the Asset Sale, is subject to customary conditions, including, among other things:

●	the approval by our stockholders of the Purchase Agreement and the transactions contemplated thereby, including the Asset Sale;

●	the receipt of all required regulatory approvals and the expiration or termination of all statutory waiting periods in respect thereof;

●

the absence of any action taken or law enacted, entered into, enforced or deemed applicable by a governmental entity with respect to the transactions contemplated by the Purchase Agreement, in connection with the grant of a required regulatory approval or otherwise, which imposes any burdensome condition (as defined in the Purchase Agreement) on the parties, and the absence of any written advisement or notification from a governmental entity to any of the parties relating to the imposition of a restriction or requirement in the future, in connection with or as a result of the transactions contemplated by the Purchase Agreement, which upon compliance therewith would constitute a burdensome condition; and

●	the absence of any statute, rule, regulation, judgment, decree, injunction or other order enacted, issued, promulgated, enforced or entered by a governmental entity which is in effect and prohibits or makes illegal the consummation of the Asset Sale or the other transactions contemplated by the Purchase Agreement.

In addition, Buyer’s obligation to close the Asset Sale is subject to the Insurance Companies having a consolidated net book value of at least $42.0 million at the closing (without considering the effect of the repayment of the surplus notes), Maison having at the closing statutory surplus of at least $29.0 million after accounting for the full repayment of all of the surplus notes in effect at the closing, total capital and surplus assets equal to or greater than 300% of its total risk-based capital on all authorized control level risk-based capital requirements as of December 31, 2018, and there being no change to Maison’s “A” rating with Demotech, Inc. as of the closing, other than changes resulting from the execution of the Purchase Agreement or the circumstances of Buyer.

Go-Shop Period; Non-Solicitation; Change of Recommendation (page 83)

During the period beginning on the date of the Purchase Agreement and ending on March 27, 2019 (referred to as the “Go-Shop Period”), we had the right to solicit acquisition proposals and enter into discussions or negotiations with any person or group of persons and their representatives, their affiliates and their prospective equity and debt financing sources regarding any acquisition proposal.

Following the end of the Go-Shop Period, we are prohibited from initiating or soliciting any inquiries or the making of any proposal or offer that constitutes any acquisition proposal, engaging in any discussions or negotiations regarding any acquisition proposal, or providing any nonpublic information or data to any person in connection with the foregoing. Notwithstanding these restrictions, during the period from the end of the Go-Shop Period to the time our stockholders approve the Purchase Agreement, which we refer to as the “interim period,” if we receive an unsolicited bona fide written acquisition proposal from a third party that does not result from a violation of our non-solicitation obligations in the Purchase Agreement and our Board determines in good faith, based on information then available and after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes, or would reasonably be expected to result in, a superior proposal, and the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, then we have the right to, among other things, furnish nonpublic information to such third party and participate in discussions or negotiations with the third party regarding the acquisition proposal. We have agreed to promptly (and in any event within 24 hours) notify Buyer of the receipt of any acquisition proposal and provide certain information related thereto and keep Buyer reasonably informed of the status thereof.

During the interim period, the Board is also restricted from effecting a change of recommendation with respect to the Purchase Agreement unless, subject to the terms set forth in the Purchase Agreement, the Company receives an acquisition proposal that the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a superior proposal and failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. Under the Purchase Agreement, Buyer generally has the opportunity to offer to amend or revise the terms of the Purchase Agreement in response to any such acquisition proposal before the Board effects a change of recommendation in response to any such acquisition proposal or terminates the Purchase Agreement to enter into a definitive agreement with respect to such acquisition proposal. Upon termination of the Purchase Agreement under circumstances relating to a change of recommendation, we may be required to pay a termination fee of $2.16 million to Buyer.

The terms “acquisition proposal,” “superior proposal” and “change of recommendation” are each defined in the section entitled “Purchase Agreement — Go-Shop Period; Non-Solicitation; Change of Recommendation.”

5

Closing of the Asset Sale (page 81)

The Company and Buyer have each agreed to use their commercially reasonable best efforts to cause the closing of the Asset Sale to occur on or before June 30, 2019. If the closing has not occurred on or before this date and the Purchase Agreement has not been terminated pursuant to its terms, then the Company and Buyer have each agreed to use their commercially reasonable best efforts to cause the closing to occur on or before December 31, 2019 but not before November 30, 2019.

Termination of the Purchase Agreement (page 86)

The Purchase Agreement may be terminated at any time prior to the closing of the Asset Sale by the mutual written consent of the parties. In addition, either the Company or Buyer may terminate the Purchase Agreement under certain circumstances, including if: (i) the closing has not been consummated on or before December 31, 2019, provided that the terminating party’s failure to comply with any provision of the Purchase Agreement is not the cause of the failure of the closing to occur on or before such date; (ii) any court or governmental entity has issued a final, non-appealable judgment, order, injunction, rule or decree, or taken any other final, non-appealable action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Purchase Agreement; or (iii) any governmental entity required to grant regulatory approval of the consummation of the Asset Sale or the other transactions contemplated by the Purchase Agreement has denied such approval by final, non-appealable action.

The Company or Buyer may also terminate the Purchase Agreement under certain circumstances, including, in general, (i) in certain circumstances related to a change in recommendation by the Board or (ii) an uncured breach or failure to perform by the other party of any representation, warranty, covenant or agreement set forth in the Purchase Agreement, such that it results in the closing conditions of the non-breaching party not being satisfied within a certain period of time, or (iii) solely in the case of Buyer, the issuance of a final, non-appealable denial by a governmental entity denying the approval of the repayment of the surplus note obligations as required under the Purchase Agreement.

We may be required to pay a termination fee of $2.16 million to Buyer if the Purchase Agreement is terminated under circumstances related to a change of recommendation by the Board.

Indemnification (page 87)

The Company, on one hand, and Buyer, on the other hand, have agreed to indemnify the other party and certain of the other party’s affiliates against any and all losses incurred by the other party or certain of its affiliates arising out of, resulting from or relating to any breach of, or any inaccuracy in, any representation or warranty made by the indemnifying party in the Purchase Agreement or in any certificate delivered thereunder, any breach of any covenant of the indemnifying party contained in the Purchase Agreement and, solely in the case of the Company, any transaction expenses that were not paid in full by the Insurance Companies by the time of the closing of the Asset Sale. Except for losses related to fraud, the Company and Buyer are not required to indemnify an indemnitee with respect to any indemnification claims arising out of or relating to breaches of or inaccuracies in any representation or warranty (other than claims relating to an inaccuracy or breach of a fundamental representation (as defined in the Purchase Agreement)) unless and until the aggregate amount of the losses claimed exceeds $135,000, in which event the indemnitee will be entitled to recover losses in excess of such amount. Additionally, except for losses related to fraud, the Company and Buyer are not required to indemnify indemnitees with respect to any indemnification claims arising out of or relating to breaches of or inaccuracies in any representation or warranty by the indemnifying party to the extent that aggregate losses exceed $7.2 million (other than claims relating to an inaccuracy or breach of a fundamental representation), and in no event to the extent that such losses exceed the amount of the purchase price in the aggregate.

Other Ancillary Agreements (page 88)

In connection with the Purchase Agreement, the Company and Buyer plan to enter into a Reinsurance Capacity Right of First Refusal Agreement (the “Reinsurance ROFR Agreement”) at the closing of the Asset Sale pursuant to which the Company will have a right of first refusal to sell reinsurance coverage to the insurance company subsidiaries of Buyer, providing the Company with the right to provide reinsurance coverage on up to a maximum of 7.5% of annual in force limit of any layer in the catastrophe reinsurance program purchased by Buyer and its subsidiaries, subject to an annual aggregate in force maximum of all reinsurance coverage sold by the Company to Buyer and its subsidiaries of $15 million, on the terms and subject to the conditions set forth in the Reinsurance ROFR Agreement. In addition, at the closing, the Company and Buyer plan to enter into a five-year agreement, pursuant to which the Company will provide investment advisory services to Buyer for $100,000 per year.

Material U.S. Federal Income Tax Consequences (page 73)

The Asset Sale is a corporate action undertaken by the Company. Stockholders of the Company will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. The parties intend that the sale of the equity of the Insurance Companies be treated as a taxable sale of the underlying assets of each such entity for federal income tax purposes.

6

Regulatory Approvals (page 73)

The Company and Buyer have agreed to use commercially reasonable efforts to reasonably cooperate and use commercially reasonable efforts to obtain governmental consents and approvals and to make necessary filings with respect to the transactions contemplated by the Purchase Agreement, including all applications or other submissions with applicable regulators under U.S. state insurance laws. Applications or notifications in connection with the change in control of Maison that will occur as a result of the Asset Sale have been filed, pursuant to the Purchase Agreement, with the respective regulatory authorities. There is no assurance that the Company and Buyer will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, condition, limitation or requirement that would trigger a burdensome condition (as defined in the Purchase Agreement) which, in such case, would permit the parties to refuse to close the transactions contemplated by the Purchase Agreement.

Other than the approvals and notifications described above, the Company and Buyer are not aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

Anticipated Accounting Treatment (page 74)

Under generally accepted accounting principles, upon completion of the Asset Sale, we will recognize net cash proceeds from the legal sale and transfer of the issued and outstanding equity of the Insurance Companies. Additionally, we will recognize a corresponding reduction of assets and liabilities relating to the Insurance Companies, and we anticipate recording a gain from the Asset Sale.

No Appraisal or Dissenters’ Rights (page 73)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws in connection with the Asset Sale.

Risk Factors (page 43)

In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this proxy statement and its annexes, you should carefully consider the risk factors relating to the Asset Sale and our future operations that are discussed beginning on page 43 of this proxy statement.

7

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of the Company, may have regarding the Asset Sale, the Asset Sale Proposal, the Adjournment Proposal and the Special Meeting as well as brief answers to those questions. You are urged to read carefully this proxy statement and its annexes in their entirety because this section may not provide all of the information that is important to you. You may obtain additional information about the Company, free of charge, by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 94.

Q:	Why am I receiving this proxy statement?

A:	On February 25, 2019, the Company, together with the Insurance Companies, entered into a Purchase Agreement with Buyer pursuant to which the Company agreed to sell all of the issued and outstanding equity of the Insurance Companies to Buyer. We refer to the sale of the Insurance Companies as the “Asset Sale.” The Asset Sale constitutes the sale of substantially all of the assets of the Company, which under Delaware law requires the approval of our stockholders.

We are holding the Special Meeting in order to obtain the stockholder approval necessary to approve the Purchase Agreement and the transactions contemplated therein, including the Asset Sale, and the adjournment of the Special Meeting if necessary to solicit proxies if there are not sufficient votes to approve the Asset Sale Proposal at the time of the Special Meeting or any adjournment or postponement thereof. This document is the proxy statement by which our Board is soliciting proxies from our stockholders to vote at the Special Meeting, or at any adjournment or postponement of the Special Meeting, on the approval of the Asset Sale Proposal and other related matters.

Q:	What are Company stockholders being asked to vote on at the Special Meeting?

A:	Our stockholders are being asked to consider and vote on the following proposals at the Special Meeting:

●	Proposal 1: A proposal to approve the Purchase Agreement and the transactions contemplated therein, including the Asset Sale, for the price, and on the terms and conditions, set forth in the Purchase Agreement (which we refer to as the “Asset Sale Proposal”); and

●	Proposal 2: A proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal.

Stockholders may also be asked to consider and vote on such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The approval of the Asset Sale Proposal by our stockholders is a condition to our obligation to complete the Asset Sale. The approval of the Adjournment Proposal is not a condition to our obligation to complete the Asset Sale.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held on June 10, 2019, at the offices of Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114-1291, at 10:00 a.m., local time. If you plan to attend the Special Meeting, to register your name with the Key Tower security service to gain access to the Thompson Hine LLP offices, you must inform Lisa Vitale at the Company via e-mail at lvitale@maisonins.com or by telephone at (813) 579-6232 prior to the Special Meeting of your intent to attend the Special Meeting. To access the Thompson Hine LLP offices, you must present a form of picture identification to the security officer at the desk located on the main floor of Key Tower. You will be provided a pass to permit access to the Key Tower elevators and will proceed to the 39th floor offices of Thompson Hine LLP.

Q:	What is the Asset Sale Proposal?

A:	The Asset Sale Proposal is a proposal to approve the Purchase Agreement and the transactions contemplated therein, including the sale of all of the issued and outstanding equity of the Insurance Companies, which constitutes the sale of substantially all of our assets to Buyer for the price, and on the terms and conditions, set forth in the Purchase Agreement.

Q:	If the Asset Sale Proposal is approved, when will the Asset Sale close?

A:	If the Asset Sale Proposal is approved by our stockholders, the Company and Buyer have each agreed, subject to the satisfaction or waiver of the other closing conditions, to use their commercially reasonable best efforts to cause the closing of the Asset Sale to occur on or before June 30, 2019. If the closing has not occurred on or before this date and the Purchase Agreement has not been terminated pursuant to its terms, then the Company and Buyer have each agreed to use their commercially reasonable best efforts to cause the closing to occur on or before December 31, 2019 but not before November 30, 2019.

8

Q:	Will I receive any of the proceeds from the Asset Sale?

A:	No. The Company, and not its stockholders, will receive the proceeds from the Asset Sale, which includes the cash consideration and the equity consideration.

Q:	Will the Company liquidate following the Asset Sale?

A:	No. We do not intend to liquidate following the closing of the Asset Sale.

Q:	How will the Company use the proceeds from the Asset Sale?

A:	Our Board will evaluate alternatives for the use of the cash consideration, which are expected to include using a portion of the cash consideration to conduct the business of our reinsurance subsidiary, PIH Re, and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. We may form an additional reinsurance subsidiary in a suitable jurisdiction. See the section entitled “The Company’s Business Following the Asset Sale” for more information.

Q:	What are the U.S. federal income tax consequences of the Asset Sale to stockholders of the Company?

A:	The Asset Sale is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See the section entitled “Proposal 1 – Asset Sale Proposal – Material U.S. Federal Income Tax Consequences.”

Q:	Am I entitled to exercise appraisal or dissenters’ rights under Delaware law as a result of the Asset Sale?

A:	No. In accordance with Section 262 of the Delaware General Corporation Law, holders of our common shares will not be entitled to appraisal or dissenters’ rights in connection with the Asset Sale.

Q:	What happens if the Asset Sale Proposal is not approved?

A:	If our stockholders do not approve the Asset Sale Proposal, the Asset Sale will not occur pursuant to the terms of the Purchase Agreement.

Q:	What is the Adjournment Proposal?

A:	The Adjournment Proposal is a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the Asset Sale Proposal.

Q:	Is my vote important?

A:	Yes, your vote is important. An abstention from voting or failing to vote will have the same effect as a vote “AGAINST” the Asset Sale Proposal. If you hold your Company common shares through a broker, bank or other nominee and you do not give voting instructions to that broker, bank or other nominee, that broker, bank or other nominee will not be able to vote your shares on the Asset Sale Proposal, and your failure to give those instructions will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal. The Board unanimously recommends that our stockholders vote “FOR” the approval of the Asset Sale Proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only holders of Company common stock at the close of business on April 18, 2019, the record date for the Special Meeting, are entitled to receive notice of, and vote at, the Special Meeting or any adjournments or postponements thereof. As of the close of business on the record date, there were 6,012,764 shares of our common stock outstanding.

9

Q:	What vote is required for the approval of each proposal?

A:	Approval of the Asset Sale Proposal (Proposal 1) requires the affirmative vote of at least a majority of the outstanding shares of Company common stock entitled to vote at the Special Meeting. Approval of the Adjournment Proposal (Proposal 2), whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting by holders of shares of Company common stock.

Q:	How does the Board recommend that I vote on the proposals?

A:	The Board unanimously recommends that you vote “FOR” the Asset Sale Proposal and the Adjournment Proposal. See the section entitled “Proposal 1 – The Asset Sale Proposal – Reasons for the Asset Sale and Recommendation of Our Board.”

Q:	What constitutes a quorum for the Special Meeting?

A:	The presence at the Special Meeting, in person or by proxy, of the holders of a majority of Company common stock entitled to vote at the Special Meeting will constitute a quorum, permitting action to be taken and the conduct of business at the Special Meeting. Abstentions and shares represented by a properly executed proxy card that is returned without voting instructions will be counted for purposes of determining the presence of a quorum. Broker non-votes, if any, will not count towards determining the presence of a quorum. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment of the meeting and will subject us to additional expense.

Q:	How do I vote my Company shares if I am a stockholder of record?

A:	If you hold Company common shares directly in your name as a stockholder of record, you may vote in any of the following ways:

●	Via the Internet or by Telephone. You may vote via the Internet or by telephone by following the instructions on your proxy card. In order to vote your shares via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each Company stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone, 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on June 9, 2019.

●	By Mail. You may vote by mail by submitting a proxy card. You will need to complete, date and sign your proxy card and return it using the postage-paid return envelope provided. We must receive your proxy card no later than the close of business on June 9, 2019.

●	In Person. You may vote in person at the Special Meeting. Stockholders of record also may be represented by another person at the Special Meeting by executing a proper proxy designating that person.

Please carefully consider the information contained in this proxy statement. Whether or not you plan to attend the Special Meeting, we encourage you to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Special Meeting.

Q:	How do I vote if I hold my shares in “street name”?

A:	If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you may vote in any of the following ways:

●	Via the Internet or by Telephone: You may provide voting instructions via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other nominee. Please follow the voting instructions provided by your broker, bank or other nominee with these proxy materials.

●	By Mail: In order to provide voting instructions by mail, you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee and return it in the postage-paid return envelope provided. Your broker, bank or other nominee must receive your voting instruction form in sufficient time to vote your shares.

●	In Person: You must obtain a written legal proxy from the broker, bank or other nominee who holds your shares in “street name” and present it to the inspector of elections with your ballot to be able to vote in person at the Special Meeting. To request a legal proxy, please contact your broker, bank or other nominee.

10

Q:	What happens if I fail to attend the Special Meeting or abstain from voting?

A:	If you are a stockholder of record and neither attend the Special Meeting nor deliver a proxy, it will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, but will have no effect on the outcome of the Adjournment Proposal.

Q:	What if I am a stockholder of record and do not specify a choice for a proposal when returning a proxy?

A:	Proxies that are signed and returned by a stockholder of record without voting instructions will be voted in accordance with the recommendations of our Board. If your shares are held in “street name,” failure to give voting instructions to your broker, bank or other nominee will result in a broker non-vote as discussed below.

Q:	If my Company shares are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, bank or other nominee (i.e., in “street name”), you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee with this proxy statement. Brokers, banks and other nominees who hold Company common shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. Under the current rules of the New York Stock Exchange, each of the proposals to be considered at the Special Meeting as described in this proxy statement are considered non-routine. Therefore, brokers, banks and other nominees do not have discretionary authority to vote on any of the proposals at the Special Meeting.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals to be considered at the Special Meeting as described in this proxy statement, if a beneficial owner of Company common shares held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the Special Meeting. As a result, we expect that there will not be any broker non-votes in connection with the Special Meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, but will have no effect on the outcome of the Adjournment Proposal.

Q:	Who may attend the Special Meeting?

A:	Company stockholders at the record date for the Special Meeting, or their proxy holders, may attend the Special Meeting. You may not appoint more than one person to act as your proxy at the Special Meeting. If you would like to attend the Special Meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or passport) to be admitted to the Special Meeting.

If you are a beneficial owner of shares of Company common stock held in “street name” by a broker, bank or other nominee at the record date, in addition to proper identification, you will also need an account statement or letter from the broker, bank or other nominee indicating that you were the beneficial owner of the shares at the record date to be admitted to the Special Meeting. If you wish to vote your shares of Company common stock held in “street name” in person at the Special Meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee that holds your shares.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement, the related proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold your shares directly as a record holder and also in “street name,” or otherwise through another nominee holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please separately submit votes for each set of voting materials in order to ensure that all of your shares are voted.

11

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting by doing any of the following:

If you are a shareholder of record at the record date for the Special Meeting (the close of business on April 18, 2019), you can revoke your proxy or change your vote by:

●	sending a signed notice stating that you revoke your proxy to the attention of the Corporate Secretary of the Company at 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607 that bears a later date than the date of the proxy you want to revoke and is received prior to the Special Meeting;

●	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on June 9, 2019, or by mail that is received prior to the Special Meeting; or

●	attending the Special Meeting (or, if the Special Meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone at the Special Meeting will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the Special Meeting.

Q:	What happens if I sell my Company shares after the record date but before the Special Meeting?

A:	The record date for the Special Meeting (the close of business on April 18, 2019) is earlier than the date of the Special Meeting. If you sell or otherwise transfer your shares of Company common stock after the record date but before the date of the Special Meeting, you will retain your right to vote at the Special Meeting.

Q:	Who will conduct the proxy solicitation and how much will it cost?

A:	We have engaged Alliance Advisors LLC to assist in the solicitation of proxies for the Special Meeting and estimate that we will pay Alliance Advisors LLC a fee of approximately $20,000, including reimbursement of reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. We have also agreed to indemnify Alliance Advisors LLC against certain losses, costs and expenses. In addition, our directors, officers and employees may request the return of proxies in person, by telephone, by electronic mail, or otherwise, but no additional compensation will be paid to them.

Q:	Where can I find the voting results of the Special Meeting?

A:	We plan to announce the preliminary voting results at the Special Meeting, and will report the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Special Meeting.

Q:	What should I do if I have questions?

A:	You should contact Alliance Advisors LLC, our proxy solicitor, toll-free at 844-876-6187 with any questions about the Asset Sale or any of the proposals to be voted upon at the Special Meeting, or to obtain additional copies of this proxy statement or additional proxy cards.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement, including the annexes. Then, please vote your Company common shares, which you may do by:

●	completing, dating, signing and returning the enclosed proxy card in the accompanying postage paid return envelope;

12

●	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

●	attending the Special Meeting and voting by ballot in person.

If you hold shares in “street name” through a broker, bank or other nominee, please instruct your broker, bank or other nominee to vote your shares by following the voting instructions that the broker, bank or other nominee provides to you with these materials.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We have included in this proxy statement certain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In addition, the Company’s management may make forward-looking statements to analysts, investors, representatives of the media and others. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negatives thereof or other variations thereon or comparable terminology. These forward-looking statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to:

●	risks of disruption to our business as a result of the public announcement of the Asset Sale;
●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Purchase Agreement;
●	an inability to complete the Asset Sale due to a failure to obtain the approval of our stockholders or a failure of any condition to the closing of the Asset Sale to be satisfied or waived by the applicable party;
●	the extent of, and the time necessary to obtain, the regulatory approvals required for the Asset Sale;
●	our ability to spend or invest the net proceeds from the Asset Sale in a manner that yields a favorable return;
●	our receipt of a competing acquisition proposal from a third party acquirer that constitutes a superior proposal under the Purchase Agreement;
●	potential conflicts of interest of certain of our executive officers in the Asset Sale;
●	the outcome of any litigation we may become subject to relating to the Asset Sale;
●	an increase in the amount of costs, fees and expenses and other charges related to the Purchase Agreement or the Asset Sale;
●	risks arising from the diversion of management’s attention from our ongoing business operations;
●	a decline in the market price for our common shares if the Asset Sale is not completed;
●	a lack of alternative potential transactions if the Asset Sale is not completed;
●	volatility or decline of Buyer’s common stock received by the Company as consideration in the Asset Sale;
●	limitations on our ability to sell or otherwise dispose of Buyer’s stock;
●	risks of being a minority stockholder of Buyer if the Asset Sale is completed;
●	disruptions in our operations from the Asset Sale that prevent us from realizing intended benefits of the Asset Sale;
●	risks associated with our inability to identify and realize business opportunities, and undertaking of any new such opportunities, following the Asset Sale;
●	our inability to execute on our investment and investment management strategy;
●	potential loss of value of investments;
●	risks of becoming an investment company;
●	risks of being unable to attract and retain qualified management and personnel to implement and execute on our growth strategy following completion of the Asset Sale;
●	risks of our inability to continue to satisfy the continued listing standards of the Nasdaq following completion of the Asset Sale;
●	our limited operating history as a publicly traded company and status as an emerging growth company;
●	our ability to obtain market share;
●	our ability to access capital;

13

●	changes in economic, business and industry conditions;
●	legal, regulatory and tax developments;
●	our ability to comply with regulations imposed by the states of Louisiana, Texas and Florida and the other states where we may do business in the future;
●	Maison’s ability to meet minimum capital and surplus requirements;
●	our ability to participate in take-out programs;
●	our ability to expand our business to other states;
●	the level of demand for our coverage and the incidence of catastrophic events related to our coverage;
●	our ability to compete with other insurance companies;
●	inadequate loss and loss adjustment expense reserves;
●	effects of emerging claim and coverage issues;
●	the failure of third party adjusters to properly evaluate claims or the failure of our claims handling administrator to pay claims fairly;
●	investment losses;
●	climate change and increasing occurrences of weather-related events;
●	increased litigation in the insurance industry;
●	non-availability of reinsurance;
●	our ability to recover amounts due from reinsurers;
●	the accuracy of models used to predict future losses;
●	failure of risk mitigation strategies and/or loss limitation methods;
●	Maison’s failure to maintain certain rating levels;
●	our ability to establish and maintain an effective system of internal controls;
●	any potential conflicts of interest between our controlling stockholders;
●	any different interests of controlling stockholders;
●	failure of our information technology systems, data breaches and cyber-attacks;
●	the ability of our third-party policy administrator to properly handle our policy administration process;
●	the requirements of being a public company;
●	our ability to develop and implement new technologies;
●	our ability to accurately price the risks that we underwrite;
●	the amount of operating resources necessary to develop future new insurance policies;
●	assumptions related to the rate at which our existing policies will renew;
●	our status as an insurance holding company;
●	the ability of our subsidiaries to pay dividends to us;
●	our ability to attract and retain qualified personnel, including independent agents;
●	the impact of tax reform; and
●	the other factors discussed under the heading “Risk Factors” in this proxy statement.

You are cautioned not to place undue reliance on our forward-looking statements. These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition and/or cash flows of the Company. Actual results may differ materially from those discussed in this proxy statement. We assume no duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is based upon the historical financial statements of the Company, including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of the Asset Sale in exchange for $25.5 million in cash and $25.5 million in shares of Buyer’s common stock to be issued to the Company. The pro forma financial statements assume the minimum cash consideration will be paid pursuant to the Purchase Agreement (as an amount in excess of the minimum cash consideration is not currently factually supportable).

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2018 is presented as if the Asset Sale had occurred as of December 31, 2018. The unaudited pro forma consolidated statements of earnings for the years ended December 31, 2018 and 2017 are presented as if the Asset Sale had occurred as of January 1, 2017.

The historical financial information on which the pro forma statements are based is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2019. The pro forma consolidated financial statements and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The unaudited pro forma consolidated financial information is presented for informational purposes only and has been prepared based upon available information, management estimates and certain assumptions that the Company’s management believes are reasonable as of the date of this proxy statement; actual amounts may differ from these estimated amounts. The unaudited pro forma consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the Asset Sale occurred as of the dates stated above or for any period following the Asset Sale. The pro forma adjustments are described in the notes and the unaudited pro forma consolidated financial information should be read in conjunction with the related notes.

14

1347 PROPERTY INSURANCE HOLDINGS, INC.

Unaudited Pro Forma Consolidated Balance Sheet

(in thousands, except share and per share data)

	As of December 31, 2018
	Historical	Asset Sale Adjustments		Pro Forma
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $77,366)	$76,310	$(76,310)	a	$–
Equity investments, at fair value (cost of $3,130)	3,263	22,237	b	25,500
Short-term investments, at cost	474	(474)	a	–
Other investments	3,287	–	c	3,287
Total investments	83,334	(54,547)		28,787
Cash and cash equivalents	30,902	9,958	d	40,860
Deferred policy acquisition costs, net	9,111	(9,111)	a	–
Premiums receivable, net of allowance for credit losses of $50	7,720	(7,720)	a	–
Ceded unearned premiums	6,525	(6,525)	a	–
Reinsurance recoverable on paid losses	530	(530)	a	–
Reinsurance recoverable on loss and loss adjustment expense reserves	5,661	(5,661)	a	–
Funds deposited with reinsured companies	287	(287)	a	–
Current income taxes recoverable	1,119	(1,119)	e	–
Deferred tax asset, net	1,279	(1,014)	e	265
Property and equipment, net	315	(315)	a	–
Other assets	1,140	(1,073)	a	67
Total assets	$147,923	$(77,943)		$69,979

LIABILITIES
Loss and loss adjustment expense reserves	$15,151	$(15,151)	a	$–
Unearned premium reserves	51,907	(51,907)	a	–
Ceded reinsurance premiums payable	9,495	(9,495)	a	–
Agency commissions payable	802	(802)	a	–
Premiums collected in advance	1,840	(1,840)	a	–
Funds held under reinsurance treaties	162	(162)	a	–
Accrued premium taxes and assessments	3,059	(3,059)	a	–
Current income taxes payable	–	275	e	275
Accounts payable and other accrued expenses	2,760	(2,658)	a	102
Total liabilities	$85,176	$(84,799)		$377

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 700,000 shares issued and outstanding as of December 31, 2018	$17,500	$–		$17,500
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,164,123 issued; and 6,012,764 shares outstanding as of December 31, 2018	6	–		6
Additional paid-in capital	46,340	–		46,340
Retained earnings	639	6,126	f	6,765
Accumulated other comprehensive loss, net of tax	(729)	729	g	–
	63,756	6,855		70,611
Less: treasury stock at cost; 151,359 shares	(1,009)	–		(1,009)
Total shareholders’ equity	62,747	6,855		69,602
Total liabilities and shareholders’ equity	$147,923	$(77,944)		$69,979

See accompanying notes which are an integral part of these unaudited pro forma financial statements

15

1347 PROPERTY INSURANCE HOLDINGS, INC.

Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income

For the Year Ended December 31, 2018

(in thousands, except share and per share data)

	Historical	Asset Sale Adjustments		Pro Forma
Revenue:
Net premiums earned	$54,357	$(54,357)	h	$–
Net investment income	1,617	(1,452)	i	165
Other income	2,246	(2,246)	h	–
Total revenue	58,220	(58,055)	j	165

Expenses:
Net losses and loss adjustment expenses	27,413	(27,413)	h	–
Amortization of deferred policy acquisition costs	15,313	(15,313)	h	–
General and administrative expenses	13,563	(11,918)	k	1,645
Accretion of discount on Series B Preferred Shares	33	–		33
Loss on repurchase of Series B Preferred Shares and Performance Shares	1,612	–		1,612
Total expenses	57,934	(54,644)		3,290

Income (loss ) before income tax expense (benefit)	286	(3,411)		(3,125)
Income tax expense (benefit)	(518)	(148)	l	(666)
Net income (loss)	$804	(3,263)		(2,459)

Dividends declared on Series A Preferred Shares	1,108	–		1,108
Loss attributable to common shareholders	$(304)	(3,263)		(3,567)

Net loss per common share:
Basic and diluted	$(0.05)			$(0.60)
Weighted average common shares outstanding:
Basic and diluted	5,989,742			5,989,742

Consolidated Statements of Comprehensive Income (Loss)

Net income (loss)	$804	$(3,263)		$(2,459)
Unrealized gains (losses) on investments available for sale, net of income taxes	(527)	3,950	m	3,423
Comprehensive income	$277	$687		$964

See accompanying notes which are an integral part of these unaudited pro forma financial statements

16

1347 PROPERTY INSURANCE HOLDINGS, INC.

Unaudited Pro Forma Consolidated Statements of Income and Comprehensive Income

For the Year Ended December 31, 2017

(in thousands, except share and per share data)

	Historical	Asset Sale Adjustments		Pro Forma
Revenue:
Net premiums earned	$35,202	$(35,202)	h	$–
Net investment income	965	(811)	i	154
Gain on Asset Sale	–	28,727	n	28,727
Other income	1,981	(1,981)	h	–
Total revenue	38,148	(9,267)	j	28,881

Expenses:
Net losses and loss adjustment expenses	15,900	(15,900)	h	–
Amortization of deferred policy acquisition costs	11,080	(11,080)	h	–
General and administrative expenses	9,304	(7,731)	k	1,573
Accretion of discount on Series B Preferred Shares	372	–		372
Total expenses	36,656	(34,711)		1,945

Income before income tax expense	1,492	25,444		26,936
Income tax expense	1,198	8,091	o	9,289
Net income	$294	$17,353		$17,647

Net income per common share:
Basic and diluted	$0.05			$2.96
Weighted average common shares outstanding:
Basic	5,965,051			5,965,051
Diluted	5,970,096			5,970,096

Consolidated Statements of Comprehensive Income (Loss)

Net income	$294	$17,353		$17,647
Unrealized losses on investments available for sale, net of income taxes	(104)	(1,522)	m	(1,626)
Comprehensive income	$190	$15,831		$16,021

See accompanying notes which are an integral part of these unaudited pro forma financial statements

17

1347 PROPERTY INSURANCE HOLDINGS, INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

1. Asset Sale Transaction

On February 25, 2019, the Company, together with three of its subsidiaries, Maison Insurance Company (“Maison”), Maison Managers, Inc. (“MMI”), and ClaimCor, LLC (“ClaimCor” and, together with Maison and MMI, the “Insurance Companies”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with FedNat Holding Company (“Buyer”), a Florida corporation, providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to Buyer, on the terms and subject to the conditions set forth in the agreement (the “Asset Sale”). As consideration for the sale of Maison, MMI and ClaimCor, Buyer has agreed to pay the Company $51.0 million, consisting of $25.5 million in cash and $25.5 million in Buyer common stock to be issued to the Company. In addition, upon closing of the Asset Sale, up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest (other than default rates of interest, penalties, late fees and other related charges), will be repaid to the Company.

All of the employees of MMI are expected to become employees of Buyer as of the closing, either directly or by remaining employees of MMI, other than John S. Hill, the Company’s Chief Financial Officer, and Brian D. Bottjer, the Company’s Controller, who the Company expects to hire as employees of the Company after the closing.

The Company, and not its stockholders, will receive the cash consideration and the equity consideration from the Asset Sale. The Company does not intend to liquidate following the closing. The Company’s board of directors will evaluate alternatives for the use of the cash consideration, which are expected to include using a portion of the cash consideration to conduct the business of PIH Re, Ltd., and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. The Company may form an additional reinsurance subsidiary in a suitable jurisdiction.

Buyer’s obligation to close the Asset Sale is subject to Maison, MMI and ClaimCor having a consolidated net book value of at least $42 million at the closing, Maison having at the closing statutory surplus of at least $47 million (without considering the effect of the repayment of the surplus notes) and total capital and surplus assets equal to or greater than 300% of its total risk-based capital, and there being no change to Maison’s “A” rating with Demotech, Inc. as of the closing, other than changes resulting from the execution of the Purchase Agreement or the circumstances of Buyer.

In connection with the Purchase Agreement, the Company and Buyer plan to enter into a Reinsurance Capacity Right of First Refusal Agreement (the “Reinsurance ROFR Agreement”) at the closing pursuant to which the Company will have a right of first refusal to sell reinsurance coverage to the insurance company subsidiaries of Buyer, providing reinsurance on up to 7.5% of any layer in Buyer’s catastrophe reinsurance program, subject to the annual reinsurance limit of $15 million, on the terms and subject to the conditions set forth in the Reinsurance ROFR Agreement. All reinsurance sold by the Company pursuant to the right of first refusal will be memorialized in an agreement in such form and subject to such terms and conditions as are customary in the property and casualty insurance industry. The Reinsurance ROFR Agreement will be assignable by the Company subject to conditions set forth in the Purchase Agreement. The term of the Reinsurance ROFR Agreement will be five years.

In addition, at the closing, the Company and Buyer plan to enter into a five-year agreement, pursuant to which the Company will provide investment advisory services to Buyer for $0.1 million per year.

2. Unaudited Pro Forma Adjustments

The following notes describe the basis for and/or assumptions regarding the pro forma adjustments included in the Company’s unaudited pro forma financial statements.

a)	Reflects the removal of assets and liabilities sold or disposed had the Asset Sale been consummated on December 31, 2018.

b)	Reflects the stock consideration of $25.5 million in Buyer common stock to be issued to the Company, less the removal of $3.3 million of assets sold, had the Asset Sale been consummated on December 31, 2018.

c)	Reflects the acquisition of three limited liability investments by the Company on December 31, 2018. Currently, Maison is a limited partner in two limited partnerships and also has a limited interest in a limited liability company (collectively, the “Funds”). Pursuant to the terms of the Purchase Agreement, Maison will assign all of its interests in the Funds to the Company in exchange for the statutory carrying value of the Funds, paid in cash, at the closing of the Asset Sale. As of December 31, 2018, the statutory carrying value of the Funds was $3.2 million.

18

1347 PROPERTY INSURANCE HOLDINGS, INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

d)	Reflects the following adjustments to cash and cash equivalents had the Asset Sale been consummated on December 31, 2018:

(in thousands)
Cash consideration from Buyer	$25,500
Cash from Buyer to repay outstanding surplus note obligations; plus accrued interest at December 31, 2018	18,244
Less: cash and cash equivalents of Maison, MMI, and ClaimCor at December 31, 2018	(27,236)
Less: Company acquisition of the Funds from Maison*	(3,287)
Less: Payment of intercompany obligations due from the Company to the Insurance Companies at December 31, 2018	(1,763)
Less: estimated transaction expenses directly associated with the Asset Sale	(1,500)
$9,958

*See item c of this footnote for additional information regarding the cash consideration paid for the Company’s acquisition of the Funds from Maison.

e)	Reflects the removal of current income taxes recoverable as well as deferred tax assets associated with Maison, MMI and ClaimCor, and also an adjustment for an estimated $1.4 million in state and federal income tax due had the Asset Sale been consummated on December 31, 2018. The Company had made estimated tax payments of $1.1 million for the year ended December 31, 2018, resulting in an estimated income tax payable of $0.3 million as of December 31, 2018, had the Asset Sale been consummated on that date.

f)	Reflects the equity in the post-closing Company had the transaction been consummated on December 31, 2018, including estimated transaction costs of $1.5 million as well as a $8.3 million gain on sale.

g)	Reflects the removal of unrealized losses, net of the effect of income taxes, on Maison’s available for sale investment portfolio, had the Asset Sale been consummated on December 31, 2018.

h)	Reflects the removal of operations of Maison, MMI and ClaimCor had the Asset Sale been consummated on January 1, 2017.

i)	The adjustments to net investment income reflects the removal of operations of Maison, MMI and ClaimCor had the Asset Sale been consummated on January 1, 2017 as well as the addition of $0.1 million in investment advisory fees pursuant to the terms of the investment advisory services agreement with the Buyer which the Company plans to enter into at closing.

j)	Total revenue does not contain any adjustment for potential revenue from the Reinsurance ROFR Agreement in which the Company and Buyer plan to enter at closing nor does it include any adjustment for potential revenue associated with launching a new growth strategy focused on reinsurance, investment management and new investment opportunities.

k)	Reflects the removal of general and administrative expenses of Maison, MMI and ClaimCor had the Asset Sale been consummated on January 1, 2017. The ongoing costs reflect the estimated expenses to remain a public company as well as other administrative expenses.

l)	Reflects the tax expense associated with the removal of operations had the Asset Sale been consummated on January 1, 2017 as well as the tax expense associated with the addition of $0.1 million in investment advisory fees pursuant to the terms of the investment advisory services agreement with the Buyer which the Company plans to enter into at closing and the ongoing costs to remain a public company along with other administrative expenses.

m)	Reflects the removal of unrealized losses, net of the effect of income taxes, on Maison’s available for sale investment portfolio, had the Asset Sale been consummated on January 1, 2017, plus the addition of unrealized gains or losses, net of the effect of income taxes, on stock consideration of $25.5 million in Buyer common stock had the Buyer common stock been issued to the Company on January 1, 2017.

n)	Reflects the gain estimated to be recorded, before the effect of income taxes, on the sale of Maison, MMI and ClaimCor, had the Asset Sale been consummated on January 1, 2017, net of an estimated $1.5 million in transaction expenses directly associated with the Asset Sale.

o)	Reflects the tax expense associated with the removal of operations had the Asset Sale been consummated on January 1, 2017 as well as the tax expense associated with the $28.7 million gain estimated to be recorded, on the sale of Maison, MMI and ClaimCor had the Asset Sale been consummated on January 1, 2017. Also includes the tax expense associated with the addition of $0.1 million in investment advisory fees pursuant to the terms of the investment advisory services agreement with the Buyer which the Company plans to enter into at closing and the ongoing costs to remain a public company along with other administrative expenses.

19

UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE INSURANCE COMPANIES

The accompanying unaudited combined financial statements of the Company’s retail insurance and claims adjustment businesses include only the assets and liabilities of the Insurance Companies, which are being acquired and assumed as a result of the Asset Sale and the revenue and expenses which are related to those specific assets and liabilities.

MAISON, MMI, AND CLAIMCOR

Unaudited Combined Balance Sheets

(in thousands, except share and per share data)

	December 31, 2018	December 31, 2017
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $77,366 and $51,503, respectively)	$76,310	$51,122
Equity investments, at fair value (cost of $3,130 and $2,582, respectively)	3,263	2,707
Short-term investments, at cost	474	417
Other investments	3,287	945
Total investments	83,334	55,191
Cash and cash equivalents	27,236	21,524
Deferred policy acquisition costs, net	9,111	6,785
Premiums receivable, net of allowance for credit losses of $50 and $33, respectively	7,720	10,831
Ceded unearned premiums	6,525	3,655
Reinsurance recoverable on paid losses	530	1,952
Reinsurance recoverable on loss and loss adjustment expense reserves	5,661	8,971
Funds deposited with reinsured companies	287	2,250
Current income taxes recoverable	2,051	1,103
Deferred tax asset, net	1,014	–
Property and equipment, net	316	205
Other assets	785	821
Total assets	$144,570	$113,288

LIABILITIES
Loss and loss adjustment expense reserves	$15,151	$13,488
Unearned premium reserves	51,907	39,523
Unearned revenue	1,702	454
Ceded reinsurance premiums payable	9,495	5,532
Agency commissions payable	802	695
Premiums collected in advance	1,840	1,078
Funds held under reinsurance treaties	162	206
Deferred tax liability, net	–	168
Accounts payable and other accrued expenses	4,016	3,673
Notes payable to 1347 Property Insurance Holdings, Inc.	18,244	10,872
Total liabilities	$103,319	$75,689

SHAREHOLDER EQUITY
Common stock	2,500	2,500
Additional paid-in capital	28,945	26,895
Retained earnings	10,535	8,373
Accumulated other comprehensive loss, net of tax	(729)	(169)
Total shareholder equity	41,251	37,599
Total liabilities and shareholder equity	$144,570	$113,288

See the accompanying notes which are an integral part of these unaudited combined financial statements

20

MAISON, MMI, AND CLAIMCOR

Unaudited Combined Statements of Income and Comprehensive Income

(in thousands, except share and per share data)

	For the Year Ended December 31,
	2018	2017
Revenue:
Net premiums earned	$54,357	$35,202
Net investment income	1,552	911
Other income	2,246	1,981
Total revenue	58,155	38,094

Expenses:
Net losses and loss adjustment expenses	27,413	15,900
Amortization of deferred policy acquisition costs	15,313	11,080
General and administrative expenses	12,369	8,181
Interest expense on notes issued to 1347 Property Insurance Holdings, Inc.	1,142	702
Total expenses	56,237	35,863

Income before income tax expense (benefit)	1,918	2,231
Income tax expense (benefit)	(210)	1,301
Net income	$2,129	$930

Unaudited Combined Statements of Comprehensive Income

Net income	$2,129	$930
Unrealized losses on investments available for sale, net of income taxes	(527)	(104)
Comprehensive income	$1,602	$826

See the accompanying notes which are an integral part of these unaudited combined financial statements

21

MAISON, MMI, AND CLAIMCOR

Unaudited Combined Statements of Stockholder Equity

(in thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholder Equity
Balance, January 1, 2017	2,500	10,895	7,443	(65)	20,773
Investment by Parent	–	16,000	–	–	16,000
Net income	–	–	930	–	930
Other comprehensive loss	–	–	–	(104)	(104)
Balance, December 31, 2017	2,500	26,895	8,373	(169)	37,599
Investment by Parent	–	2,050	–	–	2,050
Reclassification of certain tax effects from accumulated other comprehensive income at January 1, 2018	–	–	33	(33)	–
Net income	–	–	2,129	–	2,129
Other comprehensive loss	–	–	–	(527)	(527)
Balance, December 31, 2018	$2,500	$28,945	$10,535	$(729)	$41,251

See the accompanying notes which are an integral part of these unaudited combined financial statements

22

MAISON, MMI, AND CLAIMCOR

Unaudited Combined Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2018	2017
Cash provided by (used in):
Operating activities:
Net income (loss)	$2,129	$930
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net deferred income taxes	(1,161)	174
Depreciation expense	124	73
Charge for other-than-temporary impairment of equity investment	215	–
Changes in operating assets and liabilities:
Premiums receivable, net	3,111	(7,908)
Reinsurance recoverable on paid losses and loss reserves	4,731	(6,826)
Amounts held on deposit with reinsured companies	1,963	(1,750)
Ceded unearned premiums	(2,870)	1,192
Deferred policy acquisition costs, net	(2,326)	(2,396)
Loss and loss adjustment expense reserves	1,663	6,517
Premiums collected in advance	762	(50)
Unearned premium reserves	12,384	13,702
Ceded reinsurance premiums payable	3,963	303
Current income taxes recoverable	(948)	239
Other, net	1,884	2,430
Net cash provided by operating activities	25,624	6,630

Investing activities:
Net purchases of furniture and equipment	(52)	(28)
Purchases of fixed income securities	(32,479)	(30,088)
Proceeds from the sale or maturity of fixed income securities	6,451	5,378
Purchase of equity investments	(1,500)	(2,562)
Proceeds from the sale of equity securities	737	980
Purchases of other investments	(2,349)	(440)
Net purchases of short-term investments	(55)	(221)
Net cash used by investing activities	(29,247)	(26,981)

Financing activities:
Investment from 1347 Property Insurance Holdings, Inc.	2,050	16,000
Issuance of surplus notes issued to 1347 Property Insurance Holdings, Inc.	7,350	4,600
Payments under capital lease obligations	(65)	-–
Net cash provided (used) by financing activities	9,335	20,600

Net increase (decrease) in cash and cash equivalents	5,712	249
Cash and cash equivalents at beginning of period	21,524	21,275
Cash and cash equivalents at end of period	$27,236	$21,524

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$206	$155
Non-cash financing activities:
Obligation for the acquisition of vehicles under lease agreements	$118	$–

See the accompanying notes which are an integral part of these unaudited combined financial statements

23

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

1. Nature of Business

The businesses to be sold pursuant to the Asset Sale consist of Maison Insurance Company, or “Maison”, Maison Managers Inc., or “MMI”, and ClaimCor, LLC, or “ClaimCor”, and collectively the “Insurance Companies”, which are wholly owned subsidiaries of 1347 Property Insurance Holdings, Inc., or the “Company”, an insurance holding company incorporated in the state of Delaware and traded on the Nasdaq Stock Market under the symbol PIH.

Maison, a Louisiana corporation, writes property and casualty insurance to individuals in Louisiana, Texas and Florida. Its current insurance offerings include homeowners insurance, manufactured home insurance and dwelling fire insurance. Maison writes both full peril property policies as well as wind/hail only exposures and produces new policies through a network of independent insurance agencies. Maison has also participated in depopulation programs from Louisiana Citizens Property Insurance Corporation, or “LA Citizens”, the Texas Windstorm Insurance Association, or “TWIA”, and Citizens Property Insurance Corporation of Florida, or “FL Citizens”.

MMI, a Delaware corporation, serves as Maison’s managing general agency, by providing underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency and an insurance company, both MMI and Maison are licensed by, and subject to, the regulatory oversight of the Louisiana Department of Insurance, (“LDI”), the Texas Department of Insurance (“TDI”) and the Florida Office of Insurance Regulation (“FOIR”). MMI earns commissions on a portion of the premiums Maison writes, as well as a per policy fee which ranges from $25-$75.

ClaimCor, a Florida limited liability company, is a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies during times of high volume, so that we may provide responsive claims handling service when catastrophic events occur that impact many of our policyholders. Maison has the ultimate authority over the claims handling process, while the agencies that Maison appoints have no authority to settle claims or otherwise exercise control over the claims process.

2. Significant Accounting Policies

Basis of Presentation:

The combined financial statements as of and for the years ended December 31, 2018 and 2017 are unaudited. The unaudited combined financial statements reflect the historical financial position, results of operations and cash flows of the Insurance Companies for the periods presented and includes only the assets, liabilities and operating activity of those three entities. The carrying value of those assets less the carrying value of those liabilities on each of the balance sheet dates represents the Company’s net investment in the Insurance Companies at that date. The historical financial statements have been derived from the consolidated financial statements of the Company. The Company has made assumptions and allocations to depict the Insurance Companies on a stand-alone basis for the periods presented. As a result, the combined financial statements may not be indicative of the financial position, results of operations and cash flows that would have been presented if the Insurance Companies had been a stand-alone entity. The financial data and other financial information disclosed in the notes to the financial statements related to these periods are also unaudited.

In the opinion of management, the Unaudited Combined Financial Statements include all adjustments necessary to present fairly the financial position and operating results of the Insurance Companies for the periods presented. All significant intercompany balances and transactions have been eliminated upon combining the Insurance Companies.

24

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

The Asset Sale is subject to approval by the Company’s stockholders as well as other closing conditions.

Except where otherwise noted, all dollar amounts in these combined financial statements, including the related notes to the combined financial statements, have been reported in thousands.

The Use of Estimates in the Preparation of Consolidated Financial Statements:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are recorded in the accounting period in which the change is determined. The critical accounting estimates and assumptions in the accompanying combined financial statements include the provision for loss and loss adjustment expense reserves (as well as the associated reinsurance recoverable on those reserves), the valuation of fixed income and equity securities, the valuation of net deferred income taxes, and the valuation of deferred policy acquisition costs.

Investments:

Investments in fixed income and equity securities are classified as available-for-sale and reported at estimated fair value. Unrealized gains and losses are included in accumulated other comprehensive loss, net of tax, until sold or an other-than-temporary impairment is recognized, at which point the cumulative unrealized gains or losses are transferred to the consolidated statement of income.

Other investments include investments in a limited partnership and a limited liability company in which Maison’s interests are deemed minor and therefore, are accounted for under the cost method of accounting which approximates their fair value. Also included in other investments, is an additional investment where Maison is a limited partner in a limited partnership, which we have determined to be a variable interest entity (VIE), in which Maison is not the primary beneficiary. Maison does not have a controlling financial interest in the limited partnership, but exerts significant influence over the entity’s operating and financial policies as it owns an economic interest of approximately 47.1% as of December 31, 2018. Accordingly, Maison has accounted for this investment under the equity method of accounting. Pursuant to the terms of the Purchase Agreement, Maison will assign all of its interests in the Funds to the Company in exchange for the statutory carrying value of the Funds, paid in cash, at the closing of the Asset Sale. As of December 31, 2018, the statutory carrying value of the limited liability investments was $3,100.

Other investments also include a fixed rate certificate of deposit with an original maturity of 15 months.

Short-term investments, which consist of investments with maturities between three months and one year, are reported at cost, which approximates fair value due to their short-term nature.

Realized gains and losses on sales of investments are determined on a first-in, first-out basis, and are included in net investment income.

Interest income is included in net investment income and is recorded as it accrues.

The Insurance Companies account for their investments using trade date accounting.

A quarterly review is conducted to identify and evaluate investments that show objective indications of possible impairment. Impairment is charged to the statement of income if the fair value of the instrument falls below its amortized cost and the decline is considered other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, and the ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

Cash and Cash Equivalents:

Cash and cash equivalents include cash and highly liquid investments with original maturities of 90 days or less.

Premiums Receivable:

Premiums receivable include premium balances due and uncollected as well as installment premiums not yet due from our independent agencies and insureds. Premiums receivable are reported net of an estimated allowance for credit losses.

25

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

Reinsurance:

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and losses ceded to other companies have been reported as a reduction of premium revenue and incurred net losses and loss adjustment expenses. A reinsurance recoverable is recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies.

Deferred Policy Acquisition Costs:

The Insurance Companies defer commissions, premium taxes, assessments and other underwriting and agency expenses that are directly related to successful efforts to acquire new or existing insurance policies to the extent they are considered recoverable. Costs deferred on insurance products are amortized over the period in which premiums are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the corresponding premium is earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future loss and loss adjustment expenses to be incurred as revenues are earned. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs. Changes in estimates, if any, are recorded in the accounting period in which they are determined.

Income Taxes:

The Insurance Companies follow the asset and liability method of accounting for income taxes, whereby deferred income tax assets and liabilities are recognized for (i) the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and (ii) loss and tax credit carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not and a valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. The Insurance Companies recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit).

Property and Equipment:

Property and equipment is reported at historical cost less accumulated depreciation. Depreciation of property and equipment is recorded on a straight-line basis over estimated useful life, which range, from seven years for furniture, five years for vehicles, three years for computer equipment, and the shorter of estimated useful life or the term of the lease for leased property and leasehold improvements. Property and equipment is estimated to have no salvage value at its useful life-end with the exception of leased property where we have guaranteed a residual value at the end of the lease. Accordingly, leased property is estimated to have a salvage value equal to the guaranteed residual value at the termination of the lease.

Rent expense for the Insurance Companies’ office leases is recognized on a straight-line basis over the term of the lease. Rent expense was $441 and $340 for the years ended December 31, 2018 and 2017, respectively.

Loss and Loss Adjustment Expense Reserves:

Loss and loss adjustment expense reserves represent the estimated liabilities for reported loss events, incurred but not yet reported loss events and the related estimated loss adjustment expenses. The Insurance Companies perform a continuing review of their loss and loss adjustment expense reserves, including their reserving techniques as well as the impact of reinsurance on their loss reserves. The loss and loss adjustment expense reserves are also reviewed at minimum, on an annual basis by qualified third party actuaries. Since the loss and loss adjustment expense reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of income in the period in which the estimates are changed. Such changes in estimates could occur in a future period and may be material to the Insurance Companies’ results of operations and financial position in such period.

26

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

Concentration of Credit Risk:

Financial instruments which potentially expose the Insurance Companies to concentrations of credit risk include investments, cash, premiums receivable, and amounts due from reinsurers on losses incurred. The Insurance Companies maintain their cash with two major U.S. domestic banking institutions and two regional banks headquartered in the Eastern U.S. Such amounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 per institution. At December 31, 2018, the Insurance Companies held funds on deposit at these institutions in excess of these FDIC insured amounts. The terms of these deposits are on demand to mitigate some of the associated risk. The Insurance Companies have not incurred losses related to these deposits.

The Insurance Companies have not experienced significant losses related to premiums receivable from policyholders and management believes that amounts provided as an allowance for credit losses is adequate.

The Insurance Companies have not experienced any losses on amounts due from reinsurers. In order to limit the credit risk associated with amounts potentially due from reinsurers, several different reinsurers are used, all of which have an A.M. Best Rating of A- (Excellent) or better. Absent such rating, the Insurance Companies have required its reinsurers to place collateral on deposit with an independent institution under a trust agreement for the benefit of the Insurance Companies.

The Insurance Companies also have risk associated with lack of geographic diversification due to the fact that Maison exclusively underwrites policies in Louisiana, Texas and Florida. Maison insures personal property located in 63 of the 64 parishes in Louisiana, 207 of the 254 counties which comprise the State of Texas, and 31 of the 67 counties which comprise the State of Florida. As of December 31, 2018, these policies are concentrated within Saint Tammany Parish, LA (6.2%), Collin County, TX (5.8%), Jefferson Parish, LA (5.7%), and Tarrant County, TX (5.6%); all of which are expressed as a percentage of our total direct and assumed policies in all states. No other parish in Louisiana nor county in Texas or Florida individually has over 5.0% of our total direct and assumed policies as of December 31, 2018.

Revenue Recognition:

Premium revenue is recognized on a pro rata basis over the term of the respective policy contract. Unearned premium reserves represent the portion of premium written that is applicable to the unexpired term of policies in force.

Service charges on installment premiums are recognized as income upon receipt of related installment payments and are reflected in other income.

Revenue from other policy fees is deferred and recognized over the terms of the respective policy periods, with revenue reflected in other income.

Any customer payment received is applied first to any service charge or policy fee due, with the remaining amount applied toward any premium due.

Ceded premiums are charged to income over the applicable term of the various reinsurance contracts with reinsurers. Ceded unearned premiums represent the unexpired portion of premiums ceded to reinsurers and are reported as an asset on the combined balance sheets.

Premiums collected in advance occur when the policyholder premium is paid in advance of the effective commencement period of the policy and are recorded as a liability on the combined balance sheets.

Fair Value of Financial Instruments:

The carrying values of certain financial instruments, including cash, short-term investments, premiums receivable, accounts payable, and other accrued expenses, approximate fair value due to their short-term nature. We have measured the fair value of financial instruments in accordance with GAAP, which defines fair value as the exchange price that would be received for an asset (or paid to transfer a liability) in the principal or most advantageous market for the asset (or liability) in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Operating Segments:

The Insurance Companies operate in a single segment – property and casualty insurance.

27

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

3. Recently Adopted and Issued Accounting Standards

Recently Adopted Accounting Standards

ASU 2014-09: Revenue from Contracts with Customers:

The Financial Accounting Standards Board (the “FASB”) has issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”, and related amendments ASU 2015-14, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-05 and ASU 2017-13 (collectively, “Topic 606”). Topic 606 creates a new comprehensive revenue recognition standard that will serve as a single source of revenue guidance for all companies that either enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of non-financial assets, unless those contracts are within the scope of other standards, such as insurance contracts. Topic 606 became effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. We adopted Topic 606 on January 1, 2018, but since virtually all of the Insurance Companies’ revenues relate to insurance contracts and investment income, the adoption of Topic 606 did not have an impact on the Insurance Companies’ revenues.

ASU 2018-02: Income Statement – Reporting Comprehensive Income:

In February 2018, the FASB issued ASU 2018-02: Income Statement – Reporting Comprehensive Income. ASU 2018-02 was issued to address financial reporting issues that arose as a result of the passage of the Tax Cuts and Jobs Act, enacted into law by the United States federal government on December 22, 2017. Prior to the issuance of ASU 2018-02, GAAP required that deferred tax assets and liabilities be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. That guidance was applicable even in situations in which the related income tax effects of items in accumulated other comprehensive income were originally recognized in other comprehensive income. Under ASU 2018-02, a reclassification from accumulated other comprehensive income to retained earnings is allowed for stranded tax effects resulting from the Tax Cuts and Jobs Act. However, because ASU 2018-02 only relates to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. We adopted the amendments in this update on January 1, 2018 and determined that ASU 2018-02 applied to the deferred taxes on unrealized losses on Maison’s investment portfolio, which had been previously recognized in other comprehensive income, resulting in the reclassification of $33 from accumulated other comprehensive income to retained earnings, representing the stranded tax effect on these losses.

Recently Issued Accounting Standards

ASU 2016-01: Financial Instruments-Overall:

In January 2016, the FASB issued ASU 2016-01: Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. Most significantly, ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income. For public business entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018; however, we have elected to delay the adoption of the guidance until the fiscal year beginning January 1, 2019, under the Company’s exemption as an emerging growth company under the JOBS Act. ASU 2016-01 will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Adoption of ASU 2016-01 is not expected to have a material impact on the Insurance Companies’ financial position, cash flows, or total comprehensive income, but will impact its results of operations as changes in fair value will be presented in net income rather than other comprehensive income (loss).

28

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

ASU 2016-02: Leases:

In February 2016, the FASB issued ASU 2016-02: Leases. ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income while the repayment of the principal portion of the lease liability will be classified as a financing activity and the interest component will be included in the operating section of the statement of cash flows. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-10 clarifies ambiguous or potentially conflicting guidance in ASU No. 2016-02, but is not expected to have a material impact on the Insurance Companies. ASU No. 2018-11 provides entities with an additional transition method to adopt Topic 842. Under the new transition method, an entity initially applies the new lease standard at the adoption date, rather than at the beginning of the earliest period presented, and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Insurance Companies expect to elect this transition method at the adoption date of January 1, 2019. The amendments are effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal years. We are currently evaluating the impact of the pending adoption of these amendments on the Insurance Companies’ combined financial position, results of operations and cash flows. Upon adoption, we expect to recognize right of use assets and liabilities of approximately $314 on the Insurance Companies’ combined statement of financial position for leases currently classified as operating leases.

ASU 2016-13: Financial Instruments – Credit Losses:

In June 2016, the FASB issued ASU 2016-13: Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to provide financial statement users with more useful information regarding the expected credit losses on financial instruments held as assets. Under current GAAP, financial statement recognition for credit losses on financial instruments was generally delayed until the occurrence of the loss was probable. The amendments of ASU 2016-13 eliminate this probable initial recognition threshold and instead reflect an entity’s current estimate of all expected credit losses. The amendments also broaden the information that an entity must consider in developing its expected credit loss estimates for those assets measured at amortized cost by using forecasted information instead of the current methodology which only considered past events and current conditions. Under ASU 2016-13, credit losses on available-for-sale debt securities will be measured in a manner similar to current GAAP; however, the amendments require that credit losses be presented as an allowance against the investment, rather than as a write-down. The amendments also allow the entity to record reversals of credit losses in current period net income, which is prohibited under current GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. We are currently evaluating the impact of the adoption of ASU 2016-13 on the Insurance Companies’ combined financial statements.

29

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

4. Investments

A summary of the amortized cost, estimated fair value, and gross unrealized gains and losses on the Insurance Companies’ investments in fixed income and equity securities at December 31, 2018 and 2017 is as follows.

As of December 31, 2018	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Fixed income securities:
U.S. government	$8,458	$22	$(58)	$8,422
State municipalities and political subdivisions	6,508	3	(83)	6,428
Asset-backed securities and collateralized mortgage obligations	33,153	72	(433)	32,792
Corporate	29,247	25	(604)	28,668
Total fixed income securities	77,366	122	(1,178)	76,310
Equity securities:
Common stock	2,939	141	(3)	3,077
Warrants to purchase common stock	129	17	(23)	123
Rights to purchase common stock	62	5	(4)	63
Total equity securities	3,130	163	(30)	3,263
Total fixed income and equity securities	$80,496	$285	$(1,208)	$79,573

As of December 31, 2017
Fixed income securities:
U.S. government	$2,735	$–	$(37)	$2,698
State municipalities and political subdivisions	5,959	3	(55)	5,907
Asset-backed securities and collateralized mortgage obligations	20,084	10	(227)	19,867
Corporate	22,725	44	(119)	22,650
Total fixed income securities	51,503	57	(438)	51,122
Equity securities:
Common stock	2,448	71	(59)	2,460
Warrants to purchase common stock	66	88	–	154
Rights to purchase common stock	68	26	(1)	93
Total equity securities	2,582	185	(60)	2,707
Total fixed income and equity securities	$54,085	$242	$(498)	$53,829

30

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

The table below summarizes the Insurance Companies’ fixed income securities at December 31, 2018 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

Matures in:	Amortized Cost	Estimated Fair Value
One year or less	$3,776	$3,758
More than one to five years	34,656	34,169
More than five to ten years	14,109	13,806
More than ten years	24,825	24,577
Total	$77,366	$76,310

The following table highlights the aggregate unrealized loss position and security type, those fixed income securities in unrealized loss positions as of December 31, 2018 and December 31, 2017. The tables segregate the holdings based on the period of time the investments have been continuously held in unrealized loss positions. There were 336 and 235 fixed income investments that were in unrealized loss positions as of December 31, 2018 and December 31, 2017, respectively. The Insurance Companies held 21 and 12 equity securities in unrealized loss positions at December 31, 2018 and 2017, respectively.

	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
As of December 31, 2018
Fixed income securities:
U.S. government	$4,552	$(10)	$2,300	$(48)	$6,852	$(58)
State municipalities and political subdivisions	1,145	(5)	4,681	(78)	5,826	(83)
Asset-backed securities and collateralized mortgage obligations	8,682	(48)	14,864	(385)	23,546	(433)
Corporate	11,087	(204)	13,917	(400)	25,004	(604)
Total fixed income securities	25,466	(267)	35,762	(911)	61,228	(1,178)
Equity securities:
Common stock	149	(3)	-	-	149	(3)
Warrants to purchase common stock	84	(23)	-	-	84	(23)
Rights to purchase common stock	25	(4)	-	-	25	(4)
Total equity securities	258	(30)	-		258	(30)
Total fixed income and equity securities	$25,724	$(297)	$35,762	$(911)	$61,486	$(1,208)

As of December 31, 2017
Fixed income securities:
U.S. government	$1,547	$(22)	$771	$(15)	$2,318	$(37)
State municipalities and political subdivisions	4,267	(35)	732	(20)	4,999	(55)
Asset-backed securities and collateralized mortgage obligations	13,530	(123)	4,503	(104)	18,033	(227)
Corporate	14,690	(92)	1,158	(27)	15,848	(119)
Total fixed income securities	34,034	(272)	7,164	(166)	41,198	(438)
Equity securities:			-	-
Common stock	453	(59)	-	-	453	(59)
Warrants to purchase common stock	15	-	-	-	15	-
Rights to purchase common stock	15	(1)	-	-	15	(1)
Total equity securities	483	(60)	-		483	(60)
Total fixed income and equity securities	$34,517	$(332)	$7,164	$(166)	$41,681	$(498)

31

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

Under the terms of the certificate of authority granted to Maison by the Texas Department of Insurance, Maison is required to pledge securities totaling approximately $2,000 with the State of Texas. These securities consist of various fixed income securities listed in the preceding tables which have an amortized cost basis of $2,000 and estimated fair value of $1,979 as of December 31, 2018.

The Insurance Companies’ other investments are comprised of Maison’s investments in a limited partnership and a limited liability company which seek to provide equity and asset-backed debt investment in a variety of privately-owned companies. Maison has a total potential commitment of $935 related to these investments, of which the two entities have drawn down approximately $776 through December 31, 2018. One of these two entities is managed by Argo Management Group, LLC, an entity which, as of April 21, 2016, is wholly owned by Kingsway Financial Services, Inc. Maison has accounted for these two investments under the cost method, as the investments do not have readily determinable fair values and Maison does not exercise significant influence over the operations of the investments or the underlying privately-owned companies.

Additionally, on June 18, 2018 Maison invested $2,219 in FGI Metrolina Property Income Fund, LP (the “Fund”), which intends to invest in real estate through a real estate investment trust which is wholly owned by the Fund. The general partner of the Fund, FGI Metrolina GP, LLC, is managed, in part, by Messrs. Cerminara and Johnson, the Chairman and Co-Chairman of the Board of Directors of the Company, respectively. Maison, a limited partner of the Fund, does not have a controlling financial interest in the Fund, but exerts significant influence over the entity’s operating and financial policies as it owns an economic interest of approximately 47.1% as of December 31, 2018. Accordingly, Maison has accounted for this investment under the equity method of accounting. Maison has committed to a total potential investment of up to $4,000 in the Fund. As of December 31, 2018, the total amount invested in the Fund was $2,219, while the carrying amount on the Insurance Companies’ unaudited combined balance sheet was $2,211.

Pursuant to the terms of the Purchase Agreement, Maison will assign all of its interests in the limited liability investments to the Company in exchange for the statutory carrying value of the investments, paid in cash, at the closing of the Asset Sale. As of December 31, 2018, the statutory carrying value of the limited liability investments was $3,100.

Also included in other investments as of December 31, 2018 is a $300 certificate of deposit with an original term of 18 months deposited with the State of Florida pursuant to the terms of the certificate of authority issued to Maison from the Florida Department of Insurance Regulation.

Other-than-Temporary Impairment:

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. Maison performs a quarterly analysis of the individual investments in its portfolio to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate:

●	considering the extent and length of time during which the market value has been below cost;
●	identifying any circumstances which management believes may impact the recoverability of the unrealized loss positions;
●	obtaining a valuation analysis from a third-party investment manager regarding the intrinsic value of these investments based upon their knowledge and experience combined with market-based valuation techniques;
●	reviewing the historical trading volatility and trading range of the investment and certain other similar investments;
●	assessing if declines in market value are other-than-temporary for debt instruments based upon the investment grade credit ratings from third-party credit rating agencies;
●	assessing the timeliness and completeness of principal and interest payments due from the investee; and
●	assessing the ability and intent to hold these investments until the impairment may be recovered.

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

●	the opinions of professional investment managers could be incorrect;
●	the past trading patterns of investments may not reflect their future valuation trends;
●	the credit ratings assigned by credit rating agencies may be incorrect due to unforeseen events or unknown facts related to the investee company’s financial situation; and
●	the historical debt service record of an investment may not be indicative of future performance and may not reflect a company’s unknown underlying financial problems.

32

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

As a result of the analysis performed by the Insurance Companies, we recorded a write-down for an other-than-temporary impairment on a single equity investment resulting in a charge of $215 against net investment income for the year ended December 31, 2018. We recorded this write-down as a result of our analysis of the investment’s operating losses for 2018, which showed a considerable decline when compared to its results for 2017. For the Insurance Companies’ remaining investments with estimated fair values less than their carrying amounts, the Insurance Companies believe that these unrealized losses are primarily due to temporary market and sector-related factors rather than to issuer-specific factors. The Insurance Companies do not intend to sell these investments in the short term, and it is not likely that it will be required to sell these investments before the recovery of their amortized cost. There were no write-downs for other-than-temporary impairment on our investments for the year ended December 31, 2017.

The Insurance Companies do not have any exposure to subprime mortgage-backed investments. Net investment income for the years ended December 31, 2018 and 2017 was as follows:

	Year Ended December 31,
	2018	2017
Investment income:
Interest on fixed income securities	$1,725	$820
Interest on cash and cash equivalents	65	91
Loss on investment under equity method accounting	(8)	–
Other-than temporary impairment charge	(215)	–
Realized gains upon sale of securities	98	67
Gross investment income	1,665	978
Investment expenses	(113)	(67)
Net investment income	$1,552	$911

5. Reinsurance

Maison reinsures, or cedes, a portion of its written premiums on a per-risk and an excess of loss basis to reinsurers in order to limit its loss exposure. Although reinsurance is intended to reduce Maison’s exposure to risk, the ceding of insurance does not legally discharge Maison from its primary liability for the full amount of coverage under its policies. If Maison’s reinsurers fail to meet their obligations under the applicable reinsurance agreements, Maison would still be required to pay the insured for the loss.

Under Maison’s per-risk treaties, reinsurance recoveries are received for up to $1,600 in excess of a retention of $400 for each loss occurring during the treaty year that began on June 1, 2017 and ended on May 31, 2018. Effective June 1, 2018, Maison amended its per-risk treaty such that recoveries are received for up to $1,400 in excess of a retention of $600 for each loss occurring on June 1, 2018 or thereafter. On September 1, 2018, Maison added another layer of coverage to its per-risk treaty such that recoveries are now received for up to $3,400 in excess of a retention of $600 for each loss occurring on September 1, 2018 or thereafter. Maison estimates that the total cost of its per-risk treaty will be approximately $375 for the 2018-2019 treaty-year, an increase of $75 from the cost of the prior treaty-year due to the additional $1,000 coverage purchased effective September 1, 2018.

Maison’s excess of loss treaties are based upon a treaty year beginning on June 1st of each year and expiring on May 31st of the following year. For both the treaty years beginning June 1, 2016 and June 1, 2017, Maison’s excess of loss treaties cover losses of up to $170,000 in excess of a retention of $5,000 per event. For any event above $175,000, Maison purchased top, drop and aggregate coverage, with an additional limit of $25,000. The $25,000 aggregate coverage applies in total to all events occurring during each of the treaty years.

For the period beginning on June 1, 2018 and ending on December 30, 2018, Maison’s excess of loss treaty covered losses of up to $252,000 in excess of a retention of $10,000 per occurrence. Effective December 31, 2018, Maison procured an additional layer of single-limit coverage of $5,000 in excess of a retention of $5,000. Thus, for the period beginning December 31, 2018 and ending on May 31, 2019, Maison’s excess of loss treaty covers losses of up to $252,000 in excess of a retention of $5,000 per occurrence. We have also purchased reinstatement premium protection contracts to indemnify us against the potential cost of reinstatement premiums. Our coverage also reduces our retention in multiple event scenarios through the purchase of three subsequent event contracts. The first subsequent event contract has an occurrence limit of $6,000, an occurrence retention of $4,000, and is subject to an otherwise recoverable amount of $6,000. The second subsequent event contract has an occurrence limit of $3,000, an occurrence retention of $1,000, and is subject to an otherwise recoverable amount of $6,000. Both of these subsequent event contracts include one prepaid reinstatement. The third subsequent event contract provides $10,000 of additional reinstatement limit for first layer of the catastrophe program and attaches after the first reinstatement has been completely exhausted. Furthermore, for the Florida Hurricane Catastrophe Fund Reimbursement Contracts effective June 1, 2018, Maison has elected 45% coverage on its Florida exposures. As of December 31, 2018, the Insurance Companies have not recorded any recoveries due under their 2018/2019 catastrophe excess of loss program.

33

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

We estimate that the total cost of the Insurance Companies’ excess of loss reinsurance program, inclusive of brokerage fees, will be approximately $34,200 for the 2018-2019 treaty-year. Comparatively, the total cost for the Insurance Companies’ 2017-2018 treaty-year reinsurance program, which expired on May 31, 2018, was approximately $24,800.

In June 2015, Maison began writing business through a quota-share agreement with Brotherhood Mutual Insurance Company (“Brotherhood”). Through this agreement, Maison acted as a reinsurer and had assumed wind/hail only exposures on certain churches and related structures that Brotherhood insures throughout the State of Texas. The quota-share percentage varied from 25%-100% of the wind/hail premium written by Brotherhood, dependent upon the geographic location (coastal areas versus non-coastal areas) within the State of Texas. For the year ended December 31, 2017, we had written $2,022 in assumed premiums through our agreement with Brotherhood. Effective January 1, 2018, we terminated our quota-share agreement with Brotherhood, as a result of our evaluation of the risk-adjusted returns on this portion of our business.

On December 1, 2016, we participated in TWIA’s inaugural depopulation program whereby Maison assumed personal lines policies for wind and hail only exposures along the Gulf Coast area of Texas. The depopulation program was structured such that Maison reinsures TWIA under a 100% quota share agreement.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from Florida Citizens Property Insurance Corporation (“FL Citizens”) pursuant to a proposal of depopulation which Maison filed with FL Citizens on August 18, 2017. Accordingly, on December 19, 2017, Maison entered the Florida market via the assumption of approximately 3,500 policies from FL Citizens covering the perils of wind and hail only. Maison has also participated in the December 18, 2018 depopulation of policies from FL Citizens whereby Maison has assumed an additional 3,950 policies covering the perils of wind and hail only. The impact of reinsurance treaties on the Insurance Companies’ unaudited combined financial statements is as follows:

	Year Ended December 31,
	2018	2017
Premium written:
Direct	$91,595	$63,568
Assumed	4,555	9,111
Ceded	(32,280)	(22,583)
Net premium written	$63,870	$50,096

Premium earned:
Direct	$78,199	$55,406
Assumed	5,568	3,571
Ceded	(29,410)	(23,775)
Net premium earned	$54,357	$35,202

Losses and LAE incurred:
Direct	$38,911	$36,287
Assumed	153	10,302
Ceded	(11,651)	(30,689)
Net losses and LAE incurred	$27,413	$15,900

34

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

On May 3, 2018 the Louisiana State Legislature sent House Bill No. 333 (“HB 333”) to the Louisiana Governor for executive approval, which was signed by the Governor on May 11, 2018 and became effective as Act No. 131 on August 1, 2018. HB 333 amends the law with respect to the depopulation of policies from LA Citizens. Prior to the adoption of HB 333, LA Citizens was required to offer all of its in-force policies for removal to the voluntary market at least once per year, and was further required to offer for depopulation policies with all available geographic and risk characteristics that serve to reduce the exposure of LA Citizens. The amendments under HB 333 allow LA Citizens, with approval of its board of directors, to choose which of its in-force policies to depopulate and not necessarily offer all, or any of its policies for removal to the voluntary market. In July 2018, Maison was notified by LA Citizens of the number of policies which would be available for assumption by all insurers electing to participate in the December 1, 2018 depopulation under the new law. Due to the significant reduction of policies available when compared to those available for assumption in prior years, Maison did not participate in the December 1, 2018 assumption of policies from LA Citizens.

6. Deferred Policy Acquisition Costs

Deferred policy acquisition costs (“DPAC”) consist primarily of commissions, premium taxes, assessments and other policy processing fees incurred which are related to successful efforts to acquire new or renewal insurance contracts. Acquisition costs deferred on insurance products are amortized over the period in which the related revenues are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred.

DPAC as well as the related amortization expense associated with DPAC for the years ended December 31, 2018 and 2017 is as follows:

	Year Ended December 31,
	2018	2017
Balance, January 1, net	$6,785	$4,389
Additions	17,639	13,476
Amortization	(15,313)	(11,080)
Balance, December 31, net	$9,111	$6,785

7. Loss and Loss Adjustment Expense Reserves

Maison continually revise its estimates of the ultimate financial impact of claims made. A significant degree of judgment is required to determine amounts recorded in the combined financial statements for the provision for loss and loss adjustment expense (“LAE”) reserves. The process for establishing this provision reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown loss events. The process of establishing the provision for loss and LAE reserves relies on the judgment and opinions of a large number of individuals within the Insurance Companies.

Maison’s evaluation of the adequacy of loss and loss adjustment expense reserves includes a re-estimation of the liability for loss and loss adjustment expense reserves relating to each preceding financial year compared to the liability that was previously established. The following tables illustrate incurred and paid claims development as of December 31, 2018, net of reinsurance, along with cumulative claim frequency and total incurred-but-not-reported (“IBNR”) liabilities as well as paid claims development on reported claims within the net incurred claims amounts. We have presented this information separately for both our homeowners’ multi-peril policies, which includes our traditional dwelling policies along with our mobile and manufactured home policies, as well as for our special property policies, which include both our fire and allied lines of business. Our allied lines primarily consist of wind/hail only policies (including those assumed through LA and FL Citizens and TWIA) as well as the commercial wind/hail only policies we had assumed through our agreement with Brotherhood.

35

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

Cumulative Incurred Losses and LAE, Net of Reinsurance

For the Years Ended December 31,								As of December 31, 2018
Accident Year	2012	2013	2014	2015	2016	2017	2018	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$-	$-	$-	$-	$-	$-	$-	$-	-
2013		460	380	355	355	355	355	-	61
2014			3,680	3,878	4,357	4,350	4,377	-	571
2015				8,442	7,734	7,481	7,506	20	1,240
2016					15,862	14,746	14,546	35	2,808
2017						11,725	11,209	120	2,222
2018							25,781	2,587	2,958
Total – Homeowners Multi-Peril Policies							$63,774	$2,762	9,860

For the Years Ended December 31,								As of December 31, 2018
Accident Year	2012	2013	2014	2015	2016	2017	2018	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$9,392	$-	$-	$-	$-	$-	$-	$-	-
2013		2,478	2,375	2,363	2,400	2,358	2,358	-	410
2014			115	120	120	120	120	-	36
2015				1,331	1,142	1,151	1,161	10	199
2016					891	91	(8)	5	269
2017						6,384	5,129	156	1,990
2018							3,640	992	375
Total – Special Property Policies							$12,400	$1,163	3,279

For the Years Ended December 31,								As of December 31, 2018
Accident Year	2012	2013	2014	2015	2016	2017	2018	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$9,392	$-	$-	$-	$-	$-	$-	$-	-
2013		2,938	2,755	2,718	2,755	2,713	2,713	-	471
2014			3,795	3,998	4,477	4,470	4,497	-	607
2015				9,773	8,876	8,632	8,667	30	1,439
2016					16,753	14,837	14,538	40	3,077
2017						18,109	16,338	276	4,212
2018							29,421	3,579	3,333
Total – All Lines							$76,174	$3,925	13,139

Cumulative Paid Losses and LAE, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	2012	2013	2014	2015	2016	2017	2018
2012	$-	$-	$-	$-	$-	$-	$-
2013		309	352	355	355	355	355
2014			2,925	3,674	4,058	4,340	4,377
2015				6,867	7,426	7,435	7,430
2016					13,745	14,404	14,413
2017						9,016	10,675
2018							19,157
Total Paid Losses and LAE, net of reinsurance – Homeowners Multi-Peril Policies							$56,407
Liability for Losses and LAE, net of reinsurance – Homeowners Multi-Peril Policies							$7,367

Accident Year	2012	2013	2014	2015	2016	2017	2018
2012	$-	$-	$-	$-	$-	$-	$-
2013		2,275	2,325	2,346	2,340	2,358	2,358
2014			99	120	120	120	120
2015				1,124	1,112	1,151	1,152
2016					386	(25)	(21)
2017						5,090	4,899
2018							1,769
Total Paid Losses and LAE, net of reinsurance – Special Property Policies							$10,277
Liability for Losses and LAE, net of reinsurance – Special Property Policies							$2,123

Accident Year	2012	2013	2014	2015	2016	2017	2018
2012	$10	$-	$-	$-	$-	$-	$-
2013		2,584	2,677	2,701	2,695	2,713	2,713
2014			3,024	3,794	4,178	4,460	4,497
2015				7,991	8,538	8,586	8,582
2016					14,131	14,379	14,392
2017						14,106	15,574
2018							20,926
Total Paid Losses and LAE, net of reinsurance – All Lines							$66,684
Liability for Losses and LAE, net of reinsurance – All Lines							$9,490

A reconciliation of the net incurred and paid loss development tables to the liability for loss and loss adjustment expenses on the balance sheet is as follows.

	As of December 31,
	2018	2017
Net Liability for Loss and LAE Reserves
Homeowners Multi-Peril Policies	$7,367	$3,107
Special Property Policies	2,123	1,410
Net Liability for Loss and LAE, net of reinsurance – All Lines	$9,490	$4,517

Reinsurance Recoverable on Loss and LAE Reserves
Homeowners Multi-Peril Policies	$1,584	$1,562
Special Property Policies	4,077	7,409
Reinsurance Recoverable on Loss and LAE Reserves – All Lines	$5,661	$8,971

Total Gross Liability for Loss and LAE Reserves – All Lines	$15,151	$13,488

36

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

The changes in the provision for unpaid losses and loss adjustment expenses for the years ended December 31, 2018 and 2017 is as follows:

	Year Ended December 31,
	2018	2017

Balance, Jan 1, gross of reinsurance	$13,488	$6,971
Less reinsurance recoverable on loss and LAE expense reserves	(8,971)	(3,652)
Balance, beginning of period, net of reinsurance	4,517	3,319
Incurred related to:
Current year	29,421	18,109
Prior years	(2,008)	(2,209)
Paid related to:
Current year	(20,926)	(14,106)
Prior years	(1,514)	(596)
Balance, December 31, net of reinsurance	9,490	4,517
Plus reinsurance recoverable related to loss and LAE expense reserves	5,661	8,971
Balance, December 31, gross of reinsurance	$15,151	$13,488

The provision for unpaid losses and loss adjustment expenses attributable to insured events of prior years’ developed favorably by approximately $2,008 and $2,209 in 2018 and 2017, respectively. The favorable development is the result of the continual re-estimation of unpaid losses and loss adjustment expenses. These changes are generally a result of ongoing analysis of recent loss development, economic, legal, legislative, and other trends in the industry. Changes in original estimates are included in current period operations.

The following information provides average historical claims duration as of December 31, 2018.

Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance
Age of loss (in years)	1	2	3	4	5	6
Homeowners Multi-Peril Policies	81.6%	5.8%	0.6%	0.4%	0.1%	-%
Special Property Policies	86.6%	(4.4)%	0.5%	-%	0.1%	-%
All Lines	82.4%	4.1%	0.6%	0.4%	0.1%	-%

 8. Income Taxes

A summary of income tax expense (benefit) is as follows:

	Year Ended December 31,
	2018	2017
Current income tax expense	$832	$1,007
Deferred income tax expense (benefit)	(1,042)	294
Total income tax expense (benefit)	$(210)	$1,301

Actual income tax expense (benefit) differs from the income tax expense computed by applying the applicable effective federal and state tax rates to income before income tax expense as follows:

	Year Ended December 31,
	2018		2017
	Amount	%	Amount	%

Provision for taxes at U.S. statutory marginal income tax rate of 21% and 34%, respectively	$403	21.0%	$759	34.0%
Impact of tax reform	(3)	(0.1)%	320	14.3%
Nondeductible expenses	22	1.1%	15	0.7%
State tax expense (benefit)	(632)	(32.9)%	207	9.3%
Income tax (benefit) expense	$(210)	(10.9)%	$1,301	58.3%

37

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

The Insurance Companies have recorded a net deferred tax asset of $1,014 as of December 31, 2018 and a net deferred liability of $168 as of December 31, 2017. The Company’s net deferred tax assets were impacted by the passage of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and required us to reduce the value of our net deferred tax assets to reflect this new rate, resulting in a charge of $320 to income tax expense for the year ended December 31, 2017. Realization of net deferred tax assets is dependent on generating sufficient taxable income in future periods. Management believes that it is more likely than not that the deferred tax assets will be realized and as such no valuation allowance has been recorded against the net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of December 31, 2018, based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Insurance Companies will realize the benefits of these deductible differences. When assessing the need for valuation allowances, future taxable income and ongoing prudent and feasible tax planning strategies are considered. Should a change in circumstances lead to a change in judgment about the ability to realize the deferred tax assets in future years, we would record valuation allowances as deemed appropriate in the period that the change in circumstances occurs, along with a corresponding charge to net income. The resolution of tax reserves and changes in valuation allowances could be material to the Insurance Companies’ results of operations for any period, but is not expected to be material to the Insurance Companies’ financial position.

Based upon the results of our analysis and the application of ASC 740-10, management has determined that all material tax positions meet the recognition threshold and can be considered as highly certain tax positions. This is based on clear and unambiguous tax law, and we are confident that the full amount of each tax position will be sustained upon possible examination. Accordingly, the full amount of the tax positions is anticipated to be recognized in the financial statements.

The Company files federal income tax returns which include the Insurance Companies as well as multiple state and local tax returns. The Company’s consolidated federal and state income tax returns for the years 2014 - 2017 are open for review by the Internal Revenue Service (“IRS”) and the various state taxing authorities.

9. Accumulated Other Comprehensive Income (Loss)

The table below details the change in the balance of each component of accumulated other comprehensive income (loss), net of tax, for the years ended December 31, 2018 and 2017.

	Year Ended December 31,
	2018	2017
Unrealized gains (losses) on available-for-sale securities:
Balance, January 1	$(169)	$(65)

Other comprehensive loss before reclassifications	(496)	(113)
Amounts reclassified from accumulated other comprehensive loss	(138)	(45)
Income taxes	107	54
Net current-period other comprehensive loss	(527)	(104)
Reclassification of certain tax effects from accumulated other comprehensive loss	(33)	–
Balance, December 31	$(729)	$(169)

10. Related Party Transactions

1347 Property Insurance Holdings, Inc., or the Company, as the parent company of the Insurance Companies, is subject to the insurance holding company laws of the State of Louisiana, which, among other things, regulate the terms of surplus notes issued by insurers to their parent company. As of December 31, 2018, Maison’s capital includes six surplus notes issued to the Company in the amount of $18,000, all of which were approved by the Louisiana Department of Insurance prior to their issuance. Interest payments on the notes are due annually, and are also subject to prior approval by the LDI. The unaudited combined balance sheets show the principal amount of the notes, along with accrued but unpaid interest due on the notes as of each date presented, under the heading “Notes payable to 1347 Property Insurance Holdings, Inc.”. Interest expense incurred by Maison on the notes was $1,142 and $702 for the years ended December 31, 2018 and 2017, respectively. The surplus notes issued by Maison, as of December 31, 2018, are as follows.

Date of Issuance	Maturity Date	Interest Rate	Principal Amount
December 21, 2015	December 21, 2019	10.0%	$850
September 29, 2016	September 29, 2020	10.0%	3,450
September 28, 2017	September 28, 2019	10.0%	2,950
December 28, 2017	December 28, 2019	10.0%	2,300
November 14, 2018	November 14, 2020	10.0%	5,250
December 27, 2018	December 27, 2020	9.25%	3,200
			$18,000

38

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

On June 18, 2018, Maison invested $2,219 in FGI Metrolina Property Income Fund, LP (the “Fund”), which intends to invest in real estate through a real estate investment trust which is wholly owned by the Fund. The general partner of the Fund, FGI Metrolina GP, LLC, is managed, in part, by Messrs. Cerminara and Johnson, the Chairman and Co-Chairman of the Board of Directors of the Company, respectively. Upon analysis of the Fund’s capital structure, related contractual relationships and terms, nature of the Fund’s operations and purpose, as well as our involvement with the entity, we have determined that the Fund represents a variable interest entity (VIE) investment of Maison. Applicable guidance requires us to consolidate those VIEs where we are determined to be the primary beneficiary. The primary beneficiary is the entity that has both 1) the power to direct the activities of the VIE which most significantly affect the VIE’s economic performance; and 2) the obligation to absorb losses or the right to receive the benefits that could be potentially significant to the VIE. Maison’s investment in the Fund is that of a limited partner with a 47.1% ownership interest. As limited partners in the Fund do not have the authority to direct the operations of the Fund, we have determined we are not the primary beneficiary of the VIE, and, accordingly, have accounted for this investment under the equity method of accounting.

As of December 31, 2018 and 2017, the total assets of the Fund were $4,720 and $0, respectively. Our maximum exposure to loss associated with our investment in the Fund was $2,219 and $0 as of December 31, 2018 and 2017, respectively. Maison’s maximum exposure to loss associated with the Fund is limited to its investment however Maison has committed to invest up to $4,000 in the Fund. Maison’s investment of $2,219 and $0 is reflected on the unaudited combined balance sheet of the Insurance Companies under the heading “Other investments” as of December 31, 2018 and 2017, respectively. Although it is not Maison’s intent, should Maison’s ownership percentage in the Fund exceed 50% of the total ownership interest in the Fund, Maison would be required to consolidate the Fund’s financial statements with its results in future periods as Maison would be deemed to have a controlling interest in the Fund.

11. Fair Value of Financial Instruments

Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist. Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values. For Maison’s financial instruments carried at cost or amortized cost, the book value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes, as it is the Maison’s intention to hold them until there is a recovery of fair value, which may be to maturity.

Maison classifies its investments in fixed income and equity securities as available-for-sale and reports these investments at fair value. Fair values of fixed income securities for which no active market exists are derived from quoted market prices of similar instruments or other third-party evidence.

The FASB has issued guidance that defines fair value as the exchange price that would be received for an asset (or paid to transfer a liability) in the principal, or most advantageous market in an orderly transaction between market participants. This guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance categorizes assets and liabilities at fair value into one of three different levels depending on the observation of the inputs employed in the measurements, as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets providing the most reliable measurement of fair value since it is directly observable.

●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets. These inputs are observable, either directly or indirectly, for substantially the full-term of the financial instrument.

●	Level 3 – inputs to the valuation methodology are unobservable and significant to the measurement of fair value.

39

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

Financial instruments measured at fair value as of December 31, 2018 and 2017 in accordance with this guidance are as follows.

	Level 1	Level 2	Level 3	Total
As of December 31, 2018
Fixed income securities:
U.S. government	$-	$8,422	$-	$8,422
State municipalities and political subdivisions	-	6,428	-	6,428
Asset-backed securities and collateralized mortgage obligations	-	32,792	-	32,792
Corporate	-	28,668	-	28,668
Total fixed income securities	-	76,310	-	76,310

Equity securities:
Common stock	3,077	-	-	3,077
Warrants to purchase common stock	123	-	-	123
Rights to purchase common stock	63	-	-	63
Total equity securities	3,263	-	-	3,263

Total fixed income and equity securities	$3,263	$76,310	$-	$79,573

As of December 31, 2017
Fixed income securities:
U.S. government	$-	$2,698	$-	$2,698
State municipalities and political subdivisions	-	5,907	-	5,907
Asset-backed securities and collateralized mortgage obligations	-	19,867	-	19,867
Corporate	-	22,650	-	22,650
Total fixed income securities	-	51,122	-	51,122

Equity securities:
Common stock	2,460	-	-	2,460
Warrants to purchase common stock	154			154
Rights to purchase common stock	93			93
Total equity securities	2,707	-	-	2,707

Total fixed income and equity securities	$2,707	$51,122	$-	$53,829

12. Statutory Requirements

Maison prepares statutory basis financial statements in accordance with accounting practices prescribed or permitted by the Louisiana Department of Insurance. Prescribed statutory accounting practices include state laws, rules and regulations as well as accounting practices and rules as outlined in a variety of publications of the National Association of Insurance Commissioners (“NAIC”). Permitted statutory accounting practices encompass all accounting practices that are not prescribed, but instead have been specifically requested by an insurer and allowed by the state in which the insurer is domiciled (in Maison’s case, Louisiana). Permitted practices may differ from state to state, or company to company within a state, and may change in the future. In converting from statutory accounting basis to U.S. GAAP, typical adjustments include the deferral of acquisition costs (which are all charged to operations as incurred on a statutory basis), the inclusion of statutorily non-admitted assets on the balance sheet, the inclusion of net unrealized holding gains or losses related to certain investments included on the balance sheet, as well as the inclusion of changes in deferred tax assets and liabilities in the statement of income.

40

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

Statutory Surplus and Capital Requirements

In order to retain its certificates of authority in Louisiana and Florida, Maison is required to maintain a minimum capital surplus of $5,000 and $35,000, respectively. As of December 31, 2018, Maison’s capital surplus was $45,577.

State insurance regulators employs risk-based capital (“RBC”) reports to monitor Maison’s financial condition. Risk-based capital is determined in accordance with a formula adopted by the NAIC which takes into consideration the covariance between asset risk, credit risk, underwriting risk, and other business risks. The RBC report determines whether Maison falls into the “no action” level or one of the four action levels set forth in the Louisiana Insurance Code. Furthermore, in order to retain its certificates of authority in Texas and Florida, Maison is required to maintain an RBC ratio of 300% or more. As of December 31, 2018, Maison’s RBC ratio was 345%; as a result, our surplus was considered to be in the “no action” level.

States routinely require deposits of assets for the protection of policyholders either in those states or for all policyholders. As of December 31, 2018, Maison held certificates of deposit with an estimated fair value of approximately $100 and $300 as a deposit with the Louisiana Department of Insurance and the Florida Office of Insurance Regulation, respectively. Maison also held cash investment securities with an estimated fair value of approximately $1,979 as a deposit with the Texas Department of Insurance.

13. Commercial Line of Credit Facility

On April 23, 2018, the Company and MMI (collectively, the “Borrowers”) executed a Commercial Business Loan Agreement and related Promissory Note (collectively, the “Loan Agreement”) with Hancock Bank, a trade name for Whitney Bank (the “Lender”). The Loan Agreement provides for a revolving line of credit of $5,000. The line of credit will expire on April 19, 2019, or such earlier date on which the line of credit shall have been terminated in accordance with the provisions of the Loan Agreement. Proceeds of borrowings under the Loan Agreement may be used to support working capital. The line of credit is secured by all accounts, equipment and general intangibles of the Borrowers, and all proceeds thereof.

Borrowings under the Loan Agreement will bear interest at a rate per annum equal to one-month LIBOR plus a margin of 3.00%. The line of credit is to be repaid in monthly payments of interest only, with all principal and interest to be payable in full at maturity. The Loan Agreement contains certain restrictive covenants customary for transactions of this type (subject to negotiated exceptions and baskets), including restrictions on liens, indebtedness, loans and guarantees, acquisitions and mergers, sales of assets, and stock repurchases. In addition, during the term of the Loan Agreement, the Borrowers are required to maintain (a) a maximum Premium/Surplus Ratio of Maison of 3.00 to 1.00, and (b) a minimum Demotech rating of Maison of “A” at all times.

The Loan Agreement also provides for customary events of default with corresponding grace periods, including: (1) failure to pay principal, interest or fees under the Loan Agreement when due and payable; (2) failure to comply with other covenants and agreements contained in the Loan Agreement; (3) the making of false or materially inaccurate representations and warranties; (4) certain defaults under other debt obligations of the Borrowers; (5) money judgments, material adverse changes or events regarding the validity of the Loan Agreement or other loan documents; (6) a change in control; and (7) certain events of bankruptcy or insolvency affecting the Borrowers. Upon the occurrence of an event of default, the Lender may declare the entire unpaid principal balance and accrued unpaid interest immediately due and payable and/or exercise any and all remedial and other rights under the Loan Agreement. As of December 31, 2018, the Borrowers have not borrowed funds under the Loan Agreement.

14. Commitments and Contingencies

Legal Proceedings:

From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. Currently, it is not possible to predict legal outcomes and their impact on the future development of claims. Any such development will be affected by future court decisions and interpretations. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Insurance Companies’ current reserves. In addition, our estimate of ultimate loss and loss adjustment expenses may change. These additional liabilities, or increases in estimates, or a range of either, cannot be reasonably estimated, and could result in income statement charges that could be material to the Insurance Companies’ results of operations in future periods.

41

MAISON, MMI, AND CLAIMCOR

Notes to Unaudited Combined Financial Statements

Operating Lease Commitments:

On February 28, 2018, MMI entered into an agreement to lease space located at 8750 N. Central Expressway, Dallas, Texas, 75231, which consists of approximately 3,000 square feet of office space. The lease term runs through April, 2021, with an option to extend the lease for an additional three year term subject to certain conditions. Rent is payable in monthly installments of approximately $6,000 and escalates by approximately 2% annually. As of December 31, 2018, the Insurance Companies had the following amounts due under their operating leases for facilities leased in Baton Rouge, Louisiana, Tampa, Florida, and Dallas, Texas.

Year ending December 31,
2019	$401
2020	155
2021	26
$582

Capital Lease Commitments:

In March 2018, MMI entered into a master agreement to lease vehicles for the use of MMI’s sales representatives in Louisiana, Texas and Florida, which have been recorded as capital leases having a carrying value of approximately $136, which are reflected in “Property and equipment” in the Insurance Companies’ unaudited combined balance sheet as of December 31, 2018. Future minimum lease payments, together with the present value of the net minimum lease payments as of December 31, 2018, are presented in the following table.

Year ending December 31,
2019	$57
2020	57
2021	24
Total minimum lease payments	138
Less: amount representing estimated executory costs included in total minimum lease payments	–
Net minimum lease payments	138
Less: amount representing interest	20
Present value of minimum lease payments	$118

The present value of the minimum lease payments has been recorded as a liability on the Insurance Companies’ unaudited combined balance sheet, under the heading “Accounts payable and other accrued expenses” as of December 31, 2018.

42

RISK FACTORS

In addition to the other information contained in this proxy statement, you should carefully consider the following risk factors in determining whether to vote for the approval of the Asset Sale Proposal and the other proposal described in this proxy statement. You should also read and consider the risk factors associated with the business of the Company because these risk factors may affect the operations and financial results of the Company regardless of whether the Asset Sale is consummated. These risk factors may be found under Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by the Company’s Quarterly Reports on Form 10-Q and future filings with the SEC, each of which is on file or will be filed with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 94 for information on where you can find the documents filed by the Company with the SEC.

Risks Related to the Asset Sale

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with our business partners, customers and employees. Third parties such as business partners, customers and vendors may be unwilling to enter into agreements with us with respect to our insurance business and may instead prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because such third parties may perceive that such competitors are likely to be more stable. Additionally, all of the employees of MMI are expected to become employees of Buyer as of the closing of the Asset Sale, either directly or by remaining employees of MMI, and our Chief Executive Officer and Chief Underwriting Officer have entered into employment agreements with Buyer, with the effectiveness of such agreements subject to the occurrence of the closing and continuous employment with the Company through the closing. Consequently, during the pendency of the Asset Sale, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters.

The proposed Asset Sale is subject to a number of conditions beyond our control. Failure to complete the Asset Sale could materially and adversely affect our future business, results of operations, financial condition and stock price.

If we fail to complete the Asset Sale, our business, results of operations, financial condition and stock price may be harmed.

The completion of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale Proposal by our stockholders and certain regulatory approvals, which conditions may not be satisfied in a timely manner or at all. If we are unable to satisfy the closing conditions in Buyer’s favor or if other mutual closing conditions are not satisfied or otherwise waived, Buyer will not be obligated to complete the Asset Sale. In the event that the Asset Sale is not completed, the announcement of the termination of the Purchase Agreement may adversely affect our business, results of operations, financial condition and stock price. We may also face significantly higher reinsurance costs than in the past if the Asset Sale is not completed.

In addition, if we do not complete the Asset Sale or if the completion of the Asset Sale is delayed for any reason, our business, results of operations, financial condition and stock price may be harmed because:

●	management’s and our employees’ attention may be diverted from our day-to-day operations as they focus on matters related to the Asset Sale;

●	we could potentially lose key employees if such employees decide to pursue other opportunities in light of the Asset Sale;

●	we could potentially lose business partners, customers or vendors, and new customer or strategic contracts could be delayed or decreased;

43

●	we have agreed to restrictions in the Purchase Agreement that limit how the Insurance Companies conduct their business prior to the closing of the Asset Sale, including, among other things, restrictions on the Insurance Companies’ ability to amend their organizational documents, declare and pay dividends, issue, deliver or sell any shares of capital stock or other equity interests, hire, promote, transfer or terminate certain employees, take certain actions with respect to employee benefit plans, make certain capital expenditures, investments and acquisitions, sell, transfer or dispose of assets, enter into, amend or terminate certain material contracts, and incur indebtedness; these restrictions may not be in our best interests and may disrupt or otherwise adversely affect our business and our relationships with our business partners and customers, prevent us from pursuing otherwise attractive business opportunities, limit our ability to respond effectively to competitive pressures, industry developments and future opportunities, and otherwise harm our business, financial results and operations;

●	we have incurred and expect to continue to incur expenses related to the Asset Sale, such as legal, financial advisory and accounting fees, and other expenses that are payable by us whether or not the Asset Sale is completed;

●	we may be required to pay a termination fee of $2.16 million to Buyer if the Purchase Agreement is terminated under circumstances related to a change of recommendation by our Board with respect to the approval of the Purchase Agreement, which would negatively affect our financial results and liquidity;

●	activities related to the Asset Sale and related uncertainties may lead to a loss of revenue and market position that we may not be able to regain if the Asset Sale does not occur; and

●	the failure to consummate, or delays in consummating, the Asset Sale may result in a negative impression of us with business partners, customers, potential business partners, potential customers or the investment community.

The occurrence of these or other events individually or in combination could have a material adverse effect on our business, results of operations, financial condition and stock price. In addition, our stock price may fluctuate significantly based on announcements by us, Buyer or other third parties regarding the Asset Sale or our business.

In addition, if the Asset Sale is not completed, our Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to us as the Asset Sale. Any future sale of substantially all of the assets of the Company or other transactions may be subject to further stockholder approval and the satisfaction of certain other conditions.

In order to complete the Asset Sale, the Company and Buyer must obtain certain governmental approvals, and if such approvals are not granted or are granted with burdensome conditions that become applicable to the parties, completion of the Asset Sale may be jeopardized or prevented or the anticipated benefits of the Asset Sale could be reduced.

Completion of the Asset Sale is conditioned upon the receipt of approvals from the insurance regulators in certain specified jurisdictions. Although the Company and Buyer have agreed in the Purchase Agreement to use commercially reasonable efforts to make certain filings and obtain the required governmental approvals, as the case may be, the required approvals may not be obtained and the Asset Sale may not be completed. In addition, the insurance regulators from which these approvals are required have discretion in administering the governing laws and regulations, and may take into account various facts and circumstances in their consideration of the Asset Sale and the other transactions contemplated by the Purchase Agreement. These regulators may initiate proceedings seeking to prevent, or otherwise seek to prevent, the Asset Sale, or may, as a condition to the approval of the Asset Sale or related transactions, impose conditions or restrictions on the Company or Buyer that could negatively impact the business of the Company or Buyer or the ability of the parties to obtain the required approvals on a timely basis, or at all. Further, the parties may refuse to close the transactions contemplated by the Purchase Agreement if a regulatory approval includes a restriction, condition, limitation or requirement that would trigger a burdensome condition (as defined in the Purchase Agreement).

44

Our stockholders are not guaranteed any of the proceeds from the Asset Sale.

The proceeds from the Asset Sale will be paid directly to us. Our Board will evaluate different alternatives for the use of the proceeds from the Asset Sale, which are expected to include using a portion of the cash consideration to conduct the business of our reinsurance subsidiary, PIH Re, and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. We may form an additional reinsurance subsidiary in a suitable jurisdiction. We could spend or invest the net proceeds from the Asset Sale in ways with which our stockholders may not agree, and the investment of these proceeds may not yield a favorable return. For more information on our business following the Asset Sale, see the section entitled “The Company’s Business Following the Asset Sale.”

The Purchase Agreement contains provisions that could discourage a potential competing acquirer.

The Purchase Agreement contains “no solicitation” provisions that, in general, restrict our ability to solicit any competing acquisition proposals or to engage or participate in any discussions or negotiations relating to any competing acquisition proposals, subject to certain limited exceptions, including a 30-day “Go-Shop Period” that ended on March 27, 2019 in which we were permitted to solicit competing acquisition proposals or enter into discussions or negotiations in connection therewith. In addition, from the end of the Go-Shop Period to the time our stockholders approve the Purchase Agreement, our Board, subject to the conditions set forth in the Purchase Agreement, may withdraw or change its recommendation with respect to the Purchase Agreement and Asset Sale or terminate the Purchase Agreement if we receive an unsolicited bona fide written acquisition proposal that constitutes a superior proposal (as defined in the Purchase Agreement), in which case Buyer has an opportunity to modify or revise the terms of the Purchase Agreement such that the third-party proposal no longer constitutes a superior proposal. Upon termination of the Purchase Agreement to pursue an alternative acquisition proposal, we may be required to pay Buyer a termination fee of $2.16 million. These provisions could discourage a potential third-party acquirer from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Asset Sale. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by us. If the Purchase Agreement is terminated and we determine to seek another purchaser for Maison, MMI and/or ClaimCor or another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Asset Sale.

Certain of our executive officers have interests in the Asset Sale that may be different from, or in addition to, the interests of our stockholders generally.

When considering the recommendation of the Board that the Company’s stockholders vote in favor of the Asset Sale Proposal, you should be aware that certain of our executive officers have interests in the Asset Sale that may be different from, or in addition to, the interests of our stockholders generally. As described in more detail in the section entitled “Interests of Our Executive Officers in the Asset Sale,” these interests include:

●	employment agreements entered into by Douglas N. Raucy, our current President and Chief Executive Officer and a director, and Dean E. Stroud, our current Vice President and Chief Underwriting Officer, with Buyer, providing for the employment of Messrs. Raucy and Stroud by Buyer upon the closing of the Asset Sale;

●	accelerated vesting, upon the closing of the Asset Sale, of certain outstanding Company equity compensation awards, as approved by the Compensation Committee of the Board;

●	potential retention bonuses paid to certain of our employees in consideration for their ongoing employment with the Insurance Companies through the closing of the Asset Sale, including employees who also serve as executive officers of the Company; and

●	rights to ongoing indemnification.

These interests may create potential conflicts of interest. The Board was aware of these potentially differing interests and considered them, among other matters, in evaluating the Purchase Agreement, in making its decision to approve the Purchase Agreement and the transactions completed thereunder and in recommending that the Company’s stockholders vote in favor of the Asset Sale Proposal.

45

We will incur significant expenses in connection with the Asset Sale, regardless of whether the Asset Sale is completed and, in certain circumstances, may be required to pay a termination fee to Buyer.

We have and will continue to incur significant expenses related to the Asset Sale, whether or not it is completed. We expect to incur approximately $1.5 million of anticipated closing costs which include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Asset Sale is completed. In addition, if the Purchase Agreement is terminated under certain circumstances related to a change of recommendation by the Board with respect to the Purchase Agreement and Asset Sale, we may be required to pay Buyer a termination fee of $2.16 million. Payment of a termination fee by us as a standalone entity, combined with the anticipated expenses we expect to incur in connection with the Asset Sale, would adversely affect our operating results and financial condition and would likely adversely affect our stock price.

The shares of Buyer common stock we will receive as part of the consideration for the Asset Sale will not be registered and will be subject to certain limitations and restrictions.

The shares of Buyer common stock that will be issued to us as part of the consideration of the Asset Sale will not be registered under the Securities Act. Accordingly, these shares will be restricted securities under the Securities Act. We may not sell the Buyer shares acquired in the Asset Sale unless (i) the shares are registered under the Securities Act or are otherwise exempt from the registration requirements of the Securities Act pursuant to an available exemption and (ii) a sale or transfer of the shares is permitted by applicable U.S. state securities laws. In connection with the closing of the Asset Sale, we plan to enter into a Registration Rights Agreement with Buyer providing for the registration of the Buyer shares under the Securities Act. See the section entitled “Ancillary Agreements — Registration Rights Agreement” for more information on the Registration Rights Agreement. The value of Buyer’s shares may significantly decline between the time we receive the shares at the closing of the Asset Sale and the time we are able to freely sell the shares, which would decrease the total amount of consideration we receive in the Asset Sale.

In addition, the shares of Buyer common stock we will receive in the Asset Sale are expected to be issued pursuant to the terms of a Standstill Agreement to be entered into between the Company and Buyer upon the closing of the Asset Sale. The Standstill Agreement is expected to impose certain limitations and restrictions with respect to our ownership of Buyer common stock, including, among other things, requiring us to vote all of the voting securities of Buyer we own in accordance with the recommendation of Buyer’s board of directors and prohibiting us from publicly advising or influencing any person with respect to the voting of any shares of Buyer common stock and taking any action to nominate any person for election to Buyer’s board of directors. Our status as a minority stockholder of Buyer as well as the limitations and restrictions set forth in the Standstill Agreement may limit our ability to exert significant influence on Buyer’s management and operations and matters requiring approval of Buyer’s stockholders. Buyer’s management and holders of a larger percentage of Buyer’s common stock may also take or encourage actions that decrease the value of our shares of Buyer common stock or are not in our best interests as a minority stockholder. See the section entitled “Ancillary Agreements — Standstill Agreement” for more information on the Standstill Agreement.

Risks Related to Our Future Operations

If the Asset Sale is completed, we will no longer be engaged in the retail insurance and claims adjustment businesses, our operations will be limited and our stock price may decline.

If the Asset Sale is completed and we sell all of the equity interests of the Insurance Companies, we will no longer be engaged in the retail insurance and claims adjustment businesses. Following closing, we plan to conduct limited business operations despite the sale of assets that generate a significant portion of our revenue. Our Board will evaluate alternatives for the use of the cash consideration we receive from the Asset Sale, which are expected to include using a portion of the cash consideration to conduct the business of our reinsurance subsidiary, PIH Re, and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. We may form another reinsurance subsidiary in a suitable jurisdiction. Although our Board will evaluate various alternatives regarding the use of the cash consideration, it has not committed to make any such decision by a particular date, and this uncertainty may negatively impact the value and liquidity of our common stock. We also expect that, following the closing of the Asset Sale, our revenue will be reduced, as we will have limited assets with which to generate revenue, and our business prospects may be limited, which may have a material impact on our results of operations and financial condition. For more information on our business following the Asset Sale, see the section entitled “The Company’s Business Following the Asset Sale.”

46

Following the completion of the Asset Sale, we will be subject to non-competition and non-solicitation covenants under the Purchase Agreement, which may limit our operations in certain respects.

If the Asset Sale is completed, we will be subject to non-competition and non-solicitation covenants in the Purchase Agreement for a period of five years from the closing date of the Asset Sale. During this period of time, subject to certain exceptions, we will generally be prohibited from (i) marketing, selling and issuing residential property and casualty insurance policies to residential consumers anywhere in the States of Alabama, Florida, Georgia, Louisiana, South Carolina and Texas (a “Restricted Business”), and owning the equity securities of, managing, operating or controlling any person that engages in a Restricted Business, (ii) hiring or soliciting certain employees of Buyer or the Insurance Companies, and (iii) soliciting or accepting business from certain third parties on any customer, agent or vendor list of the Insurance Companies in connection with a Restricted Business. The non-competition covenant does not apply to our reinsurance business, and we will be permitted to enter into reinsurance contracts in the States of Alabama, Florida, Georgia, Louisiana, South Carolina and Texas.

The limitations set forth in the non-competition and non-solicitation covenants may negatively impact the scope of our future operations, limit our recruitment of key employees, restrict our ability to enter into strategic relationships, and impair our ability to pursue certain business alternatives following the Asset Sale, which may adversely affect our business, results of operations, financial condition and stock price.

We do not have an operating history or established reputation in the reinsurance industry, and our lack of an established operating history and reputation may make it difficult for us to attract or retain business.

Following the completion of the Asset Sale, we expect to use a portion of the cash consideration received in the Asset Sale to conduct the business of our reinsurance subsidiary, PIH Re, which is domiciled under the laws of Bermuda, and we may form an additional reinsurance subsidiary in a suitable jurisdiction. We will not have an operating history on which we can base an estimate of our future earnings prospects. We also do not have an established reputation in the reinsurance industry. Reputation is a very important factor in the reinsurance industry, and competition for business is, in part, based on reputation. Although our reinsurance policies will be fully collateralized, we will be a relatively newly formed reinsurance company and do not yet have a well-established reputation in the reinsurance industry. Our lack of an established reputation may make it difficult for us to attract or retain business. We will compete with major reinsurers, all of which have substantially greater financial marketing and management resources than we do, which may make it difficult for us to effectively market our products or offer our products at a profit. In addition, we do not have or currently intend to obtain financial strength ratings, which may discourage certain counterparties from entering into reinsurance contracts with us.

Our failure to obtain or maintain approval of insurance regulators and other regulatory authorities as required for the operations of our reinsurance subsidiary may have a material adverse effect on our future business, financial condition, results of operations and prospects.

PIH Re, as a Bermuda domiciled insurer, is required to maintain licenses. PIH Re is licensed as a reinsurer only in Bermuda. Bermuda insurance statutes and regulations and policies of the Bermuda Monetary Authority, or “BMA,” require that PIH Re, among other things, maintain a minimum level of capital and surplus, satisfy solvency standards, restrict dividends and distributions, obtain prior approval or provide notification to the BMA of certain transactions, maintain a head office, and have certain officers and a director resident in Bermuda, appoint and maintain a principal representative in Bermuda and provide for the performance of certain periodic examinations of itself and its financial conditions. A failure to meet these conditions may result in the suspension or revocation of PIH Re’s license to do business as a reinsurance company in Bermuda, which would mean that PIH Re would not be able to enter into any new reinsurance contracts until the suspension ended or it became licensed in another jurisdiction. For any or a number of reasons, the BMA could revoke or suspend PIH Re’s license. Any such suspension or revocation of PIH Re’s license would negatively impact its and our reputation in the reinsurance marketplace and could have a material adverse effect on our results of operations. In addition, other reinsurance subsidiaries we may form in other foreign jurisdictions will be subject to the requirements of those jurisdictions, and we may fail to comply with the applicable regulatory requirements.

As a reinsurer, we will depend on our clients’ evaluations of the risks associated with their insurance underwriting, which may subject us to reinsurance losses.

In the proportional reinsurance business, in which we will assume an agreed percentage of each underlying insurance contract being reinsured, or quota share contracts, we do not plan to separately evaluate each of the original individual risks assumed under these reinsurance contracts. We will therefore be largely dependent on the original underwriting decisions made by ceding companies, which will subject us to the risk that the clients may not have adequately evaluated the insured risks and that the premiums ceded may not adequately compensate us for the risks we assume. We also do not plan to separately evaluate each of the individual claims made on the underlying insurance contracts under quota share arrangements, in which case we will be dependent on the original claims decisions made by our clients.

47

The inability to obtain business from brokers could adversely affect our business strategy and results of operations.

We anticipate that a substantial portion of our reinsurance business will be placed primarily through brokered transactions, which involve a limited number of reinsurance brokers. If we are unable to identify and grow the brokered business provided through one or more of these reinsurance brokers, many of whom may not be familiar with the Bermuda jurisdiction of our reinsurance subsidiary, this failure could significantly and negatively affect our business and results of operations.

The involvement of reinsurance brokers may subject us to their credit risk.

As a standard practice of the reinsurance industry, reinsurers frequently pay amounts owed on claims under their policies to reinsurance brokers, and these brokers, in turn, remit these amounts to the ceding companies that have reinsured a portion of their liabilities with the reinsurer. In some jurisdictions, if a broker fails to make such a payment, the reinsurer might remain liable to the client for the deficiency notwithstanding the broker’s obligation to make such payment. Conversely, in certain jurisdictions, when the client pays premiums for policies to reinsurance brokers for payment to the reinsurer, these premiums are considered to have been paid and the client will no longer be liable to the reinsurer for these premiums, whether or not the reinsurer has actually received them from the broker. Consequently, as a reinsurer, we expect to assume a degree of credit risk associated with the brokers that we intend to do business with.

We may be unable to purchase retrocessional reinsurance for the liabilities we reinsure, and if we successfully purchase such retrocessional reinsurance, we may be unable to collect, which could adversely affect our business, financial condition and results of operations.

Retrocessional coverage (reinsurance for the liabilities we reinsure) may not always be available to us or may not always be available at acceptable terms. From time to time, as a reinsurer we expect that we will purchase retrocessional coverage for our own account in order to mitigate the effect of a potential concentration of losses upon our financial condition. The insolvency or inability or refusal of a retrocessional reinsurer to make payments under the terms of its agreement with us could have an adverse effect on us because we will remain primarily liable to our client. From time to time, market conditions have limited, and in some cases have prevented, reinsurers from obtaining the types and amounts of retrocession that they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional coverage or negotiate terms that we deem appropriate or acceptable or obtain retrocession from entities with satisfactory creditworthiness. Our failure to establish adequate retrocessional arrangements or the failure of our retrocessional arrangements to protect us from overly concentrated risk exposure could significantly and negatively affect our business, financial condition and results of operations.

We may not be successful in carrying out our investment and investment management strategy, and fair value of our investments will be subject to a loss in value.

We plan to form an investment advisory firm (the “Advisor”) and to use one or more affiliated investment advisers registered with the SEC (the “Sub Advisors”) to carry out our investment advisory services. Through the investment portfolio of our Reinsurance Subsidiaries, we plan to be a seed investor in a number of newly created private funds that, we expect, will pursue investment strategies ranging the full spectrum in alternative equities, fixed income, private equity and real estate. In exchange for seeding the new funds, we expect to receive a special interest in each new fund (or its general partner). Since we plan to conduct our investment activities through private funds, our contributions made to those funds may be subject to lock-up agreements and our ability to access this capital may be limited for a defined period, which may increase a risk of loss of all or a significant portion of value. Our investments may also become concentrated. A significant decline in the major values of these investments may produce a large decrease in our consolidated shareholders’ equity and can have a material adverse effect on our consolidated book value per share and earnings.

As discussed in “Ancillary Agreements — Investment Advisory Agreement,” in connection with the Purchase Agreement, the Advisor and Buyer plan to enter into an investment advisory agreement in which the Advisor will provide non-discretionary investment advisory services to the Buyer. The Advisor plans to use the affiliated Sub Advisors to carry out the services under this agreement with the Buyer. The Advisor and affiliated Sub Advisors plan to develop relationships with other insurance companies to provide investment advisory services. Any fees received for such services may not be commensurate with the services provided. We also may not be able to enter into such advisory management agreements on favorable terms, or at all.

Any of these events could have a material adverse effect on our business.

48

We will be subject to the risk of possibly becoming an investment company under the Investment Company Act.

We will be subject to the risk of inadvertently becoming an investment company, which would require us to register under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we currently operate our business.

We will monitor the value of our investments and plan to structure our operations and transactions to qualify for exemptions under the Investment Company Act. Accordingly, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, adverse developments with respect to our ownership of our operating subsidiaries, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our inadvertently becoming an investment company. If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

Our results of operations will fluctuate from period to period and may not be indicative of our long-term prospects.

We anticipate that the performance of our reinsurance operations and our future investment portfolio will fluctuate from period to period. In addition, because we plan to underwrite products and make investments to achieve favorable return on equity over the long-term, our short-term results of operations may not be indicative of our long-term prospects. Our results of operations may also be adversely impacted by the general conditions and outlook of the reinsurance markets as well as capital markets.

We will be a very small public company with a large cash balance relative to our market capitalization.

Once the Asset Sale is completed, we will remain a publicly traded company and will continue to be subject to the listing standards of Nasdaq and SEC rules and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and will have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act even though compliance with these reporting requirements is economically burdensome. Unless we decide to deregister our shares and suspend our periodic reporting obligations under the Exchange Act, we will continue to incur ongoing operating expenses related to our status as a reporting issuer.

The uncertainty regarding the use of proceeds from the Asset Sale and our future operations may negatively impact the value and liquidity of our common stock.

Although our Board will evaluate various alternatives regarding the use of proceeds from the Asset Sale, it has made no final decision with respect to the use of proceeds and has not committed to make any such decision by a particular date. Our Board will have broad discretion in finalizing the use of proceeds, which our investors may not agree with. This uncertainty may negatively impact the value and liquidity of our common stock. For more information on possible alternatives for the use of proceeds, see the section entitled “The Company’s Business Following the Asset Sale.”

We may be unable to attract and retain key personnel and management, which could adversely impact our ability to successfully implement and execute our growth strategy.

The successful implementation of our growth strategy post-closing of the Asset Sale will depend in large part upon the ability and experience of members of our senior management and other personnel. In addition, our performance will be dependent on our ability to identify, hire, train, motivate and retain qualified management and personnel with experience in the reinsurance industry and investment advisory services. We may be unable to attract and retain such personnel on acceptable terms, or at all. If we lose the service of qualified management or other personnel or are unable to attract and retain the necessary members of senior management or personnel post-closing of the Asset Sale, we may not be able to successfully execute on our business strategy, which could have an adverse effect on our business.

49

Failure to complete the Asset Sale may cause the market price for our common shares to decline.

If our stockholders fail to approve the Asset Sale Proposal, or if the Asset Sale is not completed for any other reason, the market price of our common shares may decline due to various potential consequences, including but not limited to:

●	we may not be able to sell the equity of Maison, MMI and/or ClaimCor to another party on terms as favorable to us as the terms of the Purchase Agreement;

●	the failure to complete the Asset Sale may create substantial doubt as to our ability to effectively implement our current business strategies; and

●	our costs related to the Asset Sale, such as legal and accounting fees, must be paid even if the Asset Sale is not completed.

We may fail to satisfy the continued listing standards of Nasdaq and may have to delist our common shares.

Even though we currently satisfy the continued listing standards for Nasdaq and expect to continue to do so following the completion of the Asset Sale, we can provide no assurance that we will continue to satisfy the continued listing standards in the future. In the event that we are unable to satisfy the continued listing standards of Nasdaq, our common shares may be delisted from that market. Any delisting of our common shares from Nasdaq could:

●	adversely affect our ability to attract new investors;

●	decrease the liquidity of our outstanding common shares;

●	reduce our flexibility to raise additional capital;

●	reduce the price at which our common shares trade; and

●	increase the transaction costs inherent in trading such common shares with overall negative effects for our stockholders.

In addition, delisting of our common shares could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common shares, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect the price of our common shares and our business, financial condition and results of operations.

50

THE SPECIAL MEETING

Date, Time and Location

The Special Meeting is scheduled to be held on June 10, 2019 at 10:00 a.m., local time, at the offices of Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114-1291.

Only stockholders or their proxy holders may attend the Special Meeting. If you plan to attend the Special Meeting, please be prepared to provide valid government-issued photo identification (e.g., a driver’s license or a passport) to be admitted to the Special Meeting. If you are a beneficial owner of shares of Company common stock held in “street name” by a broker, bank or other nominee at the record date, in addition to proper identification, you will also need an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the record date to be admitted to the Special Meeting. If you want to vote your shares of Company common stock held in “street name” in person at the Special Meeting, you will have to obtain a written legal proxy in your name from the broker, bank or other nominee that holds your shares.

If you plan to attend the Special Meeting, to register your name with the Key Tower security service to gain access to the Thompson Hine LLP offices, you must inform Lisa Vitale at the Company via e-mail at lvitale@maisonins.com or by telephone at (813) 579-6232 prior to the Special Meeting of your intent to attend the Special Meeting. To access the Thompson Hine LLP offices, you must present a form of picture identification to the security officer at the desk located on the main floor of Key Tower. You will be provided a pass to permit access to the Key Tower elevators and will proceed to the 39th floor offices of Thompson Hine LLP.

Purpose of the Special Meeting

At the Special Meeting, our stockholders will be asked to consider and vote on:

●	the Asset Sale Proposal;

●	the Adjournment Proposal; and

●	such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Other than the proposals listed above, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this proxy statement will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of Our Board of Directors

Our Board unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal and “FOR” the Adjournment Proposal. See the section entitled “Proposal 1 – The Asset Sale Proposal” for a discussion of the factors considered by the Board in reaching its decision to make the above recommendations.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Board has fixed the close of business on April 18, 2019 as the record date for the determination of the Company stockholders entitled to vote at the Special Meeting or any adjournment or postponement thereof. Only Company stockholders of record at the record date are entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. As of the close of business on April 18, 2019, we had 6,012,764 common shares outstanding and entitled to vote at the Special Meeting, which were held by 14 stockholders of record including Cede & Co., which holds shares on behalf of the beneficial owners of the Company’s common stock. Because brokers and other institutions hold many of our shares on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders. Each share of common stock issued and outstanding as of the close of business on the record date is entitled to one vote.

Quorum

The presence at the Special Meeting, in person or by proxy, of the holders of a majority of our common stock entitled to vote at the Special Meeting will constitute a quorum, permitting action to be taken and the conduct of business at the Special Meeting. Abstentions and shares represented by a properly executed proxy card that is returned without voting instructions will be counted for purposes of determining the presence of a quorum. Broker non-votes, if any, will not count towards determining the presence of a quorum. There must be a quorum for the vote on the Asset Sale Proposal to be taken at the Special Meeting. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment of the meeting and will subject us to additional expense.

Required Vote

Assuming a quorum is present, approval of the Asset Sale Proposal requires the affirmative vote of at least a majority of the issued and outstanding shares of Company common stock entitled to vote at the Special Meeting. We cannot complete the Asset Sale pursuant to the terms of the Purchase Agreement unless our stockholders approve the Asset Sale Proposal. A stockholder’s election to abstain from voting on the Asset Sale Proposal will have the same effect as a vote “AGAINST” the proposal. Assuming a quorum is present, the failure of a stockholder who holds his, her or its shares in “street name” through a broker, bank or other nominee to give voting instructions to that broker, bank or other nominee or any other failure of a stockholder to vote will also have the same effect as a vote “AGAINST” the proposal.

51

Approval of the Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting by holders of our common stock.

Stock Ownership of and Voting by Company Directors and Executive Officers and Fundamental Global and Ballantyne

As of the record date for the Special Meeting, the Company’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate 2,790,210 shares of Company common stock at the Special Meeting, which represents approximately 46.4% of the shares of Company common stock entitled to vote at the Special Meeting.

Fundamental Global Investors, LLC and its affiliates, or “Fundamental Global,” is the beneficial owner of 2,714,362 shares of Company common stock as of the record date, which represents approximately 45.1% of the shares of Company common stock entitled to vote at the Special Meeting, and includes 1,038,409 shares owned by Ballantyne Strong, Inc., or “Ballantyne.” D. Kyle Cerminara, Chairman of our Board, serves as Chief Executive Officer, Co-Founder and Partner of Fundamental Global, and Chairman of the Board of Directors and Chief Executive Officer of Ballantyne. Lewis M. Johnson, Co-Chairman of our Board, serves as President, Co-Founder and Partner of Fundamental Global, and as a member of the Board of Directors of Ballantyne.

In connection with the Purchase Agreement, Fundamental Global and Ballantyne entered into Voting Agreements with Buyer pursuant to which Fundamental Global and Ballantyne have each agreed to, among other things, vote all shares of Company common stock owned beneficially and of record by them as of the date of the Voting Agreements in favor of the approval and adoption of the Purchase Agreement and the Asset Sale. For more information about the Voting Agreements, see the section entitled “Ancillary Agreements — Voting Agreement.”

Each of our directors and executive officers and their affiliates, including Fundamental Global and Ballantyne, is expected, as of the date of this proxy statement, to vote their shares of Company common stock “FOR” the Asset Sale Proposal and “FOR” the Adjournment Proposal, although, except for the Voting Agreements described above, none of our directors or executive officers or their affiliates has entered into any agreement requiring them to do so.

Voting of Shares

Via the Internet or by Telephone. If you hold shares of the Company directly in your name as a stockholder of record, you may vote via the Internet or by telephone by following the instructions on your proxy card. In order to vote your shares via the Internet or by telephone, you will need the control number on your proxy card (which is unique to each Company stockholder to ensure all voting instructions are genuine and to prevent duplicate voting). Votes may be submitted via the Internet or by telephone, 24 hours a day, seven days a week, and must be received by 11:59 p.m. (Eastern Time) on June 9, 2019.

If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you may provide voting instructions via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other nominee. Please follow the voting instructions provided by your broker, bank or other nominee with these materials.

By Mail. If you hold shares of Company common stock directly in your name as a stockholder of record, in order to vote by mail, you may submit a proxy card. You will need to complete, date and sign your proxy card and return it using the postage-paid return envelope provided. We must receive your proxy card no later than the close of business on June 9, 2019.

If you hold shares of Company common stock in “street name” through a broker, bank or other nominee, in order to provide voting instructions by mail you will need to complete, sign and date the voting instruction form provided by your broker, bank or other nominee and return it in the postage-paid return envelope provided. Your broker, bank or other nominee must receive your voting instruction form in sufficient time to vote your shares.

In Person. If you hold shares of Company common stock directly in your name as a stockholder of record, you may vote in person at the Special Meeting. Stockholders of record also may be represented by another person at the Special Meeting by executing a proper proxy designating that person.

52

When a stockholder of record submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. You are encouraged to register your vote via the Internet or telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the Special Meeting, you may also vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be revoked and superseded by any vote that you cast at the Special Meeting. Your attendance at the Special Meeting alone will not revoke any proxy previously given.

If you hold shares of Company common stock in “street name” through a broker, bank or other nominee, you must obtain a written legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Special Meeting. To request a legal proxy, please contact your broker, bank or other nominee.

Generally

If your shares are held in an account at a broker, bank or other nominee (i.e., in “street name”), you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank or other nominee with this proxy statement. Brokers, banks and other nominees who hold Company common shares in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. Under applicable stock exchange rules, each of the proposals to be considered at the Special Meeting as described in this proxy statement are considered non-routine. Therefore, brokers, banks and other nominees do not have discretionary authority to vote on any of the proposals at the Special Meeting.

Broker non-votes are shares held by a broker, bank or other nominee that are present in person or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and the broker, bank or other nominee does not have discretionary voting power on such proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals to be considered at the Special Meeting as described in this proxy statement, if a beneficial owner of Company common shares held in “street name” does not give voting instructions to its broker, bank or other nominee, then those shares will not be present in person or represented by proxy at the Special Meeting. As a result, we expect that there will not be any broker non-votes in connection with the Special Meeting. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, but will have no effect on the outcome of the Adjournment Proposal.

All shares represented by each properly completed and duly executed proxy received before or at the Special Meeting will be voted in accordance with the instructions given in the proxy. If a stockholder signs a proxy card and returns it without giving instructions for voting on any proposal, the shares of Company common stock represented by that proxy card will be voted “FOR” the Asset Sale Proposal and “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

If you are a stockholder of record as of the record date for the Special Meeting, you may revoke your proxy or change your vote at any time before the closing of the polls at the Special Meeting by:

●

sending a signed notice stating that you revoke your proxy to the Corporate Secretary of the Company at 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607 that bears a later date than the date of the proxy you want to revoke and is received prior to the Special Meeting;

●	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m. (Eastern Time) on June 9, 2019, or by mail that is received prior to the Special Meeting; or

53

●	attending the Special Meeting (or, if the Special Meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone at the Special Meeting will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the Special Meeting.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement is being provided to holders of shares of Company common stock in connection with the solicitation of proxies by the Board to be voted at the Special Meeting and any adjournments or postponements thereof. The Company will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this proxy statement for the Special Meeting. We have engaged Alliance Advisors LLC to assist in the solicitation of proxies for the Special Meeting and estimate that we will pay Alliance Advisors LLC a fee of approximately $20,000, including reimbursement of reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. We have also agreed to indemnify Alliance Advisors LLC against certain losses, costs and expenses. It is anticipated that Alliance Advisors LLC will employ approximately 25 persons to solicit stockholders of the Company for the Special Meeting.

In addition, our directors, officers and employees may request the return of proxies in person, by telephone, by electronic mail, or otherwise, but will not receive additional compensation for their solicitation activities. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers, and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Adjournment

Our stockholders are being asked to approve a proposal that will give the Board authority to adjourn the Special Meeting from time to time for the purpose of soliciting additional proxies in favor of the Asset Sale Proposal if there are not sufficient votes at the time of the Special Meeting, or any adjournment or postponement thereof, to approve the Asset Sale Proposal. If the Adjournment Proposal is approved, the Special Meeting could be adjourned to any date. In addition, the Board, with or without stockholder approval, could postpone the Special Meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons.

Questions and Additional Information

If you have any questions about the Special Meeting, require assistance with submitting your proxy or otherwise voting your shares of Company common stock, or would like copies of any of the documents referred to in this proxy statement, please contact Alliance Advisors LLC at 844-876-6187.

PROPOSAL 1 – THE ASSET SALE PROPOSAL

The following is a description of the material aspects of the Asset Sale Proposal and the Purchase Agreement, including background information relating to the proposed Asset Sale. While we believe that the following description covers the material terms of the Asset Sale, the description may not contain all of the information that is important to you. You should carefully read this proxy statement and the Purchase Agreement for a complete understanding of the terms of the Asset Sale. Please also see “The Purchase Agreement” in this proxy statement for a description of the material terms of the Purchase Agreement.

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale to occur. If our stockholders fail to approve the Asset Sale Proposal, the Asset Sale will not occur pursuant to the terms of the Purchase Agreement.

General Description of the Asset Sale

Subject to the terms and conditions of the Purchase Agreement, including the approval of the Asset Sale Proposal by our stockholders, we have agreed to sell to Buyer all of the issued and outstanding equity of three of our wholly-owned subsidiaries, Maison, MMI and ClaimCor (collectively referred to herein as the “Insurance Companies”), to FedNat Holding Company, or “Buyer.” The sale of the Insurance Companies constitutes the sale of substantially all of the assets of the Company under Delaware law.

54

All of the employees of MMI are expected to become employees of Buyer as of the closing of the Asset Sale, either directly or by remaining employees of MMI, other than John S. Hill, the Company’s Chief Financial Officer, and Brian D. Bottjer, the Company’s Controller, who the Company expects to hire as employees of the Company after the closing. Douglas N. Raucy, the Company’s current President and Chief Executive Officer and a director, and Dean E. Stroud, the Company’s current Vice President and Chief Underwriting Officer, have entered into employment agreements with Buyer, with the effectiveness of such agreements subject to the occurrence of the closing and continuous employment with the Company through the closing. See the section entitled “Interests of Our Executive Officers in the Asset Sale” for more information.

Consideration for the Asset Sale

As consideration for the Asset Sale, Buyer will pay to us $51.0 million, consisting of $25.5 million in cash and $25.5 million in shares of Buyer’s common stock to be issued to the Company. The number of shares of Buyer’s common stock to be issued to us will be based on the weighted average closing price of Buyer’s common stock on Nasdaq during the 20-trading days immediately preceding the closing of the Asset Sale. In addition, upon closing of the Asset Sale, up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest (other than default rates of interest, penalties, late fees and other related charges), will be repaid to the Company.

The shares of Buyer common stock to be issued to the Company as consideration for the Asset Sale are expected to be issued pursuant to the terms and conditions of a Standstill Agreement to be entered into among the Company and Buyer at the closing of the Asset Sale. The shares will not be registered under the Securities Act. In this regard, the shares will be issued by Buyer to the Company in a private placement, in reliance on the exemption set forth in Section 4(a)(2) of the Securities Act. Accordingly, these shares will be restricted securities under the Securities Act. We may not sell the Buyer shares acquired in the Asset Sale unless (i) the shares are registered under the Securities Act or are otherwise exempt from the registration requirements of the Securities Act pursuant to an available exemption and (ii) a sale or transfer of the shares is permitted by applicable U.S. state securities laws. We plan to enter into a Registration Rights Agreement at the closing of the Asset Sale with Buyer providing for the registration under the Securities Act of the resale of the shares. See the section entitled “Ancillary Agreements” for more information on the Standstill Agreement and the Registration Rights Agreement.

Additional Closing Payment

If the closing of the Asset Sale occurs after June 30, 2019, the purchase price of the Asset Sale will be increased by the lesser of (i) the amount by which the net book value of the Insurance Companies exceeds $42 million (without considering the effect of the repayment of the surplus notes in effect at closing) and (ii) the amount by which Maison’s statutory surplus exceeds $29 million (after accounting for the full repayment of the surplus notes in effect at closing); but only if the Company is not able, due to regulatory restrictions, to cause the Insurance Companies to distribute such amount to the Company on the closing date of the Asset Sale.

Use of Proceeds

The Company, and not its stockholders, will receive the cash and stock consideration from the Asset Sale. We do not intend to liquidate following the Asset Sale. Our Board will evaluate alternatives for the use of the cash proceeds to be received from the Asset Sale, which are expected to include using a portion of the cash consideration to conduct the business of our reinsurance subsidiary, PIH Re, and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. The Company may form an additional reinsurance subsidiary in a suitable jurisdiction. For more information on our future operations and how the proceeds may be used, see the section entitled “The Company’s Business Following the Asset Sale.”

Financing of the Asset Sale

The $25.5 million cash consideration to be paid by Buyer to the Company, along with the replacement of the capital and surplus necessary to allow the repayment of the surplus note obligations owed by Maison to the Company that are to be repaid at the closing of the Asset Sale, are being funded from the proceeds of a private placement by Buyer of 10-year, senior unsecured notes with a fixed interest rate of 7.50%. The private placement closed on March 5, 2019.

55

Parties to the Purchase Agreement

1347 Property Insurance Holdings, Inc. The Company is an insurance holding company specialized in providing personal property insurance in coastal markets including those in Louisiana, Texas and Florida. We were incorporated on October 2, 2012 in the State of Delaware. On November 19, 2013, we changed our legal name to 1347 Property Insurance Holdings, Inc., and on March 31, 2014, we completed an initial public offering of our common stock. Our common stock is traded on the Nasdaq Global Market tier of Nasdaq under the symbol “PIH.” The Company’s principal executive offices are located at 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607; its telephone number is (813) 579-6213; and its website is www.1347pih.com.

Maison Insurance Company. Maison Insurance Company, a Louisiana corporation, provides property and casualty insurance to individuals in Louisiana, Texas and Florida. Maison’s current insurance offerings in Louisiana, Texas and Florida include homeowners insurance, manufactured home insurance and dwelling fire insurance. Maison writes both full peril property policies as well as wind/hail only exposures and produces new policies through a network of independent insurance agencies. Maison’s principal executive offices are located at 9100 Bluebonnet Centre Blvd., Suite 501, Baton Rouge, LA 70809; its telephone number is (855) 862-0436; and its website is www.maisonins.com.

Maison Managers, Inc. Maison Managers, Inc., a Delaware corporation, serves as the Company’s management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by, and subject to, the regulatory oversight of the Louisiana Department of Insurance, the Texas Department of Insurance and the Florida Office of Insurance Regulation. MMI’s principal executive offices are located at 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607 and its telephone number is (813) 579-6213. MMI does not have a website.

ClaimCor, LLC. ClaimCor, LLC, a Florida limited liability company, is a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies during times of high volume, so that we may provide responsive claims handling service when catastrophic events occur that impact many of our policyholders. We have the ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process. ClaimCor’s principal executive offices are located at 1511 N. Westshore Blvd., Suite 895, Tampa, FL 33607; its telephone number is (813) 579-6226; and its website is www.claimcorsolutions.com.

FedNat Holding Company. FedNat Holding Company, a Florida corporation, is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through its subsidiaries and contractual relationships with independent agents and general agents. FedNat, through its wholly owned subsidiaries, is authorized to underwrite and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. FedNat markets, distributes and services its own and third-party insurers’ products and other services through a network of independent and general agents. FedNat Insurance Company, FedNat’s largest wholly owned insurance subsidiary, is licensed as an admitted carrier, to write specific lines of insurance by the state’s insurance departments, in Florida, Louisiana, Texas, Georgia, South Carolina and Alabama. Monarch National Insurance Company, FedNat’s other insurance subsidiary, is licensed as an admitted carrier in Florida. FedNat’s principal executive offices are located at 14050 N.W. 14th Street, Suite 180, Sunrise, FL 33323; its telephone number is (800) 293-2532; and its website is www.fednat.com.

All website addresses are being provided as inactive textual references only.

Background of the Asset Sale

PIH’s Board of Directors (the “PIH Board”) and management team regularly evaluate the long-term strategic plans and objectives of PIH and its wholly-owned subsidiaries, including Maison, Maison Managers and ClaimCor (collectively, the “Insurance Companies”). The Board has, from time to time, considered a range of financial and strategic opportunities to enhance stockholder value, including various investments and divestitures, potential business combinations, entry into new geographies, products and businesses, and other strategic transactions. Such evaluation and consideration has included a discussion of macro trends impacting PIH, the Insurance Companies and the insurance industry, such as insurance industry consolidation, new competitors, changes in the insurance distribution model, the availability and cost of reinsurance, increasing presence of alternative capital in the insurance sector, and the pricing environment in the homeowners line of business and their potential impact on PIH’s objectives and ability to create stockholder value.

56

From time-to-time since PIH completed its initial public offering of common stock in 2014, representatives of FedNat have indicated to representatives of PIH that FedNat would be interested in exploring the potential acquisition of the Insurance Companies’ business.

In June 2018, a representative of FedNat approached a representative of PIH and asked whether PIH would consider commencing a process to explore the potential acquisition of the Insurance Companies by FedNat. In late June 2018, after discussions with members of the PIH Board, the PIH representative provided a response to the FedNat representative indicating that PIH would be open to exploring a transaction.

On July 27, 2018, Michael H. Braun, Chief Executive Officer of FedNat, met with D. Kyle Cerminara, Chairman of PIH, for the first time to discuss the potential transaction and the general parameters thereof.

On August 8, 2018, PIH received an initial due diligence information request list from representatives of FedNat.

At a meeting held on August 14, 2018, the PIH Board discussed the possibility of a sale transaction with FedNat relating to the Insurance Companies business. The Board considered the proposals from two investment banks to serve as financial advisor to PIH. The Board authorized the Company to engage Sandler O’Neill as the Company’s financial advisor in connection with the proposed transaction and to provide a fairness opinion in connection with the Board’s review and consideration of a potential transaction.

On September 5, 2018, PIH executed a non-disclosure agreement with FedNat, which included customary standstill and non-solicitation provisions.

On September 13, 2018, PIH entered into an engagement letter to formally retain Sandler O’Neill to serve as financial advisor to PIH in connection with the evaluation and negotiation of a potential sale transaction.

In September 2018, representatives of Sandler O’Neill and the Insurance Companies’ management team began due diligence and began responding to initial FedNat information requests. Representatives of Sandler O’Neill and the Insurance Companies populated a data room and provided information and documents in response to FedNat’s specific information requests. On September 27, 2018, members of the Insurance Companies’ management team delivered a forecast model to FedNat.

On October 12, 2018, members of the Insurance Companies’ management team, members of the FedNat management team and representatives of each of Sandler O’Neill and Raymond James held an in-person meeting to discuss a range of business, operational and financial due diligence topics. During that meeting, both parties continued to express interest in a sale transaction.

On October 17, 2018, representatives of Sandler O’Neill and Raymond James discussed the due diligence process and both parties’ continued interest in pursuing a sale transaction.

On October 18, 2018, a conference call was held involving representatives of Sandler O’Neill, the Insurance Companies, FedNat and FedNat’s advisors to discuss and review the management forecast model.

On October 29, 2018, a conference call was held with representatives of Raymond James and Sandler O’Neill, where representatives of Raymond James previewed the purchase price, transaction structure, transaction timing and expected process. Representatives of Raymond James indicated that FedNat continued to have interest in pursuing a transaction. Representatives of Raymond James also indicated that FedNat would expect to undertake a notes offering to fund the transaction.

At a meeting held on November 12, 2018, the PIH Board discussed the status of the discussions and negotiations with FedNat regarding a potential transaction. The Board also reviewed and discussed the proposed terms of the transaction and legal and process matters relating to the proposed transaction.

Later in the day on November 12, 2018, PIH received a written indication of interest for $54-56 million from FedNat, which also included a commitment to repay surplus notes payable by Maison to PIH. The indication of interests stated that for an aggregate purchase price of $54 million, FedNat proposed to pay $44 million in cash and $10 million of FedNat common stock, and that for an aggregate purchase price of $56 million, FedNat proposed to pay $30 million in subordinated notes issued by FedNat and $26 million of convertible preferred stock issued by FedNat. Additionally, the indication of interests included minimum statutory surplus and GAAP stockholders’ equity thresholds.

On November 13, 2018, representatives of Sandler O’Neill and Raymond James took part in a conference call to walk through the indication of interest, and Sandler O’Neill asked a number of follow-up and clarification questions regarding FedNat’s proposal. Topics of discussion included registration of FedNat common stock consideration, timing and regulatory approval process, a go-shop provision, tax implications and trading restrictions for FedNat stock consideration.

57

In the subsequent days, representatives of Sandler O’Neill discussed findings and responses to initial clarification questions with PIH. Representatives of Sandler O’Neill prepared a summary of the proposal and had further discussions with representatives of Raymond James to ensure a clear understanding of each of the terms of the proposal.

At a meeting held on November 19, 2018, the PIH Board discussed the proposed indication of interest from FedNat and the next steps to be undertaken in connection with engaging in further discussions and negotiations with FedNat.

On November 26, 2018, representatives of Raymond James reached out to representatives of Sandler O’Neill for a telephonic discussion. Based upon the initial indication of interest, representatives of Sandler O’Neill and Raymond James determined that it would be appropriate to develop a detailed term sheet to be executed by both sides in order to ensure both sides were aligned prior to engaging in confirmatory due diligence. Representatives of Raymond James indicated that FedNat was interested in more detailed due diligence sessions in-person and telephonically with members of the Insurance Companies’ management team. Representatives of Raymond James and Sandler O’Neill discussed the due diligence progress to date, and representatives of Raymond James highlighted outstanding diligence requests.

On December 3, 2018, representatives of PIH and FedNat executed a term sheet setting forth the agreed upon principal terms and conditions of the potential transaction, which included a $54.0 million purchase price and the repayment of up to $18 million of surplus notes payable by Maison to PIH. It was agreed that the $54.0 million purchase price would be comprised of $44.0 million in cash and $10.0 million of FedNat common stock. As a condition to close, the Insurance Companies would be required to hold at least $42.0 million of GAAP stockholders’ equity and Maison would be required to have $47.0 million of statutory capital and surplus. Other components of the term sheet included a right of first refusal for PIH to reinsure up to 5% of the capacity for any single reinsurance protection layer of FedNat and its insurance subsidiaries after the closing, a 3-year standstill agreement relating to FedNat common stock, and a commitment for the parties to agree upon the most advantageous tax treatment for both parties.

From December 7-17, 2018, members of the Insurance Companies’ management team participated in due diligence calls involving representatives of Sandler O’Neill, Thompson Hine LLP (“Thompson Hine”), counsel to PIH, FedNat and Nelson Mullins Riley & Scarborough LLP, counsel to FedNat (“Nelson Mullins”). The parties held seven due diligence calls involving representatives of the Insurance Companies and FedNat, which covered a review of reserves, tax, actuarial matters, legal issues, contracts, claims, and underwriting matters.

Additionally, from December 12-13, 2018, representatives of BDO USA LLP, the Insurance Companies’ auditor, hosted a workpaper audit with representatives of Ernst and Young, FedNat’s auditor.

On December 18, 2018, members of the Insurance Companies’ management team finalized an update of the forecast model, which was subsequently delivered to FedNat. The updated model included refinements regarding 2018 performance, forecasted geographic focus and outlook on certain expenses including reinsurance. Earnings and revenue were projected to be materially lower in the revised forecast. Earnings were reduced by $5.5 million, $2.6 million and $1.4 million, for 2019, 2020 and 2021, respectively, largely attributable to reduced forecasted premium volume in Texas.

On December 19, 2018, representatives of the Insurance Companies, FedNat, FedNat’s advisors and Sandler O’Neill held an in-person due diligence meeting. Topics of discussion were focused on updates to financial results and 2019 outlook, review of initiatives and strategy by segment, personnel, reserves, synergy opportunities and due diligence findings and follow-ups.

Financial and regulatory due diligence requests and uploads by representatives of Sandler O’Neill and the Insurance Companies continued through the weeks of December 24, 2018 and December 31, 2018.

On January 3, 2019, representatives of Raymond James delivered a draft of the Equity Purchase Agreement to Sandler O’Neill. Representatives of Sandler O’Neill subsequently held a conference call with representatives of Raymond James to walk through FedNat’s approach to the proposed draft, the expected timeline for the proposed transaction, high priority due diligence items and material process considerations. The initial draft of the equity purchase agreement provided by FedNat included a customary post-signing 30-day go-shop process in favor of PIH, and a customary fiduciary out provision in favor of the PIH board, which PIH had indicated to FedNat would be required terms for the proposed transaction.

In a call between representatives of Sandler O’Neill and Raymond James on January 11, 2019, representatives of Raymond James indicated that they expected a meaningful decrease in purchase price and a change in the originally agreed upon transaction terms, given the revised forecasts, the potential impact of market conditions on FedNat’s ability to raise capital, and the higher than expected capital requirements at Maison discovered during due diligence. In addition to an expected purchase price reduction, FedNat also indicated that it would require a higher percentage of consideration to be paid in FedNat common stock and that it would require Maison to repay the outstanding surplus notes to PIH, as opposed to FedNat directly repaying the surplus notes.

58

On January 11, 2019, representatives of Sandler O’Neill had a telephonic meeting with Mr. Cerminara to provide a debriefing regarding the discussions with representatives of Raymond James, outlining the potential changes in transaction structure and price.

At a meeting held on January 11, 2019, the PIH Board discussed the reduction in purchase price communicated by FedNat. The PIH Board determined to engage in further discussions with FedNat regarding the proposed terms of the transaction, but also placed PIH’s transaction efforts on hold pending receipt of further information from FedNat regarding the proposed price reduction. The PIH Board also discussed approaching other potential buyers in the event that further discussions with FedNat were not satisfactory.

During the period from January 11-14, 2019, valuation and structural discussions took place between Mr. Cerminara, Mr. Braun and representatives of Sandler O’Neill and Raymond James. On January 14, 2019, Mr. Cerminara met with Mr. Braun to continue negotiations. In connection with these discussions, the following general terms were agreed upon to move forward with discussions and negotiations: $51-$54 million in total purchase price, comprised of a higher percentage of FedNat common stock than was included in the term sheet, a higher percentage right of first refusal for PIH on all layers of FedNat reinsurance, and a proposed investment advisory agreement pursuant to which PIH would provide investment advisory services to FedNat after the closing of the transaction.

During the week of January 14, 2019, members of the Insurance Companies’ management and representatives of Sandler O’Neill continued responding to confirmatory due diligence requests through the data room.

On January 17, 2019, a conference call was held to discuss the terms of the proposed equity purchase agreement among the Insurance Companies’ management, Mr. Cerminara, Sandler O’Neill and representatives of Thompson Hine.

On January 21, 2019, representatives of Sandler O’Neill delivered to representatives of FedNat a forecast bridge between the October 2018 and December 2018 management forecast models to provide additional context regarding the drivers of change between the two versions of the model.

On January 22, 2019, representatives of PIH provided a revised draft of the equity purchase agreement to representatives of Raymond James.

On the same day, representatives of PIH received drafts of the Voting Agreement and Reinsurance Right of First Refusal Agreement from representatives of Raymond James. The Reinsurance Right of First Refusal Agreement provided PIH with the right of first refusal on 7.5% of any FedNat reinsurance layer, subject to limitations.

On January 24, 2019, representatives of Sandler O’Neill submitted a list of reverse due diligence requests focused on customary due diligence topics, given the expected inclusion of FedNat common stock in the transaction consideration.

On January 24, 2019, representatives of Thompson Hine and Nelson Mullins, counsel to FedNat, held a conference call to discuss material terms of the equity purchase agreement.

On January 25, 2019, representatives of Raymond James provided initial drafts of the proposed Standstill Agreement and the Employment Agreements for Mr. Raucy and Mr. Stroud. Representatives of Raymond James also provided an initial draft of the senior notes offering investor presentation, which contained high level details of the expected acquisition of Maison.

On the same day, a regulatory conference call was held involving representatives of Sandler O’Neill, Raymond James, Thompson Hine, McGlinchey Stafford, PIH’s insurance regulatory counsel, and Colodny Fass, FedNat’s insurance regulatory counsel. The focus of the regulatory call was the proposed timing of expected regulatory filings required in connection with the proposed transaction.

On January 25, 2019, preliminary consolidated GAAP and statutory financial results of the Insurance Companies were delivered to FedNat. GAAP and statutory financial highlights were provided, in addition to the statutory balance sheet. More detailed full-year 2018 GAAP financial statements and trial balances of the Insurance Companies were delivered to FedNat on January 29, 2019.

59

Representatives of Raymond James provided representatives of Sandler O’Neill and PIH with access to a virtual data room on January 30, 2019, to address a number of items from the reverse due diligence request list. On January 30, 2019, representatives of Sandler O’Neill and PIH held a call with representatives of FedNat to discuss customary reverse due diligence topics.

On February 2, 2019, PIH received a revised draft of the equity purchase agreement from representatives of FedNat. On February 3, 2019, representatives of PIH returned a revised draft of the equity purchase agreement to representatives of FedNat. In connection with this exchange of proposed draft agreements, the proposed purchase price for the transaction remained unresolved.

On February 4, 2019, a regulatory conference call was held involving representatives of each of McGlinchey Stafford, Thompson Hine, Colodny Fass, FedNat, Raymond James and other FedNat advisors, and Sandler O’Neill. Topics of the discussion included regulatory filing requirements.

On February 4, 2019, representatives of Raymond James delivered to Sandler O’Neill a draft of the proposed Wall Crossing Procedures document relating to FedNat’s proposed debt offering for review. After receiving guidance from representatives of the PIH Board, representatives of Sandler O’Neill provided proposed comments to the proposed Wall Crossing Procedures on February 5, 2019, which was returned that same day by representatives of Raymond James with their revised draft.

On February 7, 2019, multiple equity purchase agreement discussions took place between Mr. Cerminara and representatives of FedNat management, Thompson Hine, Nelson Mullins, Sandler O’Neill and Raymond James. In these discussions, the proposed purchase price for the transaction remained unresolved.

On February 8, 2019, a telephonic financial call was held involving representatives of the Insurance Companies’ management team, FedNat’s management team, Sandler O’Neill and Raymond James. Questions were focused on reserves, accounting and finance personnel, compensation and systems.

On February 9, 2019, PIH provided a revised draft of the equity purchase agreement to FedNat that was intended to resolve many of the open items under discussion, including regarding the proposed purchase price. In this draft agreement, PIH proposed an aggregate purchase price of $51.0 million, with one-half paid in cash and one-half paid in FedNat common stock.

During the week of February 11, 2019, all parties participated in the continued negotiations of the equity purchase agreement and ancillary contracts.

From February 15-18, 2019, representatives of Thompson Hine and Nelson Mullins spoke by telephone and communicated by email to discuss the equity purchase agreement and various related documents. Mr. Cerminara, Mr. Braun and representatives of Sandler O’Neill and Raymond James also participated in a number of these discussions and emails. Multiple revised drafts of the equity purchase agreement and ancillary agreements were shared between parties during this time.

On February 15, 2019, PIH provided a proposed first draft of an Investment Advisory Agreement to FedNat. On February 16, 2019, FedNat provided a first draft of the proposed Registration Rights Agreement relating to the FedNat common stock proposed to be issued to PIH in connection with the transaction.

Between February 22-24, 2019, various discussions took place regarding the equity purchase agreement between Mr. Cerminara, Mr. Braun, Mr. Ronald A. Jordan, Chief Financial Officer of FedNat, representatives of FedNat management, Thompson Hine, Nelson Mullins, Sandler O’Neill and Raymond James.

From February 23-25, 2019, representatives of PIH, FedNat management, Thompson Hine, Nelson Mullins and Sandler O’Neill spoke by telephone and corresponded by email multiple times regarding PIH’s and FedNat’s respective press releases and other communication materials related to the anticipated announcement of the proposed transaction.

On February 24, 2019, PIH and FedNat resolved most of the open terms of the equity purchase agreement, related disclosure schedules and ancillary agreements.

On the morning of February 25, 2019, PIH and FedNat, through Thompson Hine and Nelson Mullins, resolved final open issues in the equity purchase agreement and related disclosure schedules.

60

Later in the day on February 25, 2019, the Board held a telephonic meeting at which representatives of each of Sandler O’Neill and Thompson Hine were present. Ahead of that meeting, representatives of Sandler O’Neill provided to all call participants a copy of the presentation to the board in addition to a fairness opinion letter and additional analyses prepared for the board. During this call, Thompson Hine provided a presentation regarding the Board’s fiduciary duties in connection with the proposed transaction and representatives of Sandler O’Neill provided an overview of the proposed transaction, the financial terms of the proposed transaction and an overview of the go-shop process, which would begin immediately after signing. Sandler O’Neill delivered its presentation and additional analyses verbally and subsequently confirmed in its written opinion dated as of February 25, 2019, that as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth in its written opinion, the purchase price to be paid to PIH pursuant to the equity purchase agreement, was fair from a financial point of view to PIH. Upon consideration of the analysis of Sandler O’Neill, the Board unanimously determined that the equity purchase agreement and the transaction contemplated thereby was fair to, and in the best interests of, PIH and its stockholders, approved the equity purchase agreement and the transaction contemplated thereby, resolved to submit the equity purchase agreement to PIH’s stockholders for approval and adoption, and resolved to recommend approval and adoption of the equity purchase agreement to PIH’s shareholders.

After the conclusion of the PIH board meeting, which occurred after the U.S. equity markets had closed for trading for the day, PIH and FedNat exchanged signed copies of the equity purchase agreement and ancillary documents required to be signed at the same time. Shortly thereafter, PIH issued a press release announcing the sale of the Insurance Companies to FedNat, which summarized the material terms of the transaction.

On March 15, 2019, PIH filed a Preliminary Proxy Statement with the SEC with respect to the Special Meeting.

On March 20, 2019, PIH filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with the SEC.

On March 21, 2019, PIH filed a revised Preliminary Proxy Statement with the SEC with respect to the Special Meeting to, among other things, include its audited financial statements for the fiscal year ended December 31, 2018.

The Go-Shop Period expired on March 27, 2019. No letters or intent or other indications of interest were received.

Reasons for the Asset Sale and Recommendation of Our Board

In evaluating the Purchase Agreement and the Asset Sale, our Board consulted with management and outside financial and legal advisors and, in reaching its decision to approve the Purchase Agreement and the Asset Sale, and to recommend that our stockholders vote to approve the Asset Sale Proposal, our Board considered a variety of factors, including the following (which are not necessarily in order of relative importance):

●	the value of the consideration to be received by us pursuant to the Purchase Agreement;

●	the repayment of the surplus note obligations payable by Maison to the Company pursuant to the terms of the Purchase Agreement;

●	our Board’s belief that the Asset Sale was more favorable to our stockholders than any other strategic alternatives available to the Company, including the alternative of retaining our retail insurance and claims adjustment businesses based upon our Board’s knowledge of the current and prospective environment in which we operate, the competitive environment, our overall strategic position, and the challenges attendant to improving our financial performance in order to maximize stockholder value and the likely effect of these factors on our sustainability as a public company and strategic options;

●	the consideration we receive in the Asset Sale would provide us with substantial cash;

●	part of the consideration we receive in the Asset Sale includes an equity interest in Buyer;

●	the financial analyses of Sandler O’Neill as well as the opinion of Sandler O’Neill that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the aggregate consideration to be paid to us at the closing of the Asset Sale is fair, from a financial point of view, to the Company (see “– Opinion of Our Financial Advisor” below);

●	the Company’s expected financial condition and expected financial and other assets as of the closing of the Asset Sale and potential aspects to be included in the Company’s go-forward plan after the closing of the Asset Sale;

●	the agreement between Buyer and the Company to enter into a five-year agreement at the closing of the Asset Sale pursuant to which the Company will have a right of first refusal to provide reinsurance to Buyer;

●	the fact that the non-competition covenant in the Purchase Agreement does not apply to our reinsurance business, and that we will be permitted to enter into reinsurance contracts in the States of Alabama, Florida, Georgia, Louisiana, South Carolina and Texas;

●	the anticipated time to close the Asset Sale and the risk that if we did not accept Buyer’s offer at the time that we did, our Board might not have had another opportunity to do so;

61

●	our ability to solicit and respond to acquisition proposals during the Go-Shop Period;

●	the Asset Sale will be subject to the approval of the holders of a majority of our outstanding shares of common stock;

●	our stockholders will continue to own stock in the Company and potentially benefit from future earnings; and

●	the terms of the Purchase Agreement were negotiated at arms-length and determined by our Board to be fair to the Company and our stockholders.

Our Board also considered and balanced against the potential benefits of the Asset Sale a number of potentially adverse factors concerning the Asset Sale, including:

●	the uncertainties created by various conditions to Buyer’s obligations to complete the Asset Sale;

●	the risk that the value of the shares of Buyer common stock to be issued to the Company as consideration for the Asset Sale could significantly decline in value;

●	after expiration of the Go-Shop Period, the conditions placed on our ability to solicit or respond to acquisition proposals, as defined in the Purchase Agreement and as described under the section entitled “Purchase Agreement — Go-Shop Period; Non-Solicitation; Change of Recommendation”;

●	the requirement that we pay Buyer a termination fee of $2.16 million if the Purchase Agreement is terminated under certain circumstances related to a change of recommendation by our Board;

●	the fact that we may be required to indemnify Buyer for certain losses pursuant to indemnification provisions in the Purchase Agreement;

●	the fact that we will be subject to non-competition and non-solicitation covenants for a period of five years following the closing of the Asset Sale, including the fact that we will be prohibited from marketing, selling and issuing residential property and casualty insurance policies to residential consumers anywhere in the States of Alabama, Florida, Georgia, Louisiana, South Carolina and Texas;

●	the risk that we may not have the capacity to generate revenue growth after the sale of the Insurance Companies;

●	the risk of disruption to our business as a result of the public announcement of the Asset Sale;

●	the fact that by selling the Insurance Companies, we would not enjoy the benefits of any future growth of those entities;

●	the fact that we may need to use proceeds from the Asset Sale to reduce support staff costs to right-size our structure after consummation of the Asset Sale;

●	the fact that Mr. Raucy, our President and Chief Executive Officer and a director, and Mr. Stroud, our Chief Underwriting Officer, have entered into employment agreements with Buyer providing for their employment by Buyer upon the closing of the Asset Sale which may provide Messrs. Raucy and Stroud with personal interests in the Asset Sale that are, or may be, different from, or in addition to, our stockholders. The Board was made aware of and considered these interests; for more information about such interests, see the section entitled “Interests of Our Executive Officers in the Asset Sale;”

●	the uncertainty surrounding the timetable for our Board’s evaluation of alternatives for the use of the cash consideration we receive in the Asset Sale;

●	the fact that our plan to launch a new growth strategy focused on reinsurance, investment management and new investment opportunities following the closing of the Asset Sale may not be successful;

62

●	the fact that our strategy to focus on the business of our reinsurance subsidiary, PIH Re, after the closing of the Asset Sale may not be successful;

●	the uncertainties surrounding our entry into the reinsurance market; and

●	the fact that we will remain a very small publicly traded company and will continue to incur ongoing operating expenses related thereto.

The above discussion of the material factors considered by the Board in its consideration of the Asset Sale and the other transactions contemplated by the Purchase Agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Board. In light of the number and wide variety of factors considered in connection with the evaluation of the Asset Sale, and the complexity of these matters, the Board did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights or values to the specific factors it considered in reaching its final decision to approve the Asset Sale and the other transactions contemplated by the Purchase Agreement. The Board viewed its decision as being based on all of the information available to it and the factors presented to and considered by it, including its experience and history. In addition, individual directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of the Board’s reasons for the Asset Sale and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13.

After evaluating these factors and consulting with its outside legal counsel and financial advisor, our Board unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are expedient and in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” the Asset Sale Proposal.

Opinion of Our Financial Advisor

1347 Property Insurance Holdings, Inc. (or, for the purposes of this section, “PIH”) retained Sandler O’Neill to act as financial advisor to PIH’s board of directors in connection with PIH’s consideration of a possible sale of its homeowners insurance operations. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions and insurance companies. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of insurance companies and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the Purchase Agreement. At the February 25, 2019 meeting at which PIH’s board of directors considered and discussed the terms of the Purchase Agreement and the sale, Sandler O’Neill delivered to PIH’s board of directors its oral opinion, which was subsequently confirmed in writing on February 25, 2019, to the effect that, as of such date, the aggregate consideration to be received by PIH in the sale of the Insurance Companies was fair to PIH, from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of PIH common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed sale of the Insurance Companies.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was addressed to PIH’s board of directors in connection with its consideration of the Purchase Agreement and the sale of the Insurance Companies and does not constitute a recommendation to any stockholder of PIH as to how any such stockholder should vote at any meeting of stockholders called to consider and vote upon the approval of the Purchase Agreement and the sale of the Insurance Companies. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the aggregate consideration to PIH and does not address the underlying business decision of PIH to engage in the sale transaction, the form or structure of the sale transaction or any other transactions contemplated in the Purchase Agreement, the relative merits of the sale transaction as compared to any other alternative transactions or business strategies that might exist for PIH or the effect of any other transaction in which PIH might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the transaction by any officer, director or employee of PIH, or any class of such persons, if any, relative to the compensation to be received in the sale transaction by PIH. Sandler O’Neill’s opinion was approved by its fairness opinion committee.

63

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

●	a draft of the Purchase Agreement, dated February 25, 2019;

●	certain internal consolidated financial statements and other historical consolidated financial information of PIH and the Insurance Companies that Sandler O’Neill deemed relevant;

●	certain publicly available financial statements and other historical financial information of FedNat Holding Company (or, for the purposes of this section, “FNHC” that Sandler O’Neill deemed relevant;

●	internal consolidated financial projections for the Insurance Companies for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, as provided by the senior management of PIH;

●	publicly available consensus analyst estimates for FNHC for the years ending December 31, 2019 and December 31, 2020, as well as an earnings growth rate for the year ending December 31, 2021, as provided by the senior management of FNHC;

●	the pro forma financial impact of the sale transaction on FNHC based on certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as well as the offer and sale of a certain amount of senior debt by FNHC concurrent with the transaction, as provided by the senior management of FNHC (or, for purposes of this section, the “Pro Forma Assumptions”);

●	the publicly reported historical price and trading activity for FNHC common stock, including a comparison of certain stock trading information for FNHC common stock and certain stock indices;

●	a comparison of certain financial information for the Insurance Companies and FNHC with similar insurance companies for which information was publicly available;

●	the financial terms of certain recent merger and acquisition transactions in the homeowners insurance industry on a nationwide basis, to the extent publicly available;

●	the current market environment generally and the insurance industry environment in particular; and

●	such other information, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed the business, financial condition, results of operations and prospects of the Insurance Companies with certain members of the senior management of the Insurance Companies and PIH, and held similar discussions with management of FNHC regarding the business, financial condition, results of operations and prospects of FNHC.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by the Insurance Companies, PIH or its representatives, FNHC or its representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective senior managements of the Insurance Companies, PIH and FNHC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Insurance Companies, PIH or FNHC, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of reserves for homeowners insurance losses and loss adjustment expenses, and Sandler O’Neill did not make an independent evaluation of the adequacy of the reserves of the Insurance Companies. In that regard, Sandler O’Neill made no analysis of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Insurance Companies.

64

In preparing its analyses, Sandler O’Neill used internal consolidated financial projections for the Insurance Companies for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, as provided by the senior management of PIH. Sandler O’Neill also used publicly available consensus analyst estimates for FNHC for the years ending December 31, 2019 and December 31, 2020, as well as an earnings growth rate for FNHC for the year ending December 31, 2021, as provided by the management of FNHC. In addition, Sandler O’Neill used the Pro Forma Assumptions, as provided by the management of FNHC. With respect to the foregoing information, the respective senior management teams of PIH and FNHC confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available consensus analyst estimates referred to above, were consistent with) the best currently available projections and estimates of those respective senior management teams as to the future financial performance of the Insurance Companies and FNHC, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of the Insurance Companies or FNHC since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that the Insurance Companies and FNHC would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill assumed, with PIH’s consent, that (i) each of the parties to the Purchase Agreement would comply in all material respects with all material terms and conditions of the Purchase Agreement, that all of the representations and warranties contained in the Purchase Agreement were true and correct in all material respects, that each of the parties to the Purchase Agreement would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreement and that the conditions precedent in the Purchase Agreement were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the sale, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on PIH, the Insurance Companies, FNHC or the sale transaction, and (iii) the sale transaction would be consummated in accordance with the terms of the Purchase Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with PIH’s consent, Sandler O’Neill relied upon the advice that PIH received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the sale. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of Sandler O’Neill’s opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to PIH’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying Sandler O’Neill’s opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to the Insurance Companies, PIH or FNHC and no transaction is identical to the sale transaction. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or sale transaction values, as the case may be, of the Insurance Companies, PIH and FNHC and the companies to which they were being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the aggregate consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

65

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of the Insurance Companies, PIH, FNHC and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to PIH’s board of directors at its February 25, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by PIH’s board of directors in making its determination to approve the Purchase Agreement and should not be viewed as determinative of the aggregate consideration or the decision of PIH’s board of directors or management with respect to the fairness of the sale transaction. The type and amount of consideration payable in the sale transaction were determined through negotiations between PIH and FNHC.

Summary of Aggregate Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed sale transaction. Pursuant to the terms of the Purchase Agreement, FNHC agreed to pay PIH an aggregate purchase price of $51 million for 100% of the issued and outstanding common stock of Maison, consisting of (i) $25.5 million of cash and (ii) $25.5 million of FNHC common stock. Additionally, pursuant to the terms of the Purchase Agreement, Maison is permitted to repay $18 million in surplus notes plus accrued interest to PIH, the Insurance Companies will have a minimum GAAP equity balance of $42 million at closing and Maison will have a minimum statutory capital and surplus balance of $47 million at closing. For purposes of Sandler O’Neill’s analyses, Sandler O’Neill calculated multiples based on these measures both at historical and minimum threshold balances and multiples of statutory capital and surplus were analyzed both gross and net of the surplus note repayment by Maison to PIH.

GAAP Multiples
Transaction Value / 2018 Preliminary GAAP Net Income:	24.0x
Transaction Value / 2019E GAAP Net Income(1):	13.9x
Transaction Value / 2020E GAAP Net Income(1):	8.8x
Transaction Value / December 31, 2018 GAAP Shareholders’ Equity:	1.24x
Transaction Value / Minimum Closing GAAP Book Value:	1.21x
Statutory Multiples Including Surplus Notes
Transaction Value Plus Surplus Notes / December 31, 2018 Capital and Surplus:	1.52x
Transaction Value Plus Surplus Notes / Minimum Closing Capital and Surplus:	1.47x
Statutory Multiples Excluding Surplus Notes
Transaction Value / December 31, 2018 Capital and Surplus (Net of Surplus Notes):	1.85x
Transaction Value / Minimum Closing Capital and Surplus (Net of Surplus Notes):	1.76x

1)	2019E and 2020E net income estimates reflect Maison management’s forecast.

Stock Trading History. Sandler O’Neill reviewed the historical stock price performance of FNHC common stock for the three-year period ended February 22, 2019. Sandler O’Neill then compared the relationship between the stock price performance of FNHC’s shares to movements in certain stock indices.

FNHC Three-Year Stock Price Performance

	February 22, 2016	February 22, 2019
FNHC	100%	77.2%
SNL U.S. Insurance P&C Index	100%	134.5%
S&P 500 Index	100%	143.5%
Russell 2000 Index	100%	155.6%

66

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Maison with a group of property and casualty insurance companies selected by Sandler O’Neill (the “Maison Peer Group”). The Maison Peer Group consisted of exchange traded property and casualty insurance companies predominantly writing homeowners’ insurance with market capitalizations less than $1.5 billion. The Maison Peer Group consisted of the following companies:

Universal Insurance Holdings Corp.	United Insurance Holdings Corp.
HCI Group, Inc.	Heritage Insurance Holdings, Inc.
FedNat Holding Company	Kingstone Companies, Inc.
National Security Group, Inc.

The analysis compared financial information for Maison as of or for the twelve months ended December 31, 2018 (including an implied market capitalization for Maison equal to the aggregate purchase price in the sale transaction) with the corresponding publicly available data for the Maison Peer Group as of or for the twelve months ended September 30, 2018 (except as noted otherwise), with pricing data as of February 22, 2019. The table below sets forth the data for Maison and the high, low, median and mean data for the Maison Peer Group.

	Maison		Maison Peer Group Median	Maison Peer Group Mean	Maison Peer Group High	Maison Peer Group Low
Market Capitalization ($mm)	51.0		398.7	487.9	1,414.7	31.1
Price / LTM Earnings per Share (x)(1) (2)	24.0	(3)	11.7	15.6	31.6	8.0
Price / 2018E Earnings per Share (x) (2)	24.0	(4)	16.1	16.6	25.4	10.1
Price / 2019E Earnings per Share (x)	13.9		9.4	9.1	11.7	6.8
Price / 2020E Earnings per Share (x)	8.8		8.9	8.1	10.0	5.9
LTM Return on Average Equity (%)(1)	5.4	(3)	6.4	12.0	33.6	0.1
2018E Return on Average Equity (%)	5.4	(4)	8.1	10.6	28.9	0.1
2019E Return on Average Equity (%)	8.6		15.7	17.6	28.1	12.0
2020E Return on Average Equity (%)	12.3		16.8	17.6	23.9	13.4
Price / GAAP Book Value (x) (5)	1.24	(6)	1.36	1.55	2.66	0.66
(Debt + Preferred) / Total Capital (%)	30.4		24.3	25.5	56.4	2.2
Dividend Yield (%)	0.0		1.4	1.7	3.3	1.2

1)	LTM multiples calculated using reported financial results from December 31, 2017 through September 30, 2018. LTM ROAE reflects stockholders’ equity as of September 30, 2018 except for UIHC, which is as of December 31, 2018.
2)	United Insurance Holdings Corp. (UIHC) price to earnings multiple is not meaningful given 2018 earnings of less than $500,000.
3)	Calculated using Maison’s 2018 preliminary financial results. Maison’s LTM ROAE reflects stockholders’ equity as of December 31, 2018.
4)	Reflects Maison’s preliminary 2018 full year results, per Maison management.
5)	Reflects stockholders’ equity as of September 30, 2018 except for UIHC, which is as of December 31, 2018.
6)	Reflects preliminary stockholders’ equity as of December 31, 2018, per Maison management.

Sandler O’Neill used publicly available information to perform a similar analysis for FNHC and a group of property and casualty insurance companies selected by Sandler O’Neill (the “FNHC Peer Group”). The FNHC Peer Group consisted of exchange traded property and casualty insurance companies predominantly writing homeowners’ insurance with market capitalizations less than $1.5 billion. The FNHC Peer Group excluded Maison and consisted of the following companies.

Universal Insurance Holdings Corp.	United Insurance Holdings Corp.
HCI Group, Inc.	Heritage Insurance Holdings, Inc.
Kingstone Companies, Inc.	National Security Group, Inc.

67

The analysis compared financial data for FNHC as of or for the twelve months ended September 30, 2018 with the corresponding publicly available data for the FNHC Peer Group as of or for the twelve months ended September 30, 2018 (except as noted otherwise), with pricing data as of February 22, 2019. The table below sets forth the data for FNHC and the high, low, median and mean data for the FNHC Peer Group.

	FNHC(4)	FNHC Peer Group Median	FNHC Peer Group Mean	FNHC Peer Group High	FNHC Peer Group Low
Market Capitalization ($mm)	241.6	417.7	529.0	1,414.7	31.1
Price / LTM Earnings per Share (x)(1)(2)	8.0	12.5	17.1	31.6	9.0
Price / 2018E Earnings per Share (x)(2)	13.3	17.2	17.4	25.4	10.1
Price / 2019E Earnings per Share (x)	6.8	10.1	9.6	11.7	6.9
Price / 2020E Earnings per Share (x)	6.2	9.0	8.5	10.0	5.9
LTM Return on Average Equity (%)(3)	14.0	5.9	11.7	33.6	0.1
2018E Return on Average Equity (%)(3)	8.6	7.6	11.0	28.9	0.1
2019E Return on Average Equity (%)	15.5	15.8	18.0	28.1	12.0
2020E Return on Average Equity (%)	15.6	18.0	18.0	23.9	13.4
Price / GAAP Book Value (x) (3)	1.08	1.68	1.62	2.7	0.7
(Debt + Preferred) / Capitalization (%)	16.6	24.3	27.0	56.4	2.2
Dividend Yield	1.3	1.5	1.8	3.3	1.2

1)	LTM multiples calculated using reported financial results from Q4 2017 through Q3 2018. LTM ROAE and price to GAAP book value multiples reflect stockholders’ equity as of 9/30/18 except for UIHC.
2)	Price to earnings multiples for UIHC not meaningful given full year 2018 earnings of less than $500,000.
3)	UIHC multiples are based on reported full year 2018 financial results.
4)	FNHC metrics based on market statistics and consensus estimates.

Analysis of Selected Precedent Transactions. Sandler O’Neill reviewed a group of merger and acquisition transactions consisting of property and casualty insurance company transactions where targets had a focus in homeowners insurance and which were announced between January 1, 2012 and February 22, 2019 with disclosed deal values (the “Precedent Transactions”).

The Precedent Transactions group was composed of the following transactions:

Buyer	Target
Standard Diversified Inc.	Tri-State Consumer Insurance Company
National General Holdings Corporation	National Farmers Union P&C Company
Heritage Insurance Holdings, Inc.	NBIC Holdings, Inc.
Florida Specialty Insurance Company	Mount Beacon Holdings, LLC
National General Holdings Corporation	Century-National Insurance Co. and Western General Agency Inc.
Heritage Insurance Holdings, Inc.	Zephyr Acquisition Co.
United Insurance Holdings Corp.	Interboro Insurance Company
United Insurance Holdings Corp.	Family Security Holdings, LLC
Global Indemnity plc	American Reliable Insurance Company
National General Holdings Corporation	Personal Express Insurance Company
K2 Insurance Services, LLC	Aegis Security, Inc.
United Heritage Mutual Holding Company	Merced Mutual Insurance Company
Western National Mutual Insurance Company	Dynamic Insurance Group, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction and using publicly available statutory net operating income and capital and surplus data for the insurance companies of the target domiciled in the United States, Sandler O’Neill reviewed the following transaction metrics: transaction price to GAAP book value, transaction price to last twelve months statutory net operating income, and enterprise value to statutory capital and surplus. Sandler O’Neill compared the indicated transaction multiples for the sale transaction to the high, low, mean and median multiples of the Precedent Transactions group.

68

	FNHC / Maison		Precedent Transactions Median		Precedent Transactions Mean		Precedent Transactions High		Precedent Transactions Low
Transaction Price / GAAP Book:	1.24	x	1.76	x	1.71	x	2.27	x	1.05	x
Transaction Price / LTM Statutory Net Operating Income:	NM(3)		12.3		11.9		20.0		2.2
Enterprise Value(1) (2)/ Statutory Capital and Surplus:	1.52	(4)	1.22		1.32		2.51		0.55

1)	Equity and enterprise value in the National General / Century-National transaction includes pre-closing dividend of $150 million to seller.
2)	Enterprise value in the Global Indemnity / American Reliable transaction excludes $280 million in customary insurance related liabilities, obligations and mandates assumed.
3)	Transaction Price to 2018 Maison statutory earnings were not meaningful given Maison’s full year 2018 net loss.
4)	Includes $18,244,000 in outstanding surplus notes and accrued interest to be repaid prior to closing to PIH.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value of Maison assuming Maison performed in accordance with internal consolidated financial projections for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, as provided by the senior management of PIH. To estimate the dividends to be paid by Maison to PIH for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, Sandler O’Neill calculated minimum required statutory capital and surplus based on assumptions provided by the senior management of PIH and assumed that excess capital, if any, was distributed by Maison to PIH annually. To approximate the terminal value of Maison at December 31, 2021, Sandler O’Neill applied price to December 31, 2021 GAAP book value multiples ranging from 1.10x to 1.50x. The annual dividends and terminal values were then discounted to present values using different discount rates ranging from 11.68% to 15.68%, which were chosen to reflect different assumptions regarding required rates of return of PIH or prospective buyers of Maison. As illustrated in the following table, the analysis indicated an implied range of values of Maison of $39.6 million to $56.4 million when applying multiples of GAAP book value.

GAAP Book Value Multiples (Maison)

Discount
Rate	1.10x	1.20x	1.30x	1.40x	1.50x
11.68%	$43.8	$47.0	$50.1	$53.3	$56.4
12.68%	42.7	45.8	48.8	51.9	54.9
13.68%	41.6	44.6	47.6	50.6	53.5
14.68%	40.6	43.5	46.4	49.3	52.2
15.68%	39.6	42.4	45.2	48.0	50.9

Note: ($ values shown in millions).

Sandler O’Neill also considered and discussed with the PIH board of directors how the net present value analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Maison’s GAAP net income varied from 20% above projections to 20% below projections and using price to 2021 earnings multiples ranging from 10.0x to 14.0x to approximate the terminal value of Maison at December 31, 2021. As illustrated in the following table, the analysis indicated an imputed range of values of Maison of $39.2 million to $71.2 million when applying the price to GAAP net income multiple range described above and a discount rate of 13.68%.

69

GAAP Net Income Multiples (Maison)

Performance
to Forecast	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0)%	$39.2	$42.2	$45.2	$48.2	$51.2
(10.0)%	42.8	46.1	49.5	52.9	56.2
0.0%	46.3	50.0	53.8	57.5	61.2
10.0%	49.8	53.9	58.0	62.1	66.2
20.0%	53.3	57.8	62.3	66.8	71.2

Note: ($ values shown in millions).

Sandler O’Neill also performed an analysis that estimated the net present value of FNHC assuming that FNHC performed in accordance with publicly available consensus analyst estimates for FNHC for the years ending December 31, 2019 and December 31, 2020, as well as an earnings growth rate for the year ending December 31, 2021, as provided by the senior management of FNHC. To estimate the dividends to be paid by FNHC for the years ending December 31, 2019 through December 31, 2021, Sandler O’Neill calculated the total annual dividend based on the annualized current quarterly dividend to common stockholders of $0.32 per share multiplied by 12,774,444 common FNHC shares outstanding. To approximate the terminal value per share of FNHC at December 31, 2021, Sandler O’Neill applied price to December 31, 2021 GAAP book value multiples ranging from 1.10x to 1.50x. The dividends and terminal values were then discounted to present values using different discount rates ranging from 11.68% to 15.68% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FNHC common stock. As illustrated in the following tables, the analysis indicated an imputed range of valuations of FNHC of $224.7 million to $336.4 million when applying multiples of GAAP book value.

GAAP Book Value Multiples (FNHC)

Discount
Rate	1.10x	1.20x	1.30x	1.40x	1.50x
11.68%	$249.3	$271.1	$292.9	$314.6	$336.4
12.68%	242.8	264.0	285.2	306.4	327.6
13.68%	236.6	257.2	277.9	298.5	319.1
14.68%	230.5	250.6	270.7	290.8	310.9
15.68%	224.7	244.3	263.9	283.5	303.0

Note: ($ values shown in millions).

Sandler O’Neill also considered how the net present value analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming FNHC’s GAAP net income varied from 20% above estimates to 20% below estimates and using price to 2021 earnings multiples ranging from 10.0x to 14.0x to approximate the terminal value of FNHC at December 31, 2021. As illustrated in the following table, the analysis indicated an imputed range of values of FNHC of $192.8 million to $412.0 million when applying the price to GAAP net income multiple range describe above and a discount rate of 13.68%.

GAAP Net Income Multiples (FNHC)

Performance to Forecast	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0)%	$192.8	$211.2	$229.5	$247.8	$266.2
(10.0)%	218.9	239.8	260.8	281.7	302.6
0.0%	244.9	268.5	292.0	315.6	339.1
10.0%	271.0	297.1	323.3	349.4	375.6
20.0%	297.0	325.8	354.5	383.3	412.0

Note: ($ values shown in millions).

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Financial Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the sale transaction on FNHC, assuming the sale transaction closes at the end of the second calendar quarter of 2019 and excluding one-time transaction costs and expenses. In performing this analysis, Sandler O’Neill utilized the Pro Forma Assumptions, as provided by the senior management of FNHC. The analysis indicated that the sale transaction could be (i) accretive to FNHC estimated earnings per share in the years ending December 31, 2019, December 31, 2020, and December 31, 2021; (ii) dilutive to FNHC’s estimated tangible book value per share at December 31, 2018 and December 31, 2019 and accretive to FNHC’s estimated tangible book value per share at December 31, 2020 and December 31, 2021; and (iii) accretive to FNHC estimated book value per share at December 31, 2019, December 31, 2020 and December 31, 2021.

70

In connection with its analysis, Sandler O’Neill considered and discussed with the PIH board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the sale transaction, and noted that the actual results achieved by FNHC may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill acted as financial advisor to PIH in connection with the sale of the Insurance Companies. PIH has agreed to pay Sandler O’Neill a transaction fee in an amount equal to 1.50% of the aggregate transaction consideration. At the time of announcement, based on an aggregate purchase price of $51 million, plus $18 million of surplus notes to be repaid by Maison to PIH, Sandler O’Neill’s transaction fee was approximately $1 million. Sandler O’Neill received a $50,000 retainer fee upon PIH’s signing of its engagement letter and a $450,000 fee upon rendering its fairness opinion to the PIH board of directors, which retainer fee and opinion fee will each be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of the closing of the sale transaction. PIH has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement. Sandler O’Neill did not provide any other investment banking services to PIH or the Insurance Companies in the two years preceding the date of its opinion nor did Sandler O’Neill provide any investment banking services to FNHC in the two years preceding the date of its opinion.

Certain Financial Projections

The Company does not, as a matter of general practice, publicly disclose internal projections of its or the Insurance Companies’ future financial performance. The Company has, from time to time, as part of its ordinary course strategic and business planning efforts prepared forecasts and projections for internal use. The Company’s management, however, provided certain financial forecasts to Sandler O’Neill, which financial projections were used and relied upon by Sandler O’Neill in connection with performing its financial analyses summarized under “ — Opinion of Our Financial Advisor.” The Company’s management also provided these forecasts to Buyer and certain of its representatives in connection with their due diligence review of the Insurance Companies.

The financial projections have been prepared by the Company’s management and are subjective in many respects. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are strongly cautioned not to place undue reliance on this information. The financial projections reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the financial projections were prepared, taking into account the relevant information available to the Company’s management at such time. However, such variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company’s management. Because the financial projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the business of the Insurance Companies, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” the Company’s Form 10-K for the year ended December 31, 2018, that was filed with the SEC on March 20, 2019, and the other reports filed by the Company with the SEC.

The financial projections were not prepared with a view to public disclosure and are included in this proxy statement only because such financial projections were provided to Sandler O’Neill for use in connection with its financial analyses and were provided to Buyer and certain of its representatives in connection with their due diligence review of the Insurance Companies. None of the Company, the Insurance Companies, Sandler O’Neill, Buyer or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not materially differ from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. None of the Company, the Insurance Companies, Sandler O’Neill, Buyer or their respective affiliates, advisors or representatives makes any representation to any other person regarding the financial projections. The financial projections are not being included in this proxy statement to influence a stockholder’s decision regarding how to vote on any given proposal.

71

The financial projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States or the published guidelines of the SEC regarding projections and forward-looking statements. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and express no opinion on, the financial projections.

Certain of the financial projections set forth below may be considered non-generally accepted accounting principles (“non-GAAP”) financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with generally accepted accounting principles. Non-GAAP financial measures as used in the financial projections may also not be comparable to similarly titled amounts used by other companies or persons.

The Company’s management provided a preliminary set of financial projections to Sandler O’Neill and Buyer on September 27, 2018. The following is a summary of the preliminary financial projections (expressed in millions of U.S. dollars):

	FY 2019	FY 2020	FY 2021
Gross Premiums Earned	$119.4	$144.8	$165.9
Net Premiums Earned	81.6	97.8	112.3
Total Revenue	86.6	104.4	120.1
Net Loss and LAE	39.4	51.9	63.5
Total Expenses	32.8	36.9	40.4
Net Income	$10.9	$11.9	$12.3

Loss and LAE Ratio	48.3%	53.0%	56.5%
Expense Ratio	40.2%	37.7%	36.0%
Combined Ratio	88.5%	90.7%	92.6%

GAAP Shareholders’ Equity	$52.8	$64.7	$77.0

The financial projections set forth above were updated by management after discussion with and approval by the Board in December 2018. The updates to the financial projections were primarily driven by, among other matters, expected reductions in in-force policies and written premiums as a result of recent and planned rate increases in certain geographic markets, a revised estimate of premium ceded to reinsurers and a more detailed methodology to estimate general and administrative expenses. The updated financial projections were made available to Sandler O’Neill and Buyer on December 18, 2018. The following is a summary of the updated financial projections (expressed in millions of U.S. dollars):

	FY 2019	FY 2020	FY 2021
Gross Premiums Earned	$108.9	$121.8	$130.7
Net Premiums Earned	71.1	82.8	91.4
Total Revenue	75.0	87.4	96.8
Net Loss and LAE	35.5	40.0	45.6
Total Expenses	32.3	35.2	36.9
Net Income	$5.5	$9.3	$10.9

Loss and LAE Ratio	50.0%	48.4%	49.9%
Expense Ratio	45.5%	42.5%	40.4%
Combined Ratio	95.4%	90.9%	90.2%

GAAP Shareholders’ Equity	$45.8	$55.1	$66.0

The financial projections set forth below do not give effect to the Asset Sale and do not take into account the effect of any potential failure for the Asset Sale to be consummated.

72

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Asset Sale.

Ancillary Agreements

Pursuant to the Purchase Agreement, the parties plan to enter into certain ancillary agreements upon the closing of the Asset Sale, including a Reinsurance Capacity Right of First Refusal Agreement, a Standstill Agreement, a Registration Rights Agreement, and an Investment Advisory Agreement. For more information on these agreements, see the section entitled “Ancillary Agreements.”

Material U.S. Federal Income Tax Consequences

The following is a discussion of the anticipated material U.S. federal income tax consequences of the Asset Sale. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. In addition, this summary does not discuss any non-U.S., alternative minimum tax, state or local tax consequences.

The parties intend that the sale of the equity of Maison, MMI and ClaimCor be treated as a taxable sale of the underlying assets of each such entity for federal income tax purposes. To effectuate such treatment, the parties will make a Code Section 338(h)(10) election with respect to the equity of Maison and MMI. The sale of all of the membership interest in ClaimCor will be treated as a sale of the underlying ClaimCor assets for federal income tax purposes. As a result, the Asset Sale will be treated as a taxable sale of the Insurance Companies’ assets in exchange for cash, the fair market value of Buyer’s common stock and the assumption of certain liabilities. The Company generally will recognize gain or loss based on the difference between the consideration received (including the assumption of liabilities) and its adjusted tax bases in the assets deemed sold. Any tax liability would be reported on the Company’s consolidated income tax return for the taxable period that includes the Asset Sale. Stockholders of the Company will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale.

This summary is not a complete description of all of the tax consequences of the Asset Sale that may be relevant to you. Stockholders should consult their own tax advisors for advice regarding the U.S. federal, state, local and other tax consequences if proceeds from the Asset Sale are distributed or paid to stockholders, such as in a dividend or share repurchase.

Regulatory Approvals

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company, the acquiring party obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, many U.S. state insurance laws require the filing of a pre-acquisition notification if the insurance company is licensed or admitted to do business in that state. While these pre-acquisition notification laws do not authorize the state insurance departments to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying a license to do business in the affected state, if particular conditions exist, such as substantially lessening of competition in any line of business in such state.

Applications or notifications in connection with the change in control of Maison that will occur as a result of the Asset Sale, as well as the repayment of the surplus notes in connection therewith, have been filed, pursuant to the Purchase Agreement, with the respective regulatory authorities. Although the Company and Buyer do not expect these regulatory authorities to raise any significant concerns in connection with their review of the Asset Sale or the repayment of the surplus notes, there is no assurance that the Company and Buyer will obtain all required regulatory approvals on a timely basis, if at all, or that these approvals will not include a restriction, condition, limitation or requirement that would trigger a burdensome condition, which, in such case, would permit the parties to refuse to close the transactions contemplated by the Purchase Agreement.

73

Other than the approvals and notifications described above, the Company and Buyer are not aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale, we will recognize net cash proceeds from the legal sale and transfer of the issued and outstanding equity of Maison, MMI and ClaimCor. Additionally, we will recognize a corresponding reduction of assets and liabilities relating to Maison, MMI and ClaimCor, and we anticipate recording a gain from the Asset Sale.

Required Vote

Approval of the Asset Sale Proposal requires the affirmative vote of at least a majority of the issued and outstanding shares of our common stock entitled to vote at the Special Meeting.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that you vote “FOR” adoption of the Asset Sale Proposal.

THE COMPANY’S BUSINESS FOLLOWING THE ASSET SALE

SEC Reporting and Nasdaq Listing

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale, and we expect that we will continue to satisfy the continued listing standards of Nasdaq.

Post-Closing Business

As described in the Asset Sale Proposal, the Board considered a variety of factors and is of the belief that the Asset Sale presents the most favorable strategic alternative available to the Company. The Board will continue to evaluate the alternatives for the use of proceeds received from the Asset Sale, which are expected to include using a portion of the cash consideration to conduct the business of our reinsurance subsidiary, PIH Re, and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. The Company may form an additional reinsurance subsidiary in a suitable jurisdiction (together with PIH Re, the “Reinsurance Subsidiaries”).

Through its Reinsurance Subsidiaries, the Company intends to build a portfolio of property and casualty reinsurance risks. We will initially aim to focus our underwriting efforts on non-catastrophic risks. We will endeavor to diversify our risk exposure under reinsurance contracts, to the extent possible due to market conditions and competitive circumstances.

As discussed in “Ancillary Agreements — Reinsurance ROFR Agreement,” in connection with the Purchase Agreement, the Company and Buyer plan to enter into a Reinsurance ROFR Agreement at the closing of the Asset Sale pursuant to which the Company will have a right of first refusal to sell reinsurance coverage to the insurance company subsidiaries of Buyer, providing the Company with the right to provide reinsurance coverage on up to a maximum of 7.5% of annual in force limit of any layer in the catastrophe reinsurance program purchased by Buyer and its subsidiaries, subject to an annual aggregate in force maximum of all reinsurance coverage sold by the Company to Buyer and its subsidiaries of $15 million, on the terms and subject to the conditions set forth in the Reinsurance ROFR Agreement. Given our primary focus on traditional non-catastrophe risks as a post Asset Sale strategy, we will evaluate the reinsurance business that can be entered into under the Reinsurance ROFR Agreement as part of the overall portfolio of reinsurance risks that we intend to underwrite and exercise the right of first refusal accordingly. The Company also has the ability to assign the Reinsurance ROFR Agreement, subject to its terms and conditions. We will explore ways to partner with larger reinsurance companies using this right of first refusal and our assignment rights.

We expect to benefit from our Board’s relationships with the insurers, reinsurers, reinsurance brokers, and issuers and alternative capital providers that operate within the reinsurance industry.

74

The Company plans to form an investment advisory firm (the “Advisor”) and to use one or more affiliated investment advisers registered with the SEC (the “Sub Advisors”) to carry out its investment advisory services. Through the investment portfolio of its Reinsurance Subsidiaries, the Company plans to be a seed investor in a number of newly created private funds that will pursue investment strategies ranging the full spectrum in alternative equities, fixed income, private equity and real estate. In exchange for seeding the new funds, the Company is expected to receive a special interest in each new fund (or its general partner) such that as the funds grow over time, the Company will not only benefit from the returns of the fund but also from performance based allocations or fees applicable to the seeded fund’s other investors.

As discussed in “Ancillary Agreements — Investment Advisory Agreement,” in connection with the Purchase Agreement, the Advisor and Buyer plan to enter into an investment advisory agreement in which the Advisor will provide non-discretionary investment advisory services to the Buyer. The Advisor plans to use the affiliated Sub Advisors to carry out the services under this agreement with the Buyer. The Advisor and affiliated Sub Advisors plan to develop relationships with other insurance companies to provide investment advisory services with the objective of creating and expanding existing discretionary equity and fixed income strategies of the Advisor and affiliated Sub Advisors.

PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Purchase Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement. You are encouraged to read the Purchase Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the Special Meeting

General Description of the Asset Sale

On February 25, 2019, we, together with three of our wholly-owned subsidiaries, Maison, MMI and ClaimCor, entered into the Purchase Agreement with Buyer pursuant to which we have agreed, subject to the terms and conditions set forth therein, including the approval of the Purchase Agreement by our stockholders at the Special Meeting, to sell to Buyer all of the issued and outstanding equity of Maison, MMI and ClaimCor (referred to as the “Insurance Companies”), which under Delaware law constitutes the sale of substantially all of the assets of the Company, which we refer to as the “Asset Sale.”

The consideration we will receive in the Asset Sale is described in the section entitled “Proposal 1 — The Asset Sale Proposal — Consideration for the Asset Sale.”

Representations and Warranties

The Purchase Agreement contains customary representations and warranties that we, on the one hand, and Buyer, on the other hand, have made to one another as of specific dates relating to our respective businesses, financial condition and structure, as well as other matters pertinent to the Asset Sale. The assertions embodied in these representations and warranties were made solely for purposes of the Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Purchase Agreement. Accordingly, our stockholders should not rely on the representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Purchase Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Purchase Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be reflected in our public disclosures. This description of the representations and warranties is included solely to provide stockholders with information regarding the terms of the Purchase Agreement. The representations and warranties in the Purchase Agreement and their description in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings that we publicly file with the SEC.

75

Company Representations and Warranties

Our representations and warranties relate to, among other things:

●	the organization, existence and good standing of the Company and the Insurance Companies;

●	the capitalization of and equity investments by the Insurance Companies;

●	the corporate or company power and authority of the Company and the Insurance Companies to execute, deliver and perform their respective obligations under the Purchase Agreement and to consummate the transactions contemplated thereby;

●	the absence of conflicts with, or the occurrence of defaults under or the creation of liens with respect to, the respective organizational documents of the Company and the Insurance Companies, certain material contracts and applicable law, as a result of the execution, delivery and performance by the Company and the Insurance Companies of the Purchase Agreement and the consummation of the transactions contemplated thereby;

●	required regulatory filings and authorizations, consents or approvals of governmental entities and consents or approvals required of other third parties in connection with the execution, delivery or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby by the Company and the Insurance Companies;

●	the approval and recommendation by the Board of Directors in favor of the Purchase Agreement and the transactions contemplated by the Purchase Agreement, including the Asset Sale;

●	the preparation of our financial statements in accordance with GAAP and the preparation of Maison’s statutory quarterly financial statements in accordance with Statutory Accounting Principles;

●	the absence of certain undisclosed liabilities;

●	accounting practices and procedures of the Insurance Companies and the internal controls of the Company and Maison;

●	the absence of any actual, pending or threatened actions, suits, charges, claims, arbitrations, investigations, inquiries, grievances or other proceedings before or by any governmental entity, arbitrator, mediator or other similar person with respect to any of the Insurance Companies;

●	compliance with laws by the Insurance Companies since December 31, 2016;

●	employee benefit plans contributed to or sponsored or maintained by the Company or the Insurance Companies;

●	labor matters;

●	environmental matters and compliance with environmental laws by the Company and the Insurance Companies;

●	the filing of tax returns, the payment of taxes and other tax matters related to the Company and the Insurance Companies;

●	material contracts of the Insurance Companies;

●	the absence of certain defaults under material contracts of the Insurance Companies;

●	insurance policies, binders or bonds maintained by, or for the benefit of, the Insurance Companies;

●	title to the tangible personal property owned by the Insurance Companies and leasehold interests under enforceable leases in the properties and assets leased by the Insurance Companies;

76

●	intellectual property owned, licensed or used by the Insurance Companies;

●	the absence of any fees or commissions owed to any broker, investment banker, financial advisor or other person in connection with the Asset Sale, other than the fees to be paid to Sandler O’Neill;

●	certain intercompany and affiliate contracts, plans, arrangements and transactions;

●	outstanding loans and other extensions of credit or interest-bearing indebtedness;

●	the absence of certain events or changes in the Insurance Companies’ business since September 30, 2018 and the absence of any material adverse effect with respect to the Insurance Companies since September 30, 2018;

●	accounts receivable and accounts payable of the Insurance Companies;

●	the sufficiency of the Insurance Companies’ assets to conduct their respective businesses following the closing of the Asset Sale;

●	insurance matters and compliance with insurance laws by the Insurance Companies; and

●	matters relating to the Company’s status as an accredited investor and its receipt of shares of Buyer common stock as part of the consideration for the Asset Sale.

Buyer Representations and Warranties

Buyer’s representations and warranties relate to, among other things:

●	the organization, existence, good standing and corporate power and authority of Buyer and its subsidiaries;

●	the capitalization of Buyer;

●	the corporate power and authority of Buyer to execute, deliver and perform its obligations under the Purchase Agreement and to consummate the transactions contemplated thereby;

●	the absence of regulatory filings and authorizations, consents or approvals of governmental entities and consents or approvals required of other third parties in connection with the execution, delivery or performance of the Purchase Agreement or the consummation of the transactions contemplated thereby;

●	the accuracy of Buyer’s filings with the SEC and of the financial statements included in the SEC filings;

●	the absence of certain changes or events since September 30, 2018;

●	the absence of any actual, pending or threatened actions, suits, charges, claims, arbitrations, investigations, inquiries, grievances or other proceedings with respect to Buyer or any of its subsidiaries;

●	compliance with laws since December 31, 2016;

●	status of the shares of Buyer common stock to be issued to the Company as part of the consideration for the Asset Sale;

●	the absence of any fees or commissions owed to any broker, investment banker, financial advisor or other person in connection with the Asset Sale, other than the fees and expenses to be paid to Raymond James & Associates; and

●	matters relating to Buyer’s status as an accredited investor and its acquisition of the equity interests of the Insurance Companies.

77

Many of the representations and warranties in the Purchase Agreement are qualified by knowledge or materiality qualifications or a “material adverse effect” clause.

For purposes of the Purchase Agreement, a “material adverse effect,” as it relates to the Company and the Insurance Companies, means any event, change, circumstance, occurrence, effect or state of facts that (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Insurance Companies, taken as a whole; or (ii) prevents or materially impairs the ability of the Company or one or more of the Insurance Companies to consummate, or prevents or materially delays, the closing of the Asset Sale or any of the other transactions contemplated by the Purchase Agreement. The Purchase Agreement provides that a material adverse effect will not include any events, changes, circumstances, occurrences, effects, or state of facts to the extent (in the case of the first five bullets below, to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a materially disproportionately adverse effect on the Insurance Companies, taken as a whole, as compared to similarly situated companies):

●	generally affecting insurance companies, insurance holding companies, or the economy as a whole;

●	arising from or relating to any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to (I) any facility or property of the Company or the Insurance Companies, or otherwise renders them physically unusable or inaccessible, or (II) any property that is insured by the Company or the Insurance Companies pursuant to policies written by the Company or any of Insurance Companies, in either event to the extent to which either (i) or (ii) in the paragraph above is true with respect thereto);

●	reflecting or resulting from changes in law or GAAP or regulatory accounting requirements or published interpretations thereof that generally affects insurance companies or insurance holding companies;

●	arising from or relating to any general economic or political conditions;

●	arising from or relating to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates;

●	arising from or relating to any action required or permitted by the Purchase Agreement or any action taken (or omitted to be taken) with the written consent or at the written request of Buyer;

●	arising from or relating to any breach by Buyer of the Purchase Agreement or the confidentiality agreement entered into in connection therewith;

●	arising from or relating to any natural or man-made disaster or acts of God, other than any of the foregoing to the extent that either (i) or (ii) in the paragraph above is true with respect thereto as a result of claims being made under insurance policies written by the Company or any of the Insurance Companies; or

●	arising from the announcement, pendency, or completion of the transactions contemplated by the Purchase Agreement.

Conduct of Business Pending the Asset Sale

Subject to certain exceptions or Buyer’s prior written consent, during the period from the date of the Purchase Agreement to the closing of the Asset Sale, we are required to cause the Insurance Companies to use commercially reasonable efforts to carry on the business of the Insurance Companies in the ordinary course of business consistent with past practice and to preserve intact the Insurance Companies’ business organization, maintain in effect all material permits existing as of the date of the Purchase Agreement, preserve the Insurance Companies’ assets, rights, and properties in good repair and condition, and preserve the Insurance Companies’ relationships with customers, suppliers, and others having business dealings with them. In addition, subject to certain exceptions or Buyer’s prior written consent, the Insurance Companies may not:

●	amend, authorize or propose to amend their organizational documents;

78

●	set any record or payment dates for, or make, declare, pay or set aside for payment, any dividend on or in respect of, or declare or make any distribution on, any shares of their capital stock or other equity interests;

●	purchase, redeem, or otherwise acquire shares of their capital stock or other equity interests or voting securities, or any options, warrants or rights to acquire any such shares, interests or securities;

●	split, combine, reclassify, or otherwise amend the terms of their capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of their capital stock or other equity interests;

●	issue, deliver, sell, grant, pledge, or otherwise encumber or subject to any lien, any shares of their capital stock or other equity interests, or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of their capital stock on a deferred basis or other rights linked to the value of their equity interests or any portion thereof, including pursuant to contracts as in effect on the date of the Purchase Agreement;

●	hire or promote any employee;

●	grant any salary or wage increase, or increase any employee benefit, including the grant of any incentive or bonus payments or increase in incentive or bonus payment opportunity (or, with respect to any of the preceding, communicate any intention to take such action);

●	terminate any employee above the level of Vice President, other than for “cause”;

●	transfer certain employees;

●	take various actions with respect to any compensatory or other employee benefit plan sponsored by the Company or the Insurance Companies;

●	sell, license, lease, transfer, subject to a lien, abandon, or allow to lapse or otherwise dispose of or discontinue any of their material rights, assets, deposits, business, or properties;

●	make any acquisition of or investment in any other person, or make any purchases or other acquisitions of any debt securities, property, or assets related to real estate (including any investments or commitments to invest directly in real estate or any real estate development project) in excess of $250,000;

●	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

●	take certain actions with respect to material contracts or any contract with consultants involving annual payments of $100,000 or more;

●	either (i) settle any action against an Insurance Company; or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting an Insurance Company’s business or operations;

●	change financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

●	take certain actions with respect to tax matters;

●	make or acquire any loan;

●	make or commit to make any new capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, or incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the indebtedness of any other person;

79

●	enter into any new line of business or change an Insurance Company’s investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management, and other underwriting or operating policies or practices in any material respect other than as required by law or GAAP;

●	permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of, or take certain actions with respect to offices or other facilities of the Insurance Companies;

●	loan or advance any amount to, or sell, transfer or lease any properties, rights, or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any executive officers or directors of the Insurance Companies or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any executive officers or directors of the Insurance Companies;

●	materially change an Insurance Company’s investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any securities which would be considered “high-risk” securities under applicable regulatory pronouncements other than as required by law or GAAP;

●	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

●	fail to use commercially reasonable efforts to take any action that is required by a regulatory agreement, or willfully take any action that violates a regulatory agreement;

●	purchase any equity or any other securities, or make any other material investment for an Insurance Company’s own account;

●	recognize any union, works council, or other labor organization as the representative of certain employees, or enter into any new or amended collective bargaining agreement with any labor organization;

●	conduct or announce any facility closure, layoffs, reduction in force, or other employment terminations sufficient in number to trigger the Worker Adjustment and Retraining Notification Act or similar law or regulation of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event);

●	change service providers or vendors for an Insurance Company’s IT assets;

●	write any new residential property insurance policies with respect to property located in either (i) the Dallas Fort Worth Arlington, Texas Metropolitan Statistical Area (as defined by the U.S. Office of Management and Budget) or (ii) counties in Texas that are north or inclusive of Interstate 20, other than policies on manufactured homes with actual cash value coverage; or

●	enter into any contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Other Covenants and Agreements

Company Stockholders’ Meeting

We have agreed to take all action necessary in accordance with applicable law and our certificate of incorporation and bylaws to convene a meeting of our stockholders as promptly as practicable following the mailing of this proxy statement (and in any event not later than the 40th calendar day immediately following the mailing date) for the purpose of obtaining the required approval of the adoption of the Purchase Agreement by our stockholders, subject to certain limitations described in “ — Go-Shop Period; Non-Solicitation; Change of Recommendation” below, and have agreed to use commercially reasonable efforts to obtain the approval of our stockholders in favor of the Purchase Agreement.

80

Commercially Reasonable Best Efforts

The Company and Buyer have agreed to each use their commercially reasonable best efforts to cause the closing of the Asset Sale to be consummated on or before June 30, 2019. In the event that the closing is not consummated on or before that date and the Purchase Agreement has not been terminated in accordance with its terms, the Company and Buyer have agreed to each use their commercially reasonable best efforts to cause the closing to be consummated on or before December 31, 2019; provided, that if the closing does not occur on or before June 30, 2019, then the closing will not occur before November 30, 2019 and the parties will use their commercially reasonable best efforts to consummate the closing on November 30, 2019 or as soon thereafter as reasonably practicable.

Buyer has agreed, upon the terms and subject to the conditions in the Purchase Agreement, and with the commercially reasonable cooperation of the Company and the Insurance Companies, to use its commercially reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the Purchase Agreement and applicable laws to consummate and make effective the transactions contemplated by the Purchase Agreement, including the Asset Sale, as promptly as reasonably practicable. The Company and Buyer have also agreed to use commercially reasonable efforts to reasonably cooperate and use commercially reasonable efforts to obtain governmental consents and approvals and make necessary filings, including all applications or other submissions with applicable regulators under U.S. state insurance laws.

Burdensome Condition

With respect to the required regulatory filings, none of the Company or the Insurance Companies, nor Buyer or any of its affiliates, will be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining or complying with any required regulatory approvals that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets, liabilities or results of operations of the Company and the Insurance Companies, taken as a whole, or Buyer and its subsidiaries, taken as a whole, following the closing of the Asset Sale (referred to as a “burdensome condition”).

Non-Compete; Non-Solicit/No-Hire

For a period of five years from and after the closing of the Asset Sale (referred to as the “restricted period”), we are prohibited from engaging in any restricted business or owning the equity securities of, managing, operating or controlling any person that engages in a restricted business, subject to certain exceptions. A “restricted business” means marketing, selling and issuing residential property and casualty insurance policies to residential consumers anywhere in the States of Alabama, Florida, Georgia, Louisiana, South Carolina or Texas. The non-competition covenant does not apply to our reinsurance business, and we will be permitted to enter into reinsurance contracts in the States of Alabama, Florida, Georgia, Louisiana, South Carolina and Texas.

We are also prohibited during the restricted period from hiring any employees of our insurance business who became employees of Buyer or its affiliates in connection with the Asset Sale or any officer or employee of Buyer, the Insurance Companies or any of Buyer’s other subsidiaries employed by them on the closing date of the Asset Sale, or soliciting or inducing, or attempting to solicit or induce, such employees or officers to leave the employment of Buyer, the Insurance Companies or Buyer’s subsidiaries or to violate the terms of their contracts or any employment arrangements.

We have also agreed, in general, for a period of five years from and after the closing of the Asset Sale, not to sell, provide or otherwise disclose any customer, agent or vendor list of the Insurance Companies to any other person or use any such list to solicit persons on the list, or to otherwise solicit or accept business from any principal, agent, supplier, client, customer or other business relationship of the Insurance Companies in connection with a restricted business.

Directors’, Managers’ and Officers’ Indemnification

During the three years following the closing of the Asset Sale, all rights to indemnification or exculpation now existing in favor of the current and former directors, managers and officers of the Insurance Companies and other persons, as provided in their respective organizational documents as of the date of the Purchase Agreement, with respect to any matters occurring prior to the closing, will survive the consummation of the transactions contemplated by the Purchase Agreement except to the extent such matters are brought by, or on behalf of, the Company or its affiliates in any respect. In addition, during the same time period, Buyer may not permit the organizational documents of the Insurance Companies to be amended in any respect to delete or materially amend or modify any of the provisions granting indemnification or exculpation rights to the current and former directors, managers and officers of the Insurance Companies and other persons.

81

Conditions to the Asset Sale

The obligations of the Company, the Insurance Companies and Buyer to effect the Asset Sale are subject to the fulfillment or waiver, at or prior to the closing, of each of the following conditions:

●	all required regulatory approvals have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof have expired or been terminated;

●	no governmental entity (i) has taken any action, or enacted, entered, enforced or deemed applicable to the transactions contemplated by the Purchase Agreement any law which imposes any burdensome condition (as defined in the Purchase Agreement) on the parties, or (ii) advised or notified any of the parties in writing of its determination to impose a restriction or requirement in the future, in connection with or as a result of the transactions contemplated by the Purchase Agreement, which upon compliance therewith would constitute a burdensome condition; and

●	no governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal the consummation of the Asset Sale or the other transactions contemplated by the Purchase Agreement.

The obligation of Buyer to effect the closing of the Asset Sale is subject to the satisfaction or waiver of each of the following conditions at or prior to the closing:

●	(i) each of the representations and warranties of the Company regarding the capitalization and ownership of the equity of the Insurance Companies are true and correct as of the date of the Purchase Agreement and as of the closing date as though made as of the closing date, (ii) each of the representations and warranties of the Company regarding (a) the organization, standing and power of each of the Company and the Insurance Companies, (b) certain agreements relating to the directors of the Insurance Companies, (c) equity interests and investments held by the Insurance Companies, and (d) the requisite corporate or company power and authority of the Company and the Insurance Companies are true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date as though made as of the closing date, and (iii) each of the other representations and warranties of the Company are true and correct as of the date of the Purchase Agreement and as of the closing date as though made as of the closing date, except for inaccuracies of representations or warranties which, individually or in the aggregate, would not reasonably be expected to have a “company material adverse effect” (as defined in the Purchase Agreement) (disregarding all qualifications and exceptions regarding materiality and “company material adverse effect”), and, except that, in the case of clauses (i), (ii), and (iii), representations and warranties that are made only as of an earlier date need be true and correct only as of that earlier date;

●	the Company and each of the Insurance Companies have performed in all material respects with all obligations required by the Purchase Agreement to be performed by it at or prior to the closing;

●	at the closing, none of the Insurance Companies is subject to any loan or any other form of interest-bearing indebtedness (other than the surplus notes), there are no intercompany payables or intercompany receivables, and there are no employment agreements to which any Insurance Company is a party or any bonus or pension obligation of any Insurance Company whatsoever (except for certain employment agreements to be entered into by Buyer in connection with the Asset Sale);

●	at the closing, without considering the effect of the repayment of the Surplus Notes, (i) the Insurance Companies have a consolidated net GAAP book value of at least $42 million and (ii) the aggregate amount of Maison’s statutory capital and surplus is at least $47 million;

●	Maison’s statutory financial statements as of December 31, 2018 accurately reflect that Maison has total capital and surplus assets that are equal to or greater than 300% of Maison’s total risk-based capital based on all authorized control level risk-based capital requirements imposed on Maison by the insurance regulators;

82

●	at the closing, there has been no change to Maison’s rating of “A” (with no conditions or reservations) by Demotech, Inc. that was affirmed by Demotech, Inc. on November 19, 2018, other than changes resulting from the execution of the Purchase Agreement and/or the circumstances of Buyer;

●	the Company has delivered to Buyer the estimated closing date balance sheet;

●	the Company has delivered a certificate of an executive officer of the Company certifying that the conditions set forth in the items above have been satisfied;

●	Buyer has received all of the required closing deliverables from the Company and the Insurance Companies;

●	the Company’s stockholders have approved the Purchase Agreement and the transactions contemplated therein, including the Asset Sale;

●	subject to certain exceptions, all liens on all or any portion of the equity of the Insurance Companies and on some or all of the assets of one or more of the Insurance Companies have been satisfied and terminated; and

●	the tax allocation agreement among the Company and each of the Insurance Companies has been terminated.

The obligation of the Company and the Insurance Companies to effect the closing of the Asset Sale is subject to the satisfaction or waiver of each of the following conditions at or prior to the closing:

●	(i) each of the representations and warranties of Buyer regarding its capitalization are true and correct as of the date of the Purchase Agreement and as of the closing date as though made as of the closing date; and (ii) all other representations and warranties of Buyer are true and correct as of the date of the Purchase Agreement and as of the closing date as though made as of the closing date, except for inaccuracies of representations or warranties which, individually or in the aggregate, would not reasonably be expected to have a “purchaser material adverse effect” (as defined in the Purchase Agreement) (disregarding all qualifications and exceptions regarding materiality and “purchaser material adverse effect”), and, except that, in the case of clauses (i) and (ii), representations and warranties that are made only as of an earlier date need be true and correct only as of that earlier date;

●	Buyer has performed in all material respects all obligations required to be performed by it under the Purchase Agreement at or prior to the closing;

●	Buyer has delivered a certificate of an executive officer of Buyer certifying that the conditions set forth in the items above have been satisfied; and

●	the Company has received all of the required closing deliverables from Buyer.

Go-Shop Period; Non-Solicitation; Change of Recommendation

Go-Shop Period

For a period of thirty (30) days following the date of the Agreement (the “Go-Shop Period”), we had the right to:

●	solicit acquisition proposals (as defined below) (or inquiries, proposals, or offers or other efforts or attempts that may reasonably be expected to lead to any acquisition proposal), including by way of providing access to nonpublic information to any person and its representatives, its affiliates and its prospective equity and debt financing sources who have a need for access to such information pursuant to a confidentiality agreement; and

●	enter into discussions or negotiations with any person or group of persons and their representatives, their affiliates and their prospective equity and debt financing sources regarding any acquisition proposal (or inquiries, proposals, or offers or other efforts or attempts that may reasonably be expected to lead to any acquisition proposal), and otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, attempts, discussions or negotiations or any effort or attempt to make any acquisition proposals.

83

In the event we made available nonpublic information to any person during the Go-Shop Period that had not previously been made available to Buyer, we were required to make such information available to Buyer prior to, or substantially concurrently with, the time such information was made available to such person. We were also prohibited from paying or reimbursing the expenses of any person in connection with any acquisition proposals.

The Go-Shop Period expired one minute after 11:59 p.m., New York City time, on March 27, 2019. No letters or intent or other indications of interest were received.

Non-Solicitation

Upon the expiration of the Go-Shop Period, we, the Insurance Companies and our respective representatives were required to immediately cease all actions permitted during the Go-Shop Period that were ongoing with respect to an acquisition proposal. In addition, until the earlier of the closing of the Asset Sale or the termination of the Purchase Agreement (the “interim period”), we, the Insurance Companies and our respective representatives may not:

●	initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

●	engage in, continue, or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, an acquisition proposal, or provide any nonpublic information or data to any person in connection with the foregoing, in each case, except to notify such person of the existence of the non-solicitation provisions in the Purchase Agreement;

●	take any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law or any other applicable anti-takeover statute or otherwise cause such restrictions not to apply; or

●	resolve or agree to do any of the foregoing.

Notwithstanding the restrictions on our and the Insurance Companies’ ability to solicit acquisition proposals, if at any time following the expiration of the Go-Shop Period and prior to the time our stockholders approve the Purchase Agreement, we receive an unsolicited bona fide written acquisition proposal that did not result from our violation of the non-solicitation provisions in the Purchase Agreement, we and our representatives are permitted to (i) provide information to such person and its representatives, its affiliates and its prospective equity and debt financing sources, subject to the execution of a confidentiality agreement and other restrictions, and (ii) engage or otherwise participate in any discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal, in each case if and only to the extent that, prior to taking any action described in (i) or (ii) above, our Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action, in light of the acquisition proposal and the terms of the Purchase Agreement, would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, and the Board has determined in good faith, based on the information then available and after consultation with its outside legal counsel and financial advisor, that such acquisition proposal either constitutes a “superior proposal” (as defined below) or would reasonably be expected to result in a superior proposal.

Change of Recommendation

During the interim period, the Board and any committee thereof may not either (i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to do any of the foregoing), in a manner adverse to Buyer, the Board’s recommendation to the Company’s stockholders to approve the Purchase Agreement (referred to as the “Company recommendation”); (B) authorize, approve, recommend, or otherwise declare advisable, or publicly propose to authorize, approve, recommend, or otherwise declare advisable, any acquisition proposal or proposal reasonably likely to lead to an acquisition proposal; (C) fail to include the Company recommendation in this proxy statement; (D) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by the Company or the Board of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Company, or the Board, indicates that the Board has not changed the Company recommendation; or (E) after receiving a written request to do so from Buyer, fail to reaffirm the Company within the earlier of three (3) business days prior to the meeting of the Company’s stockholders and five (5) business days (any of the foregoing, a “change of recommendation”); or (ii) cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (subject to certain exceptions) relating to any acquisition proposal or otherwise resolve or agree to do so.

84

Notwithstanding the restrictions on the Board’s ability to effect a change of recommendation, the Board may, prior to but not after the time the Company’s stockholders approve the Purchase Agreement, make a change of recommendation or authorize the Company to terminate the Purchase Agreement if the Company receives an acquisition proposal and, (i) prior to taking such action, the Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action, in light of the acquisition proposal and the terms of the Purchase Agreement, would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, and (ii) the Board has determined in good faith, based on the information then available and after consultation with its outside legal counsel and financial advisor, that such acquisition proposal constitutes a superior proposal.

Pursuant to the terms of the Purchase Agreement, to effect a change of board recommendation:

●	there shall be no breach of the non-solicitation provisions in the Purchase Agreement;

●	the Company shall have provided to Buyer at least five (5) business days’ prior written notice (the “notice period”) in advance of the Company’s intention to take such action and the basis thereof, which notice shall include, among other things, the material terms and conditions of any acquisition proposals or offers;

●	during the notice period, the Company shall, and shall have caused its representatives to have, negotiated with Buyer in good faith regarding any proposed amendments or other revisions to the terms and conditions of the Purchase Agreement proposed by Buyer and intended to cause the relevant acquisition proposal to no longer constitute a superior proposal; and

●	prior to the end of the notice period, the Board shall have taken into account any amendments or other revisions to the Purchase Agreement agreed to by Buyer and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that a failure to make such change of recommendation continues to be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

In the event the Purchase Agreement is terminated under circumstances related to a change of recommendation, we may be required to pay to Buyer a termination fee of $2.16 million.

We have agreed to, within 24 hours after the expiration of the Go-Shop Period, (i) notify Buyer in writing of the identity of each person who executed a confidentiality agreement in connection with an acquisition proposal or from whom we or any of our subsidiaries received an acquisition proposal during the Go-Shop Period, and (ii) provide Buyer with un-redacted copies of any written requests, proposals, or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). We have also agreed to promptly (and, in any event, within 24 hours) notify Buyer if, during the interim period, any inquiries, proposals or offers with respect to an acquisition proposal or that may reasonably be expected to lead to an acquisition proposal are received by, any information in connection therewith is requested from, or any discussions or negotiations related thereto are sought to be initiated or continued with, the Company or our representatives. In addition, we have agreed to provide to Buyer information about the persons making the acquisition proposals, the material terms and conditions of the proposals and copies of the written materials related thereto and to keep Buyer reasonably informed of the status and terms of any inquiries, proposals or offers.

As used in this proxy statement and the Purchase Agreement, a “superior proposal” means a bona fide written acquisition proposal that is unsolicited (except as otherwise permitted under the Purchase Agreement) and would result in any person or group (as defined in or under Section 13 of the Exchange Act) other than the Company or any of its subsidiaries, or any controlled affiliate thereof, becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the equity securities of the Insurance Companies or 50% or more of the consolidated total assets (including equity securities of the Company’s subsidiaries) of the Insurance Companies that the Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, (a) would result in a transaction that, if consummated, would be more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by the Purchase Agreement, which may include without limitation consideration of the mix of cash and any stock included in the purchase price, the amount of surplus notes being repaid, the inclusion of any holdback amount, and the terms of required indemnification (after taking into account any revisions to the terms of the transactions as contemplated by the Purchase Agreement and the time likely to be required to consummate such acquisition proposal), and (b) is reasonably capable of being consummated on the terms so proposed, in the case of each of (a) and (b), taking into account all financial, regulatory, legal, and other aspects of such proposal, including the likelihood of termination, the sources of and terms of any financing, financing market conditions and the existence of a financing contingency, the timing of closing and the identity of such person making the proposal.

85

Termination of the Purchase Agreement

The Company, the Insurance Companies and Buyer may terminate the Purchase Agreement by mutual written consent at any time prior to the closing of the Asset Sale. In addition, either the Company or Buyer may terminate the Purchase Agreement prior to the closing if:

●	the closing has not been completed on or before December 31, 2019 (referred to as the “outside date”), provided that the right to terminate the Purchase Agreement due to the failure of this condition shall not be available to (i) the Company, if the Company’s or the Insurance Companies’ failure to comply with any provisions of the Purchase Agreement has been the cause of the failure of the closing to occur on or before the outside date, or (ii) Buyer, if Buyer’s failure to comply with any provision of the Purchase Agreement has been the cause of the failure of the closing to occur on or before the outside date;

●	a court of competent jurisdiction or other governmental entity has issued a final, non-appealable judgment, order, injunction, rule, or decree, or taken any other action restraining, enjoining, or otherwise prohibiting any of the transactions contemplated by the Purchase Agreement; or

●	a governmental entity that is required to provide regulatory approval under the Purchase Agreement has, by final, non-appealable action, denied approval of the consummation of the Asset Sale or the other transactions contemplated by the Purchase Agreement.

Buyer may terminate the Purchase Agreement if:

●	at any time prior to the time the Company’s stockholders approve the proposal to approve the Purchase Agreement, the Board has made a change of recommendation, or otherwise revoked its recommendation for stockholders to approve Purchase Agreement, or the Company or the Insurance Companies have materially breached its non-solicitation or related covenants;

●

there is a breach of or failure to perform any representation, warranty, covenant or agreement set forth in the Purchase Agreement on the part of the Company or the Insurance Companies, such that it results in Buyer’s closing conditions failing to be satisfied and the failure is incapable of being cured, is not cured, or is not waived, by the earlier of (i) the second business day prior to the outside date, and (ii) thirty (30) days after the giving of written notice to the Company of such breach or failure; or

●	a governmental entity that is required to grant regulatory approval under the Purchase Agreement has, by final, non-appealable action, denied approval of the repayment of the surplus notes.

The Company may terminate the Purchase Agreement if:

●	each of the following is true: (i) the Board authorizes the Company, subject to complying with the terms of the non-solicitation covenant and related provisions, to enter into a definitive written agreement with respect to a superior proposal, (ii) the Company enters into such agreement concurrently with or immediately after the termination of the Purchase Agreement in accordance with its terms, and (iii) the Company, prior to such termination, pays to Buyer in immediately available funds any required termination fees pursuant to the Purchase Agreement; or

●	there is a breach of or failure to perform any representation, warranty, covenant or agreement set forth in the Purchase Agreement on the part of Buyer, such that it results in the Company’s closing conditions failing to be satisfied, and the failure is incapable of being cured, is not cured or is not waived, by the earlier of the second business day prior to the outside date, and (ii) thirty (30) days after the giving of written notice to Buyer of such breach or failure.

86

Termination Fees

The Company may be required to pay a termination fee of $2.16 million to Buyer if (i) Buyer terminates the Purchase Agreement due to the Board making a change of recommendation or revoking its recommendation to the Company’s stockholders to approve the Purchase Agreement, in each case prior to the time the stockholders approve the Purchase Agreement, or the Company or the Insurance Companies materially breach its non-solicitation or related covenants under the Purchase Agreement, or (ii) the Company terminates the Purchase Agreement after the Board authorizes the Company, subject to the Company’s compliance with the terms of the non-solicitation covenant and related provisions, to enter into a definitive written agreement with respect to a superior proposal and the Company enters into such agreement concurrently with or immediately after the termination of the Purchase Agreement in accordance with its terms.

Indemnification

We have agreed to indemnify and hold harmless Buyer, its affiliates, and their respective stockholders, directors, members, general and limited partners, managers, officers, employees, and agents (each, a “Buyer indemnitee”) from and against any and all losses incurred by such Buyer indemnitee arising out of, resulting from or relating to any breach of, or any inaccuracy in, any representation or warranty made by the Company in the Purchase Agreement or in any certificate delivered thereunder, any breach of any covenant of the Company, the Insurance Companies or any of their affiliates contained in the Purchase Agreement and any transaction expenses that were not paid in full by the Insurance Companies by the closing.

Buyer has agreed to indemnify and hold harmless the Company, its affiliates and their respective stockholders directors, members, general and limited partners, managers, officers, employees, and agents (each, a “Company indemnitee”) from and against any and all losses incurred by such Company indemnitee arising out of, resulting from or relating to any breach of, or any inaccuracy in, any representation or warranty made by Buyer in the Purchase Agreement or in any certificate delivered thereunder, or any breach of any covenant of Buyer contained in the Purchase Agreement.

The Company and Buyer are not required to indemnify a Buyer indemnitee or a Company indemnitee, as the case may be, for losses relating to a breach of, or inaccuracy in, a representation or warranty made by the indemnifying party unless and until the aggregate amount of the losses claimed exceeds $135,000, in which event the indemnitee will be entitled to recover losses in excess of such amount. The foregoing limitation does not apply to losses related to fraud or the breach of, or inaccuracy in, any fundamental representation. Pursuant to the Purchase Agreement, except for liability related to fraud, in no event will the maximum aggregate liability of the Company or Buyer, as the case may be, for breaches of, and/or inaccuracies in, representations or warranties made by the indemnifying party exceed a cap of $7.2 million (other than claims relating to an inaccuracy or breach of fundamental representations), and in no event will the maximum aggregate liability of the Company or Buyer, as the case may be, for breaches of, and/or inaccuracies in, representations or warranties made by the indemnifying party exceed the purchase price for the Asset Sale. Notwithstanding such limitations of liability, the Company and Buyer will be entitled to specific performance, an injunction or other equitable relief as provided in the Purchase Agreement.

Amendments and Waivers

At any time prior to the closing of the Asset Sale, any provision of the Purchase Agreement may be amended by an instrument in writing executed by all of the parties. In addition, at any time prior to or following the closing, each of the Company, the Insurance Companies or Buyer may (a) extend the time for the performance of any of the obligations or acts of the other party or parties, as the case may be, (b) waive any inaccuracies in the representations and warranties of the other party or parties, as the case may be, set forth in the Purchase Agreement or any document delivered pursuant thereto, or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other party or parties, as the case may be.

Governing Law

The Purchase Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the state’s principles of conflicts of laws.

87

ANCILLARY AGREEMENTS

The following discussion sets forth the principal terms of the ancillary agreements entered into in connection with the Purchase Agreement or which the parties have agreed to enter into at the closing of the Asset Sale. The rights and obligations of the parties are governed by the express terms and conditions of the agreements and not by this discussion, which is summary in nature.

Voting Agreements

In connection with the signing of the Purchase Agreement, on February 25, 2019, Fundamental Global and Ballantyne entered into Voting Agreements with Buyer. Pursuant to the terms of the Voting Agreements, Fundamental Global and Ballantyne have agreed to vote or cause to be voted all of the shares of Company common stock held of record and beneficially by them as of the date of the Voting Agreements (i) in favor of the approval and adoption of the Purchase Agreement and the Asset Sale, (ii) against any competing acquisition proposal, that, if accepted and ratified by the Board, would constitute a breach of the Company’s obligations under the non-solicitation provisions of the Purchase Agreement, and (iii) against any other action or agreement that results, or could reasonably be expected to result, in a material breach of any covenant, agreement, representation or warranty or other obligation of the Company set forth in the Purchase Agreement or any other agreement entered into by the Company, the Insurance Companies, or any of their respective affiliates in connection with the transactions contemplated by the Purchase Agreement, or prevent, materially impair or materially delay the consummation of the Asset Sale (except in the manner permitted by the Purchase Agreement). Fundamental and Ballantyne together own approximately 45.1% of the shares of Company common stock entitled to vote at the Special Meeting,

During the term of the Voting Agreements, Fundamental Global and Ballantyne are also prohibited from assigning any of their voting power as stockholders of the Company in any manner inconsistent with their respective obligations under their respective Voting Agreements. The Voting Agreements will automatically terminate upon the earlier to occur of the closing of the Asset Sale and the termination of the Purchase Agreement in accordance with its terms.

Standstill Agreement

At the closing of the Asset Sale, the Company and Buyer plan to enter into a Standstill Agreement imposing certain limitations and restrictions with respect to the voting securities of Buyer (including shares of Buyer common stock) that are owned or held beneficially or of record by the Company. Under the Standstill Agreement, the Company will agree to vote all of the voting securities of Buyer beneficially owned by the Company in accordance with the recommendation of the board of directors of Buyer with respect to any matter that is before the stockholders of Buyer for a vote by such stockholders. The Standstill Agreement will prohibit the Company from selling, offering, proposing to sell, agreeing to sell, or accepting any tender or exchange offer for, in any one transaction or in any series of related transactions, any voting securities of Buyer in excess of: (i) two and one half percent (2.5%) of all Buyer voting securities that are issued and outstanding at the time of such sale; or (ii) with respect to the Company only, in any three (3) consecutive month period, twenty-five percent (25%) of the shares of Buyer that were issued to the Company in connection with the Asset Sale. In addition, the Standstill Agreement will prohibit the Company from taking certain actions, including, among others, engaging in the solicitation of proxies or consents regarding shares of Buyer common stock, making any stockholder proposals at a meeting of Buyer’s stockholders, publicly advising or influencing any person with respect to the voting of any shares of Buyer common stock held by other stockholders of Buyer, taking any action to nominate any person for election to Buyer’s board of directors, making any public statements with respect to any Buyer action requiring approval of Buyer’s stockholders or participating in any transaction designed to circumvent any of the restrictions set forth in the Standstill Agreement.

The Standstill Agreement will terminate as of the date that is the fifth anniversary of the effective date of the agreement.

The foregoing description of the Standstill Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Standstill Agreement, which is attached as Exhibit C to the Purchase Agreement attached as Annex A to this proxy statement and incorporated by reference herein.

Registration Rights Agreement

At the closing of the Asset Sale, the Company and Buyer plan to enter into a Registration Rights Agreement pursuant to which the Company will be granted certain customary registration rights with respect to the shares of Buyer common stock the Company will receive as partial consideration for the Asset Sale and will hold following the closing thereof. The Registration Rights Agreement will require Buyer to file a registration statement with the SEC registering all “registrable securities” held by the Company as soon as reasonably practicable after the closing of the Asset Sale, but in any event no later than 15 business days thereafter, and will provide that Buyer will use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable following the filing thereof, but in any event no later than the earlier of (i) the 75th day following the closing date of the Asset Sale or the second trading day after the date the Company is notified by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. Under the Registration Rights Agreement, “registrable securities” will generally include the shares of Buyer common stock received by the Company in connection with the Asset Sale and all of the shares and securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the shares. The Registration Rights Agreement will also grant the Company certain piggyback registration rights if at any time there is not an effective registration statement covering any registrable securities held by the Company, subject to certain limitations.

88

Under the Registration Rights Agreement, the Company will pay the related registration expenses, excluding underwriting discounts and selling commissions, stock transfer taxes and fees of Buyer’s counsel. The Company and Buyer will also agree to indemnify the other party for certain losses arising from the registration of the registrable securities.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Registration Rights Agreement, which is attached as Exhibit D to the Purchase Agreement attached as Annex A to this proxy statement and incorporated by reference herein.

Reinsurance ROFR Agreement

At the closing of the Asset Sale, the Company and Buyer plan to enter into a Reinsurance Capacity Right of First Refusal Agreement (the “Reinsurance ROFR Agreement”) pursuant to which the Company will have a right of first refusal to sell reinsurance coverage to the insurance company subsidiaries of Buyer. Under the agreement, the Company will have the right to provide reinsurance coverage on up to a maximum of 7.5% of annual in force limit of any layer in the catastrophe reinsurance program purchased by Buyer and its subsidiaries, subject to an annual aggregate in force maximum of all reinsurance coverage sold by the Company to Buyer and its subsidiaries of $15 million. The Company’s right to provide reinsurance coverage will be subject in each case to the requirements of applicable law and the procedural and other requirements of the agreement, and all reinsurance sold by the Company to Buyer is required to be memorialized in agreements that are customary in the property and casualty insurance industry.

As a condition to exercising a right of first refusal, the Company or its subsidiary that provides the reinsurance coverage must be duly licensed to provide reinsurance coverage and either (a) maintain an insurer financial strength rating from A.M. Best Company, Inc. of not less than “A-” and be an accredited insurer in Florida or (b) fully collateralize with cash, letters of credit, or an appropriate trust agreement equal in value to 100% of the reinsurance coverage provided by it in a manner acceptable to Buyer and applicable insurance regulators.

The Company’s right of first refusal pursuant to the agreement shall apply to any reinsurance coverage purchased by Buyer and its insurance subsidiaries for any reinsurance period commencing after the date of the agreement and prior to the fifth anniversary of such date.

The Company is permitted to assign all, but not a portion of, its rights under the agreement to any of the Company’s subsidiaries or affiliates or an unaffiliated third party, subject to the approval of Buyer, which approval may not be unreasonably withheld, conditioned or delayed by Buyer if the conditions precedent to assignment are satisfied (provided, that no assignment may be made to any person that sells residential property insurance in the State of Florida directly to the primary insured). If the Company elects to assign the agreement to a party is not an affiliate or subsidiary of the Company, Buyer will have the right to assume the agreement from the Company pursuant to the terms of the proposed assignment. The Company’s assignment rights are subject to the procedural requirements of the agreement.

Either party may terminate the agreement if the other party commits a material breach of the agreement, is deemed insolvent by applicable regulatory or judicial authorities, or is the subject of bankruptcy or insolvency proceedings.

The Company expects to exercise rights of first refusal under the Reinsurance ROFR Agreement through its wholly owned reinsurance subsidiary PIH Re or through another wholly owned subsidiary of the Company to be newly formed. The Company may also determine to transfer or sell its rights under the Reinsurance ROFR Agreement pursuant to and in compliance with the terms and conditions of the agreement.

The foregoing description of the Reinsurance ROFR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Reinsurance ROFR Agreement, which is attached as Exhibit B to the Purchase Agreement attached as Annex A to this proxy statement and incorporated by reference herein.

Investment Advisory Agreement

At the closing of the Asset Sale, the Company and Buyer plan to enter into an Investment Advisory Agreement pursuant to which the Company will provide investment advisory services to Buyer after the closing, which will include identifying, analyzing and recommending potential investments, advising as to existing investments and investment optimization, recommending investment dispositions, and providing advice regarding macro-economic conditions. As part of providing the services, the Company will not have investment discretion on behalf of Buyer and will have no authority to withdraw or transfer assets from the accounts of Buyer.

89

In exchange for providing the investment advisory services, Buyer will pay the Company an annual fee of $100,000. The term of the agreement will extend for a period of five years. The Company may terminate the Investment Advisory Agreement at any time upon reasonable prior written notice to Buyer. Buyer may terminate the Investment Advisory Agreement if the Company breaches the agreement, the Company liquidates, the Company commits a violation of law applicable to the financial services industry, or the Company is disqualified under the federal securities laws or lacks the authorizations that may be required to perform its duties under the agreement.

Pursuant to the agreement, the Company may engage a sub-advisor to provide the services if the sub-advisor is a registered investment adviser. The Company expects to form a new wholly owned subsidiary to enter into the Investment Advisory Agreement and expects that it may engage Fundamental Global, or an affiliate of that entity, to serve as the sub-advisor under the agreement in exchange for customary compensation.

The foregoing description of the Investment Advisory Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Investment Advisory Agreement, which is attached as Exhibit E to the Purchase Agreement attached as Annex A to this proxy statement and incorporated by reference herein.

PROPOSAL 2 – ADJOURNMENT PROPOSAL

Our stockholders are being asked to approve a proposal that will give the Board authority to adjourn the Special Meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve and adopt the Asset Sale Proposal at the time of the Special Meeting or any adjournment or postponement thereof. If this proposal is approved, the Special Meeting could be adjourned to any date. Any determination of whether it is necessary to adjourn the Special Meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by the Company consistent with the terms of the Purchase Agreement.

If the Special Meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Asset Sale Proposal but do not indicate a choice on any other proposal, your shares will be voted in favor of the other proposals; however, if you indicate that you wish to vote against the Asset Sale Proposal, your shares will only be voted in favor of the other proposals if you indicate that you wish to vote in favor of those proposals.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Special Meeting by holders of shares of Company common stock, regardless of whether a quorum is present at the Special Meeting.

Board Recommendation

The Board unanimously recommends that our stockholders vote “FOR” the Adjournment Proposal.

INTERESTS OF OUR EXECUTIVE OFFICERS IN THE ASSET SALE

In considering the recommendation of the Board to vote in favor of the Asset Sale Proposal, you should be aware that some of our executive officers may have personal interests in the Asset Sale that are, or may be, different from, or in addition to, your interests as a stockholder of the Company.

Employment Agreements

Douglas N. Raucy, the Company’s current President and Chief Executive Officer and a director, and Dean E. Stroud, the Company’s current Vice President and Chief Underwriting Officer, have entered into employment agreements with Buyer, with the effectiveness of such agreements subject to the occurrence of the closing and continuous employment with the Company through the closing. It is expected that Messrs. Raucy and Stroud will resign from all positions that they hold with the Company and its subsidiaries (other than the Insurance Companies) as of the closing of the Asset Sale, including Mr. Raucy’s position as a director of the Company.

Equity Awards

The Compensation Committee of the Board has approved the accelerated vesting of certain restricted stock units previously issued by the Company to Messrs. Raucy and Stroud. Upon the closing of the Asset Sale, and subject to the continued employment of Messrs. Raucy and Stroud with the Company through the closing, 32,000 and 2,400 unvested restricted stock units held by Messrs. Raucy and Stroud, respectively, will vest in full, with each restricted stock unit representing one share of the Company’s common stock.

Retention Awards

The Compensation Committee may approve the payment of retention bonuses to certain employees in consideration for their ongoing employment with the Insurance Companies through the closing of the Asset Sale, including employees who also serve as executive officers of the Company.

90

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of April 18, 2019, the record date of the Special Meeting, by:

●	Each person (or group of affiliated persons) known by us to beneficially own more than 5% of our common stock;
●	Each of our directors and named executive officers; and
●	All of our directors and executive officers as a group.

The number and percentages of shares beneficially owned are based on 6,012,764 common shares outstanding as of the record date. Information with respect to beneficial ownership has been furnished by each director, executive officer and beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally require that such persons have voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying warrants and restricted stock units held by each such person that are exercisable or vest within 60 days of the record date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned to them. Except as otherwise indicated below, the address for each beneficial owner is 1347 Property Insurance Holdings, Inc., 1511 N. Westshore Blvd, Suite 870, Tampa, FL 33607.

	Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Shares
5% Beneficial Owners
Fundamental Global Investors, LLC(1) 4201 Congress Street, Suite 140, Charlotte, NC 28209	2,714,362	45.1%
Kingsway Financial Services, Inc.(2) 150 Pierce Road, Itasca, IL 60143	1,500,000	20.0%
Harbert Discovery Fund, LP(3) 2100 Third Avenue North, Suite 600, Birmingham, AL 35203	461,141	7.7%
Solas Capital Management, LLC(4) 1063 Post Rd., 2nd Floor, Darien, CT 06820	439,967	7.3%
Gordon G. Pratt(5) 1101 Brickell Avenue, South Tower, 8th Floor, Miami, FL 33131	312,500	5.2%
Named Executive Officers and Directors
Douglas N. Raucy, President and Chief Executive Officer and Director(8)	28,000	*
John S. Hill, Vice President and Chief Financial Officer(8)	23,900	*
Dean E. Stroud, Vice President and Chief Underwriting Officer(8)	2,100	*
Dan E. Case, Former Chief Operating Officer(6)	68,027	1.1%
D. Kyle Cerminara, Chairman of the Board(1)(7)	2,719,028	45.2%
Lewis M. Johnson, Co-Chairman of the Board(1)(7)	2,719,028	45.2%
General E. Gray Payne, Director(7)	—	—
Rita Hayes, Director(7)	—	—
Marsha G. King, Director(7)	—	—
Larry G. Swets, Jr., Director(7)	4,683	*
Scott D. Wollney, Director(7)	3,000	*
Dennis A. Wong, Director(7)	4,833	*
Current Executive Officers and Directors as a Group (11 individuals)(9)	2,790,210	46.4%

* Less than 1.0%

91

1.	Fundamental Global Investors, LLC shares voting and dispositive power with respect to 2,714,362 shares of the Company’s common stock. Fundamental Activist Fund I, LP shares voting and dispositive power with respect to 738,187 shares of the Company’s common stock (“FAFI”). FGI 1347 Holdings, LP (“FGIH”), of which BK Technologies, Inc., a wholly-owned subsidiary of BK Technologies Corporation (“BKTI”), is the sole limited partner, shares voting and dispositive power with respect to 477,282 shares of the Company’s common stock. Mr. Cerminara is Chairman of the Board of Directors of BKTI and Mr. Johnson is the Co-Chairman of the Board of Directors of BKTI. Fundamental Global Partners Master Fund, LP (“FGPM”) shares voting and dispositive power with respect to 450,656 shares of the Company’s common stock. FGI Global Asset Allocation Fund, Ltd. (“FGAA”) shares voting and dispositive power with respect to 5,296 shares of the Company’s common stock. FGI Global Asset Allocation Master Fund, LP (“FGGM”) shares voting and dispositive power with respect to 4,532 shares of the Company’s common stock. Ballantyne Strong, Inc. (“BTN”) shares voting and dispositive power with respect to 1,038,409 shares of the Company’s common stock. Information regarding beneficial ownership of our common stock by Fundamental Global Investors, LLC and its affiliates is included herein in reliance on a Schedule 13D/A filed with the SEC on February 25, 2019 and a Form 4 filed with the SEC on August 2, 2018. In addition, CWA Asset Management Group, LLC (“CWA”), of which 50% is owned by Fundamental Global Investors, LLC, holds 70,398 shares of the Company’s common stock for the accounts of individual investors, which represents approximately 1.2% of the Company’s outstanding shares of common stock. CWA has the power to direct the disposition of the shares of common stock held in its customer accounts while CWA’s customers retain the power to direct the voting of the shares of common stock held in their respective accounts. Due to their positions with Fundamental Global Investors, LLC and affiliated entities, D. Kyle Cerminara, Lewis M. Johnson and Joseph H. Moglia may be deemed to be beneficial owners of the shares of the Company’s common stock disclosed as directly owned by FAFI, FGIH, FGPM, FGAA and FGGM. Due to their positions with BTN, Fundamental Global Investors, LLC and affiliated entities, Messrs. Cerminara and Johnson may be deemed to be beneficial owners of the shares of the Company’s common stock disclosed as directly owned by BTN. Due to their positions as managers of CWA, Messrs. Cerminara and Johnson may be deemed to beneficially own the number of shares of common stock held in CWA’s customer accounts and disclosed as beneficially owned by CWA. The beneficial interests of Messrs. Cerminara and Johnson do not include 5,333 shares potentially issuable to each of Messrs. Cerminara and Johnson pursuant to restricted stock units granted on December 15, 2017 and 5,714 shares potentially issuable to each of Messrs. Cerminara and Johnson pursuant to restricted stock units granted on August 22, 2018. In addition to the shares of common stock reported as owned in this footnote 1, FGPM directly owns an aggregate of 34,620 shares of the Company’s 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share (the “Series A Preferred Stock”). In addition, CWA owns 56,846 shares of the Series A Preferred Stock for customer accounts, including 44 shares of Series A Preferred Stock held by Mr. Cerminara in a joint account with his spouse. The business addresses for Mr. Cerminara are c/o Fundamental Global Investors, LLC, 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209; c/o Ballantyne Strong, Inc., 11422 Miracle Hills Drive, Suite 300, Omaha, Nebraska 68154; and 131 Plantation Ridge Dr., Suite 100, Mooresville, North Carolina 28117. The business addresses for Mr. Johnson are c/o CWA Asset Management Group, LLC, 9130 Galleria Court, Third Floor, Naples, Florida 34109 and c/o Fundamental Global Investors, LLC, 4201 Congress Street, Suite 140, Charlotte, North Carolina 28209. In connection with the Purchase Agreement, Fundamental Global Investors, LLC and BTN entered into Voting Agreements with Buyer, which are described in the section entitled “Ancillary Agreements — Voting Agreements.”

2.	Kingsway America Inc. (“KAI”), an affiliate of KFSI, beneficially owns warrants exercisable within 60 days of the record date to purchase 1,500,000 shares of the Company’s common stock. The warrants have an exercise price of $15.00 per share and expire on February 24, 2022. KFSI shares voting and dispositive power with respect to the 1,500,000 shares of the Company’s common stock. Information regarding beneficial ownership of our common stock by KFSI and its affiliates is included herein based on internal information and in reliance on a Schedule 13D/A filed with the SEC on March 20, 2018.

92

3.	Harbert Discovery Fund, LP (“Harbert Fund”), Harbert Discovery Fund GP, LLC (“Harbert Fund GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant, Kenan Lucas, and Raymond Harbert share voting and dispositive power with respect to 461,141 shares of the Company’s common stock. Messrs. Bryant and Lucas are directors and co-portfolio managers of the Harbert Fund GP, which serves as general partner of the Harbert Fund. Mr. Harbert is the controlling stockholder, Chairman and Chief Executive Officer of HMC, an alternative asset investment management firm that is the managing member of the Harbert Fund GP. Mr. Harbert also serves as the Chairman, Chief Executive Officer and Director of HFA, an indirect, wholly owned subsidiary of HMC, which provides the Harbert Fund with certain operational and administrative services. Information regarding beneficial ownership of our common stock by Harbert Fund and its affiliates is included herein in reliance on a Schedule 13D/A filed with the SEC on January 11, 2018.

4.	Solas Capital Management, LLC and Frederick Tucker Golden, its managing member, share voting and dispositive power with respect to 439,967 shares of the Company’s common stock. Information regarding beneficial ownership of our common stock by Solas Capital Management, LLC and its affiliates is included herein in reliance on a Schedule 13G/A filed with the SEC on February 14, 2019.

5.	Mr. Pratt’s beneficial interest includes 312,500 shares of the Company’s common stock owned by Fund Management Group, LLC (“FMG”). Mr. Pratt manages FMG and holds exclusive authority over the entity. Mr. Pratt retired from our Board of Directors on March 5, 2017.

6.	Dan E. Case, a named executive officer, resigned from all positions with the Company and its subsidiaries effective December 31, 2018.

7.	The beneficial interests of Messrs. Cerminara, Johnson, Wong, and Swets do not include 5,333 shares potentially issuable to each of them pursuant to restricted stock units granted on December 15, 2017 and 5,714 shares potentially issuable to each of them pursuant to restricted stock units granted on August 22, 2018. The beneficial interests of Mr. Wollney and General Payne do not include 5,714 shares potentially issuable to each of them pursuant to restricted stock units granted on August 22, 2018. The beneficial interests of Mss. Hayes and King do not include 5,397 shares potentially issuable to each of them pursuant to restricted stock units granted on January 11, 2019.

8.	The beneficial interests of Messrs. Raucy, Hill and Stroud do not include 12,500 shares potentially issuable to Mr. Raucy and 4,000 shares potentially issuable to each of Messrs. Hill and Stroud pursuant to restricted stock units granted on May 29, 2015 as well as 32,000, 25,600 and 2,400 shares potentially issuable to Messrs. Raucy, Hill and Stroud, respectively, pursuant to restricted stock units granted on December 15, 2017. The beneficial interest of Mr. Hill also does not include 1,000 shares potentially issuable to Mr. Hill pursuant to restricted stock units granted on August 22, 2018.

9.	Includes 2,714,362 shares reported as beneficially owned by Fundamental Global Investors, LLC, of which Messrs. Cerminara and Johnson are deemed to have beneficial ownership by virtue of their respective positions with Fundamental Global Investors, LLC.

Does not include (i) 5,333 shares potentially issuable to each of Messrs. Cerminara, Johnson, Wong, and Swets pursuant to restricted stock units granted on December 15, 2017, (ii) 5,714 shares potentially issuable to each of Messrs. Cerminara, Johnson, Wong, Swets, Wollney and General Payne pursuant to restricted stock units granted on August 22, 2018, (iii) 12,500 shares potentially issuable to Mr. Raucy and 4,000 shares potentially issuable to each of Messrs. Hill and Stroud pursuant to restricted stock units granted on May 29, 2015, (iv) 32,000, 25,600 and 2,400 shares potentially issuable to Messrs. Raucy, Hill and Stroud, respectively, pursuant to restricted stock units granted on December 15, 2017, (v) 1,000 shares potentially issuable to Mr. Hill pursuant to restricted stock units granted on August 22, 2018 and (vi) 5,397 shares potentially issuable to Mss. Hayes and King pursuant to restricted stock units granted on January 11, 2019. In connection with the Asset Sale, the Compensation Committee of the Board has approved the accelerated vesting of the 32,000 and 2,400 unvested restricted stock units held by Messrs. Raucy and Stroud, respectively, which were granted to each of them on December 15, 2017. Upon the closing of the Asset Sale, and subject to the continued employment of Messrs. Raucy and Stroud with the Company through the closing, the restricted stock units will vest in full, with each restricted stock unit representing one share of the Company’s common stock. These restricted stock units may vest in full within 60 days of the record date.

93

OTHER MATTERS

Stockholder Proposals and Nominations

Stockholder proposals intended to be considered for inclusion in our proxy statement and form of proxy for presentation at the 2019 Annual Meeting of Stockholders must comply with Exchange Act Rule 14a-8. The deadline for submitting such proposals was December 21, 2018, unless the date of the 2019 Annual Meeting will be more than 30 days before or after the one-year anniversary date of the Annual Meeting, in which case proposals must be submitted a reasonable time before we print our proxy materials for the 2019 Annual Meeting. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Stockholders wishing to submit proposals for the 2019 Annual Meeting outside the process of Exchange Act Rule 14a-8 or nominate individuals to our Board of Directors must comply with the advance notice and other provisions of Article I, Section 4 of our bylaws. To be timely, notice of the proposal must have been received by the Company between January 31, 2019 and March 2, 2019; provided, however, that in the event the date of the 2019 Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after the anniversary date of our 2018 Annual Meeting of stockholders, to be timely, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2019 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2019 Annual Meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

Stockholder proposals should be addressed to 1347 Property Insurance Holdings, Inc., Secretary of the Corporation, 1511 N. Westshore Blvd, Suite 870, Tampa, Florida 33607. The specific requirements for submitting stockholder proposals are set forth in Article I, Section 4 of our bylaws.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits the Company, with your permission, to send a single copy of this proxy statement to any household at which two or more of the Company’s stockholders reside. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials. Some banks, brokers and other nominees may also be participating in the practice of “householding.”

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholders residing at an address to which only one copy of the proxy statement was mailed. Requests for additional copies should be directed in writing to a stockholder’s broker, bank or other nominee holding shares of our common stock for such stockholder or the attention of our Corporate Secretary at (813) 579-6213 or in writing at 1511 N. Westshore Blvd., Suite 870, Tampa, FL 33607. Stockholders wishing to receive separate copies of our proxy statements in the future, and stockholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact their bank, broker or other nominee record holder, or may contact our Corporate Secretary as described above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about the Company. Our SEC filings are made electronically available to the public at the SEC’s website located at http://www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of our website at http://www.1347pih.com. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement.

We will provide, without charge, a copy of our SEC filings upon the written request of our stockholders. You may request a copy of these filings by submitting a request in writing to:

Secretary of the Corporation

1347 Property Insurance Holdings, Inc.

1511 N. Westshore Blvd, Suite 870
Tampa, Florida 33607

94

ANNEX A

EQUITY PURCHASE AGREEMENT

by and between

FEDNAT HOLDING COMPANY,

a Florida corporation

and

1347 PROPERTY INSURANCE HOLDINGS, INC.,

a Delaware corporation

MAISON MANAGERS, INC.,

a Delaware corporation

MAISON INSURANCE COMPANY,

a Louisiana corporation

and

CLAIMCOR, LLC,

a Florida limited liability company

Dated as of February 25, 2019

A-1

A-2

A-3

Exhibits and Schedules:

Exhibit A – Purchase Price Allocation

Exhibit B – Reinsurance Capacity Right of First Refusal Agreement

Exhibit C – Standstill Agreement

Exhibit D – Registration Rights Agreement

Exhibit E – Investment Advisory Agreement

A-4

INDEX OF DEFINED TERMS

Capitalized terms that are used in this Agreement, but not defined in Section 1.01, are defined in the following sections of this Agreement:

Definition:	Location:	Definition:	Location:

401(k) Plan	5.08(b)	MIC	Preamble
Acquisition Proposal	5.03(h)(i)	MM	Preamble
Action	3.07	Net Book Value Target	5.25
Additional Payment	5.25	Net Recovery	8.05(c)
Agreed Tax Treatment	5.16(f)	No-Shop Period Start Date	5.03(b)(i)
Alternative Acquisition Arrangement	5.03(c)(ii)	Notice Period	5.03(c)(ii)
Burdensome Condition	5.05	Original Date	5.21(a)
CC	Preamble	Outside Date	7.01(b)(i)
Change of Recommendation	5.03(c)(i)(E)	Parent	Preamble
Chosen Courts	9.07	Parent Closing Certificate	6.02(d)
Closing	2.02	Parent Disclosure Letter	III
Closing Date	2.02	Parent Indemnitee	8.02(b)
Closing Date Net Book Value	5.25	Parent Plans	3.09(a)
Closing Date Surplus Amount	5.25	Parent Supplement	5.23
Closing Surplus	5.19	Patents	1.01(t)
Closing Surplus Target	5.25	Permits	3.08(c)
Company and Companies	Preamble	Proxy Statement	5.20(a)
Company Equity	Recitals	Purchase Price	2.01(b)
Company Indemnified Persons	5.24(a)	Purchaser	Preamble
Company IP	3.16(a)	Purchaser Common Stock	4.02(a)
Company Plans	3.09(a)	Purchaser Disclosure Letter	IV
Company Recommendation	3.05(c)	Purchaser Indemnitee	8.02(a)
Confidentiality Agreement	5.04(b)	Purchaser Preferred Stock	4.02(a)
Consolidated Net Book Value	6.02(e)	Purchaser Regulatory Agreement	4.08(b)
Copyrights	1.01(t)	Purchaser Supplement	5.23
Deductible	8.05(a)	Regulatory Agreement	3.08(d)
Effective Date	Preamble	Reinsurance Arrangements	3.28
Employee Plans	3.09(a)	Requisite Company Vote	3.04(b)
Environmental Law	3.11(b)	Requisite Regulatory Approvals	5.05
Equity Plan Stock	4.02(a)	Restricted Business	5.12(a)
Equity Sale	2.01(a)	Restricted Period	5.12(a)
Estimated Closing Date Balance Sheet	6.02(i)	Section 338(h)(10) Election	2.04(a)
Financial Statements	3.06(a)	STAT Financial Statements	3.06(b)
Fund and Funds	5.17(b)	Statutory Capital Requirements	3.08(b)
Fundamental Representations	8.01(a)	Stockholders Meeting	5.21(a)
GAAP	3.06(a)	Superior Proposal	5.03(h)(ii)
Go-Shop Period	5.03(a)	Supplement	5.23
Hazardous Substance	3.11(c)	Surplus Note Payment	2.01(b)
Indemnifying Party	8.03(a)	Tampa Office Lease	5.17(a)
Indemnitees	8.02(b)	Target Closing Date	2.02
Loans	3.19(a)	Third-Party Claim	8.03(a)
Marks	1.01(t)	Transfer Taxes	5.16(h)
Material Contract	3.13(a)

A-5

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is dated as of February 25, 2019 (the “Effective Date”), and is by and between FEDNAT HOLDING COMPANY, a Florida corporation (“Purchaser”), 1347 PROPERTY INSURANCE HOLDINGS, INC., a Delaware corporation (“Parent”), MAISON MANAGERS, INC., a Delaware corporation (“MM”), MAISON INSURANCE COMPANY, a Louisiana corporation (“MIC”), and CLAIMCOR, LLC, a Florida limited liability company (“CC” and, together with MM and MIC, each, a “Company” and, together, the “Companies”).

RECITALS

WHEREAS, Parent owns all of the issued and outstanding shares of common stock of MM and MIC, and the entire issued and outstanding membership interest of CC (such equity interests, collectively, the “Company Equity”); and

WHEREAS, subject to the terms and conditions set forth herein, Parent desires to sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser desires to purchase and accept from Parent, all of the Company Equity; and

WHEREAS, each of the parties hereto desires to make certain representations, warranties, covenants, and agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01 Certain Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings set forth as follows:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Benefit Plan” means all “employee benefit plans” (within the meaning of section 3(3) of ERISA) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, and whether or not subject to ERISA, whether formal or informal or oral or written.

A-6

(c) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in Miami, Florida are authorized by Law or executive order to be closed.

(d) “Business Employee” means any employee of Parent or any of the Companies, other than those persons listed in Section 1.01(d) of the Parent Disclosure Letter.

(e) “Cap” means an amount equal to Seven Million Two Hundred Thousand and No/100 Dollars ($7,200,000.00).

(f) “Cash Consideration” means an amount equal to Twenty-Five Million Five Hundred Thousand and No/100 Dollars ($25,500,000.00).

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect, or state of facts that: (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Companies, taken as a whole; or (ii) prevents or materially impairs the ability of Parent or one or more of the Companies to consummate, or prevents or materially delays, the Closing or any of the other Transactions; provided, that a Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect, or state of facts to the extent: (A) generally affecting insurance companies, insurance holding companies, or the economy as a whole; (B) arising from or relating to any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to (I) any facility or property of the Parent or the Companies, or otherwise renders them physically unusable or inaccessible, or (II) any property that is insured by Parent or the Companies pursuant to policies written by Parent or any of the Companies, in either event to the extent to which either (i) or (ii) above is true with respect thereto); (C) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof that generally affects insurance companies or insurance holding companies; (D) arising from or relating to any general economic or political conditions; (E) arising from or relating to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (F) arising from or relating to any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent or at the written request of Purchaser; (G) arising from or relating to any breach by Purchaser of this Agreement or the Confidentiality Agreement; (H) arising from or relating to any natural or man-made disaster or acts of God, other than any of the foregoing to the extent that either (i) or (ii) above is true with respect thereto as a result of claims being made under insurance policies written by Parent or any of the Companies; or (I) arising from the announcement, pendency, or completion of the Transactions; except, with respect to clauses (A), (B), (C), (D), or (E) of this Section 1.01(h), to the extent that the impact of such event, change, circumstances, occurrence, effect, or state of facts has a materially disproportionately adverse effect on the Companies, taken as a whole, as compared to similarly situated companies.

A-7

(i) “Contract” means loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order, or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, whether oral or written (including all amendments to any of the forgoing).

(j) “Control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is considered a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m), or (o) of the Code that includes any of the Companies, or is considered a single employer under “common control” with any of the Companies under Section 4001(b)(1) of ERISA.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(n) “Excluded Taxes” means: (i) any Taxes of the Companies for any Parent Tax Period; (ii) any Taxes of the Companies for any Pre-Closing Tax Straddle Period; (iii) any Taxes imposed as a result of any of the Companies being a member of any affiliated, consolidated, combined, or unitary Tax group at any time on or prior to the Closing Date pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor, by contract in existence at any time on or prior to the Closing Date, or otherwise; (iv) any Taxes arising from any breach by Parent or any of its Affiliates (other than a breach by the Companies after the Closing Date) of the covenant contained in Section 5.01(l) of this Agreement; (v) any Taxes arising from or in connection with any inaccuracy in or breach of any of the representations or warranties made by Parent in Section 3.12 of this Agreement; (vi) Transfer Taxes for which Parent is responsible pursuant to Section 5.16(h); and (vii) all costs and expenses, including reasonable out-of-pocket legal, accounting, appraisal, consulting or similar fees, actually incurred by Purchaser or its Affiliates relating to the foregoing.

(o) “GAAP Book Value” means the consolidated shareholder’s equity of the Companies determined in accordance with GAAP.

(p) “Governmental Entity” means any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, taxing, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission, or body.

(q) “Insurance Contracts” means all insurance contracts, policies, certificates, binders, slips, covers, or other agreements of insurance, including all supplements, riders, and endorsements issued or written in connection therewith and extensions thereto, issued, renewed, or written by MIC on or prior to the Closing Date, and all renewals or reinstatements thereof, in each case that are in-force as of the Closing Date.

A-8

(r) “Insurance Laws” means: (i) the Louisiana Insurance Code; (ii) the Texas Insurance Code; (iii) the Florida Insurance Code; (iv) all rules, regulations, judgments, orders, rulings, opinions, and guidance promulgated or otherwise disseminated by the Insurance Regulators; and (v) all other Laws relating to any of the foregoing.

(s) “Insurance Regulators” mean, collectively: (i) the Louisiana Department of Insurance; (ii) the Texas Department of Insurance; (iii) the Florida Office of Insurance Regulation; and (iv) all other Governmental Entities regulating the business of the Companies.

(t) “Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks, and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers; (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists, technologies, trade secrets, works of authorship and any other information of any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

(u) “Intentional Breach” means a material breach that is a consequence of an act voluntarily undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(v) “Intercompany Payables” means all account, note, or loan payables and all advances (cash or otherwise) or any other Loans that are payable by Parent or any of its Subsidiaries (other than the Companies) to the Companies.

(w) “Intercompany Receivables” means all account, note, or loan payables and all advances (cash or otherwise) or any other Loan that is receivable by Parent or any of its Subsidiaries (other than the Companies) from the Companies.

(x) “IRS” means the U.S. Internal Revenue Service.

(y) “IT Assets” means computers, computer software, source and object code, firmware, servers, websites, applications, systems, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment that is owned, directly operated, rented, or licensed by any of the Companies.

(z) “Knowledge” of: (i) Parent means the actual knowledge after reasonable due inquiry of the individuals set forth on Section 1.01(z) of the Parent Disclosure Letter into the relevant matter; and (ii) Purchaser means the actual knowledge after due inquiry of the individuals set forth on Section 1.01(z) of the Purchaser Disclosure Letter into the relevant matter.

A-9

(aa) “Law” means any federal, state, local, foreign, or multinational law, statute, ordinance, rule, code, regulation, order, judgment, directive, writ, injunction, arbitration award, agency requirement, decree, or other legally enforceable requirement issued, enacted, promulgated, entered into, agreed, or imposed by any Governmental Entity. “Laws” includes all Insurance Laws.

(bb) “Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, right of first refusal or first offer, options, or other similar arrangement or interest in real or personal property.

(cc) “Losses” means all losses, damages, liabilities, claims, interest, penalties, fines, judgments, and settlements, including actual and documented costs and expenses in connection with reasonable attorney’s fees; provided, that in calculating a party’s Losses, any special, expectation, indirect, consequential, punitive, exemplary or incidental losses or damages, loss of future revenue or income, loss of reputation or opportunity, loss of goodwill, diminution of value, or damages based on any type of multiple, whether based in contract, tort, strict liability or otherwise (in each case other than any such losses or damages to the extent actually paid to third parties in connection with a Third-Party Claim) shall be excluded.

(dd) “NASDAQ” means the NASDAQ Global Select Market.

(ee) “Parent Tax Period” means any Taxable year or period ending on or prior to December 31, 2018.

(ff) “Permitted Liens” means: (i) Liens for Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, and carriers’ Liens arising in the ordinary course of business of the Companies consistent with past practice; (iii) restrictions on transfers under applicable securities Laws; (iv) any zoning, building code, land use, planning, entitlement, environmental or similar laws or regulations imposed by any Governmental Entities as a matter of general application; (v) workers’ or unemployment compensation Liens arising in the ordinary course of business; (vi) the interests of lessors in equipment leased or loaned; (vii) any Liens that will be discharged or released either prior to, or simultaneously with, the Closing; and (viii) any Liens created by Purchaser or any of its Affiliates.

(gg) “Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any Governmental Entity.

(hh) “Pre-Closing Tax Straddle Period” means with respect to any Taxable period which begins on or prior to, and ends after, the Closing Date, any portion of such period ending on and including the Closing Date.

(ii) “Producer” means the agents, brokers, producers, managing general agents, third-party administrators, managing agents, managing general underwriters, or intermediaries, whether appointed by MIC or not, through whom or which any policyholder has or may have secured any Insurance Contract with MIC.

A-10

(jj) “Purchaser Material Adverse Effect” means any event, change, circumstance, occurrence, effect, or state of facts that: (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of Purchaser and its Subsidiaries, taken as a whole; or (ii) prevents or materially impairs the ability of Purchaser to consummate, or prevents or materially delays, the Closing or any of the other Transactions; provided, that a Purchaser Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent: (A) generally affecting insurance companies, insurance holding companies, or the economy as a whole; (B) arising from or relating to any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to (I) any facility or property of the Purchaser or its Subsidiaries, or otherwise renders them physically unusable or inaccessible, or (II) any property that is insured by Purchaser or any of its Subsidiaries pursuant to policies written by Purchaser or any of its Subsidiaries, in either event to the extent to which either (i) or (ii) above is true with respect thereto); (C) reflecting or resulting from changes in Law or GAAP or regulatory accounting requirements or published interpretations thereof that generally affects insurance companies or insurance holding companies; (D) arising from or relating to any general economic or political conditions; (E) arising from or relating to any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (F) arising from or relating to any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent or at the written request of Parent or the Companies; (G) arising from or relating to any breach by Parent or the Companies of this Agreement or the Confidentiality Agreement; (H) arising from or relating to any natural or man-made disaster or acts of God, other than any of the foregoing to the extent that either (i) or (ii) above is true with respect thereto as a result of claims being made under insurance policies written by Purchaser or its Subsidiaries; or (I) arising from the announcement, pendency, or completion of the Transactions; except, with respect to clauses (A), (B), (C), (D), or (E) of this Section 1.01(jj), to the extent that the impact of such event, change, circumstance, occurrence, effect, or state of facts has a materially disproportionately adverse effect on Purchaser and its Subsidiaries, taken as a whole, as compared to similarly situated companies.

(kk) “Purchaser Plan” means all Benefit Plans: (i) contributed, sponsored by, or maintained by the Purchaser or its Subsidiaries; (ii) under which any employee, former employee, director, officer, independent contractor, or consultant of Purchaser or its Subsidiaries has any present or future right to benefits; or (iii) under which Purchaser or its Subsidiaries has any present or future liability.

(ll) “Purchaser SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by Purchaser under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC (together with all exhibits and schedules thereto and all information incorporated therein by reference).

(mm) “Representatives” means, with respect to any Person, any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent, or representative of such Person.

(nn) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

A-11

(oo) “SEC” means the U.S. Securities and Exchange Commission.

(pp) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(qq) “Significant Subsidiary” has the meaning assigned to such term in Regulation S-X promulgated by the SEC.

(rr) “Statutory Accounting Principles” means the accounting practices prescribed or permitted by the Insurance Regulators to be used in connection with the preparation of financial statements of an insurance or reinsurance (or similar) company in effect at the time such financial statements in question are prepared.

(ss) “Statutory Surplus” means the aggregate amount of MIC’s statutory capital and surplus, as determined in accordance with the Statutory Accounting Principles and applied on a consistent basis throughout the periods involved.

(tt) “Stock Consideration” means a number of shares of Purchaser Common Stock equal to: (i) Twenty-Five Million Five Hundred Thousand and No/100 Dollars ($25,500,000); divided by (ii) the weighted average closing price per share of the Purchaser Common Stock on NASDAQ during the twenty (20) trading days immediately preceding the Closing Date.

(uu) “Straddle Period” means, with respect to the Companies, any taxable period beginning on or prior to and ending after the Closing Date.

(vv) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50.0%) of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(ww) “Surplus Notes” means, collectively, each Surplus Note (Non-Negotiable) dated December 21, 2015, September 29, 2016, September 28, 2017, December 28, 2017, November 14, 2018, December 27, 2018 and at a time subsequent to this Agreement, each given by MIC to the order of Parent. “Surplus Note” means one of the Surplus Notes, as the context requires.

(xx) “Tax Contest” means any federal, state, local, or foreign audit, examination, refund litigation, adjustment in controversy, or other administrative proceeding or court proceeding.

(yy) “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, escheat and/or unclaimed property, premium, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, including, without limitation, all interest, penalties, and additions imposed with respect to such amounts, imposed by any Governmental Entity.

A-12

(zz) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund, and information returns relating to Taxes and including any attachment thereto or amendment thereof.

(aaa) “Transaction Documents” means this Agreement and any certificate and other agreements and documents delivered in connection herewith.

(bbb) “Transaction Expenses” means, without duplication, the collective amount due and payable by the Companies (and not the Parent) but unpaid as of the Closing Date for: (i) any fees, costs, and expenses, including, without limitation, those of counsel, accountants, investment bankers, broker’s, finder’s or other advisors or service providers, of the Companies that are incurred by the Companies in connection with the negotiation, drafting, and execution of this Agreement and the consummation of the Transactions; and (ii) the sum of (A) any retention, change in control, incentive or similar bonuses payable by the Companies as a result of the execution of this Agreement and the consummation of the Transactions, and (B) the employer portion of any payroll, withholding, social security, unemployment or other similar employer Taxes and “tax gross-up” payments associated with any payment made under the preceding clause (A).

(ccc) “Transactions” means the Equity Sale and the other transactions contemplated by this Agreement.

Section 1.02 Interpretation.

(a) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. All references to “dollars” or “$” in this Agreement are to United States dollars. The phrase “made available” means any document or other information that was included in the virtual data room of Parent located at http://datasiteone.merrillcorp.com forty-eight (48) hours prior to the execution and delivery of this Agreement (or following such time pursuant to a Parent Supplement). This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

A-13

(b) In this Agreement, except as context may otherwise require, references:

(i) to “this Agreement” are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Schedules and Exhibits to it, taken as a whole;

(ii) to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section and any regulation or rule promulgated thereunder; and

(iii) to any “Governmental Entity” include any successor to that Governmental Entity.

Article II.

PURCHASE AND SALE

Section 2.01 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing:

(a) Parent shall sell, convey, assign, and transfer to Purchaser, and Purchaser shall purchase, acquire, and accept from Parent, all Company Equity that is issued and outstanding, free and clear of any and all Liens (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents) (the “Equity Sale”); and

(b) Subject to the satisfaction or waiver by the applicable party of all conditions precedent, Purchaser shall pay, or cause to be paid, to Parent, in the manner set forth herein: (i) the Stock Consideration; (ii) an amount equal to the Cash Consideration ((i) and (ii), collectively, the “Purchase Price”); and (iii) Purchaser shall cause or permit MIC to repay (1) the face amount of the Surplus Notes in an amount not to exceed Eighteen Million and No/100 Dollars ($18,000,000.00) plus (2) all accrued but unpaid interest on such Surplus Notes, other than default rates of interest, penalties, late fees, fines, and other related charges ((1) and (2) being the “Surplus Note Payment”).

Section 2.02 Closing. The closing of the Transactions (the “Closing”) shall take place through an exchange of consideration and documents using overnight courier service, wire transfers, electronic mail and facsimile, as applicable, on the date that is agreed to between Parent and Purchaser (the “Closing Date”). The Closing shall be deemed to be effective at 12:01 a.m. on the day immediately after the Closing Date. Parent and Purchaser shall each use their commercially reasonable best efforts to cause all of the conditions set forth in Article VI to be satisfied, and for the Closing to be consummated, on or before June 30, 2019 (the “Target Closing Date”). In the event that the Closing is not consummated on or before the Target Closing Date and the Agreement has not been terminated pursuant to Article VII, then Parent and Purchaser shall each use their commercially reasonable best efforts to cause all of the conditions set forth in Article VI to be satisfied, and for the Closing to be consummated, on or before December 31, 2019; provided that, the parties agree that, if the Closing does not occur on or before the Target Closing Date, then (a) the Closing will not occur before November 30, 2019 and (b) the parties shall use their commercially reasonable best efforts to consummate the Closing on November 30, 2019 or as soon thereafter as reasonably practicable.

A-14

Section 2.03 Deliveries at Closing. At the Closing, in accordance with the terms and conditions set forth in this Agreement:

(a) Parent shall, or shall cause the Companies to:

(i) deliver to Purchaser certificates evidencing all the shares of Company Equity issued by MM and MIC and outstanding, duly endorsed in blank or accompanied by stock powers duly executed in blank by Parent, in form and substance reasonably satisfactory to Purchaser;

(ii) deliver to Purchaser an assignment of membership interest with respect to all Company Equity issued by CC and outstanding, duly executed by Purchaser, in form and substance reasonably satisfactory to Purchaser and, if any membership interest issued by CC is certificated, deliver all certificates evidencing the membership interest;

(iii) deliver to Purchaser all of the minute books, stock ledgers, and similar corporate records and corporate seals of the Companies;

(iv) deliver to Purchaser the certificate referred to in Section 6.02(d);

(v) deliver to Purchaser the Reinsurance Capacity Right of First Refusal Agreement in the form attached hereto as Exhibit B;

(vi) deliver to Purchaser the Standstill Agreement in the form attached hereto as Exhibit C;

(vii) deliver to Purchaser the Registration Rights Agreement in the form attached hereto as Exhibit D

(viii) deliver to Purchaser the Investment Advisory Agreement in the form attached hereto as Exhibit E;

(ix) deliver to Purchaser written resignations of, or appropriate board resolutions effecting the removal of, all the directors and corporate officers of each of the Companies, and such other officers of the Companies set forth on Section 2.03(a)(ix) of the Parent Disclosure Letter (in each case other than those officers as may be specified in writing by Purchaser prior to Closing) from their positions as directors or officers of the Companies, with such resignations or removal to be effective as of the Closing;

(x) deliver to Purchaser a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Purchaser and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of Company Equity and any other Transactions are exempt from withholding pursuant to Section 1445 of the Code; and

(xi) deliver to Purchaser each original Surplus Note, marked “PAID IN FULL” by Parent if such Surplus Note is paid in full.

A-15

(b) Purchaser shall:

(i) deliver to Parent certificates or, if uncertificated, other evidence of ownership representing, the Stock Consideration (or, if applicable, other similar documentation evidencing the Stock Consideration), registered in the name of Parent;

(ii) deliver to Parent the certificate referred to in Section 6.03(c);

(iii) deliver to Parent the agreements listed in Section 2.03(a)(v) through (viii);

(iv) pay to Parent an amount equal to the Cash Consideration by wire transfer of immediately available funds to one account to be designated in writing by Parent to Purchaser no later than two (2) Business Days prior to the Closing Date;

(v) cause or permit MIC to make the Surplus Note Payment to Parent on the Closing Date; and

(vi) copies (or other evidence) of all Requisite Regulatory Approvals from all Insurance Regulators required to be obtained, filed or made by Purchaser pursuant to Section 5.05.

Section 2.04 Tax Treatment; Purchase Price Allocation.

(a) Parent shall join with Purchaser and the Companies in making, and shall take any and all actions necessary to effect, an election under Section 338(h)(10) of the Code, and any corresponding election under state, local, and foreign Law, with respect to the purchase and sale of the Company Equity issued by MM and MIC (collectively, a “Section 338(h)(10) Election”). Parent shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by Law, including (but not limited to): (y) any Tax imposed under Treas. Reg. Sec. 1.338(h)(10)-1(d)(2); or (z) any state, local, or non-U.S. Tax imposed on the Companies gain. Parent and Purchaser shall, within ten (10) days prior to the date such forms are required to be filed under applicable Law, exchange completed and executed copies of IRS Forms 8023, 8594 and 8883, required schedules thereto, and any similar state, local, or foreign forms. The completed and executed IRS Forms 8594 and 8883 shall reflect the allocation schedule agreed to by Parent and Purchaser pursuant to Section 2.04(b). To the extent permitted by Law, Parent and Purchaser shall report (i) the purchase and sale of the common stock of MM and MIC as a “qualified stock purchase” and consistent with the Section 338(h)(10) Election and (ii) the purchase and sale of the membership interests of CC as a purchase of all of the assets of CC, and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Governmental Entity, or otherwise.

(b) Purchase Price Allocation. Purchaser and Parent agree that the Purchase Price and the liabilities of the Companies and any other relevant items shall be allocated among the assets of the Companies for Tax purposes using the methodology shown on the allocation schedule attached hereto as Exhibit A. Purchaser and Parent shall not take a position on any Tax Returns, before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.04, and Purchaser and Parent shall file Forms 8594 and 8883 with the IRS in a manner consistent with this allocation.

A-16

Section 2.05 Withholding. Purchaser acknowledges that it does not currently expect to be required to make any withholding or deduction to the amounts payable to Parent pursuant to this Agreement under current Law, so long as Parent complies with Section 2.03(a)(x) and the certifications contained in the certificate referenced in Section 2.03(a)(x) are true, correct, and complete. Notwithstanding any provision contained herein to the contrary, to the extent there is a change in applicable Law which requires that Purchaser withhold or deduct any amounts payable to Parent pursuant to this Agreement, Purchaser and its Affiliates shall be entitled to deduct and withhold from any payments made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Law; provided, that Purchaser shall be required to provide written notice to Parent of the amount of such withholding or deduction as promptly as practicable after Purchaser becomes aware of any required withholding or deduction (and, in any event, at least ten (10) Business Days prior to the Closing), and Purchaser agrees to reasonably cooperate with Parent to reduce or eliminate any such withholding. To the extent that amounts are so withheld, and timely paid to the proper taxing authority pursuant to any applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Article III.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure letter delivered by Parent to Purchaser prior to the execution of this Agreement (the “Parent Disclosure Letter”) and, as to any matter first arising after the Effective Date, any Parent Supplement (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more warranties contained in this Article III) (it being understood and agreed that any disclosure in any section of the Parent Disclosure Letter shall be deemed disclosed only with respect to the corresponding Section of this Article III and to any other any Section of this Article III to the extent that it is expressly cross-referenced in such Section of the Parent Disclosure Letter), Parent represents and warrants to Purchaser as of the Effective Date and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 3.01 Organization, Standing and Power.

(a) Each of Parent and the Companies: (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization; (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) except as set forth on Section 3.01(a) of the Parent Disclosure Letter, is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

A-17

(b) Except as set forth on Section 3.01(b) of the Parent Disclosure Letter, Parent has previously made available to Purchaser true and complete copies of the articles or certificate of incorporation or organization, and bylaws or operating agreement (or comparable organizational documents), of each of the Companies in effect on the Effective Date, and each as so made available is in full force and effect. None of the Companies is in violation of any provision of such articles or certificate of incorporation and bylaws or operating agreement (or comparable organizational documents) of such Company, as applicable.

Section 3.02 Company Equity.

(a) The authorized capital stock of MIC consists of five million (5,000,000) shares of common capital stock, par value of One Dollar ($1.00) per share, and two million five hundred thousand (2,500,000) shares are issued and outstanding. The authorized capital stock of MM consists of one thousand (1,000) shares of common stock, no par value, and all one thousand (1,000) shares are issued and outstanding. There is only one class of membership interest issued and authorized by CC. All the outstanding shares of capital stock of MM and MIC, and the entire outstanding membership interest of CC: (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights; and (ii) are owned by Parent. Except as set forth on Section 3.02(a) of the Parent Disclosure Letter, Parent has good and marketable title to, and is the sole record and beneficial owner, of all of the Company Equity, free and clear of any Liens (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents). Upon consummation of the Closing, Parent will deliver to Purchaser good and marketable title to all such Company Equity, free and clear of any Liens (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents).

(b) None of the Companies has outstanding any bonds, debentures, notes, or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders or members, as applicable, of the Companies on any matter. Except for this Agreement, as otherwise disclosed in Item 1 of Section 3.02(b) of the Parent Disclosure Letter, as set forth above in Section 3.02(a), and the shares of capital stock or other voting securities or equity interests of each Company that are owned, directly or indirectly, by Parent, there are no outstanding: (i) shares of capital stock or other voting securities or equity interests of any Company; (ii) securities of the Companies convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Companies; (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Companies or other equity equivalent or equity-based award or right; (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Companies, or obligations of the Companies to issue, register, transfer, or sell any shares of capital stock of the Companies, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Companies or rights or interests described in clause (iii); or (v) obligations of the Companies to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver, register, transfer or sell, or cause to be issued, granted, delivered, registered, transferred or sold, any such securities. Except for this Agreement and as set forth in Item 2 of Section 3.02(b) of the Parent Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Companies are a party or on file with the Companies with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any Company. None of the Companies has any trust preferred or subordinated debt securities or other similar securities issued or outstanding.

A-18

(c) Except as set forth on Section 3.02(c) of the Parent Disclosure Letter, none of the Companies is a party to any agreement pursuant to which any Person is entitled to elect, designate, or nominate any director of a Company.

Section 3.03 Subsidiaries. Except as set forth in Item 1 of Section 3.03 of the Parent Disclosure Letter, none of the Companies has any Subsidiary or holds any equity interest in any other Person. Except as set forth in Item 2 of Section 3.03 of the Parent Disclosure Letter, no Company has an obligation to make, and there is no Contract in effect that would penalize a Company for failing to make, a capital contribution, to answer a capital call, or to make a Loan or any other investment or advance of cash, property, or other assets to any other Person.

Section 3.04 Authority.

(a) Each of Parent and the Companies has all necessary corporate or company power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery, and performance of this Agreement by Parent and the Companies, and subject to the Requite Company Vote, the consummation by Parent and the Companies of the Transactions, have been duly and validly approved by all necessary corporate or company action on the part of Parent and the Companies, and the Board of Directors of Parent, MM, and MIC, and the managers of CC. Except for the Requisite Company Vote, no other corporate or company proceedings on the part of Parent or the Companies are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and the Companies and, assuming the due authorization, execution, and delivery by Purchaser, constitutes a valid and binding obligation of Parent and the Companies, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) Except for approval by Persons holding a majority of all issued and outstanding shares of the common stock of Parent (the “Requisite Company Vote”), no vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law or the organizational documents of Parent to consummate the Transactions.

A-19

Section 3.05 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and the Companies do not, and the consummation of the Transactions and compliance by Parent and the Companies with the provisions hereof do not, and will not, conflict with, violate any right of first refusal held by any Person, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification, or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets, or rights of Parent or the Companies under, any provision of: (i) subject to the Requisite Company Vote and the filings related thereto, the organizational documents of Parent or any Company; (ii) except as set forth on Section 3.05(a) of the Parent Disclosure Letter, any Material Contract to which Parent or the Companies is a party or by which Parent or the Companies or any of their respective properties or assets may be bound; or (iii) subject to the governmental filings and other matters referred to in Section 3.05(b), any Law or any rule or regulation of any self-regulatory authority applicable to Parent or the Companies or by which Parent or any of the Companies or any of their respective properties or assets may be bound, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.05(b) of the Parent Disclosure Letter, no consents, approvals, orders, or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Parent or any of the Companies in connection with the execution, delivery, or performance by Parent of this Agreement or to consummate the Transactions, except for: (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, the Louisiana Department of Insurance and the Florida Office of Insurance Regulation; (ii) the Requisite Regulatory Approvals and the filings related thereto; (iii) the Requisite Company Vote and the filings related thereto; (iv) filings of applications and notices with, receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges (e.g., NASDAQ) and self-regulatory organizations; and (v) such other consents, approvals, orders, or authorizations of, or registrations, declarations or filings with or notices to, any Governmental Entities or any third party the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Board of Directors of Parent has: (i) unanimously (A) approved and declared advisable this Agreement and the Transactions upon the terms and conditions set forth in this Agreement, (B) determined that this Agreement and the Transactions are expedient and in the best interests of Parent and its stockholders, and (C) resolved to recommend that the stockholders of Parent approve and adopt this Agreement (the “Company Recommendation”); and (ii) directed that this Agreement be submitted to the stockholders of Parent for their approval and adoption.

A-20

Section 3.06 Financial Statements and Value of Companies.

(a) Parent has previously made available to Purchaser true and complete copies of the audited consolidated financial statements of the Parent (including the related notes thereto) for the fiscal years ended December 31, 2015, 2016 and 2017, the unaudited consolidated financial statements (including the related notes thereto) for the nine (9) month period ending September 30, 2018, and consolidating statements presenting the financial information for each of the Companies for the periods stated above (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto and subject, in the case of unaudited statements, to the absence of notes) and fairly present in all material respects the consolidated financial position of the Companies as of the dates thereof and their respective consolidated results of operations, capital and surplus, changes in shareholders’ equity, and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and the absence of notes).

(b) Parent has previously made available to Purchaser true and complete copies of statutory financial statements of MIC for the fiscal years ended 2015, 2016, and 2017 (including all quarterly statements), and all statutory quarterly financial statements of MIC for the first three fiscal quarters of 2018 (collectively, the “STAT Financial Statements”). The STAT Financial Statements have been prepared in accordance with the Statutory Accounting Principles and applied on a consistent basis throughout the periods involved, and fairly present in all material respects the financial position of MIC as of the dates thereof (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount and the absence of notes).

(c) None of the Companies presently has, and since September 30, 2018 none of the Companies has incurred (except, in each case, as permitted by Section 5.01 or as set forth on Section 3.06(c) of the Parent Disclosure Letter), any material liabilities or obligations, whether accrued, absolute, contingent, or otherwise, known or unknown, whether due or to become due, which would be required to be reflected on a balance sheet prepared in accordance with any standard accounting principles prescribed or permitted by Law or Insurance Regulators, except for: (i) those liabilities fully accrued or reserved against in the Financial Statements and the STAT Financial Statements; (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2018 and the Surplus Notes, including the incurrence of additional Surplus Notes; (iii) any liabilities incurred with respect to the Transactions; (iv) other liabilities and obligations that individually or in the aggregate do not exceed Three Hundred Thousand and No/100 Dollars ($300,000.00); and (v) any insurance claims pursuant to insurance policies that were issued by MIC in its ordinary course of business consistent with past practices.

(d) Except as set forth on Section 3.06(d) of the Parent Disclosure Letter, the books and records of the Companies have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data, and information of the Companies are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, regardless of whether computerized) that are in all material respects under the exclusive ownership and direct control of Parent or the Companies or their internal or external accountants (including accountants having expertise in Tax matters) (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be likely to be materially adverse to the system of internal accounting control of the Companies. Parent and the Companies have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP consistently applied and applicable Law.

A-21

(e) Except as set forth on Section 3.06(e) of the Parent Disclosure Letter, since December 31, 2017, none of the Companies nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant, or Representative of any Company, has received any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of any one or more of the Companies or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Companies has engaged in questionable accounting or auditing practices.

(f) Parent and MIC maintain internal controls that are adequate to prepare and present financial statements that are free from material misstatement, prepared in accordance with GAAP or the Statutory Accounting Principles, as applicable, and reflect transactions that were executed in accordance with management’s authorizations. Except as set forth on Section 3.06(f) of the Parent Disclosure Letter, since December 31, 2016, neither Parent nor MIC has received any written notification of any “significant deficiency”, “material weakness”, or similar event relevant to the preparation and presentation of its Financial Statements filed with the SEC from the SEC, or of its STAT Financial Statements filed with the Insurance Regulators from the Insurance Regulators.

(g) The Estimated Closing Date Balance Sheet (including, without limitation, all estimates and assumptions contained therein) was prepared by Parent in good-faith and in Parent’s commercially reasonable discretion, and was prepared in accordance with the same principles and methodologies used by Parent to prepare the Financial Statements (including, without limitation, GAAP applied on a consistent basis during the periods involved (except for the absence of some or all notes)).

(h) All Taxes that had accrued, but were not yet due and payable, by the Parent or the Companies (or any other corporation merged into or consolidated with the Parent or the Companies), by the time of the most recent Financial Statements and the Estimated Closing Date Balance Sheet were properly accrued thereon in accordance with GAAP.

Section 3.07 Litigation. Except as set forth in Item 1 of Section 3.07 of the Parent Disclosure Letter, there is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”), whether judicial, arbitral, administrative or other, before or by any Governmental Entity, arbitrator, mediator, or other similar Person, that is pending or, to the Knowledge of Parent, threatened against or affecting the Companies or any of their respective properties or assets, or, to the Knowledge of Parent, any present or former officer, director, or employee of the Companies in such individual’s capacity as such that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Item 2 of Section 3.07 of the Parent Disclosure Letter, none of the Parent nor the Companies, nor any of their respective properties or assets, is subject to any outstanding judgment, order, injunction, ruling, or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

A-22

Section 3.08 Compliance with Laws.

(a) Except as set forth on Section 3.08(a) of the Parent Disclosure Letter, the Companies are presently, and at all times since December 31, 2016 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, including, without limitation: (i) the Sarbanes-Oxley Act of 2002; (ii) the Insurance Laws; and (iii) all other Laws relating to discriminatory business practices, in each case except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing provisions of Section 3.08(a), at all times since December 31, 2016, and except as set forth on Section 3.08(a) of the Parent Disclosure Letter: (i) to the extent that a Company marketed, sold, or issued Insurance Contracts or any other product or service, that Company did so in compliance, in all material respects, with all applicable Laws in the respective jurisdictions in which such Insurance Contracts and such products and services have been marketed, sold, or issued; (ii) all advertising, promotional, and sales materials and other marketing practices used by the Companies or, to the Knowledge of Parent, any agents and Representatives thereof, have complied and are currently in compliance, in each case, in all material respects, with all applicable Laws; (iii) the manner in which the Companies have compensated each Producer or any other Person involved in the sale or servicing of Insurance Contracts on behalf of the Companies is in compliance in all material respects with all applicable Laws; and (iv) the Companies have been in full compliance with all deposit, reserve, capital, net worth, and other financial requirements, including statutory and risk-based capital requirements, applicable to the Companies (collectively, the “Statutory Capital Requirements”), including without limitation all regulations, guidelines, directives, and orders of the Insurance Regulators. Except as set forth on Section 3.08(b) of the Parent Disclosure Letter, the Knowledge of Parent, there is no impending increase in the funds required to meet any Statutory Capital Requirements.

(c) Except as set forth in Item 2 of Section 3.08(c) of the Parent Disclosure Letter: (i) the Companies presently have in effect, and at all relevant times since December 31, 2016 have held, all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, or operate their properties and assets and to carry on their businesses and operations as now conducted; and (ii) to the Knowledge of Parent, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, except where the failure to be in possession of, the suspension or cancellation of, the failure to be valid or in full force and effect of any of the Permits would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Companies. Item 1 of Section 3.08(c) of the Parent Disclosure Letter lists each material Permit that a Company possesses or has been granted, and which is necessary to conduct its business in the ordinary course, and which schedule specifies: (i) the jurisdiction that issued the Permit; (ii) the lines of insurance business for which such Company is licensed in such jurisdiction, as applicable; (iii) the date the Permit was issued, granted, or applied for, and the expiration date and status thereof; and (iv) any limitations or restrictions on the Permit.

A-23

(d) Except as set forth in Section 3.08(d) of the Parent Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2016, none of the Companies has received any written notification or communication from any Governmental Entity: (i) asserting that a Company is in default in any material respect under any applicable Laws or Permits; (ii) threatening to revoke any Permits; or (iii) requiring the Companies to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter, or other formal or informal enforcement action of any kind that imposes any restrictions on the conduct of the Companies’ business or that relates to its capital adequacy, its risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “Regulatory Agreement”), and none of the Companies has been advised in writing by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Except as set forth in Section 3.08(d) of the Parent Disclosure Letter, neither Parent nor any of the Companies is party to or subject to any Regulatory Agreement that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth on Section 3.08(e) of the Parent Disclosure Letter, since December 31, 2016, the Companies have complied with applicable privacy requirements contained in any applicable federal and state privacy Law as well as with any posted or internal privacy policies relating to data protection or privacy, including the protection of personally identifiable information and customer information, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(f) Except as set forth on Section 3.08(f) of the Parent Disclosure Letter, the Companies have timely filed all reports, forms, schedules, registrations, statements, and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2016 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.08(f) of the Parent Disclosure Letter, as of their respective filing dates (and without giving effect to any amendments or modifications filed after the Effective Date with respect to reports and documents filed before the Effective Date), such reports, forms, schedules, registrations, statements, and other documents complied with applicable Law in all material respects. Except as set forth on Section 3.08(f) of the Parent Disclosure Letter, there is no unresolved violation or exception by any Governmental Entity with respect to any report, form, schedule, registration, statement, or other document filed by, or relating to any examinations by any such Governmental Entity of, the Companies.

Section 3.09 Benefit Plans.

(a) All Benefit Plans: (i) contributed, sponsored by, or maintained by Parent or the Companies; (ii) under which any current or former employee, director, officer, independent contractor, or consultant of the Companies has any present or future right to benefits; or (iii) under which any of the Companies has any present or future liability, are referred to herein as the “Employee Plans.” Each Employee Plan is identified on Section 3.09(a) of the Parent Disclosure Letter. Section 3.09(a) of the Parent Disclosure Letter separately identifies which Employee Plans are sponsored by the Companies (the “Company Plans”) and which Employee Plans are sponsored by Parent (the “Parent Plans”).

A-24

(b) With respect to each Employee Plan, the Companies have furnished or made available to Purchaser a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter of the IRS, if applicable; (iii) the most recent summary plan description; and (iv) for the most recent three years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports. Parent also has furnished and made available to Purchaser copies of any 280G calculation prepared (whether or not final) with respect to any employee, director, or independent contractor of one of the Companies in connection with the Transactions (together with the underlying documentation on which such calculation is based).

(c) With respect to each Employee Plan, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.09, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Companies:

(i) each Employee Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and other applicable Law, and all contributions required to be made under the terms of any Employee Plan have been timely made;

(ii) each Employee Plan intended to be qualified under Section 401(a) of the Code: (A) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the Knowledge of Parent, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Employee Plan, or (B) is a volume submitter or prototype plan whose sponsor obtained a favorable opinion letter and on which letter the Companies are permitted to rely;

(iii) there is no Action (including any investigation, audit, or other administrative proceeding) by the Department of Labor, the PBGC, the IRS, or any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of Parent, threatened, relating to Employee Plans, any fiduciaries thereof with respect to their duties to Employee Plans or the assets of any of the trusts under any Employee Plans (other than routine claims for benefits) nor, to the Knowledge of Parent, are there facts or circumstances that exist that could reasonably give rise to any such Actions, and no written or oral communication has been received from the PBGC in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Transactions; and

(iv) to the Knowledge of Parent, no “reportable event” (as such term is defined in Section 4043 of ERISA), and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), in each case whether or not waived, has occurred with respect to any Employee Plan.

A-25

(d) Neither Parent, its Subsidiaries (including, without limitation, the Companies), nor any of their ERISA Affiliates has, within the preceding six (6) years, maintained, contributed to, been required to contribute, or otherwise had any liability with respect to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Parent, the Companies, or any of their respective ERISA Affiliates has at any time within the preceding six (6) years sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. None of the Companies has any current or future obligation to provide post-retirement health, life, or other welfare benefits (other than as required by Section 4980B of the Code or any similar applicable Law).

(e) Except as otherwise disclosed on Section 3.09(e) of the Parent Disclosure Letter, none of the Companies is a party to any Contract that will, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the Transactions, and neither the execution of this Agreement, nor the consummation of the Transactions will (either alone or in combination with another event): (i) result in severance pay or any increase in severance pay upon any termination of employment after the Effective Date; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to, any of the Employee Plans; (iii) limit or restrict the right of any Company to merge, amend, or terminate any of the Employee Plans; or (iv) result in the payment of payments which would not be deductible under Section 280G of the Code.

(f) No Employee Plan is maintained outside the jurisdiction of the United States, or provides compensation or benefits in respect of any Business Employee (or dependent thereof) residing or working outside the United States.

(g) Except as contemplated by this Agreement, following the Closing, the Companies shall not have any liability under any Parent Plan whatsoever.

Section 3.10 Labor Matters.

(a) There are no collective bargaining agreements or other labor union Contracts, agreements or understandings applicable to any employees of the Companies. There is no labor dispute, strike, work stoppage or lockout in respect of any collective bargaining agreements or other labor union Contracts, agreements or understandings applicable to any employees of the Companies, or, to the Knowledge of Parent, threat thereof, by or with respect to any employees of the Companies, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. To the Knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Companies. None of the Companies has engaged or is engaging in any unfair labor practice (as defined under the National Labor Relations Act of 1935). The Companies are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and nondiscrimination in employment, except where the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Action asserting that the Companies has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Companies to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of Parent, threatened with respect to any of the Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

A-26

(b) None of the Companies is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Companies nor any of its or their executive officers has received within the past three (3) years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Companies and, to the Knowledge of Parent, no such investigation is in progress.

(c) Except as set forth in Section 3.10(c) of the Parent Disclosure Letter, no executive, key employee, independent contractor, or group of employees of any of the Companies has indicated any plans to terminate his or their employment or relationship with the Companies or to not continue his or her employment relationship with Purchaser after the Closing.

(d) Section 3.10(d) of the Parent Disclosure Letter lists, for each employee of the Companies on the Closing Date: (i) the employee’s name; (ii) the employee’s salary or applicable wage rate; (iii) any bonus, commission, and other incentive, profit-sharing, and similar programs to which the employee is entitled to participate; (iv) all bonuses, commissions, and other incentive, profit-sharing, and similar payments paid to the employee by Parent or the Companies in 2018; (v) all bonuses, commissions, and other incentive, profit-sharing, and similar payments that are estimated to be paid to the employee in 2019; (vi) the employee’s job title and primary job function; (vii) the employee’s hire date; (viii) the employee’s classification as exempt or non-exempt from overtime; (ix) whether the employee is full or part time; (x) whether the employee is a U.S. Citizen or green card holder and, if not, the employee’s visa status and visa expiration date; and (xi) for any employee on a leave of absence, the nature of such leave of absence and anticipated date of return to active employment or work.

(e) To the Knowledge of Parent, in the immediately preceding five (5) year period, no allegations of sexual harassment have been made against: (i) any current executive officer or director of Parent or any of the Companies, or any of their respective Affiliates; or (ii) any current officer or employee of the Companies at the level of Vice President or above.

A-27

Section 3.11 Environmental Matters.

(a) None of Parent’s or the Companies’ conduct, nor their operation or, to the Knowledge of Parent any condition of any property presently or previously owned, leased, or operated by any of them (including in a fiduciary or agency capacity), materially violates or has materially violated Environmental Laws. There has been no release of any Hazardous Substance by Parent or any of the Companies in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws. Neither Parent nor any of the Companies has received any written claims, notices, demand letters, or requests for information (except for such claims, notices, demand letters, or requests for information the subject matter of which has been resolved prior to the Effective Date) from any Governmental Entity or any other Person asserting that Parent or any of the Companies or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Substances at, on, beneath, or originating from any such property. No Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any material liability under any Environmental Law, from any current or former properties or facilities by the Parent or the Companies or as a result of any operations or activities of Parent or the Companies at any location, and no other condition has existed or event has occurred with respect to the Parent or the Companies’ operations that, with notice or the passage of time, or both, would be reasonably likely to result in any material liability under Environmental Laws, and, to the Knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in material liability to the Parent or the Companies under any Environmental Law. None of Parent, the Companies, or to the Knowledge of Parent any of their respective properties or facilities are subject to, or are, to the Knowledge of Parent, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to: (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource); or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

A-28

Section 3.12 Taxes. Except as set forth in Section 3.12 of the Parent Disclosure Letter:

(a) All income and other Tax Returns required to have been filed by or with respect to the Parent or the Companies have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by Parent or the Companies have been paid or will be timely paid. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Entity in writing against the Parent or the Companies that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of the Companies (except for statutory Liens for Taxes not yet due and payable). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which the Parent or the Companies may be subject. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any taxing authority within the three-year period immediately preceding the Effective Date with respect to the Parent or the Companies. Except as set forth in Section 3.12(a) of the Parent Disclosure Letter, none of the Parent or the Companies is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement.

(b) Parent and the Companies have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws. Parent or the Companies have complied in all material respects with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign tax Laws).

(c) There are no audits, claims or controversies now pending, or to the Knowledge of Parent, threatened in writing against or with respect to Parent or the Companies with respect to any Tax or failure to file any Tax Return.

(d) Neither the Parent or any of the Companies has been a party to any distribution occurring in the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) Neither the Parent or any of the Companies has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or is a material advisor as defined in Section 6111 of the Code.

(f) Except as set forth in Section 3.12(f) of the Parent Disclosure Letter, neither Parent or any of the Companies: (i) is or, since March 31, 2014, has been a member of an affiliated group filing a consolidated, joint, combined or unitary Tax Return (other than the affiliated group of which Parent is the common parent corporation); or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise that have not been paid.

(g) During the last three (3) years, no written claim has been made by any Governmental Entity that the Parent or any of the Companies (or the income or assets of the Parent or any of the Companies) may be subject to taxation by a jurisdiction where Tax Returns are not filed by or on behalf of the Parent or any of the Companies (or its income or assets).

(h) Except as required by applicable Law, neither the Parent nor any of the Companies will be required, as a result of any change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local, or foreign Law) in taxable income for any taxable period beginning on or after the Closing Date.

A-29

Section 3.13 Contracts.

(a) Section 3.13 of the Parent Disclosure Letter lists all of the following Contracts to which any of the Companies is a party or by which any of their respective properties or assets is bound:

(i) all leases of real property that provides for annual payments of One Hundred Thousand and No/100 Dollars ($100,000.00) or more;

(ii) all Contracts that contain any noncompetition or exclusive dealing agreements or “most favored nation” provision or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Companies (or, following the consummation of the Transactions, would limit the ability of the Companies) to compete in any line of business or with any Person or in any geographic area (other than as may be required by Law or any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of the Companies (or, following consummation of the Transactions, Purchaser or any of its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(iii) all Contracts for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset acquisition or sale or acquisition or sale of equity securities not in the ordinary course of business consistent with past practice, and all Contracts which relate to a merger, consolidation, reorganization, recapitalization, or other business combination, or asset acquisition or sale or acquisition or sale of equity securities and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(iv) all Contracts relating to the borrowing of money or the deferred purchase price of property or services by a Company, or the guarantee by a Company of any obligations of a third party, including any sale and leaseback transactions, capitalized leases, and other similar financing transactions;

(v) all Contracts that involve expenditures or receipts of a Company in excess of Fifty Thousand and No/100 Dollars ($50,000.00) per year;

(vi) all Contracts that provide for future payments or obligations of a Company in excess of Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of one hundred eighty (180) days or less;

(vii) all employment agreements, severance agreements, retention agreements, change of control agreements, consulting agreements, or similar agreements that are with any director or executive officer;

A-30

(viii) all Contracts with agents and other independent contractors of any of the Companies that are not based on one of the Companies’ standard form agreements that were previously delivered to Purchaser, or that are based on such a form but contain a material deviation to the form terms and provisions;

(ix) all Contracts creating a joint venture, franchise, partnership, limited liability company agreement, or similar arrangement, or relating to the operation, management or control of any partnership, franchise, or joint venture, in each case, with any third parties;

(x) all Contracts which limits payments of dividends; and

(xi) all license, development, consent, source code escrow, or similar agreement relating to Intellectual Property, and all agreements for the provision of or services relating to IT Assets, in each case, that are material to the business and operations of a Company, other than non-exclusive in-licenses to commercially available software for annual fees of less than Twenty-Five Thousand and No/100 Dollars ($25,000.00) per year.

Each Contract of the type described in the foregoing clauses (i) through (x) is referred to herein as a “Material Contract.”

(b) With respect to each Material Contract:

(i) It is valid and binding on each Company to the extent that a Company is a party thereto, and to the Knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy.

(ii) There is no material default by the Companies or, to the Knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Companies or, to the Knowledge of Parent, any other party thereto, under any such Material Contract, nor has any Company received any written notice of any such default, event, or condition, or of any termination or non-renewal of any Material Contract. Parent has made available to Purchaser true and complete copies of all the Material Contracts, including any amendments thereto.

Section 3.14 Insurance. Section 3.14 of the Parent Disclosure Letter sets forth a true and complete list of all the insurance policies, binders, or bonds maintained by, or for the benefit of, the Companies. All of such policies, binders or bonds are in full force and effect, none of the Companies is in material default thereunder, and all premiums and other payments due under any such policy have been paid in full. No written notice of cancellation or termination has been received with respect to any such policy. There is no claim pending under any of such policies with respect to the Companies as to which coverage has been denied or disputed by the underwriters of such policies. Notwithstanding the foregoing, none of the representations contained in this Section 3.14 apply to reinsurance transactions.

A-31

Section 3.15 Real and Personal Property.

(a) Section 3.15(a) of the Parent Disclosure Letter sets forth a true and complete list of all real property leased or licensed by the Companies or otherwise occupied by the Companies.

(b) The Companies do not own any real property.

(c) Except as set forth on Section 3.15(c) of the Parent Disclosure Letter, the Companies have good, valid, and marketable title to all tangible personal property owned by them, and a good, valid leasehold interest in the leased property and leased tangible assets leased by them, in each case free and clear of all Liens other than Permitted Liens.

(d) Each of the Companies has complied with the material terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing default by the Companies or, to the Knowledge of Parent, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default by the Companies or, to the Knowledge of Parent, such other party, except for any such noncompliance, default, or failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All rent and other sums and charges due and payable under such leases have been paid in full. Section 3.15(d) of the Parent Disclosure Letter sets forth a list of all leases of the Companies.

(e) Except as set forth on Section 3.15(e) of the Parent Disclosure Letter, there are no Persons in possession of any portion of any of the real property leased by a Company, other than the Companies, and no Person other than the Companies has the right to use or occupy for any purpose any portion of real property leased by a Company.

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Parent Disclosure Letter sets forth a true and complete list of all Marks, Patents, and registered Copyrights, including any registrations and pending applications to register or otherwise obtain any of the foregoing, that are owned (in whole or in part) by a Company or that are otherwise used in the business of one or more of the Companies (collectively, “Company IP”). With respect to registered Company IP: (i) none of it has expired and, to the Knowledge of Parent, it is valid and enforceable; and (ii) none of it is involved in any interference, reissue, reexamination, opposition, cancellation, or similar proceeding and, to the Knowledge of Parent, no such action is or has been threatened with respect to any of it.

(b) Except as set forth in Section 3.16(b) of the Parent Disclosure Letter, the Companies own exclusively, free and clear of any and all Liens (other than Permitted Liens), all the Company IP and all other Intellectual Property that is material to the businesses of the Companies other than Intellectual Property owned by a third party that is licensed to the Companies pursuant to an existing license agreement and used by the Companies within the scope of such license.

A-32

(c) Each of the Companies has taken reasonable steps to protect and maintain its rights in its Intellectual Property and maintain the confidentiality of its confidential information and trade secrets, including safeguarding any such information that is accessible through computer systems or networks.

(d) None of the activities or operations of the Companies (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated, or diluted in any material respect any Intellectual Property of any third party, and neither the Parent nor any of the Companies has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred. To the Knowledge of Parent, no third party is misappropriating, infringing, or diluting any Intellectual Property owned by or exclusively licensed to the Companies that is material to any of the businesses of the Companies. No Intellectual Property owned by or exclusively licensed to the Companies that is material to any of the businesses of the Companies is subject to any outstanding order, judgment, decree, or stipulation restricting or limiting in any material respect the use or licensing thereof by the Companies.

(e) The IT Assets used in connection with the Companies’ businesses operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Companies in connection with their business. The Companies take commercially reasonable actions that are compliant in all material respects with applicable industry standards and certifications to protect and maintain the confidentiality, continuous operation, and security of the IT Assets used in the conduct of their businesses (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and since December 31, 2017 there have been no violations, breaches or outages of (or unauthorized access to or use of) same (other than those that were resolved without material liability or expense or an obligation to notify any other Person of such event). The Companies have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures with respect to the IT Assets described herein, in each case, that are compliant in all material respects with applicable industry standards and certifications.

(f) Except as set forth on Section 3.16(f) of the Parent Disclosure Letter, each of the Companies, on the one hand, and the Parent and its Affiliates (excluding the Companies), on the other hand, do not use any Intellectual Property owned by or licensed to the other such entities.

Section 3.17 Brokers. No broker, investment banker, financial advisor, or other Person, other than Sandler O’Neill & Partners L.P., is entitled to any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates other than agreements with other financial advisors engaged and paid solely by Parent. The Companies will have no liability or any other obligation whatsoever to Sandler O’Neill & Partners L.P. after Closing with respect to any matters arising prior to Closing.

A-33

Section 3.18 Intercompany and Affiliate Arrangements. Item 1 of Section 3.18 of the Parent Disclosure Letter identifies all Contracts, plans, arrangements, and other transactions between one or more of the Companies, on the one hand, and either: (i) another Company; (ii) Parent or any of its Affiliates (other than the Companies); (iii) any record or beneficial owner of five percent (5%) or more of the voting securities of the Parent; (iv) to the Knowledge of Parent, any entity in which an officer or director of Parent or any of its Affiliates (including, without limitation, the Companies), or any family member of such an officer or director, is also an officer, director, or record or beneficial owner of five percent (5%) or more of the voting securities of such entity; or (v) any Affiliate or family member of any such record or beneficial owner, on the other hand. Except as set forth in Item 2 of Section 3.18 of the Parent Disclosure Letter, Parent and the Companies have received all required approvals from the Insurance Regulators with respect to all Contracts listed in Section 3.18 of the Parent Disclosure Letter.

Section 3.19 Loan Matters.

(a) There are no outstanding loans and other extensions of credit or interest-bearing indebtedness (including commitments to extend credit) (“Loans”) to any directors, officers, or employees of any of the Companies.

(b) Except as set forth on Section 3.19(b) of the Parent Disclosure Letter, the Surplus Notes constitute the only Loans between Parent and any of the Companies. True, correct, and complete copies of the Surplus Notes have been previously delivered to Purchaser. Section 3.19(b) of the Parent Disclosure Letter identifies the outstanding principal balance, accrued interest, and all other fees, penalties, premiums, charges, and costs relating to the Surplus Notes. The Surplus Notes were issued in compliance with, and have at all times been maintained and paid, in accordance with all applicable Laws including, without limitation, the Insurance Laws.

(c) Immediately prior to Closing, there will be no Loans for which any Company is a Borrower other than the Surplus Notes.

Section 3.20 Absence of Changes. Except as set forth in Item 1 of Section 3.20 of the Parent Disclosure Letter, or as contemplated by this Agreement, since September 30, 2018, the Companies’ businesses have been conducted in the ordinary course in all material respects, and there has not occurred any Company Material Adverse Effect or any events which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Item 2 of Section 3.20 of the Parent Disclosure Letter, since September 30, 2018 no Company has:

(a) incurred any material obligations or liabilities or entered into any material transaction, Contract or commitment other than in the ordinary course of business and in no event with an aggregate value in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00);

(b) forgiven, canceled, compromised, waived, or released any indebtedness owed to any Company or any material right or claim, in each case outside the ordinary course of its business, or made any loans, advances, or capital contributions to or investments in any Person relating to or affecting any Company;

(c) mortgaged, pledged, or subjected any of its assets to any Lien other than Permitted Liens;

A-34

(d) disposed of any asset other than in the ordinary course of business or entered into any agreement or other arrangement for any such disposition;

(e) transferred any assets of the Business (or rights therein) owned by such Person to any other Person, including an Affiliate of such Company;

(f) declared or paid any dividend or distribution with respect to its capital stock;

(g) either: (i) granted any material increase in salary or bonus or otherwise materially increased the compensation or benefits payable or provided to any of its directors, officers, or employees, or made or granted any material increase in benefits available under any Benefit Plan; or (ii) amended or terminated any existing Benefit Plan, or adopted any new Benefit Plan, other than in the ordinary course of business or as required by Law or an existing Contract;

(h) made or changed any material written election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes other than as required by applicable Law or GAAP or as described in the notes to the Financial Statements, entered into any closing agreement, settled any material claim or assessment in respect of Taxes, or consented to any extension or waiver of any statute of limitation applicable to any claim or assessment in respect of Taxes;

(i) instituted any material change in its Accounting Principles or actuarial practices and methodologies used in the preparation of the Financial Statements or STAT Financial Statements other than as required by applicable Law or GAAP or as described in the notes to the Financial Statements;

(j) amended its articles or certificate of incorporation or organization, its bylaws or operating agreement, or any other comparable organizational or governing documents;

(k) made any material change to its underwriting guidelines;

(l) materially changed its billing, payment or credit practices with respect to agents or Producers;

(m) entered into any merger, consolidation, recapitalization or other business combination or reorganization;

(n) settled or compromised any Action, other than Actions settled or compromised in the ordinary course of business consistent with past practice for which the sole remedy is monetary damages in an amount less than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate; or

(o) committed or agreed to any of the foregoing.

A-35

Section 3.21 Accounts Receivable. All premiums receivable and other forms of accounts receivable of the Companies reflected on the face of the Financial Statements or the Estimated Closing Date Balance Sheet have arisen from bona fide transactions in the ordinary course of the Companies’ business consistent with past practice. To the Knowledge of Parent, except as set forth on Section 3.21 of the Parent Disclosure Letter, all accounts receivable of the Companies reflected on the face of the Financial Statements or the Estimated Closing Date Balance Sheet are not subject to any defenses, setoffs, or claims other than allowances made in the ordinary course of business and reflected in such Financial Statements or the Estimated Closing Date Balance Sheet, as applicable. At Closing, no such accounts receivable are Intercompany Payables.

Section 3.22 Accounts Payable. All accounts payable of the Companies reflected on the face of the Financial Statements or the Estimated Closing Date Balance Sheet are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable. At Closing, no such accounts payable are Intercompany Receivables.

Section 3.23 Sufficiency of Assets. The Companies own or have the right to use, and, except as set forth on Section 3.23 of the Parent Disclosure Letter, after the consummation of the Transactions will continue to own or have the right to use, all of the tangible assets, rights, and properties necessary to conduct their respective businesses in all material respects in the same manner and on the same terms as currently conducted.

Section 3.24 Underwriting. Parent has provided Purchaser with copies of all current underwriting guidelines and manuals relating to the Companies and currently utilized by them, and all such guidelines and manuals have been filed with, and approved by, the applicable Insurance Regulators. Each Company has followed such guidelines and all prior effective guidelines in all respects in the ordinary course of its business, except to the extent to which failure to do so has not, individually or in the aggregate, resulted in a Company Material Adverse Effect.

Section 3.25 Insurance Issued by MIC. Except as set forth on Section 3.25 of the Parent Disclosure Letter, all of the Insurance Contracts of MIC are, and have been, to the extent required under applicable Law, issued on forms approved by the applicable Insurance Regulators, or filed and not objected to by such Insurance Regulators within the period provided for objection, and no material deficiencies have been asserted by any Insurance Regulators with respect to any such filings that have not been cured or otherwise resolved. Except as required by applicable Law or set forth in Section 3.25 of the Parent Disclosure Letter, since January 1, 2018, all insurance claims made by any Person under any Insurance Contract issued by MIC have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose or appropriate provisions made therefor, and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for such claims for which MIC has a commercially reasonable basis to contest payment and is taking such action. MIC has never issued an insurance policy outside of the States of Florida, Louisiana, or Texas.

A-36

Section 3.26 Managing General Agency. MM does not serve, and has never served, as an agent or Representative of any insurance company other than MIC in any capacity, or, except as set forth on Section 3.26 of the Parent Disclosure Letter, outside of the States of Florida, Texas, and Louisiana. Except as set forth in Section 3.26 of the Parent Disclosure Letter, MM presently, and at all times since December 31, 2016: (a) is, and, since December 31, 2016, has been, in compliance with all Laws applicable to its businesses and operations including, without limitation, all Insurance Laws relating to insurance agents and managing agents generally; (b) holds all Permits necessary for it to operate its business as presently conducted, and as historically conducted in the ordinary course of business, including, without limitation, as an insurance agent in Louisiana, and as a managing agent generally in Florida, Louisiana, Texas, and every other jurisdiction where it operates; and (c) has filed all reports, forms, schedules, registrations, statements, and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity with respect to its business, operations, and Permits that it has, or that it was required to have pursuant to applicable Laws, and has paid all fees and assessments due and payable in connection therewith. As of their respective filing dates (and without giving effect to any amendments or modifications filed after the Effective Date with respect to reports and documents filed before the Effective Date), such reports, forms, schedules, registrations, statements, and other documents complied with applicable Laws in all respects.

Section 3.27 Reserves. All reserves for claims, losses (including, without limitation, incurred but not reported losses), and loss adjustment expenses (whether allocated or unallocated), as reflected in the Financial Statements, STAT Financial Statements, and the Estimated Closing Date Balance Sheet: (a) comply with applicable Laws; (b) make a reasonable provision for all unpaid loss and loss expense obligations of MIC, including, without limitations, claims incurred but not yet reported, under the terms of their respective insurance policies and agreements; and (c) have been computed in a manner consistent with the basis utilized by MIC during past periods.

Section 3.28 Reinsurance Arrangements. A list of all outstanding reinsurance, co-insurance, excess insurance, retrocession, ceding of insurance, or assumption of insurance agreements, arrangements, and treaties to which MIC is either a party or which reinsure former liabilities of MIC as of the Effective Date (“Reinsurance Arrangements”) is included in Section 3.28 of the Parent Disclosure Letter, and a Schedule of Reinsurance providing a description of all such Reinsurance Arrangements, all parties thereto, and the extent of coverage provided to, required of, or relating to current or former liabilities of any Company, is listed in said Section 3.28. No such Reinsurance Arrangement contains any provision providing that any such other party thereto may terminate, cancel, or commute the same by reason of the Transactions or any other provisions which would be altered or otherwise become applicable by reason of the Transactions. MIC is entitled under applicable Law to take full credit on its Financial Statements and STAT Financial Statements for all amounts recoverable pursuant to the Reinsurance Arrangements listed in Section 3.28 of the Parent Disclosure Letter, all such amounts recoverable have been properly recorded in the books and records of account of the Companies and are properly reflected in the Financial Statements and STAT Financial Statements, and, to the Knowledge of Parent, all such amounts are fully collectible in due course subject to the terms and conditions of the Reinsurance Arrangements.

A-37

Section 3.29 Investments. MIC is in possession of all certificates or other documentation evidencing ownership of the “invested assets” (which shall be defined as those assets so listed in the statutory Annual Statement for the Year 2017 of MIC that was provided to Purchaser), and, except as set forth on Section 3.29 of the Parent Disclosure Letter, has good and marketable title, free and clear of all Liens, to all such invested assets. None of such invested assets is in default in the payment of principal, interest, or dividends, and all substantially comply with: (i) the investment guidelines adopted by MIC; and (ii) all applicable Laws and all other insurance laws and regulations of each of the jurisdictions to which MIC is subject thereto. As of the Closing Date, all invested assets of MIC, and all other securities and other forms of investment of every kind of MIC, will be in the form of certificates of deposit or securities that both (A) are either (I) rated “Baa3/BBB-” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, or (II) cash or marketable bonds rated by the National Association in Insurance Commissions in the category of “1” or “2”; and (B) have a weighted average life of not more than five (5) years. Section 3.29 of the Parent Disclosure Letter sets forth all amounts deposited by the Companies for the benefit of policyholders as required by any Governmental Entity.

Section 3.30 Regulatory Filings. Except as may be required for the Transactions or as set forth on Section 3.30 of the Parent Disclosure Letter, each Company has duly filed with appropriate Governmental Entities, to the extent that filing of the same is required by the Laws and other applicable Laws, all annual and quarterly statements and other statements, documents, filings, registrations, and reports including, without limitation, any filings required under any state’s insurance holding company system act. Except as set forth on Section 3.30 of the Parent Disclosure Letter, all such statements, documents, filings, registrations, and reports were in compliance in all material respects with applicable Laws when filed, and there are no material omissions therefrom. Section 3.30 of the Parent Disclosure Letter provides a true and complete copy of the most recent report of examination issued by each of the Insurance Regulators and any other Governmental Entity that has examined or investigated any Company. The Companies have resolved all material issues raised in such reports to the satisfaction of the Governmental Entity which issued such reports. Except for regular periodic assessments in the ordinary course of Companies’ business, no claim or assessment is pending nor, to the Knowledge of Parent, threatened against any Company by any state insurance guaranty association in connection with that association’s fund relating to insolvent insurers.

Section 3.31 Insurance Business. MIC has paid in full all assessments that have been billed by, or accrued with respect to, insurance guaranty funds, assigned risk pools, joint underwriting associations and “second injury” funds for which it has been billed. Except as set forth on Section 3.31 of the Parent Disclosure Letter, all policies of insurance, reinsurance, or retrocessional coverage issued by MIC are in compliance (and at the respective dates of issuance were in compliance) with the applicable Laws and, to the extent required under such applicable Laws, are on forms approved by applicable Governmental Entities in the jurisdiction where issued, or have been filed with and not objected to by such Governmental Entities. Any premium rates with respect to policies of insurance, reinsurance, or retrocession currently issued by MIC which are required to be filed with or approved by Governmental Entities have been so filed or approved and premiums charged and conformed thereto. No outstanding policies of insurance, reinsurance, or retrocession issued, underwritten, reinsured or assumed by any Company entitles the holder thereof or any Person to receive any dividends, distributions or other benefits based on the revenues or earnings of the Companies. On the Effective Date, there shall have been no change to MIC’s rating of “A” (with no conditions or reservations) by Demotech, Inc. that was affirmed by Demotech, Inc. on November 19, 2018, other than changes resulting from the execution of this Agreement and/or the circumstances of Purchaser.

A-38

Section 3.32 Producers. Section 3.32 of the Parent Disclosure Letter sets forth a true, accurate, and complete list of all Persons appointed as Producers of the Companies. All Persons listed as Producers on Section 3.32 of the Parent Disclosure Letter are duly licensed to act as agents, brokers, producers, managing general agents, third-party administrators, managing agents, managing general underwriters, or intermediaries in the jurisdictions where they engage or, to the Knowledge of Parent, have engaged, in such activities. Except as set forth on Section 3.32 of the Parent Disclosure Letter, none of the Companies is engaged in any material dispute with any of such Producer, no such Producer has notified any Company that it intends to terminate or materially reduce its business relations with any Company.

Section 3.33 Open Claims. Section 3.33 of the Parent Disclosure Letter contains a complete and accurate list as of the Effective Date of all open claims under all Insurance Contracts, including, with respect to each claim, the amount of all loss and defense containment cost reserves as of that time. All such reserves are properly accounted for in the books and records of the Companies and are commercially reasonable and actuarially-justifiable estimates of the amount needed in reserve with respect to the underlying claim as of the date recorded.

Section 3.34 Banks; Powers of Attorney. Section 3.34 of the Parent Disclosure Letter contains a complete and correct list of the names and locations of all banks in which the Companies have accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.34 of the Parent Disclosure Letter, no Person holds a power of attorney to act on behalf of any Company.

Section 3.35 CC Services. Except as set forth on Section 3.35 of the Parent Disclosure Letter, all services and other obligations undertaken or satisfied by or on behalf of CC were performed in a good, workmanlike manner, consistent with the historical standards and practices of its business, and were free from any material defects and deficiencies. CC does not provide, and, since the acquisition of CC by Parent, has never provided, claims adjusting services in any capacity outside of the States of Florida, Texas, and Louisiana. Except as set forth on Section 3.35 of the Parent Disclosure Letter, CC presently, and at all times since December 31, 2017: (a) is, and, since December 31, 2017, has been, in compliance with all Laws applicable to its businesses and operations including, without limitation, all Insurance Laws relating to claims adjusting generally; and (b) holds all Permits necessary for it to operate as a claims adjuster in every jurisdiction where it operates; and (c) has filed all reports, forms, schedules, registrations, statements, and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity with respect to its business, operations, and Permits that it has, or was required to have pursuant to Insurance Laws, and has paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.35 of the Parent Disclosure Letter, as of their respective filing dates (and without giving effect to any amendments or modifications filed after the Effective Date with respect to reports and documents filed before the Effective Date), such reports, forms, schedules, registrations, statements, and other documents complied with applicable Laws in all respects.

Section 3.36 Investor Representations.

(a) Parent is an “accredited investor” as defined in 17 C.F.R. §230.501(a)(3) (Regulation D promulgated under the Securities Act) and is a sophisticated, well-informed investor capable of evaluating the merits and risks of an investment in the Stock Consideration.

A-39

(b) The Stock Consideration to be received by Parent pursuant to this Agreement is being obtained by Parent for Parent’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Parent further represents that Parent does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Stock Consideration.

(c) Parent has had an opportunity to discuss Purchaser’s business, management, financial affairs, and the terms and conditions of the sale of the Stock Consideration with Purchaser’s management, and has had an opportunity to review Purchaser’s facilities.

(d) Parent understands that: (i) the Stock Consideration has not been registered under the Securities Act or the Laws of any U.S. state or foreign nation, and are subject to restrictions on transferability and resale as “Restricted Securities” (as such term is defined in 17 C.F.R. §230.144); (ii) Parent must hold the Stock Consideration indefinitely unless: (i) it is registered under the Securities Act or are otherwise exempt from the registration requirements of the Securities Act pursuant to an available exemption and (ii) a sale or transfer is permitted by applicable U.S. state securities Laws.

(e) None of Parent or any of its Representatives or Affiliates has either directly or indirectly received any general solicitation or advertisement relating to the offer and sale of the Stock Consideration.

(f) Parent presently maintains its principal executive office in the State of Florida.

Section 3.37 No Additional Representations.

(a) Except for the representations and warranties made by Parent in this Article III, neither Parent nor any Company nor any other Person makes or has made any express or implied representation or warranty, written or oral, to Purchaser or any of its Affiliates or Representatives with respect to Parent, the Companies, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent in this Article III, neither Parent nor any Company nor any other Person makes or has made any express or implied representation or warranty, written or oral, to Purchaser or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget, or prospective information relating to Parent, Companies, or their respective businesses; or (ii) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of the Companies, the negotiation of this Agreement, or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that neither Purchaser nor any other Person has made or is making any representations or warranties relating to Purchaser whatsoever, express or implied, beyond those expressly given by Purchaser in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser furnished or made available to Parent or its Representatives. Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets, or prospective information that may have been made available to Parent or its Representatives.

A-40

Article IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the disclosure letter delivered by Purchaser to Parent prior to the execution of this Agreement (the “Purchaser Disclosure Letter”) and, as to any matter first arising after the Effective Date, any Purchaser Supplement (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV), Purchaser represents and warrants to Parent as of the Effective Date and as of the Closing (except to the extent made only as of a specified date, in which case as of such date) as follows:

Section 4.01 Organization, Standing and Power. Each of Purchaser and its Subsidiaries: (a) is an entity duly organized, validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization; (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (c) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except in the case of clause (c), where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02 Capital Stock.

(a) The authorized capital stock of Purchaser consists of twenty-five million (25,000,000) shares of common stock, par value of one cent ($0.01) per share (the “Purchaser Common Stock”), and one million (1,000,000) shares of serial preferred stock, par value one cent ($0.01) per share (the “Purchaser Preferred Stock”). As of the close of business on February 1, 2019 (provided, that the following amounts only changed between February 1, 2019 and the Effective Date by de minimis amounts as a result of reductions resulting from forfeitures of restricted stock grants): (i) thirteen million seventy thousand fifty-five (13,070,055) shares of Purchaser Common Stock (excluding treasury shares and Equity Plan Stock) were issued and outstanding; (ii) no shares of Purchaser Common Stock were held by Purchaser in its treasury; (iii) no shares of Purchaser Preferred Stock, were issued and outstanding or held by Purchaser in its treasury; and (iv) eight hundred ten thousand two hundred fifty-three (810,253) shares of Purchaser Common Stock were reserved for issuance pursuant to Purchaser’s equity plans (the “Equity Plan Stock”). All the outstanding shares of capital stock of Purchaser are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights. No shares of capital stock of Purchaser are owned by any Subsidiary of Purchaser. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of Purchaser have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive or similar rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by Purchaser, free and clear of all Liens other than restrictions on transfer under applicable securities Laws.

A-41

(b) Neither Purchaser nor any of its Subsidiaries has outstanding any bonds, debentures, notes, or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Purchaser or such Subsidiary on any matter. As of the Effective Date, except for this Agreement, as set forth above in Section 4.02(a) and in Section 4.02 of the Purchaser Disclosure Letter, and the shares of capital stock or other voting securities or equity interests of each Subsidiary that are owned, directly or indirectly, by Purchaser, there are no outstanding: (i) shares of capital stock or other voting securities or equity interests of Purchaser; (ii) securities of Purchaser or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries; (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Purchaser or any of its Subsidiaries or other equity equivalent or equity-based award or right; (iv) subscriptions, options, warrants, calls, commitments, Contracts, or other rights to acquire from Purchaser or any of its Subsidiaries, or obligations of Purchaser or any of its Subsidiaries to issue, register, transfer, or sell any shares of capital stock of Purchaser or any of its Subsidiaries, voting securities, equity interests, or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Purchaser or any of its Subsidiaries or rights or interests described in clause (iii); or (v) obligations of Purchaser or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any such securities or to issue, grant, deliver, register, transfer, or sell, or cause to be issued, granted, delivered, registered, transferred, or sold, any such securities. As of the Effective Date, except for this Agreement, there are no stockholder agreements, voting trusts, or other agreements or understandings to which Purchaser or any of its Subsidiaries is a party or on file with Purchaser with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of Purchaser or any of its Subsidiaries.

Section 4.03 Authority. Purchaser has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly approved by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Parent and the Companies, constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). No vote of the stockholders of Purchaser or the holders of any other securities of Purchaser (equity or otherwise) is required by any applicable Law, the Purchaser’s articles of incorporation, or the Purchaser’s Bylaws in order to consummate the Transactions.

A-42

Section 4.04 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the Transactions and compliance by Purchaser with the provisions hereof do not, and will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification, or acceleration of any obligation or remedy or to the loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Purchaser or any of its Subsidiaries under, any provision of: (i) the articles or certificate of incorporation or bylaws (or similar organizational documents) of Purchaser or any Significant Subsidiary of Purchaser; (ii) any material Contract to which Purchaser or any of its Significant Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound; or (iii) subject to the governmental filings and other matters referred to in Section 4.04(b), any Law or any rule or regulation of any self-regulatory authority applicable to Purchaser or any of its Significant Subsidiaries or by which Purchaser or any of its Significant Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

(b) No consents, approvals, orders, or authorizations of, or registrations, declarations, or filings with or notices to, any Governmental Entities or any third party are required to be made or obtained by Purchaser or any of its Subsidiaries in connection with the execution, delivery, or performance by Purchaser of this Agreement or to consummate the Transactions, except for: (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, one or more of the Insurance Regulators or any other Governmental Entity; (ii) filings of applications and notices with, and receipt of approvals or non-objections from, the state securities authorities, applicable securities exchanges and self-regulatory organizations; (iii) applications, filings or notices pursuant to the securities or blue sky Laws of the various states with respect to the issuance of the Stock Consideration hereunder; and (iv) such other filings with third parties who are not Governmental Entities the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.05 SEC Reports; Financial Statements.

(a) Purchaser and its Subsidiaries have filed or furnished on a timely basis with the SEC since December 31, 2016, all Purchaser SEC Documents. As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any Purchaser SEC Document has been amended by a subsequently filed Purchaser SEC Document, in which case, as of the date of such amendment: (i) the Purchaser SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act; and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

A-43

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Purchaser SEC Documents comply as to form in all material respects with applicable accounting requirements and applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of Purchaser and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity, and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

Section 4.06 Absence of Certain Changes or Events. Except as set forth in Section 4.06 of the Purchaser Disclosure Letter, since September 30, 2018, there has not been any change, event, or development, or any prospective change, event, or development, that, individually or taken together with all other facts, circumstances, and events (described in any Section of this Article IV or otherwise), has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.07 Litigation. There is no Action, whether judicial, arbitral, administrative, or other, pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director, or employee of Purchaser or any of its Subsidiaries in such individual’s capacity as such that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule, or decree of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.08 Compliance with Laws.

(a) Purchaser and each of its Subsidiaries are and, at all times since December 31, 2016, have been, in compliance with all Laws applicable to their businesses, operations, properties, or assets, including the Sarbanes-Oxley Act of 2002, applicable state insurance Laws, and all other Laws relating to discriminatory business practices, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser and each of its Subsidiaries have in effect all material Permits necessary for them to own, lease, or operate their properties and assets and to carry on their businesses and operations as now conducted, and to Purchaser’s knowledge no suspension or cancellation of any such Permits is threatened, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit.

A-44

(b) Since December 31, 2016, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, neither Purchaser nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity: (i) asserting that Purchaser or any of its Subsidiaries is in default under any applicable Laws or Permits; (ii) threatening to revoke any Permits; or (iii) requiring Purchaser or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter, or other formal or informal enforcement action of any kind that imposes any material restrictions on the conduct of Purchaser’s business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business, or its operations (any of the foregoing, a “Purchaser Regulatory Agreement” ). Neither Purchaser nor any of its Subsidiaries is party to or subject to any Purchaser Regulatory Agreement that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.09 Status of Stock Consideration. The shares of Purchaser Common Stock comprising the Stock Consideration will have been duly authorized and reserved for issuance hereunder and when issued to Parent in accordance with the terms of this Agreement such shares of Purchaser Common Stock will be duly and validly issued, fully paid, and non-assessable and free and clear of all Liens (other than restrictions on transfer which arise under applicable securities Laws, this Agreement, or the other Transaction Documents), will not have been issued in violation of preemptive or similar rights to subscribe for or purchase securities, and will be issued in compliance with all applicable federal and state securities Laws (assuming that the representations and warranties of Parent in Section 3.36 are true and correct on the date of issuance).

Section 4.10 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.11 Investor Representations.

(a) Purchaser is an “accredited investor” as defined in 17 C.F.R. §230.501(a)(3) (Regulation D promulgated under the Securities Act) and is a sophisticated, well-informed investor capable of evaluating the merits and risks of an investment in the Company Equity.

(b) The Company Equity to be received by Purchaser pursuant to this Agreement is being obtained by Purchaser for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Company Equity.

A-45

(c) Purchaser has had an opportunity to discuss the Companies’ business, management, financial affairs, and the terms and conditions of the sale of the Company with the Companies’ management, and has had an opportunity to review the Companies’ facilities. However, the foregoing representation, does not limit or modify the representations and warranties of Parent and the Companies in Section 3 or the right of Purchaser to rely thereon.

(d) Purchaser understands that: (i) the Company Equity has not been registered under the Securities Act or the Laws of any U.S. state or foreign nation, and are subject to restrictions on transferability and resale as “Restricted Securities” (as such term is defined in 17 C.F.R. §230.144); (ii) Purchaser must hold the Company Equity indefinitely unless: (i) it is registered under the Securities Act or are otherwise exempt from the registration requirements of the Securities Act pursuant to an available exemption and (ii) a sale or transfer is permitted by applicable U.S. state securities Laws.

(e) None of Purchaser or any of its Representatives or Affiliates has either directly or indirectly received any general solicitation or advertisement relating to the offer and sale of the Company Equity.

(f) Purchaser presently maintains its principal executive office in the State of Florida. Purchaser has primarily conducted all negotiations relating the Transactions, and has executed this Agreement, inside the State of Florida.

Section 4.12 No Additional Representations.

(a) Except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise), or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Purchaser in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty to Parent or its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget, or prospect information relating to Purchaser, any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to Parent or its Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement, or in the course of the Transactions.

(b) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither Parent nor any Company nor any other Person has made or is making any representations or warranties relating to Parent or the Companies whatsoever, express or implied, beyond those expressly given by Parent in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or the Companies furnished or made available to Purchaser or any of its Representatives. Without limiting the generality of the foregoing, Purchaser acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Representatives.

A-46

Section 4.13 Absence of Changes. Since September 30, 2018, Purchaser’s business has been conducted in the ordinary course in all material respects, and there has not occurred any Purchaser Material Adverse Effect or any events which, individually or in the aggregate, would reasonably be expected to result in a Purchaser Material Adverse Effect.

Article V.

COVENANTS

Section 5.01 Conduct of Business by the Companies. During the period from the Effective Date to the Closing, except as consented to in writing in advance by Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed, or as otherwise required or permitted by this Agreement, or as set forth on Section 5.01 of the Parent Disclosure Letter, Parent shall cause the Companies to use commercially reasonable efforts to carry on the business of the Companies in the ordinary course of business consistent with past practice and to preserve intact the Companies’ business organization, maintain in effect all material Permits existing as of the Effective Date, preserve the Companies’ assets, rights, and properties in good repair and condition, and preserve the Companies’ relationships with customers, suppliers, and others having business dealings with them. In addition to and without limiting the generality of the foregoing, during the period from the Effective Date to the Closing, except as required or permitted by this Agreement, or as set forth on Section 5.01 of the Parent Disclosure Letter, the Parent shall cause the Companies not to do any of the following, without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed:

(a) amend, authorize, or propose to amend any of the Companies’ articles of incorporation or bylaws (or similar organizational documents);

(b) either:

(i) except for dividends paid to Parent, set any record or payment dates for, or make, declare, pay, or set aside for payment, any dividend on or in respect of, or declare or make any distribution (whether in cash, stock or property) on, any shares of capital stock or other equity interests of the Companies;

(ii) purchase, redeem, or otherwise acquire, shares of capital stock or other equity interests or voting securities of the Companies or any options, warrants, or rights to acquire any such shares or other equity interests or voting securities, or

(iii) split, combine, reclassify, or otherwise amend the terms of any capital stock or other equity interests or voting securities of the Companies, or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock or other equity interests of the Companies;

(c) issue, deliver, sell, grant, pledge, or otherwise encumber or subject to any Lien, any shares of the capital stock or other equity interests of the Companies, or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests or voting securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Companies on a deferred basis or other rights linked to the value of the Company Equity or any portion thereof, including pursuant to Contracts as in effect on the Effective Date;

A-47

(d) either:

(i) hire or promote any employee, other than to fill a vacancy in the ordinary course of business consistent with past practice for a position of Vice President or a position of lower rank, so long as such position is not paid more than One Hundred Thousand and No/100 Dollars ($100,000.00) in annual cash compensation;

(ii) grant any salary or wage increase, or increase any employee benefit, including the grant of any incentive or bonus payments or increase in incentive or bonus payment opportunity (or, with respect to any of the preceding, communicate any intention to take such action), except – (A) to make changes that are required by applicable Law, (B) to increase base salaries and wages in the ordinary course of business consistent with past practice, provided that the amount of any such salary and wage increases shall not exceed two percent (2.0%) in the aggregate for all employees over the amount listed in Section 3.10(d) of the Parent Disclosure Letter, other than one-time stay bonuses paid in connection with the Transactions that do not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate, and (C) to satisfy contractual obligations existing as of the Effective Date under any Employee Plans set forth in Section 3.09(a) of the Parent Disclosure Letter;

(iii) terminate any employee above the level of Vice President, other than for “cause”; or

(iv) transfer any employee who is a Business Employee from the Companies, or transfer any employee who is not a Business Employee to the Companies, except as otherwise contemplated by this Agreement;

(e) either:

(i) enter into, establish, adopt, amend, modify, or renew any Employee Plan or any arrangement that would have been an Employee Plan had it been in effect as of the Effective Date, or any trust agreement (or similar arrangement) related thereto, in respect of any Business Employee;

(ii) take any action to accelerate the vesting or exercisability of any compensation or benefits payable under any Benefit Plans;

(iii) fund or in any other way secure or fund the payment of compensation or benefits under any Company Plan;

(iv) change the manner in which contributions to any Employee Plan are made or determined; or

(v) add any new participants to, or increase the principal sum of, any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action),

A-48

in each case of clauses (i)-(v), except as may be required by applicable Law or to satisfy contractual obligations existing as of the Effective Date, including pursuant to the terms of any Company Plan set forth in Section 3.09(a) of the Parent Disclosure Letter, after prior written notice thereof to Purchaser;

(f) sell, license, lease, transfer, subject to a Lien, abandon, or allow to lapse or otherwise dispose of or discontinue any of its material rights, assets, deposits, business, or properties, other than in the ordinary course of business;

(g) either:

(i) except for capital contributions by Parent to MIC or MM, make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase, or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or

(ii) make any purchases or other acquisitions of any debt securities, property, or assets related to real estate (including any investments or commitments to invest directly in real estate or any real estate development project) in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00);

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(i) other than in the ordinary course of business consistent with past practice:

(i) modify, amend, terminate, fail to renew, cancel, or extend any Material Contract or any Contract with consultants involving annual payments by the Companies of One Hundred Thousand and No/100 Dollars ($100,000.00) or more or expressly waive any material benefits under any such Material Contract or any such other Contract; or

(ii) enter into any Contract that if in effect on the Effective Date would be a Material Contract or any Contract with any broker or finder in connection with the Transactions that calls for payments of Fifty Thousand and No/100 Dollars ($50,000.00) or more by one or more of the Companies;

(j) either:

(i) settle any Action against it, except for an Action that is settled in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) and that would not impose any material non-monetary restriction on the business of the Companies or, after the Closing, Purchaser or its Affiliates; or

A-49

(ii) waive or release any material rights or claims other than reinsurance novations in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(k) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(l) settle or compromise any material liability for Taxes, amend any material Tax Return, make or change any material Tax election, file any material Tax Return in a manner inconsistent with past practice, adopt or change in any material respect any method of accounting for Tax purposes, except insofar as may have been required by a change in GAAP or applicable Law, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax, or surrender any right to claim a material Tax refund;

(m) except for the incurrence of Loans in connection with Surplus Notes issued by MIC to Parent, and for temporary loans from Parent to MIC or MM to Parent that will be repaid in full by Closing, make or acquire any Loan;

(n) either:

(i) make or commit to make any new capital expenditures in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00) individually or One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate; or

(ii) except as permitted by paragraph (m) above, incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the indebtedness of any other Person;

(o) enter into any new line of business or change its investment, underwriting, pricing, originating, acquiring, selling, servicing, hedging, risk and asset-liability management, and other underwriting or operating policies or practices in any material respect other than as required by Law or GAAP;

(p) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of, or make application for the opening, relocation, or closing of any, or open, relocate, or close any, office or other facility or permit the revocation or surrender of a certificate of authority to maintain any such office or facility, except as may be required by any landlord or Governmental Entity after prior written notice thereof to Purchaser;

(q) loan or advance any amount to, or sell, transfer or lease any properties, rights, or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its executive officers or directors or any of their family members, or any affiliates or associates (as such term is defined under the Exchange Act) of any of its executive officers or directors;

A-50

(r) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported, or invest in any securities which would be considered “high-risk” securities under applicable regulatory pronouncements other than as required by Law or GAAP;

(s) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(t) fail to use commercially reasonable efforts to take any action that is required by a Regulatory Agreement (including any action otherwise prohibited or restricted by this Section 5.01), or willfully take any action that violates a Regulatory Agreement;

(u) either:

(i) except for purchases of securities that a Company is required to make pursuant to Contracts to which a Company is a party as of the Effective Date, purchase any equity securities, or purchase any other securities other than securities that both: (A) are either (I) rated “Baa3/BBB-” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, or (II) cash or marketable bonds rated by the National Association in Insurance Commissions in the category of “1” or “2”; and (B) have a weighted average life of not more than five (5) years; or

(ii) make any other material investment for its own account either by contributions to capital, property transfers, or purchase of any property or assets of any other Person;

(v) recognize any union, works council, or other labor organization as the representative of any of the Business Employees, or enter into any new or amended collective bargaining agreement with any labor organization except as required by applicable Law;

(w) conduct or announce any facility closure, layoffs, reduction in force, or other employment terminations sufficient in number to trigger the Worker Adjustment and Retraining Notification Act or similar Law or regulation of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event);

(x) change its service providers or vendors for its IT Assets;

(y) write any new residential property insurance policies with respect to property located in either (i) the Dallas Fort Worth Arlington, Texas Metropolitan Statistical Area (as defined by the U.S. Office of Management and Budget) or (ii) counties in Texas that are north or inclusive of Interstate 20, other than policies on manufactured homes with actual cash value coverage; or

(z) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

A-51

Section 5.02 Conduct of Business by Purchaser. During the period from the Effective Date to the Closing, except as consented to in writing in advance by the Parent, such consent not to be unreasonably withheld or delayed, or as otherwise specifically required by this Agreement or as set forth in Section 5.02 of the Purchaser Disclosure Letter, Purchaser shall not, and shall not permit any of its Significant Subsidiaries:

(a) amend, authorize, or propose to amend its articles of incorporation or bylaws (or similar organizational documents) in a manner that would adversely affect the economic benefits of the Transactions to Parent;

(b) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(c) enter into any Contract with respect to or otherwise agree or commit to take any of the foregoing actions.

Section 5.03 Go-Shop; Acquisition Proposals.

(a) During the period beginning on the Effective Date and ending one minute after 11:59 p.m. (New York City time) on the thirtieth (30th) calendar day after the Effective Date (the “Go-Shop Period”), Parent, shall have the right to:

(i) solicit Acquisition Proposals (or inquiries, proposals, or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to nonpublic information to any Person and its Representatives, its Affiliates, and its prospective equity and debt financing sources who have a need for access to such information pursuant to a confidentiality agreement on terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided, that the Parent and the Companies shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse, or cause to be reimbursed the expenses of any such Person in connection with any Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to an Acquisition Proposal); provided further, that (A) any such nonpublic information that has not previously been made available to Purchaser shall be made available to Purchaser prior to, or substantially concurrently with, the time such information is made available to such Person; and (B) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor, supplier, or customer of the Companies will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Companies with advice from its outside legal counsel; and

(ii) enter into discussions or negotiations with any Person or groups of Persons and their Representatives, their Affiliates, and their prospective equity and debt financing sources regarding an Acquisition Proposal (or inquiries, proposals, or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), and otherwise cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, attempts, discussions, or negotiations or any effort or attempt to make any Acquisition Proposals.

A-52

(b) No Solicitation or Negotiation. Parent and the Companies agree that, except as expressly permitted by this Section 5.03, Parent and the Companies, and their respective Representatives shall:

(i) at 12:00 a.m. (Miami, Florida time) on the thirty-first (31st) calendar day after the Effective Date (the “No-Shop Period Start Date”) immediately cease all actions permitted by Section 5.03(a) with any Persons that may be ongoing with respect to an Acquisition Proposal; and

(ii) from the No-Shop Period Start Date until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, not:

(A) initiate, solicit, or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(B) engage in, continue, or otherwise participate in any discussions or negotiations regarding, or that would reasonably be expected to lead to, an Acquisition Proposal, or provide any nonpublic information or data to any Person in connection with the foregoing, in each case, except to notify such Person of the existence of the provisions of this Section 5.03;

(C) take any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law or any other applicable anti-takeover statute or otherwise cause such restrictions not to apply; or

(D) resolve or agree to do any of the foregoing.

Notwithstanding anything to the contrary in the foregoing provisions of this Section 5.03(b), at any time following the No-Shop Period Start Date and prior to Closing, but not after the Requisite Company Vote is obtained, Parent and its Representatives may: (I) in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.03(b), provide information to such Person and its Representatives, its Affiliates, and its prospective equity and debt financing sources, if the Parent or any of its Subsidiaries receives from the Person so requesting such information an executed confidentiality agreement on terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided, that the Parent and the Companies shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse, or cause to be reimbursed the expenses of any such Person in connection with any Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to an Acquisition Proposal), in each case, without the prior consent of Purchaser; provided further, that (A) any such nonpublic information that has not previously been made available to Purchaser shall be made available to Purchaser prior to, or substantially concurrently with, the time such information is made available to such Person, and (B) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor, supplier, or customer of the Companies will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by Parent with advice from its outside legal counsel; or (II) engage or otherwise participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal, in each case if and only to the extent that, (A) prior to taking any action described in clause (I) or (II) directly above, the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) in each such case referred to in clause (I) or (II) directly above, the Board of Directors of Parent has determined in good faith, based on the information then available and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

A-53

(c) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 5.03(c), the Board of Directors of Parent and each committee thereof shall not:

(i) Either:

(A) withhold, withdraw, qualify, or modify (or publicly propose or resolve to withhold, withdraw, qualify, or modify), in a manner adverse to Purchaser, the Company Recommendation with respect to the Transactions;

(B) authorize, approve, recommend, or otherwise declare advisable, or publicly propose to authorize, approve, recommend, or otherwise declare advisable, any Acquisition Proposal or proposal reasonably likely to lead to an Acquisition Proposal;

(C) fail to include the Company Recommendation in the Proxy Statement;

(D) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by Parent or the Board of Directors of Parent of the type contemplated by Rule 14d-9(f) under the Exchange Act in which Parent, or the Board of Directors of Parent, indicates that Board of Directors of Parent has not changed the Company Recommendation; or

(E) after receiving a written request to do so from Purchaser, fail to reaffirm the Company Recommendation within the earlier of three (3) Business Days prior to the meeting of the stockholders of Parent and five (5) Business Days (any of the foregoing, a “Change of Recommendation”); or

A-54

(ii) except as expressly permitted by, and after compliance with, this last paragraph of this Section 5.03(c), cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement referred to in Section 5.03(a) or Section 5.03(b) entered into in compliance with Section 5.03(a) or Section 5.03(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal or otherwise resolve or agree to do so. Notwithstanding anything to the contrary set forth in this Section 5.03(c), the Board of Directors of Parent may, prior to but not after the time the Requisite Company Vote is obtained, make a Change of Recommendation or authorize Parent to terminate this Agreement pursuant to Section 7.01(d)(i) if Parent receives an Acquisition Proposal and – (I) prior to taking such action, the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and (II) Board of Directors of Parent has determined in good faith, based on the information then available and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; provided, that the Board of Directors of Parent may not take any such action unless – (I) there has been no breach of this Section 5,03, (II) prior to making such Change of Recommendation or authorizing such termination to enter into a definitive written agreement with respect to such Superior Proposal pursuant to Section 7.01(d)(i), Parent provides prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) of its intention to take such action and the basis thereof, which notice shall include, in the case of a Superior Proposal, all required information under Section 5.03(f), (III) during the Notice Period, Parent shall, and shall cause its Representatives to, negotiate with Purchaser in good faith (including providing Purchaser the opportunity to make a presentation to the Board of Directors of Parent regarding this Agreement and any adjustments thereto) should Purchaser propose to make amendments or other revisions to the terms and conditions of this Agreement such that, in the case of a Superior Proposal, such Acquisition Proposal no longer constitutes a Superior Proposal, and (IV) the Board of Directors of Parent has taken into account any amendments or other revisions to the terms and conditions of this Agreement agreed to by Purchaser in writing prior to the end of the Notice Period and determined in good faith, after consultation with its outside legal counsel and financial advisor, that a failure to make such Change of Recommendation continues to be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; it being understood that any amendments or other revisions to any Acquisition Proposal will be deemed to be a new Acquisition Proposal, including for purposes of the Notice Period; provided, that subsequent to the initial Notice Period, the Notice Period shall be reduced to three (3) Business Days.

(d) Certain Permitted Disclosure. Nothing contained in this Section 5.03 shall prohibit Parent from: (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure that constitutes a “stop, look and listen” communication pursuant to Section 14d-9(f) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute a Change of Recommendation; provided, that, if such disclosure does not reaffirm the Company Recommendation or has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Purchaser shall have the right to terminate this Agreement as set forth in Section 7.01(c)(i).

A-55

(e) Existing Discussions. Parent agrees that, from and after the No-Shop Period Start Date, it will cease and cause to be terminated any existing activities, solicitations, discussions, or negotiations with any parties conducted theretofore with respect to any Acquisition Proposal. Parent agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.03(e) of the obligations undertaken in this Section 5.03. Parent also agrees that it will as promptly as possible (and in all events within twenty-four (24) hours after the expiration of the Go-Shop Period): (i) request each Person that has executed a confidentiality agreement in connection with any Acquisition Proposal or its consideration of any Acquisition Proposal to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries; and (ii) terminate any data room or other diligence access of such Person.

(f) Notice. In addition to Parent’s obligation to provide prior written notices to Purchaser pursuant to Section 5.03(c), within twenty-four (24) hours after the expiration of the Go-Shop Period, Parent shall: (i) notify Purchaser in writing of the identity of each Person who signed a confidentiality agreement contemplated by Section 5.03(a) or from whom Parent or any of its Subsidiaries received an Acquisition Proposal after the beginning of the Go-Shop Period and prior to the No-Shop Period Start Date; and (ii) provide Purchaser with un-redacted copies of any written requests, proposals, or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). From and after the No-Shop Period Start Date, Parent agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Purchaser if any inquiries, proposals, or offers with respect to an Acquisition Proposal or that may reasonably be expected to lead to an Acquisition Proposal are received by, any information in connection therewith is requested from, or any discussions or negotiations related thereto are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person making the Acquisition Proposal and providing un-redacted copies of any written requests, proposals or offers, including proposed agreements, the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof) and thereafter shall keep Purchaser reasonably informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in Parent’s intentions as previously notified.

(g) Standstills. During the period commencing with the Effective Date and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and Closing, Parent and the Companies shall not terminate, amend, modify, or waive any provision of any confidentiality agreement, standstill agreement, or similar agreement to which Parent or the Companies is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, Parent and the Companies shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality agreement, standstill agreement, or similar agreement to the extent the Board of Directors of Parent determines in good faith, after consultation with its outside legal counsel and financial advisor, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. Parent acknowledges and agrees that nothing in the Confidentiality Agreement shall prohibit, prevent or restrict the ability of Parent or any Person acting on behalf of Parent to propose or make amendments or other revisions to the terms and conditions of this Agreement or otherwise exercise its rights under the last paragraph of Section 5.03(c) and any acts taken in connection therewith shall under no circumstances be considered a breach of either of the Confidentiality Agreement. At the Closing, Parent shall cause to be assigned to Purchaser all assignable rights under confidentiality agreements entered into by Parent or any of its Subsidiaries (other than the Companies) with respect to any actual or prospective Acquisition Proposal.

A-56

(h) As used in this Section 5.03, the following terms have the following meanings:

(i) “Acquisition Proposal” means, other than the Transactions, any proposal, offer, or substantive inquiry with respect to a, or any, tender or exchange offer to acquire twenty percent (20.0%) or more of the voting power in Parent or any of its Subsidiaries, any inquiry, proposal, or offer with respect to a merger, consolidation, share exchange, or other business combination involving Parent or any of its Subsidiaries, or any other inquiry, proposal, or offer to acquire, license, lease, exchange, or transfer in any manner twenty percent (20.0%) or more of the voting power in (whether by purchase of newly issued or outstanding shares of stock, or securities convertible or exchangeable for shares of stock regardless of whether such shares are currently exchangeable or convertible), or 20% or more of the business, revenue, net income, or assets of, Parent or any of its Subsidiaries, in each case, whether in one or any series of related transactions and whether from one Person or any “group” of Persons (as defined under Section 13(d) of the Exchange Act).

(ii) “Superior Proposal” means a bona fide written Acquisition Proposal that is unsolicited (except as permitted under Section 5.03(a) or (b)) and would result in any Person or group (as defined in or under Section 13 of the Exchange Act) other than the Parent or any of its Subsidiaries, or any controlled Affiliate thereof becoming the beneficial owner, directly or indirectly, of fifty percent (50.0%) or more of the total voting power of the equity securities of the Companies or fifty percent (50.0%) or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Companies that the Board of Directors of Parent has determined in good faith, after consultation with its outside legal counsel and financial advisor – (A) would result in a transaction that, if consummated, would be more favorable to the stockholders of Parent from a financial point of view than the Transactions, which may include without limitation consideration of the mix of cash and any stock included in the purchase price, the amount of Surplus Notes being repaid, the inclusion of any holdback amount, and the terms of required indemnification (after taking into account any revisions to the terms of the Transactions contemplated by Section 5.03(c) and the time likely to be required to consummate such Acquisition Proposal), and (B) is reasonably capable of being consummated on the terms so proposed, in the case of each of (A) and (B), taking into account all financial, regulatory, legal, and other aspects of such proposal, including the likelihood of termination, the sources of and terms of any financing, financing market conditions and the existence of a financing contingency, the timing of closing and the identity of such Person making the proposal.

A-57

Section 5.04 Access to Information; Confidentiality.

(a) Subject to applicable Law, Parent shall, and shall cause the Companies to, afford to Purchaser, its Representatives, and, with respect to claims files, it actuaries, reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Closing or the termination of this Agreement in accordance with its terms, to all of the Companies’ properties, assets, books, contracts, commitments, personnel, and records as Purchaser or its Representatives may reasonably request (which shall include, without limitation, all claims files and related information of the Companies), and during such period, Parent shall, and shall cause the Companies to, furnish promptly to Purchaser: (i) a copy of each report, schedule, registration statement and other document filed, furnished, or received by it during such period pursuant to the requirements of federal or state securities Laws; and (ii) all other information concerning the Companies’ business, properties, and personnel (or Parent’s business properties, and personnel to the extent they relate to the Companies’ business, properties, and personnel) as the other party may reasonably request (including all claims files and work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither Parent nor any of the Companies shall be required to provide access to or to disclose information where – (A) such access or disclosure would breach any agreement with any third party in effect on the Effective Date, (B) such information constitutes privileged attorney work product or is subject to the attorney client privilege, or (C) such access or disclosure would violate any applicable Law. In the event any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will make appropriate alternate disclosure arrangements in good-faith, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws, including antitrust Laws. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the Effective Date, Parent will furnish to Purchaser: (x) consolidated financial statements (including balance sheets and statements of operations) of Parent and the Companies as of and for such month then ended; (y) internal management financial control reports showing actual financial performance against plan and previous period; and (z) any reports provided to the Board of Directors of Parent or any Company Board, or any committee thereof, relating to the financial performance and risk management of Parent and the Companies. In addition, Parent will furnish Purchaser with a copy of each report filed by it or any of the Companies with a Governmental Entity within three (3) Business Days following the filing thereof.

(b) Parent will notify Purchaser reasonably promptly after: (i) each event, occurrence, or other circumstance that causes, or is reasonably likely to cause, claims under insurance policies written by one the Companies to equal or exceed Five Hundred Thousand and No/100 Dollars ($500,000.00); and (ii) every individual claim that is made under an insurance policy written by one of the Companies that equals or exceeds Seventy-Five Thousand and No/100 Dollars ($75,000.00).

(c) From time to time upon the written request of Purchaser, prior to the earlier to occur of the Closing or the earlier termination of this Agreement, Parent shall provide to Purchaser updated and current copies of Parent’s and the Companies’ large loss report and case and bulk reserves reports.

(d) All such information shall be held confidential in accordance with the terms of the confidentiality agreement, dated September 5, 2018, between Purchaser and Sandler O’Neill & Partners L.P., on behalf of the Parent (the “Confidentiality Agreement”).

A-58

Section 5.05 Requisite Regulatory Approvals. Upon the terms and subject to the conditions set forth in this Agreement, and with the commercially reasonable cooperation of Parent and the Companies, Purchaser agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper, or advisable under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as reasonably practicable. In furtherance of the foregoing, each party shall, and shall cause its respective Subsidiaries to, use commercially reasonable efforts to reasonably cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation, to effect all filings, and to obtain all permits, consents, approvals, and authorizations of Governmental Entities necessary to consummate the Transactions and the repayment in full of the Surplus Notes applicable to it (the “Requisite Regulatory Approvals”), and will make all applicable required filings in respect of those Requisite Regulatory Approvals as soon as practicable (and, in any event, with respect to any applications required for the Equity Sale with the applicable Insurance Regulators, no later than thirty (30) days after the Effective Date and, in the case of preliminary notice to the Florida Office of Insurance Regulation within five (5) days after the Effective Date). Parent and the Companies shall use commercially reasonable efforts to reasonably cooperate with Purchaser, and use commercially reasonable efforts to provide such information that is requested by Purchaser, in order to permit Purchaser to prepare and submit the filings for the Requisite Regulatory Approvals and respond to requests for additional information from applicable Governmental Entities. Notwithstanding anything to the contrary in this Section 5.05, none of Parent or the Companies, nor Purchaser or any of its Affiliates, shall be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining or complying with any Requisite Regulatory Approvals that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, properties, assets, liabilities, or results of operations of: (x) Parent; (y) the Companies taken as a whole; or (z) Purchaser and its Subsidiaries, taken as a whole, following the Closing (a “Burdensome Condition”). Subject to applicable Law and the instructions of any Governmental Entity, Purchaser shall inform Parent in writing if any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries has advised or notified any of Purchaser or its Subsidiaries of such Governmental Entity’s determination to impose a restriction or requirement in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition, including reasonable detail regarding the restriction or requirement imposed by the Governmental Entity; provided, that, for the avoidance of doubt, in no event shall Purchaser be obligated to provide Parent or the Companies with any information relating to or containing any confidential supervisory or regulatory examination materials or information. Each party shall promptly furnish to the other parties copies of notices or other written communications received by it or any of its Subsidiaries from any Governmental Entity with respect to the Transaction, and each party will have the right to review in advance, and to the extent practicable each party will consult with the other party, in each case subject to applicable Laws relating to the confidentiality of information, all information relating to it and any of its Subsidiaries that appear in any filing made with or written materials submitted to any Governmental Entity in connection with the Requisite Regulatory Approvals; provided, that, for the avoidance of doubt, in no event shall any party be obligated to provide the other parties with any information relating to or containing any confidential supervisory or regulatory examination materials or information. Each party agrees that it will consult with the other party with respect to obtaining all other material permits, consents, approvals, and authorizations of all Governmental Entities necessary or advisable to consummate the Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Transactions. No party shall participate in any meeting, or initiate any material substantive conversation, with any Governmental Entity relating to the Transactions without giving the other party reasonably prior notice of the meeting or conversation. The parties shall promptly deliver to each other copies of all filings, correspondence, and orders to and from all Governmental Entities in connection with the Transactions, including seeking the Requisite Regulatory Approvals; provided, that each party may redact such information as may reasonably be considered proprietary, sensitive, or confidential (including financial projections, business plans, or personal information).

A-59

Section 5.06 Further Assurances. From and after the Closing, consistent with the terms and conditions hereof, Parent and Purchaser shall and shall cause each of their respective Subsidiaries to, and shall use commercially reasonable efforts to cause their Affiliates to, promptly execute, acknowledge, and deliver such instruments, certificates, and other documents and take such other action as a party may reasonably require in order to carry out any of the Transactions. Following the Closing, the parties shall use commercially reasonable efforts to reasonably cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by applicable Law with respect to the Transactions.

Section 5.07 Notification of Certain Matters. Parent and the Companies, on the one hand, and Purchaser, on the other hand, shall promptly notify each other of: (a) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions by or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relate to the Transactions; or (c) any change, condition, or event that either – (i) renders, or would reasonably be expected to render, any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the condition set forth in Section 6.02(a) or Section 6.03(a), as applicable, would not be satisfied if the Closing were to then occur, or (ii) that results, or would reasonably be expected to result, in any failure of such party to comply with or satisfy in any material respect any covenant, condition, or agreement (including any condition set forth in Article VI) to be complied with or satisfied by such party hereunder.

Section 5.08 Employees.

(a) Prior to the Closing: (i) the employment of each Business Employee who as of the Effective Date is not already employed by the Companies shall be transferred to MM; and (ii) the employment of each employee who is not a Business Employee shall be transferred to Parent or an Affiliate of Parent (other than the Companies). All Business Employees employed by the Companies immediately prior to the Closing shall automatically become employees of Purchaser and its Affiliates (which may be the Companies) as of the Closing. Nothing contained in this Section 5.08 shall – (I) be construed to create (A) any third-party beneficiary rights in any current or former employee of Parent or the Companies, or (B) any right to employment or continued employment for any specified period or to a particular term or condition of employment with Purchaser or its Affiliates, or (II) limit the ability of Purchaser or its Affiliates to amend, modify, terminate, or decline to implement or continue, as applicable, any Parent Plan, Company Plan or other benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by Parent or the Companies.

A-60

(b) As of the Closing Date, Parent shall cause the Companies to terminate the participation of each Business Employee in each Parent Plan and in no event shall any Business Employee be entitled to accrue any benefits under such Parent Plans with respect to services rendered or compensation paid on or after the Closing. The parties hereto agree that the Companies shall have no liabilities or obligations with respect to any Parent Plan for periods on and after the Closing. If requested by Purchaser after the Effective Date and prior to the Closing, the Companies shall terminate, effective as of the Closing Date, any Company Plans that are intended to constitute a tax-qualified defined contribution plan under Code Section 401(k) (a “401(k) Plan”). The Business Employees shall, effective immediately after the Closing, be eligible to participate in a corresponding Purchaser Plan at such time as the terms and conditions of the Purchaser Plan permit them to participate therein if the Companies are requested by Purchaser to terminate a 401(k) Plan or if the Companies terminate participation of the Business Employees in a Parent 401(k) Plan, and Purchaser agrees to use commercially reasonable efforts to take such actions as may be required to facilitate, and shall use commercially reasonable efforts to cause the trustee of the corresponding Purchaser Plan to accept, a direct rollover of all or a portion of a Business Employee’s distribution from the Parent’s or a Company’s 401(k) Plan, including any 401(k) Plan loans under terms and conditions established by the administrator of the corresponding Purchaser Plan.

Section 5.09 Public Announcements. Purchaser and Parent shall reasonably cooperate with respect to the issuing of any press release or other public statements with respect to this Agreement and the Transactions; provided, that, prior to the Closing, no party to this Agreement shall issue any press release or make any public announcement relating to this Agreement and the Transactions without the prior written approval of the other parties hereto; provided further, that each party may issue a press release or make other public statements relating to the Transactions without obtaining the other parties’ consent of any kind, providing notice or otherwise complying with this Section 5.09 (but will use commercially reasonable efforts to consult with the other parties in advance of such disclosure to the extent practicable and not prohibited by applicable Law or after disclosure is made if not prohibited by applicable Law) to the extent such party has received the advice of legal counsel (which may be in-house counsel) that it is required to make such disclosure to comply with applicable securities Laws relating to the regulation of the securities markets in the jurisdictions in which such party’s securities are traded or otherwise regulated, including any applicable rules of any market or exchange on which the shares of the foregoing may be listed for trading.

Section 5.10 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Companies prior to the Closing, and nothing contained in this Agreement shall give Parent or the Companies, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Closing. Prior to the Closing, each of Parent and Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

A-61

Section 5.11 Operating Functions.

(a) Prior to Closing, senior officers of Parent and Purchaser shall meet from time to time as Purchaser may reasonably request, to discuss transition matters and review the financial and operational affairs of the Companies, and Parent shall give reasonable due consideration to Purchaser’s input on such operational affairs with the understanding that neither Parent nor any of its Subsidiaries shall be required to agree to any material contractual obligation that is not contingent upon the consummation of the Closing.

(b) For a period of six (6) months after Closing, Parent shall cause its then-existing officers to be made available to provide assistance reasonably requested by Purchaser in connection with the transition of the business operations of the Companies from the control of Parent to Purchaser; provided, that such assistance shall be subject to the reasonable availability of the foregoing individuals (such availability not to be unreasonably withheld, conditioned, or delayed) and shall be limited to no more than ten (10) hours per week. As part of the foregoing, Parent shall reasonably cooperate with Purchaser to provide to Purchaser, within a reasonable period of time after Purchaser’s request therefor, copies of all books and records and responses to requests for historical information not previously made available to Purchaser, with respect to the Companies and their past business operations as Purchaser may reasonably request.

Section 5.12 Restrictive Covenants.

(a) Non-Compete. For a period of five (5) years from and after the Closing Date (the “Restricted Period”), Parent shall not, and shall cause all of its Subsidiaries and its Affiliates that it controls, not to do any of the following, whether directly or indirectly through one or more intermediaries: (i) engage in any Restricted Business; or (ii) own the equity securities of, manage, operate, or control any Person that engages in a Restricted Business. Notwithstanding the immediately preceding sentence, this Section 5.12(a) shall not operate to prevent or restrict (A) the ownership of capital stock of Purchaser, subject to the terms of the Standstill Agreement, or (B) the direct or indirect acquisition by Parent (through acquisition, merger, or other strategic transaction or otherwise) of an interest in any Person that engages, directly or indirectly, in the Restricted Business if Parent’s voting or equity ownership interest in such Person does not in the aggregate exceed two percent (2.0%) of the total outstanding voting or equity ownership interests of such Person. For purposes of this Agreement, “Restricted Business” means marketing, selling, and issuing residential property and casualty insurance policies to residential consumers anywhere in the States of Alabama, Florida, Georgia, Louisiana, South Carolina, or Texas, but does not mean or include offering or issuing reinsurance contracts.

(b) Non-Solicit/No-Hire. During the Restricted Period, Parent agrees not to, and shall cause all of its Subsidiaries and its Affiliates that it controls not to do any of the following, whether directly or indirectly through one or more intermediaries: (i) hire (whether as an employee, independent contractor, consultant, or otherwise); or (ii) solicit or induce, or attempt to solicit or induce, to leave the employment of Purchaser, the Companies, or the Purchaser’s other Subsidiaries or violate the terms of their Contracts or any employment arrangements, any Business Employee or any officer or employee of Purchaser, the Companies, or any of the Purchaser’s other Subsidiaries employed by any of them on the Closing Date; provided, that the foregoing restrictions shall not apply to the solicitation or hiring of – (I) any such Persons whose employment has ceased or has been terminated by Purchaser or any of its Affiliates at least six (6) months prior to such solicitation or hiring; (II) any such Persons who respond to general solicitations of employment through advertising media not specifically directed toward such Persons; or (III) any such Persons who contacts Parent on his or her own initiative without any solicitation or encouragement from Parent.

A-62

(c) Non-Solicitation of Customers and Suppliers. During the Restricted Period, Parent shall not, and shall cause all of its Subsidiaries and its Affiliates that it controls, not to do any of the following, whether directly or indirectly through one or more intermediaries: (i) sell, provide or otherwise disclose any customer, agent, or vendor list of the Companies to any other Person; (ii) use, directly or indirectly, any customer, agent, or vendor list of the Companies to solicit Persons that were customers, agents, or vendors of the Companies at the Closing Date in respect of the provision of products or services offered by the Companies immediately prior to the Effective Date or (iii) otherwise call upon, solicit, divert, take away, or accept business from any principal, agent, supplier, client, customer or other business relationship of the Companies in connection with the Restricted Business.

(d) If any provision contained in this Section 5.12 shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Section 5.12, but this Section 5.12 shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

Section 5.13 Release. Subject to Section 5.14, and without prejudice to, or release of, the parties’ respective indemnification obligations under Section 5.16(a) and Article VIII, at or prior to the Closing: (a) the Companies shall execute releases acquitting, releasing, and discharging Parent, any of its Affiliates (other than the Companies), and the directors of Parent from any and all liabilities to the Companies that exist as of the Closing Date or that arise in the future from events or occurrences taking place prior to or as of the Closing Date, and (b) Parent and its Subsidiaries (other than the Companies) shall execute releases acquitting, releasing, and discharging the Companies and any of their Affiliates from any and all liabilities to Parent or any of its Subsidiaries (other than the Companies) that exist as of the Closing Date or that arise in the future from events or occurrences taking place prior to or as of the Closing Date and relating to the Companies; provided, however, that such releases shall not apply to, or restrict in any way, Losses contemplated by this Agreement or any Transaction Document.

A-63

Section 5.14 Intercompany Arrangements.

(a) Parent and the Companies shall take or cause to be taken such action and/or make or cause to be made such payments as may be necessary so that, immediately prior to the Closing, unless otherwise agreed to by the parties in writing: (i) all liabilities between the Parent and its Subsidiaries (other than the Companies), on the one hand, and one or more of the Companies, on the other hand, are discharged, terminated, or otherwise settled with no further liability to the Companies; and (ii) the Contracts or arrangements required to be set forth on Section 3.18 of the Parent Disclosure Letter (other than Contracts or arrangements between a Company, on the one hand, and another Company, on the other hand) are terminated at or prior to the Closing with no further liability to the Companies.

(b) Without limiting the generality of clause (a) above, at or prior to the Closing, Parent and the Companies shall take, or cause to be taken, all such actions necessary so that Intercompany Receivables or Intercompany Payables shall have been settled or paid no later than immediately prior to the Closing. Following the Closing, Parent shall, and shall cause its Subsidiaries to, retain all books, records, and documents pertaining to all liabilities, Contracts, and arrangements discharged, terminated, or settled, as the case may be, pursuant to Section 5.14(a) above and this clause (b) for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by Purchaser, the Companies, and their respective Representatives during normal business hours and upon reasonable advance notice, for any legitimate business purpose (including for financial reporting, compliance or tax purposes).

Section 5.15 Listing. Purchaser shall use commercially reasonable efforts to cause the shares of Purchaser Common Stock consisting of the Stock Consideration to be approved for listing on NASDAQ, subject to official notice of issuance, as soon as reasonably practicable after the Closing.

Section 5.16 Tax Matters.

(a) Parent shall be liable for, and indemnify and hold harmless, each Purchaser Indemnitee (including, after the Closing Date, the Companies) from, against, and for any and all Losses imposed upon or incurred by any such Purchaser Indemnitee which arise out of or are in connection with any Excluded Taxes.

(b) After the Closing, Parent and Purchaser shall: (i) assist (and cause their respective Affiliates to assist) the other parties in preparing and filing any Tax Returns of the Companies, provided that Parent shall prepare, or cause to be prepared, and file, or cause to be filed, the income Tax Returns of the Companies for the Tax period ending on the Closing Date (provided, that a complete copy of the Tax Return is provided to Purchaser reasonably in advance of the filing thereof); (ii) cooperate fully in preparing for any audit of, or dispute with, any taxing authority regarding, any Tax Return of the Companies, or of the Parent or any of its Affiliates to the extent to which the Companies could have liability for Taxes due by the Parent or any of its Affiliates; (iii) make available to the other parties and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies, or of the Parent or any of its Affiliates to the extent to which the Companies could have any liability for Taxes due by the Parent or any of its Affiliates; (iv) provide timely notice to the other parties in writing of any pending or threatened tax audit or assessment of the Companies, Parent, or any of Parents’ Affiliates for Taxes for which the other party may have a liability; and (v) furnish the other parties with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to the Companies, Parent, or any of Parent’s Affiliates for Taxes for which the other parties may have a liability.

A-64

(c) Claims.

(i) If a claim shall be made, or Tax Contest initiated, by any taxing authority which, if successful, might result in an indemnity payment pursuant to Section 5.16(a), then the party in receipt of the claim shall give notice to the other parties thereof; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent that the party to be notified has been materially prejudiced as a result of such failure. Parent shall have the right to represent the Companies’ interests in connection with any such claim or Tax Contest relating solely to Excluded Taxes and to employ Representatives of its choice at its expense; provided, that: (A) Parent shall have first notified Purchaser in writing of its intention to do so and of the identity of Representatives, if any, chosen by the Parent in connection therewith; (B) Parent shall be liable for any expenses, including fees for outside attorneys and other outside consultants, incurred in connection with any such claim or Tax Contest (other than those incurred by Purchaser and its Affiliates); and (C) with respect to any such claim or Tax Contest, Parent must periodically consult, in good faith, with Purchaser with respect to the conduct of such claim or Tax Contest and shall keep Purchaser reasonably informed regarding the status thereof. Notwithstanding the foregoing provisions of this Section 5.16(c), Parent shall not settle any such claim or Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed by Purchaser if Purchaser reasonably determines that such settlement could have a material adverse impact on Purchaser or any of its Affiliates (including, without limitation, the Companies) for any Tax period (or portion thereof) after Closing. Purchaser and Representatives of its own choosing shall at Purchaser’s expense have the right to participate fully in (but not to control) all aspects of the prosecution or defense of such claim or Tax Contest if it reasonably determines that such Tax Contest could have a material adverse impact on Purchaser or any of its Affiliates (including, without limitation, the Companies) for any Tax Period (or portion thereof) after Closing.

(ii) In the case of a claim or Tax Contest involving the Parent or any of its Subsidiaries which relates to both Excluded Taxes and other items, Purchaser and Parent shall use reasonable efforts to cause such Tax Contest to be split into separate Tax Contests, at least one of which relates solely to Excluded Taxes which shall be governed by Section 5.18(c)(i). Notwithstanding the foregoing, if Purchaser and Parent are unable to split such Tax Contest in accordance with the preceding sentence, Purchaser shall have the right to control any remaining Tax Contest relating to both Excluded Taxes and other items; provided, that: (A) Purchaser shall have first notified Parent in writing of its intention to do so and of the identity of Representatives, if any, chosen by Purchaser in connection therewith; (B) Purchaser shall be liable for any expenses, including fees for outside attorneys and other outside consultants, incurred in connection with any such claim or Tax Contest (other than those incurred by Parent and its Affiliates); (C) with respect to any such claim or Tax Contest, Purchaser must periodically consult, in good faith, with Parent with respect to the conduct of such claim or Tax Contest and shall keep Purchaser reasonably informed regarding the status thereof; and (D) Parent and Representatives of its own choosing, at Parent’s expense, shall have the right to participate fully in (but not control) all aspects of the prosecution or defense of such claim or Tax Contest. Notwithstanding the foregoing, Purchaser shall not settle any such Tax Contest without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned, or delayed, if such settlement could (i) cause Parent to have an indemnification obligation under Section 5.16(a) or (ii) in Parent’s reasonable determination, cause a material adverse impact on Parent or any of its Affiliates (including, without limitation, the Companies) for any Tax period (or portion thereof) on or before Closing.

A-65

(iii) With respect to a claim or Tax Contest for which Parent is not subject to an indemnification obligation under Section 5.16(a), Purchaser shall have the exclusive right to control, at its own expense, any such claim or Tax Contest involving the Companies (other than any Tax Contest described in Sections 5.16(c)(i) and (ii)).

(d) During the period from the Effective Date to the Closing, Parent and the Companies shall timely pay all Taxes (including estimated Taxes) when due in accordance with applicable Law and past practice.

(e) Any Tax refunds that are directly attributable to the taxable income of the Companies that are received (or, in the case of a Pre-Closing Tax Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) by Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Companies), and any amounts credited against any Taxes that are directly attributable to the taxable income of the Companies and to which Purchaser or any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Companies) become entitled, that relate to any Tax period (or portion thereof) ending on or before the end of the Closing Date, shall be held for the account of Parent to the extent of the amount attributable to such pre-Closing period, and Purchaser shall pay over to Parent, as additional purchase price for the Company Equity, the amount of any such refund or the amount of any such credit within fifteen (15) days after Purchaser’s or any of its Affiliates’ receipt or entitlement thereto. Purchaser shall use commercially reasonable efforts to timely and properly prepare, or cause to be prepared, and file, or cause to be filed, any claim for refund, amended Tax Return, or other Tax Return required to obtain any such available Tax refunds from any such pre-Closing Tax period; provided, that if Purchaser determines, in its sole discretion, that such filing is disadvantageous to the Tax position of Purchaser or any of its Affiliates (including, without limitation, the Companies), then Purchaser may elect to promptly pay the amount of such Tax refunds to Parent without making any such filing. Any costs and expenses reasonably incurred by Purchaser to make any of the filings referred to in the preceding sentences of this Section 5.16(e) shall be borne by Parent and promptly reimbursed to Purchaser upon request, except to the extent to which such costs and expenses relate to aspects of the filing that do not relate to any such refund payable to Parent.

(i) In the event that Parent receives or realizes (or could receive or realize) into Parent’s consolidated Tax Return any Tax refund or amounts credited against any Taxes that are directly attributable to the taxable income of Parent or its Affiliates, as a result of a carryback of a Tax attribute of any of the Companies that arises or occurs after the Closing Date, then Parent shall hold for the account of Purchaser the amount of any such Tax refund or credits and promptly pay the same over to Purchaser within fifteen (15) days after Parent’s or any of its Affiliates’ receipt or entitlement thereto. Parent shall not unreasonably withhold, condition, or delay its consent to the preparation and filing of any claim, amendment to a Tax Return, or other Tax Return required to obtain any such available Tax refunds or credits; provided, that if Parent determines, in its sole discretion, that such a filing is disadvantageous to the Tax position of Parent or any of its Affiliates, then Parent may elect to promptly pay the amount of such Tax refunds or credits to Purchaser without authorizing such filing. Except to the extent to which such filings involve filings requested by Parent pursuant to the first paragraph of this Section 5.16(e), all costs and expenses incurred by Purchaser to make any of the filings referred to in this Section 5.16(e)(i) shall be borne solely by Purchaser.

A-66

(f) Purchaser shall be a “C corporation” for purposes of the Code. Purchaser shall cause MIC and MM to (i) join Purchaser’s “consolidated group” (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (ii) to the extent permitted by applicable Law, treat the Closing Date as the last date of a Tax period of MIC and MM (the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith. Subject to the Agreed Tax Treatment and the Section 338(h)(10) Election, both of which shall control, Taxes for the Pre-Closing Tax Straddle Period shall be allocated as follows: the amount of any Taxes based on or measured by income or receipts of the Companies shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amounts of other Taxes shall be allocated pro rata based on the total number of days of the Straddle Period occurring within the Pre-Closing Tax Straddle Period.

(g) Purchaser shall not, and shall not permit any of its Affiliates (including, following the Closing, for the avoidance of doubt, the Companies) to do any of the following: (i) file, re-file, supplement, or amend any Tax Return of the Companies for any Tax period ending on or before the Closing Date; (ii) voluntarily approach any taxing authority regarding any Taxes that were paid, or Tax Returns that were filed, by the Companies on or before the Closing Date; (iii) take any action relating to Taxes that creates a Tax liability on the Closing Date that is outside the ordinary course of business; or (iv) make any Tax election for the Companies that becomes effective on or before the Closing Date; provided, that Purchaser shall be permitted to take such actions – (I) to the extent provided in Section 5.16(e); or (II) in response to a written request from Parent that is accepted by Purchaser; or (III) to the extent that Parent consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

(h) Each of Parent and Purchaser shall be liable for fifty percent (50.0%) of any transfer, stamp, documentary, registration, sales, use, and other such Taxes and any conveyance fee, recording charge, and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred as a result of the transfers effected pursuant to this Agreement.

(i) As of the Closing Date, any Tax sharing or allocation agreement or arrangement, whether or not written, that may have been entered into between any of the Companies, on the one hand, and Parent or any of its Affiliates (other than the Companies), on the other hand, shall be fully reconciled and concluded.

(j) Notwithstanding anything in this Agreement to the contrary, Parent makes no representation with respect to the amount or availability of loss carryovers or any other tax attributes of the Companies for any Tax period (or portion thereof) after Closing.

A-67

Section 5.17 Assignments.

(a) Lease Agreements. The parties shall use commercially reasonable efforts to: (a) assign from Parent to MM that certain Lease Agreement dated April 25, 2014 between Highwoods Realty Limited Partnership (as successor to HRLP Raleigh, L.P.) and Parent, as amended by that certain Commencement Agreement and Lease Amendment Number One dated August 1, 2014, that certain Second Amendment to Lease Agreement dated December 22, 2015 between and Parent, and that certain Commencement Agreement and Lease Amendment Number Three dated May 8, 2018 (as amended, the “Tampa Office Lease”); (b) obtain the approval of the Transactions from the landlord under that certain Lease, dated February 28, 2017 by and between SPUS8 8750 NCX, LP and MM; and (c) release the Parent from the Tampa Office Lease. To the extent that the consent of one or more of the landlords are not obtained in respect of the foregoing, the parties agree to use commercially reasonable efforts to explore a mutually acceptable alternative to the foregoing.

(b) Investments. Prior to Closing: (i) MIC shall assign to Parent all of its right, title, and interest in and to the partnership or membership interests issued by Pivotal Capital Fund, LP, FGI Metrolina Property Income Fund, LP, and Argo Holdings Fund I, LLC (each, a “Fund” and, collectively, the “Funds”) in exchange for the statutory carrying value thereof paid in immediately available funds by Parent to MIC, pursuant to assignment instruments in forms and substance reasonably satisfactory to Purchaser and pursuant to which Parent agrees to indemnify and hold harmless MIC in connection with any and all losses, liabilities, and other obligations in connection with the investments in the Funds; (ii) MIC shall obtain consents from each Fund to such assignments in forms and substance reasonably satisfactory to Purchaser, with the consent from FGI Metrolina Property Income Fund, LP including, without limitation, acknowledgements from that Fund that MIC has no further duties, obligations, or liabilities in connection with the investment in that Fund and an estoppel certification that MIC is not in default of its subscription agreement, or any agreements or other documents governing the operation of that Fund or MIC’s investment in that Fund; (iii) MIC and Parent shall provide copies of the fully-executed versions of the aforementioned assignments and consents to Purchaser; and (iv) MIC shall sell, assign, transfer, or otherwise dispose of all invested assets of MIC, and all other securities and other forms of investment of every kind of MIC, that are not in the form of certificates of deposit or securities that both – (A) are either (I) rated “Baa3/BBB-” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, or (II) cash or marketable bonds rated by the National Association in Insurance Commissions in the category of “1” or “2”, and (B) have a weighted average life of not more than five (5) years (including, without limitation, all of the equity interests identified in Item 1 of Section 3.03 of the Parent Disclosure Letter).

(c) Other Contracts. The parties shall use commercially reasonable efforts to obtain the consent of any Governmental Entity or any third party whose consent, approval, order, or authorization is required, or to whom a registration, declaration or filing with or notice to shall be made or obtained, by Parent or any of the Companies in connection with the execution, delivery, or performance by Parent of this Agreement or to consummate the Transactions (including, without limitation, with respect to all of the Contracts and other instruments listed in Sections 3.05(a) and 3.05(b) of the Parent Disclosure Letter).

A-68

Section 5.18 Surplus Notes. As part of the Form A approval process, Purchaser shall have obtained all permits, consents, approvals, and authorizations of Governmental Entities necessary to permit the repayment in full, and subsequent cancelation, of all of the Surplus Notes plus all accrued and unpaid interest thereon on the Closing Date without reservation or condition. In connection with such approval process, Purchaser shall commit to each applicable Governmental Entity to make a capital contribution to MIC at Closing in an amount sufficient to secure approval by each Governmental Entity of the replacement of the Surplus Notes, up to an amount of Eighteen Million and No/100 Dollars ($18,000,000.00).

Section 5.19 Closing Surplus. On the Closing Date, Parent and the Companies will reasonably and in good faith prepare and deliver to Purchaser a written statement of the amount of the Statutory Surplus on the Closing Date (the “Closing Surplus”), which Closing Surplus shall be reflected on and delivered with supporting STAT Financial Statements of MIC as of the Closing Date and any other supporting calculations and documentation reasonably requested by Purchaser.

Section 5.20 Proxy Statement Filing; Information Supplied.

(a) Parent shall prepare and file with the SEC, as promptly as practicable after the Effective Date, and in any event within five (5) Business Days after the expiration of the Go-Shop Period, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Parent agrees, as to itself and its Subsidiaries, that: (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; and (ii) none of the information included by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent expressly permitted by Section 5.03(c), the Proxy Statement shall include the Company Recommendation and, unless there has been a Change of Recommendation in accordance with Section 5.03(c), Parent will continue to use its commercially reasonable efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor.

(b) Parent will provide Purchaser and its legal counsel with a reasonable opportunity to review and comment on each draft of the Proxy Statement and each draft of other documents related to the Stockholders Meeting prior to filing such documents with the applicable Governmental Entity and mailing such documents to Parent’s stockholders. Parent will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably and promptly proposed by Purchaser or its legal counsel and Parent agrees that all information relating to Purchaser or its Affiliates included in the Proxy Statement shall be in form and content satisfactory to Purchaser, acting reasonably. Parent shall ensure that the Proxy Statement: (i) will not on the date it is first mailed to stockholders of Parent and at the time of the Stockholders Meeting or filed with the SEC (as applicable) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) Parent assumes no responsibility with respect to information supplied in writing by or on behalf of Purchaser for inclusion or incorporation by reference in the Proxy Statement, and (B) Purchaser assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Stockholders Meeting any information relating to Parent, Purchaser, or any of their respective Affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and Parent shall prepare (with the assistance of Purchaser) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Parent agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

A-69

Section 5.21 Stockholders Meeting.

(a) Parent will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable and in any event not later than the fortieth (40th) calendar day immediately following the date of mailing of the Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day), to consider and vote upon the approval and adoption of this Agreement and to cause such vote to be taken, and shall not postpone, recess, or adjourn such meeting except to the extent required by applicable Law and with prior notice to Parent or, if: (i) on a date that is two (2) Business Days prior to the date the Stockholders Meeting is scheduled (the “Original Date”), (A) Parent has not received proxies representing the Requisite Company Vote, whether or not a quorum is present, or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered and in each case, if Purchaser so requests or Parent elects, Parent shall postpone, recess, or adjourn, or make one or more successive postponements, recesses, or adjournments of, the Stockholders Meeting as long as the date of the Stockholders Meeting is not postponed, recessed, or adjourned more than ten (10) days in connection with any one postponement, recess, or adjournment or more than an aggregate of thirty (30) days from the Original Date in reliance on the preceding sentence; or (ii) within the five (5) Business Days prior to the Original Date or any date that the Stockholders Meeting is then scheduled to be held, Parent delivers a notice of an intent to make a Change of Recommendation, Purchaser may direct Parent to postpone, recess, or adjourn the Stockholders Meeting for up to ten (10) Business Days and Parent shall promptly, and in any event no later than the next Business Day, postpone, recess, or adjourn the Stockholders Meeting in accordance with Purchaser’s direction and applicable Law.

(b) Once Parent has established a record date for the Stockholders Meeting in accordance with applicable Law, Parent will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. Parent agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, Parent has paid to Purchaser the fee in accordance with Section 7.03, its obligations to hold the Stockholders Meeting pursuant to this Section 5.21 shall not be affected in any manner, including in connection with: (i) the making of a Change of Recommendation by the Board of Directors of Parent; or (ii) the commencement of or announcement or disclosure of or communication to Parent of any Acquisition Proposal.

A-70

(c) Unless and until the Board of Directors of Parent shall have effected a Change of Recommendation in accordance with Section 5.03(c), the Board of Directors of Parent shall make the Company Recommendation.

(d) Parent agrees to provide Purchaser with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports, if available). Without the prior written consent of Purchaser, the approval and adoption of this Agreement will be the only matter (other than related procedural matters) that Parent will propose to be acted on by Parent’s stockholders at the Stockholders Meeting.

Section 5.22 Filings; Other Actions; Notification. Parent shall promptly notify Purchaser of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and without limiting the generality of the undertakings pursuant to this Section 5.22, will: (a) promptly provide to Purchaser copies of all correspondence between Parent and the SEC with respect to the Proxy Statement; (b) provide Purchaser, its financial advisors, and legal counsel a reasonable opportunity to review Parent’s proposed response to such comments; (c) consider in good faith any comments proposed by Purchaser, its financial advisors, and legal counsel; and (d) provide Purchaser and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). Parent shall use its commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and Parent shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that Parent may commence mailing the Proxy Statement in accordance with applicable Law.

Section 5.23 Supplements. From time to time prior to Closing: (a) Parent shall have the right (but not the obligation) to amend and/or supplement the representations and warranties made by Parent in Article III, and to amend and/or supplement Sections of the Parent Disclosure Letter, by either (i) amending and/or supplementing such representations and warranties made by Parent in Article III to refer to exceptions set forth on new Sections of the Parent Disclosure Letter or (ii) amending and/or supplementing such Sections of the Parent Disclosure Letter, with respect to any matter first arising after the Effective Date (each, a “Parent Supplement”); and (b) Purchaser shall have the right (but not the obligation) to amend and/or supplement the representations and warranties made by Purchaser in Article IV, and to amend and/or supplement Sections of the Purchaser Disclosure Letter by either (i) amending and/or supplementing such representations and warranties made by Purchaser in Article IV to refer to exceptions set forth on new Sections of the Purchaser Disclosure Letter or (ii) amending and/or supplementing such Sections of the Purchaser Disclosure Letter, with respect to any matter first arising after the Effective Date (each, a “Purchaser Supplement” and, together with the Parent Supplement, each a “Supplement”). A Supplement shall cure, or be deemed to cure, any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of indemnification and termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VI have been satisfied; provided, however, that if, had the Supplement not been delivered, a party would have had the right to terminate this Agreement, then such party will have the right to terminate this Agreement for a period of ten (10) days after its receipt of a Supplement from another party (or prior to Closing, whichever occurs first), and, if such party does not exercise such right, then that party shall be deemed to have irrevocably waived its right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under this Agreement with respect to such matter. The parties will use commercially reasonable efforts to deliver all Supplements at least three (3) Business Days prior to Closing.

A-71

Section 5.24 Directors’, Managers’ and Officers’ Indemnification.

(a) During the three (3) years following the Closing Date, (i) all rights to indemnification or exculpation now existing in favor of the current and former directors, managers and officers of the Companies and other Persons (the “Company Indemnified Persons”), as provided in their respective organizational documents as of the Effective Date, with respect to any matters occurring prior to the Closing, shall survive the consummation of the Transactions except to the extent such matters are brought by, or on behalf of, Parent or its Affiliates in any respect, and (ii) Purchaser shall not permit the organizational documents of the Companies to be amended in any respect to delete or materially amend or modify any such provisions granting such rights to the current and former directors, managers and officers of the Companies and other Persons. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and the Companies shall advance expenses in connection with such indemnification, to the extent provided in the Companies’ respective organizational documents as of the Effective Date, except with respect to any matters brought by, or on behalf of, Parent or its Affiliates.

(b) The Company Indemnified Persons entitled to the indemnification, liability limitation, and exculpation described in this Section 5.24 are intended to be third party beneficiaries of this Section 5.24. This Section 5.24 shall survive the consummation of the Transactions for a period of three (3) years and shall be binding on all successors and assigns of Purchaser.

(c) If Purchaser, the Companies, or any of their respective successors or assigns proposes to (i) consolidate with or merge with or into any other Person or (ii) transfer all or substantially all of its assets or properties to any Person, then, and in each case, Purchaser shall use commercially reasonable efforts to cause proper provision to be made prior to or concurrently with the consummation of such transaction so that the surviving corporation or entity in such proposed transaction, or the successors and assigns of Purchaser or the Companies, as the case may be, shall, from and after the consummation of such transaction, assume and comply with the covenants and obligations set forth in this Section 5.24.

A-72

Section 5.25 Additional Closing Payment. If the Closing occurs after June 30, 2019 and, on the Closing Date, both (a) the Consolidated Net Book Value as shown on the Estimated Closing Date Balance Sheet, as certified by Parent pursuant to the Parent Closing Certificate (the “Closing Date Net Book Value”), is greater than Forty-Two Million and No/Dollars ($42,000,000) (the “Net Book Value Target”), and (b) the Closing Surplus as shown on the Estimated Closing Date Balance Sheet, as certified by Parent pursuant to the Parent Closing Certificate (the “Closing Date Surplus Amount”), after taking into account the amount of the full repayment of all Surplus Notes in effect at Closing, is greater than Twenty-Nine Million and No/Dollars ($29,000,000) (the “Closing Surplus Target”), then Purchaser shall make an additional payment to Parent on the Closing Date (the “Additional Payment”) as an increase to the Purchase Price in an amount equal to the lower of (i) the amount by which the Closing Date Net Book Value exceeds the Net Book Value Target and (ii) the amount by which the Closing Date Surplus Amount exceeds the Closing Surplus Target; provided that the Additional Payment shall be required to be made by Purchaser only if Parent is not able, due to regulatory restrictions, to cause the applicable Companies to distribute to Parent on the Closing Date an aggregate amount equal to the Additional Payment.

Article VI.

CONDITIONS PRECEDENT

Section 6.01 Conditions to Each Party’s Obligation to Effect the Closing. The obligation of each party to effect the Closing is subject to the satisfaction or waiver by each party (in its sole and absolute discretion) at or prior to the Closing of each of the following conditions:

(a) Regulatory Approvals.

(i) All Requisite Regulatory Approvals listed on Schedule 6.01(a) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and

(ii) There shall not be any action taken, or any Law enacted, entered, enforced, or deemed applicable to the Transactions, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any Burdensome Condition, nor shall any Governmental Entity with jurisdiction over Purchaser or its Subsidiaries have advised or notified any of them in writing of its determination to impose a restriction or requirement in the future, in connection with or as a result of the Transactions, which upon compliance therewith would constitute a Burdensome Condition.

(b) No Injunctions or Legal Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, judgment, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect and prohibits or makes illegal consummation of the Equity Sale or the other Transactions.

A-73

Section 6.02 Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is also subject to the satisfaction, or waiver by Purchaser (in Purchaser’s sole and absolute discretion), at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in: (i) Sections 3.02(a) and 3.02(b) shall be true and correct in each case as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date only, in which case as of such earlier date); (ii) Sections 3.01(a) (other than clause (iii) therein), 3.02(c), 3.03, and 3.04 shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date only, in which case as of such earlier date); and (iii) all other Sections of Article III of this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date only, in which case as of such earlier date), except for inaccuracies of representations or warranties referenced in this clause (iii) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties referenced in this clause (iii) shall be disregarded).

(b) Performance of Obligations of Parent and the Companies. Each of Parent and the Companies shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing. The foregoing requirement includes, without limitation, the assignments and consents to assignment referenced in Section 5.17.

(c) No Debt, Intercompany Payables or Receivables, or Employment Agreements. At Closing, apart from the Surplus Notes, no Company shall be subject to any Loan or any other form of interest-bearing indebtedness, there shall be no Intercompany Payables or Intercompany Receivables, and there shall be no employment agreements to which any Company is a party or any bonus or pension obligations of any Company whatsoever (except for any employment agreements entered into between Purchaser and any of the Business Employees).

(d) Officers’ Certificate. Purchaser shall have received a certificate signed on behalf of Parent by an executive officer of Parent (the “Parent Closing Certificate”) certifying as to the satisfaction and veracity of the matters set forth in Sections 6.02(a), 6.02(b), 6.02(c), 6.02(e), 6.02(f), 6.02(g), 6.02(h), and 6.02(i).

(e) Consolidated Book Value. At Closing, without considering the effect of the Surplus Note Payment on GAAP Book Value, the Companies shall have a consolidated net GAAP Book Value (“Consolidated Net Book Value”) of at least Forty-Two Million and No/100 Dollars ($42,000,000.00).

(f) Closing Surplus. At Closing, without considering the effect of the Surplus Note Payment on the Closing Surplus, the Closing Surplus must be at least Forty-Seven Million and No/100 Dollars ($47,000,000.00), which shall include and account for the balance of outstanding obligations in connection with the face amount of Surplus Notes of no more than Eighteen Million and No/100 Dollars ($18,000,000.00). For the avoidance of doubt, the Closing Surplus must equal at least Twenty-Nine Million and No/100 Dollars ($29,000,000.00) at Closing after taking into account the amount of the full repayment of all Surplus Notes in effect at Closing.

A-74

(g) Risk-Based Capital. MIC’s STAT Financial Statements as of December 31, 2018 shall accurately reflect that MIC has total capital and surplus assets that are equal to or greater than three hundred percent (300%) of MIC’s total risk-based capital based on all authorized control level risk-based capital requirements imposed on MIC by the Insurance Regulators.

(h) Demotech Rating. At Closing, there shall have been no change to MIC’s rating of “A” (with no conditions or reservations) by Demotech, Inc. that was affirmed by Demotech, Inc. on November 19, 2018, other than changes resulting from the execution of this Agreement and/or the circumstances of Purchaser.

(i) Estimated Closing Date Balance Sheet. On the date that is three (3) Business Days prior to the Closing Date, Parent shall deliver to Purchaser a balance sheet (the “Estimated Closing Date Balance Sheet”) that estimates, in Parent’s good-faith and commercially reasonable discretion, the assets, liabilities, and stockholders’ equity of the Companies at the close of business on the day immediately prior to the Closing Date that is prepared in accordance with the same methodology used by Parent to prepare the Financial Statements (except for the absence of some or all notes).

(j) Deliveries. Purchaser shall have received the deliveries set forth in Section 2.03(a).

(k) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

(l) Liens. The satisfaction and termination of all Liens: (i) on all or any portion of the Company Equity (other than restrictions on transfer which arise under applicable securities Laws or the Transaction Documents); and (ii) on some or all of the assets of one or more of the Companies (other than Permitted Liens); in both cases including, without limitation, those Liens set forth in Section 3.02(a), Item 1 of Section 3.15(c), and Section 3.16(b) of the Parent Disclosure Letter, but not including those set forth in Items 2 and 3 of Section 3.15(c) of the Parent Disclosure Letter.

(m) Termination of Tax Allocation Agreement. Termination of the Tax Allocation Agreement listed in Section 3.12(a) of the Parent Disclosure Letter.

Section 6.03 Conditions to the Obligations of Parent and the Companies. The obligations of Parent and the Companies to effect the Closing is also subject to the satisfaction, or waiver by Parent (in its sole and absolute discretion), at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in: (i) Section 4.02(a) shall be true and correct in each case as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations or warranties expressly relate to an earlier date only, in which case as of such earlier date); and (ii) all other Sections of this Agreement shall be true and correct as of the Effective Date and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date only, in which case as of such earlier date), except for inaccuracies of representations or warranties referenced in this clause (ii) which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Purchaser Material Adverse Effect” qualifications and exceptions contained in such representations and warranties referenced in this clause (ii) shall be disregarded).

A-75

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Parent shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying as to the matters set forth in Sections 6.03(a) and 6.03(b).

(d) Deliveries. Parent shall have received the deliveries set forth in Section 2.03(b).

(e) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

Article VII.

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the parties hereto;

(b) by either Parent or Purchaser in the event that:

(i) the Closing shall not have been consummated on or before December 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to – (A) Parent, if Parent’s or the Companies’ failure to comply with any provision of this Agreement has been the cause of the failure of the Closing to occur on or before such date, or (B) Purchaser, if Purchaser’s failure to comply with any provision of this Agreement has been the cause of the failure of the Closing to occur on or before such date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule, or decree, or taken any other action restraining, enjoining, or otherwise prohibiting any of the Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; or

(iii) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Equity Sale or the other Transactions by final, non-appealable action of such Governmental Entity;

A-76

(c) by Purchaser, if either:

(i) prior to the time the Requisite Company Vote is obtained, either (A) the Board of Directors of Parent shall have made a Change of Recommendation, or otherwise revoked the Company Recommendation; or (B) Parent or the Companies shall have materially breached Section 5.03;

(ii) Parent or the Companies shall have breached or failed to perform any of their respective representations, warranties, covenants, or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate: (i) would result in the failure to satisfy any of the conditions set forth in Sections 6.01 or 6.02; and (ii) cannot be or has not been cured or has not been waived by the earlier of – (I) the second (2nd) Business Day prior to the Outside Date, and (II) thirty (30) days after the giving of written notice to Parent of such breach or failure; or

(iii) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the repayment of the Surplus Notes by final, non-appealable action of such Governmental Entity; or

(d) by Parent, if either:

(i) each of the following is true – (A) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of Section 5.03, to enter into a definitive written agreement with respect to a Superior Proposal, (B) Parent enters into a definitive written agreement providing for such Superior Proposal concurrently with or immediately after the termination of this Agreement in accordance with its terms, and (C) Parent, prior to such termination, pays to Purchaser in immediately available funds any fees required to be paid pursuant to Section 7.03; or

(ii) Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate; (i) would result in the failure to satisfy any of the conditions set forth in Sections 6.01 or 6.03; and (ii) cannot be or has not been cured or has not been waived by the earlier of – (I) the second (2nd) Business Day prior to the Outside Date, and (II) thirty (30) days after the giving of written notice to Purchaser of such breach or failure.

Section 7.02 Effect of Termination. In the event of a termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser, Parent, or the Companies, except that the Confidentiality Agreement referenced in Section 5.04(d), this Section 7.02, Section 7.03, and Article IX of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages, whether pursuant to the terms and provisions of this Agreement, at law or in equity, or otherwise, resulting from fraud or Intentional Breach.

A-77

Section 7.03 Break-Up Fee. In the event that this Agreement is terminated pursuant to Section 7.01(c)(i) or Section 7.01(d)(i), Parent shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Purchaser a termination fee equal to Two Million One Hundred Sixty Thousand and No/100 Dollars ($2,160,000.00) in immediately available funds pursuant to wire instructions delivered in writing by Purchaser. In the event that Purchaser or its designee shall receive full payment pursuant to this Section 7.03, the receipt of the foregoing amounts shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser and any of its Affiliates in connection with the termination of this Agreement or any matter forming the basis for such termination, and none of Purchaser or any of its Affiliates shall be entitled to bring or maintain any claim, action, or proceeding against Parent, the Companies, or any of their respective Affiliates arising out of or in connection with any matters forming the basis for such termination.

Article VIII.

SURVIVAL; INDEMNIFICATION

Section 8.01 Survival.

(a) All representations and warranties made by any party in this Agreement shall survive the Closing until the date that is eighteen (18) months after the Closing Date; provided, that notwithstanding the foregoing provision of this Section 8.01(a): (i) the representations and warranties set forth in Sections 3.01(a) (other than clause (iii) therein), 3.02, 3.04, 3.17, 4.01 (other than clause (c) therein), 4.02, 4.03, and 4.10 (collectively, the “Fundamental Representations”) shall survive the Closing Date indefinitely; (ii) the representations and warranties contained in Section 3.11 shall survive the Closing Date for five (5) years; and (iii) the representations and warranties contained in Sections 3.12, 3.36 and 4.11 shall survive the Closing Date until sixty (60) days following the expiration of the statute of limitations applicable to the subject matter thereof. All covenants and agreements contained herein to be performed on or prior to the Closing shall survive in accordance with their terms.

(b) The covenants and agreements contained herein to be performed after the Closing, including the indemnification obligations contained in this Article VIII, shall survive in accordance with their terms.

(c) If an Indemnitee delivers a written notice in accordance with Sections 8.03(a) or 8.04 with respect to a claim for any indemnification as provided for under this Article VIII before the expiration of the applicable survival period, then the applicable representation, warranty, covenant, or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such claim.

Section 8.02 Indemnification.

(a) Subject to the terms and conditions of this Article VIII, from and after the Closing, Parent agrees to indemnify and hold harmless Purchaser, its Affiliates, and their respective stockholders, directors, members, general and limited partners, managers, officers, employees, and agents (each, a “Purchaser Indemnitee”) from and against any and all Losses incurred by such Purchaser Indemnitee arising out of, resulting from, or relating to: (i) any breach of, or any inaccuracy in, any representation or warranty made by Parent in Article III of this Agreement or in any certificate delivered hereunder (including, without limitation, the Parent Closing Certificate listed in Section 6.02(d)); (ii) any breach of any covenant of Parent, the Companies, or any of their Affiliates contained herein; (iii) any Transaction Expenses that were not paid in full by Closing; provided, that for the purpose of determining the amount of any Losses indemnifiable under clause (i) of this paragraph, the representations and warranties of Parent shall not be deemed qualified by any references to “material,” “Company Material Adverse Effect,” or words of similar import contained in such representation or warranty.

A-78

(b) Subject to the terms and conditions of this Article VIII, from and after the Closing, Purchaser agrees to indemnify and hold harmless Parent, its Affiliates, and their respective stockholders, directors, members, general and limited partners, managers, officers, employees, and agents (each, a “Parent Indemnitee” and, together with each Purchaser Indemnitee, collectively, the “Indemnitees”) from and against any and all Losses incurred by such Parent Indemnitee arising out of, resulting from, or relating to: (i) any breach of, or any inaccuracy in, any representation or warranty made by Purchaser in this Agreement or in any certificate delivered hereunder; or (ii) any breach of any covenant of Purchaser contained herein; provided, that for the purposes of determining the amount of any Losses indemnifiable under clause (i) of this paragraph, the representations and warranties of Purchaser shall not be deemed qualified by any references to “material,” “Purchaser Material Adverse Effect,” or words of similar import contained in such representation or warranty.

Section 8.03 Matters Involving Third Parties. Except with respect to Taxes, which are covered by Section 5.16:

(a) In order for any Indemnitee to make a claim for any indemnification as provided for under this Article VIII in respect of, arising out of, or involving a claim or demand made by any Person not a party to this Agreement or its Affiliates against the Indemnitee (a “Third-Party Claim”), such Indemnitee must promptly notify the Person that is obligated to provide such indemnification (an “Indemnifying Party”) in writing, of the Third-Party Claim, but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnitee under Section 8.02(a) or Section 8.02(b), as applicable, except to the extent that the Indemnifying Party is materially and adversely prejudiced by the failure to timely give such notice. Thereafter, the Indemnitee shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by Indemnitee relating to the Third-Party Claim; provided, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially and adversely prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses by giving written notice to the Indemnitee as soon as reasonably practicable (but, in any event, no later than thirty (30) days after the receipt of notice of the Third-Party Claim), to assume and control the defense thereof with counsel selected by the Indemnifying Party who shall be a recognized law firm with reasonably sufficient experience and resources to defend the Indemnitee against any such Third-Party Claim in such proceeding; provided, that such counsel is not objected to by the Indemnitee in its reasonable discretion as a result of a conflict of interest. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof (except in the case of a conflict of interest as set forth in Section 8.03(c)). If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense, and will use commercially reasonable efforts to cooperate with, and make available such assistance and materials to, the Indemnifying Party as may be reasonably requested by the Indemnifying Party.

A-79

(c) Notwithstanding anything contained in Section 8.03(b) to the contrary, the Indemnifying Party shall not be entitled to assume and control, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim if:

(i) the Indemnifying Party does not provide written notice to the Indemnitee of its election to control the defense of such proceeding within thirty (30) days of the Indemnifying Party’s receipt of notice of such proceeding;

(ii) either – (A) such proceeding involves criminal or quasi-criminal allegations, or (B) such proceeding involves a Governmental Entity; or

(iii) there exists, in the Indemnitee’s good faith judgment, based on the advice of outside legal counsel, a conflict of interest between the Indemnitee and the Indemnifying Party which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnitee and the Indemnifying Party in such proceeding.

(d) Provided that an Indemnitee has given the Indemnifying Party notice of a Third-Party Claim as required hereunder, unless and until an Indemnifying Party assumes the defense of the Third-Party Claim, the Indemnitee may defend against the Third-Party Claim in any manner it may reasonably deem appropriate; provided, that except as set forth in Section 8.03(c), the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned). Without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed, or conditioned), the Indemnifying Party shall not settle or compromise any Third-Party Claim or consent to the entry of any judgment, unless such settlement, compromise, or judgment: (i) involves only the payment of money damages for which the Indemnitee is fully indemnified by the Indemnifying Party and the payment of the claim will be made by the Indemnifying Party in full; (ii) does not impose an injunction or other non-monetary relief upon the Indemnitee; (iii) provides for a full and unconditional release of the Indemnitee from all liability with respect to such Third-Party Claim from each claimant or plaintiff in such Third-Party Claim; and (iv) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnitee. In the event that the Indemnifying Party does not timely elect to assume and control the defense of the subject Third-Party Claim, or is not permitted to do so pursuant to Section 8.03(c) above, then the Indemnitee may conduct and control, through counsel of its own choosing, the defense of the subject Third-Party Claim and the Indemnifying Party will use commercially reasonable efforts to cooperate with, and make available such assistance and materials to, the Indemnitee as may be reasonably requested by the Indemnitee.

A-80

Section 8.04 Direct Claims. In the event any Indemnitee should have a claim against an Indemnifying Party that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim in writing and in reasonable detail to the Indemnifying Party with reasonable promptness. The failure by any Indemnitee to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to such Indemnitee, except to the extent that the Indemnifying Party demonstrates that it has been materially and adversely prejudiced as a result of such failure.

Section 8.05 Limitations on Liability.

(a) Except for fraud, for which the following limitations shall not apply, an Indemnifying Party shall not be required to indemnify an Indemnitee with respect to any indemnification claims arising out of or relating to matters described in Section 8.02(a)(i) or 8.02(b)(i) (other than claims relating to an inaccuracy or breach of a Fundamental Representation), unless and until the aggregate amount of the Losses claimed exceeds One Hundred Thirty-Five Thousand and No/100 Dollars ($135,000.00) (the “Deductible”), in which event the Indemnitee will be entitled against the Indemnifying Party to recover Losses in excess of the Deductible.

(b) Except for fraud: (i) in no event shall the maximum aggregate liability of Parent or Purchaser, as the case may be, under Section 8.02(a)(i) or 8.02(b)(i) (other than claims relating to an inaccuracy or breach of Fundamental Representations) exceed the Cap; and (ii) in no event shall the maximum aggregate liability of Parent or Purchaser, as the case may be, pursuant to Section 8.02(a)(i) or Section 8.02(b)(i) exceed the Purchase Price.

(c) For purposes of determining Losses hereunder, the amount thereof shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by the Indemnitee in respect of any such claim (with such insurance or other proceeds deemed reduced by – (i) reasonable out-of-pocket costs and expenses relating to collecting under such policies or from such third party, and (ii) any deductible associated therewith to the extent paid) and any Tax benefits actually realized by the Indemnitee in respect of such claim (a “Net Recovery”). If the Indemnitee actually receives a Net Recovery, such Indemnitee shall promptly pay to the Indemnifying Party an amount of such Net Recovery up to, but not to exceed, the amount of Losses actually paid to such Indemnitee by the Indemnifying Party.

(d) For the avoidance of doubt, the limitations in this Section 8.05 shall not apply to any indemnity claim relating to Tax matters.

(e) An Indemnitee shall use commercially reasonable efforts to mitigate all Losses, including using commercially reasonable efforts to seek recovery under any insurance policies that may be applicable to any Losses.

A-81

(f) Notwithstanding any other provision of this Agreement:

(i) neither Parent nor the Companies shall be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any breach of, or any inaccuracy in, any representation or warranty made by Parent in Article III of this Agreement or in any certificate delivered hereunder (including, without limitation, the Parent Closing Certificate listed in Section 6.02(d)) if Purchaser had actual knowledge of such breach or inaccuracy prior to Closing. Notwithstanding any other provision of this Agreement, neither Parent nor the Companies shall be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any failure to satisfy any of the conditions set forth in Sections 6.01 or 6.02 (including, without limitation, the conditions set forth in Sections 6.02(a), 6.02(b), 6.02(c), 6.02(d), 6.02(e), 6.02(f), 6.02(g), 6.02(h), and 6.02(i)) or any other matter related thereto if Purchaser waived such condition prior to Closing or had actual knowledge of such failure prior to Closing.

(ii) Purchaser shall not be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any breach of, or any inaccuracy in, any representation or warranty made by Purchaser in Article IV of this Agreement or in any certificate delivered hereunder (including, without limitation, the certificate listed in Section 6.03(c)) if Parent had actual knowledge of such breach or inaccuracy prior to Closing. Notwithstanding any other provision of this Agreement, Purchaser shall not be liable under this Article VIII or otherwise for any Losses arising out of, resulting from, or relating to any failure to satisfy any of the conditions set forth in Sections 6.01 or 6.03 (including, without limitation, the conditions set forth in Sections 6.03(a) or 6.03(b)) or any other matter related thereto if Parent waived such condition prior to Closing or had actual knowledge of such failure prior to Closing.

(iii) For purposes of this Section 8.05(f), “actual knowledge” of a party shall not include, without limitation, constructive knowledge of any information contained in the other party’s forms, reports, schedules, statements and other documents (or in any exhibits and schedules thereto, or any information incorporated therein by reference) filed or furnished by them under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC solely by virtue of the fact that such forms, reports, schedules, statements, documents, or information were filed with the SEC or another Governmental Entity and are publicly available.

Section 8.06 Exclusive Remedies Following the Closing. Following the Closing, except as set forth in Section 5.12, the indemnification provisions of Section 5.16 and this Article VIII shall be the sole and exclusive remedy of the Indemnitees, whether in contract, tort or otherwise, for all matters arising under or in connection with this Agreement and the Transactions, including for any inaccuracy or breach of any representation, warranty, covenant, or agreement set forth herein, except in the case of fraud, and each party waives all other remedies with respect to any matter in any way arising from or relating to this Agreement or its subject matter, including the Transactions.

Section 8.07 Payments.

(a) Once a Loss has been agreed to by the Indemnifying Party or finally adjudicated in a final and non-appealable proceeding to be payable pursuant to Section 5.16(a) or this Article VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days after such agreement or final non-appealable adjudication by wire transfer of immediately available funds.

A-82

(b) The parties agree that any indemnification made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

Section 8.08 No Right of Contribution. Parent waives, and acknowledges and agrees that Parent shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Companies in connection with any indemnification obligation or any other liability to which Parent may become subject under this Agreement or any of the other Transaction Documents.

Article IX.

GENERAL PROVISIONS

Section 9.01 Amendment or Supplement. This Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

Section 9.02 Extension of Time; Waiver. At any time prior to or following the Closing, a party may, in its sole discretion and to the extent permitted by applicable Law: (a) extend the time for the performance of any of the obligations or acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto; or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.03 Expenses. All fees and expenses incurred in connection with this Agreement, the Equity Sale, and the other Transactions shall be paid by: (i) Parent, in the case of any fees or expenses incurred by Parent, or by the Companies prior to Closing; or (ii) Purchaser, in the case of any fees or expenses incurred by Purchaser, in each case whether or not the Closing is consummated.

A-83

Section 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 9.04 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 9.04 (including by personal delivery); (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Purchaser, to:

FedNat Holding Company
14050 NW 14th Street, Suite 180
Sunrise, FL 33323
Attention: Michael H. Braun, CEO and President
E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel
2 S. Biscayne Blvd., # 2100
Miami, FL 33131
Attention: Nina Gordon, Esq.
E-Mail: nina.gordon@nelsonmullins.com

(b)	if to Parent or the Companies, to:

D. Kyle Cerminara
Fundamental Global Investors, LLC
4201 Congress Street, Suite 140
Charlotte, North Carolina 28209
E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, OH 44114
Attention: Derek D. Bork, Esq.
E-Mail: derek.bork@thompsonhine.com

Section 9.05 Entire Agreement. This Agreement (including the Exhibits hereto), the Parent Disclosure Letter, the Purchaser Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof.

A-84

Section 9.06 No Third Party Beneficiaries. Except for the rights of Indemnitees under Section 5.16, Article VIII and the rights of Company Indemnified Persons, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.02 without notice or liability to any other Person. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Effective Date or as of any other date.

Section 9.07 Governing Law; Venue. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Each party agrees that it will bring any Action or proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the Delaware Court of Chancery or, only in the event that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the Transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such Action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such Action or proceeding will be effective if notice is given in accordance with Section 9.04.

Section 9.08 Assignment; Successors. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives: (a) any defense in any Action for specific performance that a remedy at Law would be adequate; and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction such that the invalid, illegal, or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto.

A-85

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.13 PDF Signature. This Agreement may be executed by PDF signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

A-86

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER:

FEDNAT HOLDING COMPANY, a Florida corporation

By:	/s/ Michael Braun
Name:	Michael Braun
Title:	Chief Executive Officer

[Remainder of Page Intentionally Blank. Signatures Continue on Following Page.]

SIGNATURE PAGES TO EQUITY PURCHASE AGREEMENT

A-87

PARENT:

1347 PROPERTY INSURANCE HOLDINGS, INC., a Delaware corporation

By:	/s/ John S. Hill
Name:	John S. Hill
Title:	Vice President, Chief Financial Officer and Secretary

COMPANIES:

MAISON MANAGERS, INC., a Delaware corporation

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	Chief Executive Officer and President

MAISON INSURANCE COMPANY, a Louisiana corporation

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	Chief Executive Officer and President

CLAIMCOR, LLC, a Florida limited liability company

By:	/s/ Douglas N. Raucy
Name:	Douglas N. Raucy
Title:	Chief Executive Officer and President

[Remainder of Page Intentionally Blank. Exhibits Follow.]

SIGNATURE PAGES TO EQUITY PURCHASE AGREEMENT

A-88

List of Omitted Exhibits and Schedules

The following exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit or schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

Exhibits

Exhibit A – Purchase Price Allocation

Schedules

Section 1.01(d) – Non-Business Employees

Section 1.01(z) – Knowledge Parties

Section 2.03(a)(ix) – Director and Officer Resignations

Section 3.01(a) – Qualifications

Section 3.01(b) – Organizational Documents

Section 3.02(a) – Liens on Company Equity

Section 3.02(b) – Company Equity

Section 3.02(c) – Director Election, Designation or Nomination Agreements

Section 3.03 – Subsidiaries

Section 3.05(a) – Conflicts

Section 3.05(b) – Consents and Approvals

Section 3.06(c) – Undisclosed Liabilities

Section 3.06(d) – Books and Records

Section 3.06(e) – Accounting and Auditing Practices

Section 3.06(f) – Internal Controls

Section 3.07 – Litigation; Orders

Section 3.08(a) – Compliance with Laws

Section 3.08(b) – Statutory Capital Requirements

Section 3.08(c) – Permits

Section 3.08(d) – Governmental Entity Communications and Regulatory Agreements

Section 3.08(e) – Compliance with Privacy Laws and Requirements

Section 3.08(f) – Unresolved Governmental Entity Violations or Exemptions

Section 3.09(a) – Employee Plans

Section 3.09(e) – Acceleration of Benefits

Section 3.10(c) – Employee Resignations

Section 3.10(d) – Employees

Section 3.12 – Taxes

Section 3.12(a) – Tax Allocation Agreements

Section 3.12(f) – Tax Liabilities

Section 3.13(a) – Material Contracts

Section 3.14 – Insurance

Section 3.15(a) – Real Property

Section 3.15(c) – Liens

Section 3.15(d) – Leases

Section 3.15(e) – Sublease

Section 3.16(a) – Company IP

Section 3.16(b) – Liens on Intellectual Property

Section 3.16(f) – Licensed Intellectual Property

Section 3.18 – Intercompany and Affiliate Arrangements

Section 3.19(b) – Parent-Company Loans; Surplus Notes

Section 3.20 – Absence of Changes

Section 3.21 – Accounts Receivable

Section 3.23 – Sufficiency of Assets

Section 3.25 – Claims under Insurance Contracts Issued by MIC

Section 3.26 – Managing General Agency

Section 3.28 – MIC Reinsurance Arrangements

Section 3.29 – Deposited Amounts

Section 3.30 – Regulatory Filings; Reports

Section 3.31 – Insurance Business

Section 3.32 – Producers

Section 3.33 – Open Claims

Section 3.34 – Banks; Powers of Attorney

Section 3.35 – CC Services

Section 4.02(b) – Capital Stock

Section 4.06 – Absence of Certain Changes or Events

Section 5.01– Conduct of Business by the Company

Section 5.02 – Conduct of Business by the Purchaser

Section 6.01(a) – Requisite Regulatory Approvals

A-89

EXHIBIT B

REINSURANCE CAPACITY RIGHT OF FIRST REFUSAL AGREEMENT

THIS Reinsurance Capacity Right of First Refusal Agreement (this “Agreement”), dated [*], 2019 (the “Effective Date”), is entered into by and between FEDNAT Holding Company, a Florida corporation (“FedNat”), and 1347 Property Insurance Holdings Inc., a company organized and existing under the laws of Delaware (“PIH”). Each of FedNat and PIH are, at times, each individually referred to in this Agreement as a “Party,” and collectively referred to in this Agreement as the “Parties.”

WHEREAS, insurance company subsidiaries of FedNat (each, a “FedNat Insurance Company” and, collectively, the “FedNat Insurance Companies”) may, from time to time, negotiate and procure reinsurance in such amounts and on such terms that the FedNat Insurance Companies deem to be appropriate; and

WHEREAS, on the Effective Date, FedNat is entering into a transaction with PIH, pursuant to which FedNat will acquire one hundred percent (100%) of the issued and outstanding capital stock of three subsidiaries of PIH (the “Acquisition”); and

WHEREAS, after the closing of the Acquisition, PIH may provide reinsurance coverage to insurance providers through its insurance company subsidiaries, and PIH desires to obtain the opportunity to provide reinsurance coverage to the FedNat Insurance Companies pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, it is a condition precedent to the consummation of the Acquisition for the Parties to enter into this Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Right of First Refusal.

(a) With respect to each purchase after the Effective Date until the conclusion of the Term (as defined in Section 2) by one or more of the FedNat Insurance Companies of each layer (each, a “Reinsurance Coverage Layer”) of their annual property catastrophe excess of loss reinsurance program (the “CAT Reinsurance Program”), PIH shall have a right of first refusal (each, a “Right of First Refusal”) to sell through any of its insurance company subsidiaries a maximum of seven and one-half percent (7.5%) of annual in force limit of any and each Reinsurance Coverage Layer so purchased by the FedNat Insurance Companies (the “ROFR Reinsurance Maximum”); provided, that in no event shall PIH have the right to exercise a Right of First Refusal such that, immediately after the exercise thereof, PIH and its affiliates collectively would have an annual aggregate in force amount of all reinsurance coverage sold to the FedNat Insurance Companies, in the aggregate, of greater than Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Reinsurance Limit”). Each sale by PIH pursuant to a Right of First Refusal shall be documented under the corresponding Firm Order Terms or Modified Firm Order Terms, as applicable (each as defined below), and subject in every case to: (I) the terms, conditions, and requirements of all applicable regulations, rules, and laws (including, without limitation, the applicable regulations and laws of the State of Florida) (collectively, “Applicable Laws”) (it being acknowledged and agreed that PIH has no right to exercise a Right of First Refusal or to sell reinsurance to any FedNat Insurance Company pursuant to this Agreement if doing so would violate any Applicable Laws); and (II) the other terms and conditions of this Section 1. All reinsurance sold by PIH pursuant to a Right of First Refusal shall be memorialized by an agreement in such form and subject to such terms and conditions as are customary in the property and casualty insurance industry (each, a “Reinsurance Agreement”). If any Reinsurance Agreement is entered into by PIH prior to the conclusion of the Term, but the term of the applicable Reinsurance Agreement (the “Reinsurance Period”) otherwise ends after the conclusion of the Term, then such Reinsurance Agreement shall remain in full force and effect after the Term in accordance with the terms and provisions of the applicable Reinsurance Agreement.

A-90

(b) FedNat shall cause the FedNat Insurance Companies, either through one or more reinsurance brokers selected by FedNat (each, a “Broker” and, collectively, the “Brokers”) or directly through a third party reinsurer of FedNat’s choosing, in each case in FedNat’s sole discretion from time to time, to seek written quotes for, and terms and conditions of, each Reinsurance Coverage Layer to be purchased pursuant to the CAT Reinsurance Program in appropriate reinsurance markets and from potentially eligible third party reinsurers (including PIH) for a reasonable period of time, and to concurrently provide all exposure and related information materially relevant and customarily requested for such Reinsurance Coverage Layer to such potential third party reinsurers (including PIH), subject to such third party reinsurers’ (and PIH’s) execution and delivery to FedNat of a Standard Non-Disclosure Agreement. Thereafter, FedNat shall cause the applicable FedNat Insurance Company to determine firm order terms for the Reinsurance Coverage Layer (the “Firm Order Terms”) and communicate those Firm Order Terms to the potential third party reinsurers (including PIH). The final executed terms of the CAT Reinsurance Program for each Reinsurance Coverage Layer entered into by applicable FedNat Insurance Company shall be the same as described in the Firm Order Terms or Modified Firm Order Terms (as defined below), as applicable. PIH shall have a period of three (3) business days after its receipt of Firm Order Terms to elect in writing (in the manner provided in Section 11) to provide all or a portion of the ROFR Reinsurance Maximum with respect to that Reinsurance Coverage Layer at the Firm Order Terms without any additional terms, conditions, or stipulations, but only if the exercise of the Right of First Refusal and the sale of reinsurance pursuant thereto would not cause PIH and its affiliates to collectively exceed the Reinsurance Limit as of the applicable time. For the avoidance of doubt, PIH may exercise the Right of First Refusal for only a portion of a ROFR Reinsurance Maximum applicable to any or each of the Reinsurance Coverage Layer in order to comply with the Reinsurance Limit. Any such election of a Right of First Refusal by PIH shall be irrevocable once it has been made, but shall be subject to the terms of the applicable Reinsurance Agreement as of the applicable time.

(c) To the extent that PIH elects not to provide or participate in a Reinsurance Coverage Layer at the Firm Order Terms, or fails to notify FedNat of its election within the three (3) business day time frame set forth in Section 1(b), then the applicable FedNat Insurance Company shall have the right to accept PIH’s allotment of such Reinsurance Coverage Layer at the Firm Order Terms from any combination of other eligible reinsurers willing to offer coverage at the Firm Order Terms; provided, that in the event that the Firm Order Terms are materially modified with respect to a Reinsurance Coverage Layer (which, for the avoidance of doubt, shall mean any change that materially changes the price or any material coverage terms or conditions of such Firm Order Terms that are more favorable to reinsurance providers) (the “Modified Firm Order Terms”), FedNat shall cause the applicable FedNat Insurance Company to first provide PIH with a new Right of First Refusal with respect to that Reinsurance Coverage Layer at the Modified Firm Order Terms. In such case, PIH shall have two (2) business days following its receipt of the Modified Firm Order Terms to elect in writing (in the manner provided in Section 11) to exercise the Right of First Refusal to provide all or a portion of the ROFR Insurance Maximum for the applicable Reinsurance Coverage Layer on such Modified Firm Order Terms; otherwise, the applicable FedNat Insurance Company shall have the right to accept PIH’s allotment of such Reinsurance Coverage Layer at the Modified Firm Order Terms from any combination of other eligible reinsurers willing to offer coverage at the Modified Firm Order Terms. Notwithstanding any provision of this Agreement to the contrary, in no event shall PIH be eligible to sell reinsurance to any FedNat Insurance Company in excess of the ROFR Reinsurance Maximum with respect to any Reinsurance Coverage Layer, or make any sale that would cause PIH and its affiliates to collectively exceed the Reinsurance Limit.

A-91

(d) Upon entry into any Reinsurance Agreement, and as a condition precedent to the exercise of a Right of First Refusal, the applicable PIH insurance company that has entered into any Reinsurance Agreement shall both: (i) be duly licensed and accredited in all applicable jurisdictions to provide all reinsurance coverage that is contemplated by the Reinsurance Agreement; and (ii) either – (A) both maintain an insurer financial strength rating from A.M. Best Company, Inc. of not less than “A-” and be an accredited insurer in Florida such that FedNat can take credit for reinsurance in accordance with all Applicable Laws, or (B) fully collateralize with cash, letters of credit, or appropriate trust agreement equal in value to one hundred percent (100%) of its share of the total limit of each applicable Reinsurance Coverage Layer in a manner acceptable to the applicable FedNat Insurance Company and acceptable to any applicable insurance regulator pursuant to Applicable Laws; provided, that, if PIH utilizes a trust agreement, whether in whole or in part, to satisfy this condition precedent, then – (Y) no more than one trust agreement shall be used by PIH to satisfy this condition with respect to all Insurance Coverage Layers, and (Z) the materials terms and provisions of the Trust that relate to the availability and release of funds to satisfy reinsurance obligations shall be in form and substance reasonably satisfactory to FedNat. The applicable PIH insurance company shall have seventy two (72) hours from such election, or until the effective date of the applicable CAT Reinsurance Program (whichever is sooner), to satisfy the condition set forth in Section 1(d)(ii) and provide reasonable proof thereof to FedNat; otherwise, PIH’s election to exercise the Right of First Refusal shall be deemed by the Parties to be waived and declined with respect to the Reinsurance Coverage Layers in question. Each year during the Term, within a reasonable period of time prior to the implementation of the CAT Reinsurance Program for that year, FedNat may request that PIH reasonably demonstrate to FedNat that either of the conditions listed in subparts (i) and (ii) of this Section 1(d) will be satisfied prior to the effective date of such CAT Reinsurance Program.

(e) PIH’s right to exercise a Right of First Refusal shall exist each time that FedNat or a FedNat Insurance Company desires to purchase Reinsurance Coverage Layers pursuant to the CAT Reinsurance Program during the Term. For the avoidance of doubt, neither FedNat nor any FedNat Insurance Company shall purchase Reinsurance Coverage Layers from any other third party reinsurer unless and until it has complied with the obligations to PIH in this Section 1.

A-92

2. Term. Subject to the terms of Section 17 below, PIH shall have a Right of First Refusal with respect to any Reinsurance Coverage Layer purchased by a FedNat Insurance Company pursuant to the CAT Reinsurance Program, pursuant to the terms and conditions set forth in Section 1, for any Reinsurance Period commencing on or after the Effective Date and prior to the fifth (5th) anniversary of the Effective Date (the “Term”) only.

3. Confidential and Proprietary Information. The Parties acknowledge and agree that this Agreement does not constitute a sale, lease, license or other transfer by either Party of any proprietary systems or intellectual property of the other Party. FedNat shall have the right to require, as a condition precedent to providing exposure and related information (including, without limitation, reinsurance submission and modelling data) that is materially relevant and customarily requested for any Reinsurance Layer, to require all third party reinsurers (including PIH) to execute and deliver to FedNat non-disclosure agreements in reasonable form and substance provided by FedNat (with no material deviation with respect to any individual reinsurer or PIH) with respect to such information (a “Standard Non-Disclosure Agreement”).

4. Relationship among the Parties; Enforceability. The terms of this Agreement are not intended to make any of the Parties, or any of their respective subsidiaries or affiliates, a joint employer for any purpose. Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control by one Party of the other Party or any subsidiaries or affiliates of the other Party, or provide a Party with the ability to control the other Party or any subsidiaries or affiliates of the other Party, and each Party expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other Party or any subsidiaries or affiliates of the other Party. The Parties acknowledge and agree that FedNat and the FedNat Insurance Companies have sole and absolute discretion over whether (a) to purchase reinsurance, and (b) the timing, amount, and types of any reinsurance and Reinsurance Coverage Layers they purchase (subject to the terms of this Agreement). Nothing in this Agreement shall be construed to oblige either Party to act in breach of the requirements of any Applicable Laws, including, without limitation, securities, insurance and trade regulation laws and regulations, written policy statements of securities commissions, insurance and other regulatory authorities, and the bylaws, rules, regulations and written policy statements of relevant securities and self-regulatory organizations. Each Party represents, warrants, covenants and agrees to and in favor of the other Party that this Agreement, and the obligations contained herein, are valid, binding and enforceable against it, and that the execution, delivery and performance of the obligations set forth herein will not violate any law, rule, order, judgment, decree, lien, regulation, contract, agreement or other restriction of any kind binding on it.

5. Governing Law. This Agreement and all actions and proceedings (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

A-93

6. Submission to Jurisdiction. Each Party agrees that it shall bring any action or proceeding between the Parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the Southern District of Florida or another court sitting in Broward County, Florida (the “Chosen Courts”), and with respect to any such action or proceeding: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.

7. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.

8. Assignment.

(a) Definitions. As used in this Agreement, the term “affiliate(s)” or “affiliated” shall mean any entity that controls, is controlled by or is under common control with the other entity. As used in this Agreement, the term “subsidiary” or “subsidiaries” with respect to any person means any entity of which (or in which) more than 50% of the issued and outstanding voting interests are directly or indirectly owned by that person or the entity is otherwise controlled by that person. The term “person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, or any such entity.

(b) Prohibition on Assignment; Exceptions. Neither this Agreement nor the rights or obligations hereunder shall be assignable by FedNat or FedNat Insurance Companies or their affiliates without the prior written consent of PIH. Except as expressly set forth in this Section 8(b), neither this Agreement nor the rights or obligations hereunder shall be assignable by PIH, its affiliates, or its successors and assigns without the prior written consent of FedNat. Notwithstanding anything to the contrary contained in Section 10 hereof, this Agreement may be assigned, sold or otherwise transferred by PIH without any consideration to FedNat or FedNat Insurance Companies in the following manners, subject to the terms and conditions of Section 8(c) and subject to the approval of FedNat (such approval not to be unreasonably withheld, conditioned, or delayed so long as the terms and requirements of Section 8(c) are satisfied):

A-94

(i) PIH may assign this entire Agreement (but not a portion hereof) to any one of its subsidiaries or affiliates.

(ii) PIH may sell assign or otherwise transfer (“Transfer”) this entire Agreement (but not a portion hereof) to an unaffiliated party (“Transferee”). The consideration for the Transfer will be at the sole discretion of PIH and the Transferee.

(c) Conditions to Assignment.

(i) As a condition precedent to PIH’s or any successor’s or permitted assign’s (an “Assignor”) assignment of this Agreement to one of the persons set forth in Section 8(b) (an “Assignee”), the Assignor shall deliver to FedNat prior to such assignment: (A) an assignment and assumption agreement in form and substance reasonably satisfactory to FedNat and pursuant to which Assignee agrees to be bound by all of the terms and provisions of this Agreement in its entirety as “PIH” (including all of the conditions required for the exercise of a Right of First Refusal), without condition or reservation; and (B) a Standard Non-Disclosure Agreement provided by FedNat and executed by the Assignee pursuant to which Assignee agrees to maintain the confidentiality of all exposure and related information (including, without limitation, reinsurance submission and modelling data).

(ii) In the event that an Assignor elects to assign this Agreement to a person who is not an affiliate or subsidiary of PIH (a “Proposed Third-Party Assignee”), prior to such assignment and as a condition precedent thereof, the Assignor shall deliver written notice (in the manner required by Section 11) to FedNat of all material terms and conditions of such assignment (the “Assignment Terms”). FedNat shall then have a period of three (3) business days after its receipt of written notice of all material terms and conditions to elect in writing (in the manner provided in Section 11) to elect to assume this Agreement from the Assignor pursuant to the Assignment Terms, without any additional terms, conditions, or stipulations. Any such election by FedNat shall be irrevocable once it has been made. To the extent that FedNat elects not to exercise its right to assume this Agreement pursuant to the Assignment Terms, or fails to notify Assignor of its election within the three (3) business day time frame set forth above in this Section 8(c)(ii), then Assignor shall have the right for a period of thirty (30) days to assign this Agreement to the Proposed Third-Party Assignee pursuant to the Assignment Terms (subject to the other conditions precedent set forth in this Section 8); provided, that in the event that the assignment is not consummated within such thirty (30) day period, or the Assignment Terms are materially modified (which, for the avoidance of doubt, shall mean any change that materially affects the price or any material terms or conditions of the Assignment Terms that are more favorable to the Proposed Assignee) (the “Modified Assignment Terms”), the Assignor shall again provide FedNat with a new right of first refusal with respect to the assignment of this Agreement at the Modified Assignment Terms. In such case, FedNat shall have two (2) business days following its receipt of the Modified Additional Terms to elect in writing (in the manner provided in Section 11) to assume this Agreement on such Modified Additional Terms. No Assignor shall make any assignment of this Agreement unless and until it has complied with the requirements of this Section 8(c)(ii).

A-95

(iii) Notwithstanding anything to the contrary set forth in this Agreement, in no event shall PIH or any of its successors or permitted assigns assign this Agreement to a person that sells residential property insurance in the State of Florida directly to the primary insured.

(d) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

9. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (oral and written), by and among the Parties with respect to the subject matter hereof.

10. No Third Party Rights. Nothing contained in this Agreement, express or implied, establishes or creates, or is intended or will be construed to establish or create, any right in or remedy of, or any duty or obligation to, any third party.

11. Notices. All notices, requests, claims, demands, and other communication hereunder will be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered by hand to the address below (or to such other address as a Party may designate by written notice to other Party); (b) on the date of confirmed receipt if delivered by certified mail, postage prepaid and return receipt requested addressed as below (or to such other address as a Party may designate by written notice to other Party); or (c) for the purposes of notices, elections and other communications pursuant to the procedures set forth in Section 1, on the date of transmittal via electronic mail to the e-mail addresses of the applicable person or party involved with the reinsurance arrangements for the reinsurance coverage at such time, with a copy delivered to the individuals identified below.

If to FedNat or any FedNat Insurance Company:

FedNat Holding Company

14050 NW 14th Street, Suite 180

Sunrise, FL 33323

Attention: Michael H. Braun, CEO and President

E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel

2 S. Biscayne Blvd., # 2100

Miami, FL 33131

Attention: Nina Gordon, Esq.

E-Mail: nina.gordon@nelsonmullins.com

A-96

If to PIH:

D. Kyle Cerminara

Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, OH 44114

Attention: Derek D. Bork, Esq.

E-Mail: derek.bork@thompsonhine.com

12. Counterparts. This Agreement may be executed in one or more counterparts, and may be exchanged in electronic form (including by PDF), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13. Amendment; Modification. The Parties may by written agreement duly signed by both Parties, subject to any regulatory approval that may be required: (a) extend the time for the performance of any of the obligations or other acts of the Parties; (b) waive any inaccuracies in the documents delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the agreements contained in this Agreement or waive or modify performance of any of the obligations of any of the Parties. This Agreement may not be amended or modified except by an instrument in writing duly signed on behalf of the Parties.

14. Waiver. No failure by any Party to take any action or assert any right hereunder shall be deemed to be a waiver of its right to take any action or assert any right hereunder with respect to any future occurrence of those circumstances.

15. Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remaining provisions of this Agreement shall be unaffected and shall continue in full force and effect. Notwithstanding any implication in this Section 15 to the contrary, if any part of the Agreement is found to be unlawful or impermissible by a court or administrative body of competent jurisdiction, the Parties shall use reasonable efforts to amend this Agreement to address the concerns in a manner that results in a lawful and permissible agreement.

16. Headings. Headings contained in this Agreement are for reference purposes only, and they shall not affect in any way the meaning or interpretation of this Agreement.

A-97

17. Termination. This Agreement, the Right of First Refusal, and all rights of PIH (including its affiliates and assigns) and any Transferee(s) to participate in any Reinsurance Coverage Layers shall terminate upon the expiration of the Term, except as set forth in Section 1(a). This Agreement may only otherwise be terminated by mutual consent of the Parties, or as otherwise provided herein. Either Party may terminate this Agreement in the event that the other Party either: (a) commits a material breach of the terms of the Agreement and has been given written notice and at least thirty (30) days’ prior opportunity to cure such breach, and fails to do so; or (b) is deemed insolvent by applicable regulatory or judicial authorities, or is the subject of conservation, rehabilitation, liquidation, bankruptcy or other similar insolvency proceedings, which proceedings, if involuntarily instituted, are not dismissed within sixty (60) days after the initiation of the proceedings (provided, that a Party may elect to terminate this Agreement immediately if such proceedings are voluntarily initiated by the other Party with respect to itself).

18. Survival. The provisions of Sections 3 through 16, and this Section 18, shall survive the expiration or earlier termination of this Agreement.

19. Attorneys’ Fees. In the event of any dispute or controversy between the Parties relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing Party shall be entitled to recover from the non-prevailing Party reasonable attorneys’ fees and expenses incurred by the prevailing Party. Such award shall include post-judgment attorneys’ fees and costs.

[Remainder of Page Intentionally Blank. Signature Page Follows.]

A-98

IN WITNESS WHEREOF, the Parties have caused to be executed and delivered by their duly authorized officers this Agreement to be effective as of the Effective Date.

FEDNAT:

FEDNAT HOLDING COMPANY

By:
Name:
Title:

PIH:

1347 Property Insurance Holdings, Inc.

By:
Name:
Title:

[End of Agreement.]

SIGNATURE PAGE TO

REINSURANCE CAPACITY RIGHT OF FIRST REFUSAL AGREEMENT

A-99

EXHIBIT C

STANDSTILL AGREEMENT

THIS Standstill Agreement (this “Agreement”) is made as of [*], 2019 (the “Effective Date”) by and between FEDNAT HOLDING COMPANY, a Florida corporation (“FedNat”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“PIH”). Each of FedNat and PIH are, at times, individually referred to herein as a “Party,” and collectively referred to herein as the “Parties.”

WHEREAS, FedNat, PIH, Maison Managers, Inc., a Delaware corporation (“MM”), Maison Insurance Company, a Louisiana corporation (“MIC”), and ClaimCor, LLC, a Florida limited liability company (“CC” and, together with MM and MIC, each, a “Company” and, collectively, the “Companies”) have entered into an Equity Purchase Agreement dated as of February 25, 2019 (as it may be amended or modified from time to time, the “Purchase Agreement”) pursuant to which FedNat agreed to purchase all of the issued and outstanding capital stock and membership interest, as applicable, of the Companies (the “Acquisition”); and

WHEREAS, pursuant to the Acquisition and as partial consideration therefor, PIH will receive certain shares of FedNat Common Stock (as defined below); and

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement (collectively, the “Transactions”), PIH agrees to certain matters set forth in this Agreement, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(a) “Board” means the Board of Directors of FedNat, as it is constituted from time to time.

(b) “FedNat Common Stock” means the authorized shares of common stock of FedNat, par value of one cent ($0.01) per share.

(c) “Solicitation” has the same meaning as set forth in Rule 14a-1 promulgated under the Exchange Act and shall include, without limitation, any action that causes a Person to become a participant in such a Solicitation within the meaning of Instruction 3 of Item 4 of Schedule 14A promulgated under the Exchange Act.

(d) “Voting Securities” means (i) all shares of FedNat Common Stock, (ii) all other equity securities issued by FedNat pursuant to which the holder thereof has the right to vote on any matter relating to FedNat (whether such right is conveyed by the terms of the securities, by Law, or otherwise), and (iii) all securities and other instruments of any type that are convertible into the securities described in items (i) and (ii) of this Section 1(e), in each case that are owned or held, whether direct or indirectly, and whether beneficially or of record, by PIH at any time, regardless of when they were acquired and regardless of whether they were issued pursuant to the Acquisition.

A-100

(e) All other capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. Limitations on PIH’s Actions. Commencing on the Effective Date and continuing for the Term (as defined in Section 8), PIH agrees to vote all of the Voting Securities beneficially owned by each of them in accordance with the recommendation of the Board with respect to any matter that is before the stockholders of FedNat for a vote by such stockholders whenever the Board has made a recommendation to the stockholders regarding such matter (a “Board Recommended Matter”). In addition, commencing on the Effective Date and at all times during the Term, PIH shall not, directly or indirectly, do any of the following:

(a) Acquire, offer, propose to acquire, agree to acquire, purchase, or make a tender or exchange offer to acquire, any Voting Securities (other than a direct issuance of Voting Securities by FedNat that is approved in writing, in advance by FedNat);

(b) Sell, offer, propose to sell, agree to sell, or accept any tender or exchange offer for, in any one (1) transaction or in any series of related transactions, any Voting Securities in excess of: (i) two and one half percent (2.5%) of all Voting Securities that are issued and outstanding at the time of such sale; or (ii) with respect to PIH only, in any three (3) consecutive month period, twenty-five percent (25.0%) of the shares of FedNat Common Stock that were issued to PIH pursuant to the Acquisition.

(c) Engage or participate in any Solicitation of proxies or consents regarding the FedNat Common Stock, make any stockholder proposals at a meeting of FedNat’s stockholders, or induce or attempt to induce any other Person to initiate any stockholder proposals at any meeting of FedNat’s stockholders;

(d) Publicly advise, seek to advise, encourage, seek to encourage, influence or seek to influence any Person with respect to the voting of any shares of FedNat Common Stock held by other stockholders of FedNat;

(e) Take action to nominate or present any Person for election to the Board at any annual meeting of FedNat’s stockholders or any other meeting of FedNat’s stockholders called for the purpose of electing directors;

(f) Seek, propose or make any public statements with respect to any FedNat action requiring approval of FedNat’s stockholders;

(g) Deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities;

(h) Propose, or make any public statement with respect to, any form of business combination, restructuring, recapitalization, dissolution or similar transaction involving FedNat, including, without limitation, a merger, tender or exchange offer, share repurchase or liquidation of FedNat’s assets;

A-101

(i) Seek, alone or in concert with others, (i) to call a meeting of stockholders of FedNat; (ii) representation on the Board; (iii) the removal of any FedNat officer and/or director; or (iv) to support financially, or through the giving of services or information, any Person who is suing or contemplating suing FedNat or any of its Affiliates, or is conducting or contemplating a Solicitation in opposition to a proposal by the Board or FedNat’s management; or

(j) Enter into, engage in, encourage or otherwise participate in any transaction designed to circumvent any of the restrictions set forth in this Agreement.

Nothing in this Agreement shall prevent PIH from engaging in private discussions with the Board, management or stockholders of FedNat regarding the FedNat business.

3. Exception. At all times during the Term, PIH shall be permitted (and the provisions of Section 2 shall not apply) to provide information or assistance to any Person in response to a request by a governmental agency with jurisdiction or authority over the Stockholder, a validly issued subpoena or otherwise as required by law; provided, that in each such instance, to the greatest extent permitted by applicable law, PIH shall provide as much advance notice to FedNat of such response as reasonably possible and provide reasonable assistance to FedNat to obtain any protective order sought by FedNat with respect to such response. PIH shall be permitted to file a Statement on Schedule 13G with the SEC disclosing its investment in FedNat Common Stock, describing and filing a copy of this Agreement, if required by applicable law, and otherwise complying with the requirements of such Statement and the rules and regulations of the SEC relating to such Statement.

4. Other Acknowledgements.

(a) PIH understands and agrees that, if it votes its Voting Securities in violation of Section 2 or of this Agreement, then PIH hereby unconditionally and irrevocably instructs FedNat not to record the amount of Voting Securities so voted; and (ii) if all of PIH’s Voting Securities are not voted in favor of any Board Recommended Matter (whether by virtue of a negative vote or abstention), then the number of shares not voted in favor of the Board Recommended Matter shall be automatically voted, and deemed for all purposes to have been voted by PIH in favor of such Board Recommended Matter.

(b) If and to the extent that it is determined that Section 4(a) hereof is unenforceable, then PIH covenants and agrees that PIH will cause all of its Voting Securities to be voted at any meeting of FedNat’s stockholders or at any adjournments or postponements thereof: (i) in favor of each Board Recommended Matter; and (ii) against any stockholder nominations for director.

(c) In the event that the Voting Securities are sold or otherwise transferred in a privately negotiated transaction, the purchaser or transferee shall take the Voting Securities subject to all of the restrictions set forth in this Agreement. PIH agrees to provide FedNat with five (5) Business Days’ prior written notice of any such transaction.

A-102

5. Equitable Remedies; Remedies for Certain Breaches.

(a) The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach or threatened breach of the provisions of Sections 2 or 4 of this Agreement, and that the non-breaching Party shall be entitled to specific performance and injunctive (preliminary or permanent) or other equitable relief as remedies for any breach of any such section. Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or in equity. Each Party waives any requirement for the securing or posting of any bond in connection with any such remedy.

(b) The rights and remedies of the Parties under this Agreement shall be cumulative and concurrent and may be pursued and exercised singularly, successively or concurrently at the sole discretion of the exercising Party and may be exercised as often as such Party shall deem necessary or desirable, and the non-exercise by a Party of any such rights and remedies in any particular instance shall not in any way constitute a waiver or release thereof in that or any subsequent instance.

6. Additional Representations, Warranties, and Covenants. PIH hereby represents, warrants, and covenants to and in favor of FedNat that:

(a) PIH has all requisite capacity, power and authority to enter into and perform PIH’s obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Person is necessary on the part of PIH for the execution, delivery and performance of this Agreement by PIH or the consummation by PIH of the transactions and agreements contemplated hereby.

(b) This Agreement has been duly executed and delivered by PIH and the execution, delivery and performance of this Agreement by PIH and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PIH.

(c) Assuming the due authorization, execution and delivery of this Agreement by FedNat, this Agreement constitutes the valid and binding agreement of PIH, enforceable against PIH in accordance with its terms.

(d) Except as contemplated by this Agreement, PIH has not been a party to any grant of proxy or power of attorney, deposited any of its Voting Securities into a voting trust or similar arrangement, entered into any Contract with any Person (including, without limitation, any voting agreement or similar arrangement), or otherwise, granted, delegated or otherwise assigned any of its voting power as a holder of Voting Securities, whether directly or indirectly, in any manner that is inconsistent with PIH’s obligations under this Agreement. Neither the execution and delivery of this Agreement by PIH nor the consummation by PIH of the transactions and agreements contemplated hereby or compliance by PIH with any of the provisions hereof shall: (i) conflict with or violate any provision of the organizational documents of PIH; (ii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any property or asset of PIH pursuant to any Contract to which PIH is a party or by which PIH or any property or asset of PIH is bound or affected; or (iii) violate any law or judgment, order, injunction, ruling or decree of any Governmental Entity applicable to PIH or any of PIH’s properties or assets.

A-103

(e) Except for restrictions in favor of FedNat pursuant to this Agreement and in any other agreement entered into by PIH in connection with the Transactions, and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various States of the United States, PIH is the sole record and beneficial owner of all of PIH’s Voting Securities, in each case free and clear of Liens, and has the full and exclusive power to vote or direct the vote with respect to the Voting Securities. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; provided, that, for purposes of determining whether a Person is a beneficial owner of any Voting Securities, a Person shall be deemed to be the beneficial owner of any Voting Securities which may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Voting Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(f) There is no Action pending or, to the knowledge of PIH, threatened, against or affecting such Party before or by any Governmental Entity, except, as is not, and would not reasonably be, expected, either individually or in the aggregate, to impair the ability of PIH to perform PIH’s obligations hereunder in any respect.

(g) PIH understands and acknowledges that FedNat is entering into the Purchase Agreement in reliance upon PIH’s execution and delivery of this Agreement and the representations, warranties, covenants, and agreements of PIH contained herein.

(h) PIH shall not take any action that would make any representation or warranty of PIH contained herein untrue or incorrect in any material respect, or that would prohibit PIH from performing all of PIH’s covenants and obligations contained herein.

7. No Reliance. Except as expressly set forth in any representation, warranty, or covenant made by a Party in this Agreement, each Party expressly disclaims and shall not be deemed to have made any representation, warranty or covenant, express or implied, to the other Party, in connection with or related to the transactions contemplated by this Agreement.

8. Term. This Agreement shall terminate and shall be of no further force or effect as of the date that is the fifth (5th) anniversary of the Effective Date. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to the expiration of the Term.

A-104

9. Miscellaneous.

(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

(b) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (i) if personally delivered, on the date of delivery; (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service; (iii) if deposited in the United States mail, first class postage prepaid, on the fifth (5th) Business Day following the date of such deposit; or (iv) if delivered by email transmission, on the date of such transmission, provided, that confirmation of such transmission is received within one (1) Business Day. All notices, demands and other communications hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to FedNat, to:

FedNat Holding Company

14050 NW 14th Street, Suite 180

Sunrise, FL 33323

Attention: Michael H. Braun, CEO and President

E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel

2 S. Biscayne Blvd., Suite 2100

Miami, FL 33131

Attention: Nina S. Gordon, Esq.

E-Mail: nina.gordon@nelsonmullins.com

If to PIH, to:

D. Kyle Cerminara

Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, OH 44114

Attention: Derek D. Bork, Esq.

E-Mail: derek.bork@thompsonhine.com

A-105

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the Parties.

(d) Successors and Assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise.

(e) Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties to this Agreement and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the Parties.

(g) Further Assurances; Ownership. From time to time at the request of FedNat, and without further consideration, PIH shall execute and deliver, or cause to be executed and delivered, such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to carry out and fully effectuate the actions required by it under this Agreement.

(i) No Group. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any Person, including FedNat, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law or of conferring upon FedNat beneficial ownership of any Voting Securities.

(j) Entire Agreement. This Agreement and the Purchase Agreement collectively embody the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(k) Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

A-106

(l) No Waiver. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights or any of its rights with respect to any other matter relating to this Agreement.

(m) Governing Law. This Agreement and all Actions (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

(n) Submission to Jurisdiction. Each Party agrees that it shall bring any Action between the parties arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the District of Delaware or another court sitting in the State of Delaware (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 9(b).

(o) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(o).

A-107

(p) Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Where a reference in this Agreement is made to a Section, schedule, or exhibit, such reference shall be to a Section, schedule, or exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute or Contract defined or referred to herein or in any agreement, instrument, exhibit or schedule that is referred to or defined herein means such statute or Contract as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(q) Name, Captions, Gender. Section headings of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(r) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or consent hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

[Signatures appear on the following page.]

A-108

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed to be effective as of the Effective Date.

FEDNAT:

FEDNAT HOLDING COMPANY

By:
Name:
Title:

PIH:

1347 Property Insurance Holdings, Inc.

By:
Name:
Title:

SIGNATURE PAGE TO STANDSTILL AGREEMENT

A-109

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (the “Agreement”) is made and entered into as of [●], 2019 by and between FedNat Holding Company, a Florida corporation (the “Company”), and 1347 Property Insurance Holdings, Inc., a Delaware corporation (“Parent”).

This Agreement is made pursuant to the Equity Purchase Agreement dated as of February 25, 2019 by and between the Company, Parent, Maison Managers, Inc., a Delaware corporation, Maison Insurance Company, a Louisiana corporation, and ClaimCor, LLC, a Florida limited liability company (the “Purchase Agreement”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Parent agree as follows:

1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Day” means a day other than a Saturday or Sunday or other day on which banks located in New York City are authorized or required by law to close.

“Closing Date” has the meaning set forth in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any securities into which such shares of voting common stock may hereinafter be reclassified.

“Effective Date” means the date that the Registration Statement filed pursuant to Section 2 is first declared effective by the Commission.

“Effectiveness Deadline” means, with respect to a Registration Statement, the earlier of: (i) the seventy-fifth (75th) day following the Closing Date or (ii) the second (2nd) Trading Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

A-110

“Principal Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Securities” means all of the Shares and any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares, provided that Shares shall cease to be Registrable Securities upon the earliest to occur of the following: (A) a sale pursuant to a Registration Statement or Rule 144 under the Securities Act (in which case, only such security sold shall cease to be a Registrable Security); (B) becoming eligible for sale without time, volume or manner of sale restrictions by Parent under Rule 144 and without current public information pursuant to Rule 144(c)(1); (C) if such Shares have ceased to be outstanding; and (D) the date a Registration Statement becomes effective including such Shares and all such Shares have been disposed by Parent in accordance with such effective Registration Statement. For the avoidance of doubt, the fact that the Registrable Securities may at times cease to be Registrable Securities does not prevent them from again becoming Registrable Securities in the future.

“Registration Statements” means any one or more registration statements of the Company required to be filed pursuant to this Agreement under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statements, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statements.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any successor rule thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued to the Parent pursuant to the Purchase Agreement.

“Trading Day” means a day on which the Common Stock is listed or quoted and traded on its Principal Market.

A-111

“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

2. Registration Request. The Company shall file with the Commission as soon as reasonably practicable after the Closing Date, but in any event no later than fifteen (15) Business Days after the Closing Date, a Registration Statement covering the resale of all Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1 or on another appropriate form in accordance herewith and the Company shall undertake to register the Registrable Securities on Form S-3 as soon as such form is available; provided, that the Company shall use its best efforts to maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission).  The Company shall use its best efforts to cause each Registration Statement to be declared effective by the Commission as soon as practicable following the filing thereof, but in any event no later than the Effectiveness Deadline, and shall use its best efforts to keep each Registration Statement continuously effective under the Securities Act until the earlier of (i) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by Parent or (ii) the date that all Registrable Securities covered by such Registration Statement may be sold by Parent (A) without volume or manner of sale restrictions under Rule 144 and (B) without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (such period of time, the “Effectiveness Period”). The Company shall request effectiveness of any such Registration Statement as of 5:00 p.m., New York City time, on a Trading Day. The Company shall promptly notify Parent via facsimile or electronic mail of a “.pdf” format data file of the effectiveness of a Registration Statement on the same Trading Day that the Company confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m., New York City time, on the Trading Day after the effective date of such Registration Statement, file a final Prospectus for a Registration Statement with the Commission, as required by Rule 424(b).

3. Piggyback Registration.

(a) Without prejudice to the rights of Parent under Section 4(o), if at any time when any Registrable Securities are outstanding, there is not an effective Registration Statement covering all of the Registrable Securities and the Company intends to file a Registration Statement covering a primary or secondary offering of any of its equity securities, whether or not the sale for its own account, which is not a registration solely to implement an employee benefit plan pursuant to a registration statement on Form S-8 (or successor form), a registration statement on Form S-4 (or successor form) or a transaction to which Rule 145 or any other similar rule of the Commission is applicable, the Company will promptly (and in any event at least fifteen (15) Business Days before the anticipated filing date) give written notice to Parent of its intention to effect such a registration (which notice shall state the intended method of disposition of such Registrable Securities, the number of securities proposed to be registered, the proposed managing underwriter(s) (if any, and if known) and a good faith estimate by the Company of the proposed minimum offering price of such equity securities). The Company will effect the registration under the Securities Act of all Registrable Securities that Parent requests be included in such registration (a “Piggyback Registration”) by a written notice delivered to the Company within five (5) Business Days after the notice given by the Company in the preceding sentence. Subject to Section 3(b), securities requested to be included in a Company registration pursuant to this Section 3 shall be included by the Company on the same form of Registration Statement as has been selected by the Company for the securities the Company is registering for sale referred to above. Parent shall be permitted to withdraw all or part of the Registrable Securities from the Piggyback Registration at any time at least five (5) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. If the Company elects to terminate any registration filed under this Section 3 prior to the effectiveness of such registration, the Company will have no obligation to register the securities sought to be included by Parent in such registration under this Section 3. There shall be no limit to the number of Piggyback Registrations pursuant to this Section 3(a).

A-112

(b) If a Registration Statement under this Section 3 relates to an underwritten offering and the managing underwriter(s) advise(s) the Company that in its or their reasonable opinion the number of securities requested to be included in such offering exceeds the number that can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or Prospectus only such number of securities that in the reasonable opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the Common Stock and other securities the Company proposes to sell, (ii) second, the Registrable Securities of Parent to the extent that Parent has requested inclusion of Registrable Securities pursuant to this Section 3, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement. The Company shall select the investment banking firm or firms to act as the lead underwriter or underwriters in connection with an underwritten offering made pursuant to this Section 3. Parent may not participate in any underwritten registration under this Section 3 unless Parent (i) agrees to sell the Registrable Securities it desires to have covered by the underwritten offering on the basis provided in any underwriting arrangements in customary form and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required, in customary form, under the terms of such underwriting arrangements.

4. Registration Procedures. In connection with the Company’s registration obligations hereunder:

(a) the Company shall, not less than three (3) Trading Days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (and, promptly upon request of Parent, copies of documents to be incorporated or deemed to be incorporated by reference into such Registration Statement, Prospectus or amendment or supplement thereto), (i) furnish to one counsel designated by Parent (“Parent’s Counsel”), copies of such Registration Statement, Prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the reasonable review of Parent’s Counsel, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of Parent’s Counsel, to conduct a reasonable investigation within the meaning of the Securities Act; provided that all such documents provided prior to filing, and the information contained therein, shall be confidential and may not be disclosed to any third party, nor shall Parent undertake any transactions in the Common Stock after receiving such documents but prior to the filing of such documents. The Company shall not (i) file any Registration Statement, or any such Prospectus, or amendment or supplement thereto containing information to which Parent’s Counsel reasonably objects in good faith and (ii) submit a request for acceleration of the effectiveness of a Registration Statement or any amendment or supplement thereto without the prior approval of Parent, which consent shall not be unreasonably withheld, or delayed or conditioned, provided, that, the Company is notified of such objection in writing no later than two (2) Trading Days after Parent has been so furnished copies of a Registration Statement or any related Prospectus or amendments or supplements thereto.

A-113

(b) (i) the Company shall prepare and file with the Commission such amendments, including post-effective amendments and supplements, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period (except during a Grace Period (as defined below)); (ii) the Company shall cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424 (except during a Grace Period); (iii) the Company shall respond as promptly as reasonably practicable to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible, provide Parent’s Counsel true and complete copies of all correspondence from and to the Commission relating to such Registration Statement (provided, that the Company shall excise any information contained therein which would constitute material non-public information); and (iv) the Company shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement until such time as all of such Registrable Securities shall have been disposed of (subject to the terms of this Agreement) in accordance with the intended methods of disposition by Parent as set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; provided, that Parent shall be responsible for the delivery of the Prospectus to the Persons to whom Parent sells any of the Registrable Securities (including in accordance with Rule 172 under the Securities Act), and Parent agrees to dispose of Registrable Securities in compliance with applicable federal and state securities laws. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 4(b)) by reason of the Company filing a report on Form 10-K, Form 10-Q or Form 8-K or any analogous report under the Exchange Act, the Company shall have incorporated such report by reference into such Registration Statement, if applicable, or shall file such amendments or supplements with the Commission on the same day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement such Registration Statement.

(c) the Company shall notify Parent (which notice shall, pursuant to clauses (ii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made, if applicable) as promptly as reasonably practicable (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed with the Commission; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement; and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus, provided, that any and all of such information shall remain confidential to Parent until such information otherwise becomes public, unless disclosure to Parent is required by law or judicial process; provided, further, that notwithstanding any Parent’s agreement to keep such information confidential, the Company and Parent make no acknowledgement that any such information is material, non-public information.

A-114

(d) Notwithstanding anything to the contrary herein, at any time after the Registration Statement has been declared effective by the Commission, the Company may delay the disclosure of material non-public information concerning the Company if the disclosure of such information at the time is not, in the good faith judgment of the Company, in the best interests of the Company. The Company shall be entitled to exercise its right under this Section 4(d) to suspend the availability of a Registration Statement and Prospectus for a period or periods (each, a “Grace Period”) not to exceed sixty (60) calendar days (which need not be consecutive days) in any twelve (12)-month period and any such Grace Period shall not exceed an aggregate of thirty (30) consecutive days and the first day of any such period must be at least five (5) days after the last day of any such prior Grace Period.  For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Parent receives the notice referred to in Section 4(c)(ii) through (vi) and shall end on and include the later of the date Parent receives the notice referred to in this Section 4(d) and the date referred to in such notice.   During the Grace Period, the Company shall not be required to maintain the effectiveness of any Registration Statement filed hereunder and, in any event, Parent shall suspend sales of Registrable Securities pursuant to such Registration Statements during the pendency of the Grace Period; provided, the Company shall promptly and in compliance Sections 4(c) and (d) (i) notify Parent in writing of the existence of material non-public information giving rise to a Grace Period or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period will begin, (ii) use its best efforts to terminate a Grace Period as promptly as reasonably practicable provided that such termination is, in the good faith judgment of the Company, in the best interest of the Company, and to ensure that the use of the Prospectus may be resumed as promptly as is practicable, and (iii) notify Parent in writing of the date on which the Grace Period ends. Notwithstanding anything to the contrary, the Company shall cause the Company’s transfer agent to deliver unlegended Shares to a transferee of Parent in connection with any sale of Registrable Securities with respect to which Parent has entered into a contract for sale prior to Parent’s receipt of the notice of a Grace Period and for which Parent has not yet settled.

(e) the Company shall use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

(f) the Company shall furnish to Parent, without charge, at least one (1) conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by Parent (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Company shall have no obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR or successor system.

(g) the Company agrees to promptly deliver to Parent, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by Parent in connection with the offering and sale of Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

A-115

(h) the Company shall, prior to any resale of Registrable Securities by Parent, use its best efforts to register or qualify or cooperate with Parent in connection with the registration or qualification (or exemption from the registration or qualification) of such Registrable Securities for the resale by Parent under the securities or Blue Sky laws of such jurisdictions within the United States as Parent reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any general tax in any such jurisdiction where it is not then so subject or file a consent to service of process in any such jurisdiction.

(i) the Company shall reasonably cooperate with Parent to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free, to the extent permitted under applicable law, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as Parent may reasonably request. Certificates for Registrable Securities free from all restrictive legends may be transmitted by the Company’s transfer agent to Parent by crediting the account of Parent’s prime broker with the Depositary Trust Company, if and as directed by Parent.

(j) the Company shall following the occurrence of any event contemplated by Sections 4(c)(ii)-(vi), as promptly as reasonably practicable, as applicable: (i) use its best efforts to prevent the issuance of any stop order or obtain its withdrawal at the earliest possible moment if the stop order have been issued, or (ii) taking into account the Company’s good faith assessment of any adverse consequences to the Company and its shareholders of the premature disclosure of such event, prepare and file a supplement or amendment, including a post-effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, form of prospectus or supplement thereto, in light of the circumstances under which they were made), not misleading.

(k) the Company may require Parent to furnish to the Company a certified statement as to (i) the number of securities of the Company beneficially owned by Parent and any Affiliate thereof, (ii) any Financial Industry Regulatory Authority (“FINRA”) affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock, and (iv) any other information as may be requested by the Commission, FINRA, any state securities commission or any other government or regulatory body with jurisdiction over the Company or its activities. The Company shall reasonably cooperate with any broker-dealer through which Parent proposes to resell its Registrable Securities in effecting a filing with the FINRA Corporate Financing Department, as requested by Parent.

(l) if requested by Parent’s Counsel, the Company shall (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Company reasonably agrees (upon advice of counsel) is required to be included therein and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment.

(m) the Company shall use best efforts to cause all Registrable Securities to be listed on each Trading Market on which securities of the same series or class issued by the Company are then listed, or if no such similar securities are then listed, on a Trading Market selected by the Company.

A-116

(n) the Company may require Parent to furnish to the Company in writing such information required under the Securities Act in connection with such registration regarding Parent and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing.

(o) the Company shall not file any other registration statements until, or grant registration rights to any Person that can be exercised prior to, the date that all Shares either are registered pursuant to a Registration Statement that is declared effective by the Commission and is effective or may be sold without any restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1); provided, that this Section 4(o) shall not prohibit the Company from filing amendments (pre-effective and post-effective) to, or conducting offerings pursuant to, registration statements filed prior to the date of this Agreement; and provided, further, that no such amendment shall increase the number of securities registered on a registration statement.

(p) in no event shall the Company include any securities other than Registrable Securities on any Registration Statement without the prior written consent of Parent.

(q) the Company shall comply with all applicable rules and regulations of the Commission in connection with its obligations under this Agreement.

(r) the Company shall hold in confidence and not make any disclosure of information concerning Parent provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement.  The Company agrees that it shall, upon learning that disclosure of such information concerning Parent is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to Parent and allow Parent, at Parent’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(s) the Company shall use its best efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other U.S. state securities regulators as may be necessary to consummate the disposition of such Registrable Securities.

(t) unless required by applicable law, neither the Company nor any subsidiary or Affiliate thereof shall identify Parent as an underwriter in any public disclosure or filing with the Commission or any Trading Market.

(u) within two (2) Business Days after a Registration Statement which covers Registrable Securities is ordered effective by the Commission, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to Parent and Parent’s Counsel) confirmation in writing that such Registration Statement has been declared effective by the Commission.

A-117

5. Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with its obligations under this Agreement (excluding any underwriting discounts and selling commissions, stock transfer taxes and fees of Parent’s Counsel) shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence that are the Company’s responsibility shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, (B) with respect to compliance with applicable state securities or Blue Sky laws (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities and determination of the eligibility of the Registrable Securities for investment under the laws of such jurisdictions as requested by Parent) and (C) if not previously paid by the Company in connection with an issuer filing, with respect to any filing that may be required to be made by any broker through which Parent intends to make sales of Registrable Securities with FINRA pursuant to FINRA Rule 5110, so long as the broker is receiving no more than a customary brokerage commission in connection with such sale), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by Parent), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, including the Company’s independent registered public accountants. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder.

6. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless Parent, the officers, directors, agents, general partners, managing members, managers, Affiliates and employees, each Person who controls Parent (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, general partners, managing members, managers, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable and documented attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which Registrable Securities are offered, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Parent furnished in writing to the Company by or on behalf of Parent expressly for use therein, or to the extent that such information relates to Parent or Parent’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by Parent or Parent’s Counsel expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, (B) Parent’s failure to deliver or cause to be delivered the Prospectus or any amendment or supplement thereto made available by the Company, or (C) in the case of an occurrence of an event of the type specified in Sections 4(c)(ii)-(vi), related to the use by Parent of an outdated or defective Prospectus after the Company has notified Parent that the Prospectus is outdated or defective and prior to the receipt by Parent of the Advice contemplated and defined in Section 7(e) below, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party (as defined in Section 6(c)) and shall survive the transfer of the Registrable Securities by Parent. The Company shall notify Parent promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.

A-118

(b) Indemnification by Parent. Parent shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, in each case to the extent and only to the extent, that such Losses arise solely out of or are based solely upon any untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Parent furnished in writing to the Company by or on behalf of Parent expressly for use therein. In no event shall the liability of Parent hereunder (together with any liability under Section 6(d)) be greater in amount than the dollar amount of the net proceeds received by Parent upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of one (1) counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable and documented fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such written notice within a reasonable time of commencement of any such Proceeding shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party in its ability to defend such Proceeding.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding, does not involve a finding or admission of wrongdoing by the Indemnified Party or any of its affiliates, does not impose equitable remedies or obligations on the Indemnified Party or any or its affiliates other than solely the payment of money damages for which the Indemnifying Party will pay.

A-119

Subject to the terms of this Agreement, all documented fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 6(c)) shall be paid to the Indemnified Party, as incurred, within ten (10) Business Days after written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined to not be entitled to indemnification hereunder.

Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by Parent pursuant to Section 7(j).

(d) Contribution. If a claim for indemnification under Section 6(a) or 6(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 6(a) and 6(b) was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(d), Parent shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by Parent from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that Parent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 6 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Purchase Agreement.

A-120

7. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by Parent of any of their obligations under this Agreement, the Company or Parent, as the case may be, in addition to being entitled to seek to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to seek specific performance of its rights under this Agreement. The Company and Parent agree that monetary damages may not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement.

(b) Rule 144 Requirements. With a view of making available to the Parent the benefits of Rule 144 that may at any time permit Parent to sell securities of the Company to the public without registration, the Company shall make and maintain public information available, as those terms are understood and defined in Rule 144, and shall timely file with the Commission all reports and information required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and as the Commission may require. The Company shall furnish to Parent promptly upon request a written statement as to its compliance with the reporting requirements of Rule 144 (or any successor exemptive rule), the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements); a copy of its most recent annual or quarterly report; and such other reports and documents as Parent may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

(c) Obligations of Parent in a Registration. Parent agrees to timely furnish in writing such information regarding it, the securities sought to be registered and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably be required to effect the registration of such Registrable Securities (the “Requested Information”).

(d) Compliance. Parent covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to the Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in the Registration Statement.

(e) Discontinued Disposition. Parent agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 4(c)(ii)-(vi), Parent will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable.

(f) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company and Parent.

(g) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company may not assign its rights or obligations hereunder (except by merger or in connection with another entity acquiring all or substantially all of such party’s assets) without the prior written consent of the other party. Parent may assign its rights hereunder as set forth in Section 7(i).

A-121

(i) Assignment of Registration Rights.  The rights under this Agreement shall be automatically assignable by Parent to any transferee of all or any portion of such Parent’s Registrable Securities if: (i) Parent agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment; (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned; (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act or applicable state securities laws; and (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein.

(j) Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

(k) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with Section 9.07 of the Purchase Agreement.

(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

(m) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n) Headings. The headings in this Agreement are for convenience only and shall not limit or otherwise affect the meaning hereof.

(o) Effectiveness; Termination. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than as set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

[SIGNATURES ON FOLLOWING PAGE]

A-122

The parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized officers, effective as of the date on the first page hereof.

FEDNAT HOLDING COMPANY

By:
Name:
Title:

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

A-123

EXHIBIT E

INVESTMENT ADVISORY AGREEMENT

This investment advisory agreement (this “Agreement”) is made and entered into effective as of [*], 2019, by and between [*], a [*] (the “Advisor”) and FedNat Holding Company, a Florida corporation (the “Client”).

Preliminary Statements

A. The Advisor wishes to provide non-discretionary investment advisory services to the Client;

B. The Advisor and the Client wish to enter into this Agreement in order to set forth the terms by which the Advisor would perform the investment advisory services for the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto hereby agree as follows:

1. Non-Discretionary Investment Advisory Services; Fees.

(a) The Advisor will provide the Client with non-discretionary investment advisory services (the “Investment Advisory Services”), including without limitation: identifying, analyzing and recommending potential investments, advising as to existing investments and investment optimization, recommending investment dispositions, and advising as to the Advisor’s views and outlook on macro-economic conditions. The Client hereby engages the Advisor as investment adviser to the Client to provide non-discretionary investment advice with respect to Client investments and potential investments. The Advisor hereby accepts such appointment. Advisor will have no authority to withdraw or transfer assets from Client’s accounts. The Advisor may engage and assign all or a portion of the Investment Advisory Services to a sub-advisor so long as such sub-advisor is a registered investment adviser.

(b) Advisor will conduct periodic portfolio reviews with Client. Advisor will generally be available to discuss Client’s account during normal business hours. Advisor will attempt to meet with Client at least annually to discuss Client’s investment needs, goals and objectives and review Client’s account performance and the continued suitability of investments recommended by Advisor for Client.

(c) The Advisor will for all purposes of this Agreement be an independent contractor and not an agent or employee of the Client.

A-124

(d) In consideration of the Investment Advisory Services provided to the Client hereunder, the Client will pay the Advisor an annual management fee of $100,000, paid quarterly in advance (the “Management Fee”). The quarterly installment of the Management Fee will be due no later than five business days after the beginning of each calendar quarter commencing with [*], 2019.

2. Expenses. The Client will be responsible for the fees and expenses of administrators, auditors and other service providers of the Client. The Advisor will be responsible for its own expenses in connection with the provision of the Investment Advisory Services.

3. Representations and Warranties; Covenants.

(a) The Client represents and warrants to the Advisor and agrees as follows: (i) this Agreement has been duly and validly authorized by the Client and executed and delivered by the Client in accordance with the applicable provisions of its governing documents (the “Governing Provisions”) and constitutes a valid and binding agreement of the Client enforceable in accordance with its terms; (ii) its entering into this Agreement will not breach or cause to be breached any of the Governing Provisions or any other undertaking, agreement, contract, statute, rule or regulation to which the Client is a party or by which it is bound; and (iii) it is duly incorporated and validly existing and in good standing under the laws of the State of Florida and it has the full power and authority under the Governing Provisions to enter into, and perform its obligations under, this Agreement.

(b) The Advisor represents and warrants to the Client and agrees as follows: (i) this Agreement has been duly and validly authorized, executed and delivered by the Advisor in accordance with its Governing Provisions and constitutes a valid and binding agreement of the Advisor enforceable in accordance with its terms; (ii) its entering into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which the Advisor is a party or by which it is bound; (iii) it is duly organized and validly existing and in good standing under the laws of the State of [*]; and (iv) it is and shall remain in compliance in all respects with the Governing Provisions and all laws, rules, regulations and orders of any governmental agency or self-regulatory organization applicable to the Advisor and/or this Agreement.

(c) The Client further acknowledges that all advice given by the Advisor is the confidential property of the Advisor, and the Client will not make use of such advice in any manner or disclose the same to third parties, other than to Client’s other investment managers who would be involved in the evaluation and execution of any such advice, without the prior written consent of the Advisor. Nothing contained in this Agreement will require the Advisor to disclose the details of any of its investment programs, formulae or strategies, except as required by applicable law.

(d) The Client acknowledges that Advisor’s past performance and advice regarding Client’s accounts cannot guarantee future results. As with all market investments, Client investments can appreciate or depreciate and Advisor does not guarantee or warrant that the services it offers will result in a profit or perform in any particular way. Client also understands that there are no guarantees that its investment goals or objectives will be met or that any investment recommendations by the Advisor will be successful in achieving Client’s short or long-term objectives or perform within any target risk limitations.

A-125

(e) The Client expressly understands and agrees that Advisor is not qualified to, and does not purport to provide, any legal, accounting, estate, actuary, or tax advice or to prepare any legal, accounting or tax documents. Nothing in this Agreement is to be construed as providing for such services. Client will rely on its own tax attorney or accountant for tax advice or tax preparation.

4. Termination.

(a) The term of this Agreement will commence as of the date of this Agreement and continue in effect for a period of five years unless terminated earlier as provided in this Section 4.

(b) The Advisor may terminate this Agreement at any time upon reasonable prior written notice to the Client. Client may terminate this Agreement only in the following circumstances:

(i) if the Advisor commits any breach of its obligations under this Agreement and fails, within (10) ten business days of receipt of notice served by the Client requiring it so to do, to make good such breach;

(ii) at any time by giving notice in writing to the Advisor if the Advisor goes into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the parties) or if a receiver is appointed of any of the assets of the Advisor or if the Advisor makes or proposes any arrangement or composition with its creditors or class of creditors;

(iii) if the Advisor is found in a legal proceeding to have violated any antifraud or anti-manipulative provisions of laws relating to the financial services industry or of any other criminal statute involving intentional fraud, misappropriation, misrepresentation, or embezzlement; or

(iv) if the Adviser is subject to censure or disqualification of under the Investment Advisers Act of 1940, or the Securities Act of 1933, each as amended, or if the Advisor is no longer the holder of all licenses, permissions, authorizations and consents required to enable it to perform its duties pursuant to this Agreement.

(b) Upon termination of this Agreement, the Advisor must repay to the Client the unearned portion (computed on the basis of the number of days elapsed), if any, of any Management Fees previously paid to the Advisor.

5. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings.

A-126

(b) Amendment; Waiver. Any term of this Agreement may be amended or waived only by an instrument in writing and signed by both the Advisor and the Client. A waiver of any breach or failure to enforce any term or provision of this Agreement will not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every term or provision of this Agreement.

(c) Successors and Assigns. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, that consent of the Client will not be required for the Advisor to engage sub-advisors to provide the Investment Advisory Services as provided in Section 1(a). This Agreement is binding upon and will inure to the benefit of the Advisor and the Client and their respective successors and permitted assigns.

(d) Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(e) Notices. All notices, demands and other communications hereunder must be in writing (including facsimile and email) and must be given:

If to the Advisor:

D. Kyle Cerminara
Fundamental Global Investors, LLC
4201 Congress Street, Suite 140
Charlotte, North Carolina 28209
E-Mail: kyle@fundamentalglobal.com

with a copy (which shall not constitute notice) to:

Burke A. McDavid
Akin Gump Strauss Hauer & Feld LLP
2300 N. Field Street
Suite 1800
Dallas, TX 75201
E-Mail: bmcdavid@akingump.com

If to the Client:

FedNat Holding Company
14050 NW 14th Street, Suite 180
Sunrise, FL 33323
Attention: Michael H. Braun, CEO and President
E-Mail: mbraun@fednat.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Broad and Cassel
2 S. Biscayne Blvd., # 2100
Miami, FL 33131
Attention: Nina Gordon, Esq.
E-Mail: nina.gordon@nelsonmullins.com

A-127

or to such other address, facsimile number or email address and with such other copies as such party may hereafter specify for the purpose of notice to the other party. Each such notice, request, demand or other communication will be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this section and evidence of receipt is received, (ii) if sent by email, on receipt by the sender of a “read receipt” in respect of the relevant message or (iii) if given by any other means, upon delivery or refusal of delivery at the address specified in this section

(f) Severability. If any provision or clause of this Agreement is found to be invalid or unenforceable under any applicable law, this Agreement will be considered severable and divisible, and a reviewing body shall have the authority to amend or “blue pencil” the Agreement so as to make it fully valid and enforceable.

(g) Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

A-128

This Agreement has been executed and delivered by the parties hereto as of [*], 2019.

FedNat Holding Company

By:
Name:
Title:

[Advisor]

By:
Name:
Title:

[Signature page to Investment Advisory Agreement]

A-129

ANNEX B

OPINION OF SANDLER O’NEILL & PARTNERS, L.P.

SANDLER

O'NEILL +

PARTNERS

February 25, 2019

Ladies and Gentlemen:

1347 Property Insurance Holdings, Inc. ("Parent"), Maison Managers, Inc. ("MM"), Maison Insurance Company ("MIC"), ClaimCor, LLC ("CC" and, together with MM and MIC, each, a "Company" and, together, the "Companies") and FedNat Holding Company ("Purchaser") are proposing to enter into an Equity Purchase Agreement (the "Agreement") pursuant to which Parent shall sell to Purchaser, and Purchaser shall purchase from Parent, all of the issued and outstanding shares of common stock of MIC (the "MIC Stock"), all of the issued and outstanding shares of common stock of MM (the "MM Stock") and all of the outstanding membership interests of CC (the "CC Interests" and together with the MIC Stock and the MM Stock, the "Company Equity") (the "Transaction"). As set forth in the Agreement, Purchaser shall pay, or cause to be paid, to Parent in consideration of the Company Equity (i) a number of shares of Purchaser Common Stock equal to (a) $25,500,000 divided by, (b) the weighted average closing price per share of the Purchaser Common Stock on NASDAQ during the twenty trading days immediately preceding the Closing Date (the "Stock Consideration"), and (ii) $25,500,000 (the "Cash Consideration" and, together with the Stock Consideration, the "Purchase Price"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Purchase Price to Parent.

Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation and disposition of insurance companies and their assets in connection with mergers and acquisitions and other corporate finance and investment banking transactions. In connection with this opinion letter, we have reviewed and considered, among other things (i) a draft of the Agreement, dated February 25, 2019; (ii) certain internal consolidated financial statements and other historical consolidated financial information of the Companies that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Purchaser that we deemed relevant; (iv) internal consolidated financial projections for the Companies for the years ending December 31, 2019, December 31, 2020 and December 31, 2021, as provided by the management of Parent; (v) publicly available consensus analyst estimates for Purchaser for the years ending December 31, 2019 and December 31, 2020 as well as an earnings growth rate for the year ending December 31, 2021, as provided by the management

SANDLER O'NEILL + PARTNERS, L.P.
1251 Avenue of the Americas, 6th Floor, New York, NY 10020
T: (212) 466-7800 / (800) 635-6851
www.sandleroneill.com

B-1

SANDLER
O'NEILL +
PARTNERS

-2-

of Purchaser; (vi) the pro forma financial impact of the Transaction on Purchaser based on certain assumptions relating to transaction expenses, purchase accounting adjustments, synergies and cost savings, as well as the offer and sale of a certain amount of senior debt by Purchaser concurrent with the Transaction (collectively, the "Pro Forma Assumptions"), as provided by the management of Purchaser; (vii) the publicly reported historical price and trading activity for Purchaser Common Stock, including a comparison of certain stock trading information for Purchaser Common Stock and certain stock indices; (viii) a comparison of certain financial information for the Companies and Purchaser with similar insurance companies for which information is publicly available; (ix) the financial terms of certain recent merger and acquisition transactions in the homeowners insurance industry on a nationwide basis, to the extent publicly available; (x) the current market environment generally and the insurance industry environment in particular; and (xi) such other information, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed the business, financial condition, results of operations and prospects of the Companies with certain members of the senior management of the Companies and Parent, and held similar discussions with management of Purchaser regarding the business, financial condition, results of operations and prospects of Purchaser.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Companies, Parent or its representatives, Purchaser or its representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective senior managements of the Companies, Parent and Purchaser that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent, the Companies or Purchaser, nor have we been furnished with any such evaluations or appraisals. We are not experts in the evaluation of reserves for homeowners insurance losses and loss adjustment expenses, and we have not made an independent evaluation of the adequacy of the reserves of the Companies. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Companies.

B-2

SANDLER
O'NEILL+
PARTNERS
-3-

Assumptions, as provided by the management of Purchaser. With respect to the foregoing information, the senior management of Parent and Purchaser confirmed to us that such information reflected (or, in the case of the publicly available consensus estimates mentioned above, were consistent with) the best currently available projections and estimates of the senior management of Parent and Purchaser, respectively, with respect to the future financial performance of the Companies and Purchaser, and we assumed that such financial performance would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Companies or Purchaser since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Companies and Purchaser will remain as a going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that the parties to the Agreement will perform in all material respects all of the covenants and other obligations required to be performed by such parties under the Agreement and that the conditions precedent in the Agreement are not and will not be waived, (ii) in the course of obtaining any necessary regulatory or third party approvals, consents and releases with respect to the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Parent, the Companies, Purchaser or the Transaction, and (iii) the Transaction and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws, regulations and other requirements. Finally, with your consent, we have relied upon the advice that Parent has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Transaction. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

We have acted as Parent's financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Transaction. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Transaction. Parent has also agreed to indemnify us against

B-3

SANDLER
O'NEILL+
PARTNERS

-4-

certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Parent or the Companies in the two years preceding the date of this opinion nor have we provided any investment banking services to Purchaser in the two years preceding the date of this opinion.

Our opinion is directed to the Board of Directors of Parent in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of Parent as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Transaction. Our opinion is directed only to the fairness, from a financial point of view, of the Purchase Price to Parent and does not address the underlying business decision of Parent to engage in the Transaction, the form or structure of the Transaction or any other transactions contemplated in the Agreement, the relative merits of the Transaction as compared to any other alternative transactions or business strategies that might exist for the Companies or Parent, or the effect of any other transaction in which the Companies or Parent might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the Transaction by any officer, director or employee of the Companies, Parent or Purchaser, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent, except that this opinion may be reproduced in full in, and reference to the opinion and to Sandler O'Neill and its relationship to Parent and a summary of the opinion approved by Sandler O'Neill may be included in, any proxy statement that Parent files with the U.S. Securities and Exchange Commission in connection with the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to Parent.

Very truly yours,

Sandler O'Neill & Partners, L.P.

B-4

ANNEX C

1347 PROPERTY INSURANCE HOLDINGS, INC. AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

C-1

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

1347 Property Insurance Holdings, Inc.

Tampa, FL

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of 1347 Property Insurance Holdings, Inc. (the “Company”) and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2012.

Grand Rapids, Michigan

March 20, 2019

C-2

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

($ in thousands, except per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Investments:
Fixed income securities, at fair value (amortized cost of $77,366 and $51,503 respectively)	$76,310	$51,122
Equity investments, at fair value (cost of $3,130 and $2,582, respectively)	3,263	2,707
Short-term investments, at cost	474	417
Other investments	3,287	945
Total investments	83,334	55,191
Cash and cash equivalents	30,902	23,575
Deferred policy acquisition costs, net	9,111	6,785
Premiums receivable, net of allowance for credit losses of $50 and $33, respectively	7,720	10,831
Ceded unearned premiums	6,525	3,655
Reinsurance recoverable on paid losses	530	1,952
Reinsurance recoverable on loss and loss adjustment expense reserves	5,661	8,971
Funds deposited with reinsured companies	287	2,250
Current income taxes recoverable	1,119	64
Deferred tax asset, net	1,279	70
Property and equipment, net	315	205
Other assets	1,140	888
Total assets	$147,923	$114,437

LIABILITIES
Loss and loss adjustment expense reserves	$15,151	$13,488
Unearned premium reserves	51,907	39,523
Ceded reinsurance premiums payable	9,495	5,532
Agency commissions payable	802	695
Premiums collected in advance	1,840	1,078
Funds held under reinsurance treaties	162	206
Accrued premium taxes and assessments	3,059	2,689
Accounts payable and other accrued expenses	2,760	1,584
Series B Preferred Shares, $25.00 par value, zero and 120,000 shares issued and outstanding at December 31, 2018 and 2017, respectively	—	2,840
Total liabilities	85,176	67,635

Commitments and contingencies (Note 18)

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized; 700,000 and zero shares issued and outstanding as of December 31, 2018 and 2017, respectively	$17,500	$—
Common stock, $0.001 par value; 10,000,000 shares authorized; 6,164,123 and 6,136,125 shares issued as of December 31, 2018 and 2017, respectively; and 6,012,764 and 5,984,766 shares outstanding as of December 31, 2018 and 2017, respectively	6	6
Additional paid-in capital	46,340	47,064
Retained earnings	639	910
Accumulated other comprehensive loss, net of tax	(729)	(169)
	63,756	47,811
Less: treasury stock at cost, 151,359 shares as of December 31, 2018 and 2017	(1,009)	(1,009)
Total shareholders’ equity	62,747	46,802
Total liabilities and shareholders’ equity	$147,923	$114,437

See accompanying notes to consolidated financial statements.

C-3

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

($ in thousands, except per share amounts)

	Year ended December 31,
	2018	2017
Revenue:
Net premiums earned	$54,357	$35,202
Net investment income	1,617	965
Other income	2,246	1,981
Total revenue	58,220	38,148

Expenses:
Net losses and loss adjustment expenses	27,413	15,900
Amortization of deferred policy acquisition costs	15,313	11,080
General and administrative expenses	13,563	9,304
Accretion of discount on Series B Preferred Shares	33	372
Loss on repurchase of Series B Preferred Shares and Performance Shares	1,612	—
Total expenses	57,934	36,656

Income before income tax expense (benefit)	286	1,492
Income tax expense (benefit)	(518)	1,198
Net income	$804	$294

Dividends declared on Series A Preferred Shares	1,108	—
Income (loss) attributable to common shareholders	$(304)	$294

Net (loss) earnings per common share:
Basic and diluted	$(0.05)	$0.05

Weighted average common shares outstanding:
Basic	5,989,742	5,965,051
Diluted	5,989,742	5,970,096

Consolidated Statements of Comprehensive Income

Net income	$804	$294
Unrealized losses on investments available for sale, net of income taxes	(527)	(104)
Comprehensive income	$277	$190

See accompanying notes to consolidated financial statements.

C-4

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

($ in thousands, except share amounts)

									Accumulated
									Other	Total
	Preferred Stock		Common Stock		Treasury Stock		Paid-in	Retained	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Loss	Equity
Balance, January 1, 2017	–	–	5,956,766	$6	151,359	$(1,009)	$46,809	$616	$(65)	$46,357
Stock compensation expense	–	–	–	–	–	–	31	–	–	31
Issuance of common stock	–	–	28,000	–	–	–	224	–	–	224
Net income	–	–	–	–	–	–	–	294	–	294
Other comprehensive loss	–	–	–	–	–	–	–	–	(104)	(104)
Balance, December 31, 2017	–	$–	5,984,766	$6	151,359	$(1,009)	$47,064	$910	$(169)	$46,802

Stock compensation expense	–	–	27,998	–	–	–	337	–	–	337
Issuance of Series A Cumulative Preferred Stock	700,000	17,500	–	–	–	–	(1,007)	–	–	16,493
Repurchase of Performance Shares	–	–	–	–	–	–	(54)	–	–	(54)
Reclassification of certain tax effects from accumulated other comprehensive income at January 1, 2018	–	–	–	–	–	–	–	33	(33)	–
Dividends declared on Series A Preferred Shares	–	–	–	–	–	–	–	(1,108)	–	(1,108)
Net income	–	–	–	–	–	–	–	804	–	804
Other comprehensive loss	–	–	–	–	–	–	–	–	(527)	(527)
Balance, December 31, 2018	700,000	$17,500	6,012,764	$6	151,359	$(1,009)	$46,340	$639	$(729)	$62,747

See accompanying notes to consolidated financial statements.

C-5

1347 PROPERTY INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

($ in thousands)

	Year ended December 31,
	2018	2017
Cash provided by (used in):
Operating activities:
Net income	$804	$294
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discount on Series B Preferred Shares	33	372
Repurchase of Series B Preferred Shares	612	–
Net deferred income taxes	(1,069)	404
Stock compensation expense	337	31
Depreciation expense	124	73
Charge for other-than-temporary impairment of equity investment	215	–
Changes in operating assets and liabilities:
Premiums receivable, net	3,111	(7,908)
Reinsurance recoverable on paid losses and loss reserves	4,731	(6,826)
Amounts held on deposit with reinsured companies	1,963	(1,750)
Ceded unearned premiums	(2,870)	1,192
Deferred policy acquisition costs, net	(2,326)	(2,396)
Loss and loss adjustment expense reserves	1,663	6,517
Premiums collected in advance	762	(50)
Unearned premium reserves	12,384	13,702
Ceded reinsurance premiums payable	3,963	303
Current income taxes payable	(1,055)	1,131
Other, net	1,412	2,438
Net cash provided by operating activities	24,794	7,527

Investing activities:
Net purchases of furniture and equipment	(52)	(28)
Purchases of fixed income securities	(32,479)	(30,088)
Proceeds from the sale or maturity of fixed income securities	6,451	5,378
Purchases of equity securities	(1,500)	(2,562)
Proceeds from the sale of equity securities	737	980
Net purchases of short-term investments	(55)	(221)
Purchases of other investments	(2,349)	(440)
Net cash used by investing activities	(29,247)	(26,981)

Financing activities:
Net proceeds from the issuance of Series A Preferred Stock	16,493	–
Proceeds from issuance of common stock, net	–	224
Repurchase of Series B Preferred Shares and Performance Shares	(3,300)	–
Payment of dividends on Series A Preferred Stock and Series B Preferred Shares	(1,348)	(240)
Payments under capital lease obligations	(65)	–
Net cash provided (used) by financing activities	11,780	(16)

Net increase (decrease) in cash and cash equivalents	7,327	(19,470)
Cash and cash equivalents at beginning of period	23,575	43,045
Cash and cash equivalents at end of period	$30,902	$23,575

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$1,606	$155
Non-cash financing activities:
Obligation for the acquisition of vehicles under lease agreements	$118	$–

See accompanying notes to consolidated financial statements.

C-6

1347 PROPERTY INSURANCE HOLDINGS, INC.

(Except as otherwise noted, all dollar amounts are in thousands.)

1. Nature of Business

1347 Property Insurance Holdings, Inc. (“PIH”, the “Company”, “we”, or “us”) is an insurance holding company specialized in providing personal property insurance in coastal markets including those in Louisiana, Texas and Florida. We were incorporated on October 2, 2012 in the State of Delaware under the name Maison Insurance Holdings, Inc., and changed our legal name to 1347 Property Insurance Holdings, Inc. on November 19, 2013. On March 31, 2014, we completed an initial public offering of our common stock. Prior to March 31, 2014, we were a wholly owned subsidiary of Kingsway America Inc., which, in turn, is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a publicly owned Delaware holding company. As of December 31, 2018, KFSI and its affiliates no longer held any of our outstanding shares of common stock, but did hold warrants that, if exercised, would cause KFSI and its affiliates to hold an approximate 20% ownership interest in our common stock. In addition, as of December 31, 2018, Fundamental Global Investors, LLC and its affiliates, or FGI, beneficially owned approximately 45% of our outstanding shares of common stock. D. Kyle Cerminara, Chairman of our Board of Directors, serves as Chief Executive Officer, Co-Founder and Partner of FGI, and Lewis M. Johnson, Co-Chairman of our Board of Directors, serves as President, Co-Founder and Partner of FGI.

We have four wholly-owned subsidiaries: Maison Insurance Company, or “Maison”, Maison Managers Inc., or “MMI”, ClaimCor, LLC, or “ClaimCor”, and PIH Re, Ltd.

Through Maison, we began providing property and casualty insurance to individuals in Louisiana in December 2012. In September 2015, Maison began writing manufactured home policies in the State of Texas on a direct basis, and in December 2017, Maison began writing wind/hail only policies in Florida via the assumption of policies from Florida Citizens Property Insurance Corporation (“FL Citizens”). Our current insurance offerings in Louisiana, Texas, and Florida include homeowners insurance, manufactured home insurance and dwelling fire insurance. We write both full peril property policies as well as wind/hail only exposures and we produce new policies through a network of independent insurance agencies. We refer to the policies we write through independent agencies as voluntary policies versus those policies we have assumed through state-run insurers such as FL Citizens, which we refer to as take-out policies. We also wrote commercial business in Texas through a quota share agreement with Brotherhood Mutual Insurance Company (“Brotherhood”). Through this agreement, we had assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout the State of Texas. We discontinued the assumption of renewal premiums from Brotherhood effective January 1, 2018, as a result of our evaluation of the risk adjusted returns on this portion of our operations.

Maison has participated in six of the last seven rounds of take-outs from Louisiana Citizens Property Insurance Corporation, or “LA Citizens”, occurring on December 1st of each year, as well as the inaugural depopulation of policies from the Texas Windstorm Insurance Association, or “TWIA”, which occurred on December 1, 2016. Under these programs, state-approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by LA Citizens and TWIA. The majority of policies that we have obtained through LA Citizens as well as all of the policies we have obtained through TWIA cover losses arising only from wind and hail. Prior to our take-out, some of LA Citizens and TWIA policyholders may not have been able to obtain such coverage from any other marketplace.

On August 1, 2018 House Bill No. 333 (“HB 333”) became effective, which amended the law with respect to the depopulation of policies from LA Citizens. In July 2018, the Company was notified by LA Citizens of the number of policies which would be available for assumption by all insurers electing to participate in the December 1, 2018 depopulation under the new law. Due to the significant reduction of policies available when compared to those available for assumption in prior years, the Company did not participate in the December 1, 2018 assumption of policies from LA Citizens.

On March 1, 2017, Maison received a certificate of authority from the Florida Office of Insurance Regulation, or “FOIR”, which authorized Maison to write personal lines insurance in Florida. Pursuant to the Consent Order issued, Maison has agreed to comply with certain requirements as outlined by the FOIR until Maison can demonstrate three consecutive years of statutory net income following our admission into Florida as evidenced by its Annual Statement filed with the National Association of Insurance Commissioners.

C-7

1347 PROPERTY INSURANCE HOLDINGS, INC.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from FL Citizens pursuant to a proposal of depopulation which Maison filed with FL Citizens on August 18, 2017. Accordingly, on December 19, 2017, Maison entered the Florida market via the assumption of approximately $5,700 in premium on approximately 3,500 policies from FL Citizens covering the perils of wind and hail only. Maison has also participated in the December 18, 2018 depopulation of policies from FL Citizens whereby Maison has assumed an additional 3,950 policies covering the perils of wind and hail only.

MMI serves as our management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by, and subject to, the regulatory oversight of the LDI, TDI and FOIR. MMI earns commissions on a portion of the premiums Maison writes, as well as a per policy fee which ranges from $25-$75.

ClaimCor is a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies during times of high volume, so that we may provide responsive claims handling service when catastrophe events occur which impact many of our policyholders. We have the ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process.

PIH Re, Ltd., is the Company’s Bermuda-domiciled reinsurance subsidiary which was registered on December 6, 2018.

2. Significant Accounting Policies

Basis of Presentation:

These statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

The Use of Estimates in the Preparation of Consolidated Financial Statements:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures about contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are recorded in the accounting period in which the change is determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for loss and loss adjustment expense reserves, valuation of fixed income securities, valuation of net deferred income taxes, the valuation of various securities we have issued in conjunction with the termination of the management services agreement with 1347 Advisors, LLC, the valuation of deferred policy acquisition costs, and stock-based compensation expense.

Investments:

Investments in fixed income and equity securities are classified as available-for-sale and reported at estimated fair value. Unrealized gains and losses are included in accumulated other comprehensive income (loss), net of tax, until sold or an other-than-temporary impairment is recognized, at which point the cumulative unrealized gains or losses are transferred to the consolidated statement of income.

C-8

1347 PROPERTY INSURANCE HOLDINGS, INC.

Other investments include investments in a limited partnership and a limited liability company in which the Company’s interests are deemed minor and therefore, are accounted for under the cost method of accounting which approximates the fair value of these investments. Also included in other investments, is an investment where the Company is a limited partner in a limited partnership, which we have determined to be a variable interest entity (VIE), in which the Company is not the primary beneficiary. The Company does not have a controlling financial interest in the limited partnership, but exerts significant influence over the entity’s operating and financial policies as it owns an economic interest of approximately 47.1%. Accordingly, the Company has accounted for this investment under the equity method of accounting. See Note 12 for additional information on the Company’s investment in the VIE.

Other investments also include a fixed rate certificate of deposit with an original maturity of 15 months.

Short-term investments, which consist of investments with original maturities between three months and one year, are reported at cost, which approximates estimated fair value due to their short-term nature.

Realized gains and losses on sales of investments are determined on a first-in, first-out basis, and are included in net investment income.

Interest income is included in net investment income and is recorded as it accrues.

The Company accounts for its investments using trade date accounting.

The Company conducts a quarterly review to identify and evaluate investments that show objective indications of possible impairment. Impairment is charged to the statement of income if the fair value of the instrument falls below its amortized cost and the decline is considered other-than-temporary. Factors considered in determining whether a loss is other-than-temporary include the length of time and extent to which fair value has been below cost, the financial condition and near-term prospects of the issuer, and the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

Cash and Cash Equivalents:

Cash and cash equivalents include cash and highly liquid investments with original maturities of 90 days or less.

Premiums Receivable:

Premiums receivable include premium balances due and uncollected and installment premiums not yet due from agents and insureds. Premiums receivable are reported net of an estimated allowance for credit losses.

Reinsurance:

Reinsurance premiums, losses, and loss adjustment expenses are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and losses ceded to other companies have been reported as a reduction of premium revenue and incurred net losses and loss adjustment expenses. A reinsurance recoverable is recorded for that portion of paid and unpaid losses and loss adjustment expenses that are ceded to other companies.

Deferred Policy Acquisition Costs:

The Company defers commissions, premium taxes and other underwriting and agency expenses that are directly related to successful efforts to acquire new or existing insurance policies to the extent they are considered recoverable. Costs deferred on insurance products are amortized over the period in which premiums are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the premium is earned. The method followed in determining the deferred policy acquisition costs limits the deferral to its realizable value by giving consideration to estimated future loss, loss adjustment, and maintenance expenses to be incurred as revenues are earned. Changes in estimates, if any, are recorded in the accounting period in which they are determined. Anticipated investment income is included in determining the realizable value of the deferred policy acquisition costs.

Income Taxes:

For taxable periods ending on or prior to March 31, 2014, the Company was included in the U.S. consolidated federal income tax return of Kingsway America II Inc. and its eligible U.S. subsidiaries (“KAI Tax Group”). The method of allocating federal income taxes among the companies in the KAI Tax Group is subject to written agreement, approved by each company’s Board of Directors. The allocation is made primarily on a separate return basis, with current credit for any net operating losses or other items utilized in the consolidated federal income tax return. For taxable periods beginning after March 31, 2014, the Company has filed its own U.S. consolidated federal income tax return.

C-9

1347 PROPERTY INSURANCE HOLDINGS, INC.

The Company follows the asset and liability method of accounting for income taxes, whereby deferred income tax assets and liabilities are recognized for (i) the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and (ii) loss and tax credit carry-forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not and a valuation allowance is established for any portion of a deferred tax asset that management believes will not be realized. Current federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense (benefit).

Property and Equipment:

Property and equipment is reported at historical cost less accumulated depreciation. Depreciation of property and equipment is recorded on a straight-line basis over estimated useful lives which range from seven years for furniture, five years for vehicles, three years for computer equipment, and the shorter of estimated useful life or the term of the lease for leased property and leasehold improvements. Property and equipment is estimated to have no salvage value at its useful life-end with the exception of leased property where we have guaranteed a residual value at the end of the lease. Accordingly, leased property is estimated to have a salvage value equal to the guaranteed residual value at the termination of the lease.

Rent expense for the Company’s office leases is recognized on a straight-line basis over the term of the lease. Rent expense was $441 and $340 for the years ended December 31, 2018 and 2017, respectively.

Loss and Loss Adjustment Expense Reserves:

Loss and loss adjustment expense reserves represent the estimated liabilities for reported loss events, incurred but not yet reported loss events and the related estimated loss adjustment expenses. The Company performs a continuing review of its loss and loss adjustment expense reserves, including its reserving techniques and its reinsurance. The loss and loss adjustment expense reserves are also reviewed at minimum, on an annual basis by qualified third party actuaries. Since the loss and loss adjustment expense reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of income in the period in which the estimates are changed. Such changes in estimates could occur in a future period and may be material to the Company’s results of operations and financial position in such period.

Concentration of Credit Risk:

Financial instruments which potentially expose the Company to concentrations of credit risk include investments, cash, premiums receivable, and amounts due from reinsurers on losses incurred. The Company maintains its cash with two major U.S. domestic banking institutions and two regional banks headquartered in the Eastern U.S. Such amounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 per institution. At December 31, 2018 the Company held funds in excess of these FDIC insured amounts. The terms of these deposits are on demand to mitigate some of the associated risk. The Company has not incurred losses related to these deposits.

The Company has not experienced significant losses related to premiums receivable from its policyholders and management believes that amounts provided as an allowance for credit losses is adequate.

The Company has not experienced any losses on amounts due from reinsurers. In order to limit the credit risk associated with amounts potentially due from reinsurers, the Company uses several different reinsurers, most of which have an A.M. Best Rating of A- (Excellent) or better. Absent such rating, the Company has required its reinsurers to place collateral on deposit with an independent institution under a trust agreement for the Company’s benefit.

The Company also has risk associated with the lack of geographic diversification due to the fact that Maison exclusively underwrites policies in Louisiana, Texas and Florida. Maison insures personal property located in 63 of the 64 parishes in Louisiana, 207 of the 254 counties which comprise the State of Texas, and 31 of the 67 counties which comprise the State of Florida. As of December 31, 2018, these policies are concentrated within Saint Tammany Parish, LA (6.2%), Collin County, TX (5.8%), Jefferson Parish, LA (5.7%), and Tarrant County, TX (5.6%); all of which are expressed as a percentage of our total direct and assumed policies in all states. No other parish in Louisiana nor county in Texas or Florida individually has over 5.0% of our total direct and assumed policies as of December 31, 2018.

C-10

1347 PROPERTY INSURANCE HOLDINGS, INC.

Revenue Recognition:

Premium revenue is recognized on a pro rata basis over the term of the respective policy contract. Unearned premium reserves represent the portion of premium written that is applicable to the unexpired term of policies in force.

Service charges on installment premiums are recognized as income upon receipt of related installment payments and are reflected in other income.

Revenue from policy fees is deferred and recognized over the term of the respective policy period, with revenue reflected in other income.

Any customer payment received is applied first to any service charge or policy fee due, with the remaining amount applied toward any premium due.

Ceded premiums are charged to income over the applicable term of the various reinsurance contracts with third party reinsurers. Ceded unearned premiums represent the unexpired portion of premiums ceded to reinsurers and are reported as an asset on the Company’s consolidated balance sheets.

Premiums collected in advance occur when the policyholder premium is paid in advance of the effective commencement period of the policy and are recorded as a liability on the Company’s consolidated balance sheets.

Stock-Based Compensation:

The Company has accounted for stock-based compensation under the provisions of ASC Topic 718 – Stock Compensation which requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes valuation model using assumptions for expected volatility, expected dividends, expected term, and the risk-free interest rate. The fair value of each stock option award is recorded as compensation expense on a straight-line basis over the requisite service period, which is generally the period in which the stock options vest, with a corresponding increase to additional paid-in capital.

The Company has also issued restricted stock units (“RSUs”) to certain of its employees and directors which have been accounted for as equity based awards since, upon vesting, they are required to be settled in the Company’s common shares. The Company used the fair value of the Company’s common stock on the date the RSUs were issued to estimate the grant date fair value of those RSUs which vest solely based upon the passage of time, as well as a Monte Carlo valuation model to estimate the fair value of those RSUs which vest solely upon market-based conditions. The fair value of each RSU is recorded as compensation expense over the requisite service period, which is generally the expected period over which the awards will vest. In the case of those RSUs which vest upon market-based conditions, should the market-based condition be achieved prior to the expiration of the derived service period, any unrecognized cost will be recorded as compensation expense in the period in which the RSUs actually vest.

Based upon the Company’s historical forfeiture rates relating to stock options and RSUs, the Company has not made any adjustment to stock compensation expense for expected forfeitures as of December 31, 2018. See Note 10 for further disclosure.

Fair Value of Financial Instruments:

The carrying values of certain financial instruments, including cash, short-term investments, premiums receivable, accounts payable, and other accrued expenses approximate fair value due to their short-term nature. The Company measures the fair value of financial instruments in accordance with GAAP which defines fair value as the exchange price that would be received for an asset (or paid to transfer a liability) in the principal or most advantageous market for the asset (or liability) in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. See Note 14 for further information on the fair value of the Company’s financial instruments.

Earnings (loss) Per Common Share:

Basic earnings (loss) per common share is computed using the weighted average number of shares outstanding during the respective period.

Diluted earnings (loss) per common share assumes conversion of all potentially dilutive outstanding stock options, restricted stock units, warrants or other convertible financial instruments. Potential common shares outstanding are excluded from the calculation of diluted earnings (loss) per share if their effect is anti-dilutive.

Operating Segments:

The Company operates in a single segment – property and casualty insurance.

C-11

1347 PROPERTY INSURANCE HOLDINGS, INC.

3. Recently Adopted and Issued Accounting Standards

Recently Adopted Accounting Standards

ASU 2014-09: Revenue from Contracts with Customers:

The Financial Accounting Standards Board (the “FASB”) has issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”, and related amendments ASU 2015-14, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-05 and ASU 2017-13 (collectively, “Topic 606”). Topic 606 creates a new comprehensive revenue recognition standard that will serve as a single source of revenue guidance for all companies that either enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of non-financial assets, unless those contracts are within the scope of other standards, such as insurance contracts. Topic 606 became effective for annual periods beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted Topic 606 on January 1, 2018, but since virtually all of the Company’s revenues relate to insurance contracts and investment income, the adoption of Topic 606 did not have an impact on the Company’s revenues. The Company will continue to monitor and examine transactions that could potentially fall within the scope of Topic 606 as such transactions are consummated.

ASU 2018-02: Income Statement – Reporting Comprehensive Income:

In February 2018, the FASB issued ASU 2018-02: Income Statement – Reporting Comprehensive Income. ASU 2018-02 was issued to address financial reporting issues that arose as a result of the passage of the Tax Cuts and Jobs Act, enacted into law by the United States federal government on December 22, 2017. Prior to the issuance of ASU 2018-02, GAAP required that deferred tax assets and liabilities be adjusted for the effect of a change in tax laws or rates with the effect included in income from continuing operations in the reporting period that includes the enactment date. That guidance was applicable even in situations in which the related income tax effects of items in accumulated other comprehensive income were originally recognized in other comprehensive income. Under ASU 2018-02, a reclassification from accumulated other comprehensive income to retained earnings is allowed for stranded tax effects resulting from the Tax Cuts and Jobs Act. However, because ASU 2018-02 only relates to the reclassification of the income tax effects of the Tax Cuts and Jobs Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. The Company adopted the amendments in this update on January 1, 2018 and determined that ASU 2018-02 applied to the deferred taxes related to unrealized losses on its investment portfolio, which had been previously recognized in other comprehensive income. This resulted in the reclassification of $33 from accumulated other comprehensive income to retained earnings, representing the stranded tax effect on these losses.

Recently Issued Accounting Standards

ASU 2016-01: Financial Instruments-Overall:

In January 2016, the FASB issued ASU 2016-01: Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 amends various aspects of the recognition, measurement, presentation, and disclosure for financial instruments. Most significantly, ASU 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of an investee) to be measured at fair value with changes in fair value recognized in net income. For public business entities, ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018; however, the Company has elected to delay the adoption of the guidance until its fiscal year beginning January 1, 2019, under its exemption as an emerging growth company under the JOBS Act. ASU 2016-01 will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Adoption of ASU 2016-01 is not expected to have a material impact on the Company’s financial position, cash flows, or total comprehensive income, but will impact the Company’s results of operations and earnings per share as changes in fair value will be presented in net income rather than other comprehensive income (loss).

C-12

1347 PROPERTY INSURANCE HOLDINGS, INC.

ASU 2016-02: Leases:

In February 2016, the FASB issued ASU 2016-02: Leases. ASU 2016-02 was issued to improve the financial reporting of leasing transactions. Under current guidance for lessees, leases are only included on the balance sheet if certain criteria, classifying the agreement as a capital lease, are met. This update will require the recognition of a right-of-use asset and a corresponding lease liability, discounted to present value, for all leases that extend beyond 12 months. For operating leases, the asset and liability will be expensed over the lease term on a straight-line basis, with all cash flows included in the operating section of the statement of cash flows. For finance leases, interest on the lease liability will be recognized separately from the amortization of the right-of-use asset in the statement of comprehensive income while the repayment of the principal portion of the lease liability will be classified as a financing activity and the interest component will be included in the operating section of the statement of cash flows. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases and ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-10 clarifies ambiguous or potentially conflicting guidance in ASU No. 2016-02, but is not expected to have a material impact on the Company. ASU No. 2018-11 provides entities with an additional transition method to adopt Topic 842. Under the new transition method, an entity initially applies the new lease standard at the adoption date, rather than at the beginning of the earliest period presented, and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company expects to elect this transition method at the adoption date of January 1, 2019. The amendments are effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal years. We are currently evaluating the impact of our pending adoption of these amendments on our consolidated financial position, results of operations and cash flows. Upon adoption, we expect to recognize right of use assets and liabilities of approximately $314 on the consolidated statement of financial position for leases currently classified as operating leases.

ASU 2016-13: Financial Instruments – Credit Losses:

In June 2016, the FASB issued ASU 2016-13: Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. ASU 2016-13 was issued to provide financial statement users with more useful information regarding the expected credit losses on financial instruments held as assets. Under current GAAP, financial statement recognition for credit losses on financial instruments was generally delayed until the occurrence of the loss was probable. The amendments of ASU 2016-13 eliminate this probable initial recognition threshold and instead reflect an entity’s current estimate of all expected credit losses. The amendments also broaden the information that an entity must consider in developing its expected credit loss estimates for those assets measured at amortized cost by using forecasted information instead of the current methodology which only considered past events and current conditions. Under ASU 2016-13, credit losses on available-for-sale debt securities will be measured in a manner similar to current GAAP; however, the amendments require that credit losses be presented as an allowance against the investment, rather than as a write-down. The amendments also allow the entity to record reversals of credit losses in current period net income, which is prohibited under current GAAP. The amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of the adoption of ASU 2016-13 on its consolidated financial statements.

4. Investments

A summary of the amortized cost, estimated fair value, and gross unrealized gains and losses on fixed income and equity securities classified as available-for-sale at December 31, 2018 and 2017 is as follows.

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
As of December 31, 2018
Fixed income securities:
U.S. government	$8,458	$22	$(58)	$8,422
State municipalities and political subdivisions	6,508	3	(83)	6,428
Asset-backed securities and collateralized mortgage obligations	33,153	72	(433)	32,792
Corporate	29,247	25	(604)	28,668
Total fixed income securities	77,366	122	(1,178)	76,310
Equity securities:
Common stock	2,939	141	(3)	3,077
Warrants to purchase common stock	129	17	(23)	123
Rights to purchase common stock	62	5	(4)	63
Total equity securities	3,130	163	(30)	3,263
Total fixed income and equity securities	$80,496	$285	$(1,208)	$79,573

As of December 31, 2017
Fixed income securities:
U.S. government	$2,735	$-	$(37)	$2,698
State municipalities and political subdivisions	5,959	3	(55)	5,907
Asset-backed securities and collateralized mortgage obligations	20,084	10	(227)	19,867
Corporate	22,725	44	(119)	22,650
Total fixed income securities	51,503	57	(438)	51,122
Equity securities:
Common stock	2,448	71	(59)	2,460
Warrants to purchase common stock	66	88	-	154
Rights to purchase common stock	68	26	(1)	93
Total equity securities	2,582	185	(60)	2,707
Total fixed income and equity securities	$54,085	$242	$(498)	$53,829

C-13

1347 PROPERTY INSURANCE HOLDINGS, INC.

The table below summarizes the Company’s fixed income securities at December 31, 2018 by contractual maturity periods. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

Matures in:	Amortized Cost	Estimated Fair Value
One year or less	$3,776	$3,758
More than one to five years	34,656	34,169
More than five to ten years	14,109	13,806
More than ten years	24,825	24,577
Total	$77,366	$76,310

The following table highlights the aggregate unrealized loss position and security type, those fixed income securities in unrealized loss positions as of December 31, 2018 and December 31, 2017. The tables segregate the holdings based on the period of time the investments have been continuously held in unrealized loss positions. There were 336 and 235 fixed income investments that were in unrealized loss positions as of December 31, 2018 and December 31, 2017, respectively. The Company held 21 and 12 equity securities in unrealized loss positions at December 31, 2018 and 2017, respectively.

	Less than 12 Months		Greater than 12 Months		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
As of December 31, 2018
Fixed income securities:
U.S. government	$4,552	$(10)	$2,300	$(48)	$6,852	$(58)
State municipalities and political subdivisions	1,145	(5)	4,681	(78)	5,826	(83)
Asset-backed securities and collateralized mortgage obligations	8,682	(48)	14,864	(385)	23,546	(433)
Corporate	11,087	(204)	13,917	(400)	25,004	(604)
Total fixed income securities	25,466	(267)	35,762	(911)	61,228	(1,178)
Equity securities:
Common stock	149	(3)	-	-	149	(3)
Warrants to purchase common stock	84	(23)	-	-	84	(23)
Rights to purchase common stock	25	(4)	-	-	25	(4)
Total equity securities	258	(30)	-		258	(30)
Total fixed income and equity securities	$25,724	$(297)	$35,762	$(911)	$61,486	$(1,208)

As of December 31, 2017
Fixed income securities:
U.S. government	$1,547	$(22)	$771	$(15)	$2,318	$(37)
State municipalities and political subdivisions	4,267	(35)	732	(20)	4,999	(55)
Asset-backed securities and collateralized mortgage obligations	13,530	(123)	4,503	(104)	18,033	(227)
Corporate	14,690	(92)	1,158	(27)	15,848	(119)
Total fixed income securities	34,034	(272)	7,164	(166)	41,198	(438)
Equity securities:			-	-
Common stock	453	(59)	-	-	453	(59)
Warrants to purchase common stock	15	-	-	-	15	-
Rights to purchase common stock	15	(1)	-	-	15	(1)
Total equity securities	483	(60)	-		483	(60)
Total fixed income and equity securities	$34,517	$(332)	$7,164	$(166)	$41,681	$(498)

C-14

1347 PROPERTY INSURANCE HOLDINGS, INC.

Under the terms of the certificate of authority granted to Maison by the Texas Department of Insurance, Maison is required to pledge securities with the State of Texas. These securities consist of various fixed income securities listed in the preceding tables which have an amortized cost basis of $2,000 and estimated fair value of $1,979 as of December 31, 2018.

The Company’s other investments are comprised of investments in a limited partnership and a limited liability company which seek to provide equity and asset-backed debt investment in a variety of privately-owned companies. The Company has a total potential commitment of $935 related to these investments, of which the two entities have drawn down approximately $776 through December 31, 2018. The limited liability company is managed by Argo Management Group, LLC, an entity which, as of April 21, 2016 is wholly owned by KFSI. The Company has accounted for these two investments under the cost method, as the investments do not have readily determinable fair values and the Company does not exercise significant influence over the operations of the investments or the underlying privately-owned companies.

Additionally, on June 18, 2018 the Company invested $2,219 in FGI Metrolina Property Income Fund, LP (the “Fund”), which intends to invest in real estate through a real estate investment trust which is wholly owned by the Fund. The general partner of the Fund, FGI Metrolina GP, LLC, is managed, in part, by Messrs. Cerminara and Johnson, the Chairman and Co-Chairman of the Board of Directors of the Company, respectively. The Company, a limited partner of the Fund, does not have a controlling financial interest in the Fund, but exerts significant influence over the entity’s operating and financial policies as it owns an economic interest of approximately 49.5%. Accordingly, the Company has accounted for this investment under the equity method of accounting. The Company has committed to a total potential investment of up to $4,000 in the Fund. As of December 31, 2018, the total amount invested in the Fund was $2,219, while the carrying amount on the Company’s balance sheet was $2,211.

Also included in other investments is a $300 certificate of deposit with an original term of 18 months deposited with the State of Florida pursuant to the terms of the certificate of authority issued to Maison from the FOIR.

Other-than-Temporary Impairment:

The establishment of an other-than-temporary impairment on an investment requires a number of judgments and estimates. The Company performs a quarterly analysis of the individual investments to determine if declines in market value are other-than-temporary. The analysis includes some or all of the following procedures as deemed appropriate by the Company:

●	considering the extent, and length of time during which the market value has been below cost;

●	identifying any circumstances which management believes may impact the recoverability of the unrealized loss positions;

●	obtaining a valuation analysis from a third-party investment manager regarding the intrinsic value of these investments based upon their knowledge and experience combined with market-based valuation techniques;

●	reviewing the historical trading volatility and trading range of the investment and certain other similar investments;

●	assessing if declines in market value are other-than-temporary for debt instruments based upon the investment grade credit ratings from third-party credit rating agencies;

●	assessing the timeliness and completeness of principal and interest payment due from the investee; and

●	assessing the Company’s ability and intent to hold these investments until the impairment may be recovered.

C-15

1347 PROPERTY INSURANCE HOLDINGS, INC.

The risks and uncertainties inherent in the assessment methodology used to determine declines in market value that are other-than-temporary include, but may not be limited to, the following:

●	the opinions of professional investment managers could be incorrect;

●	the past trading patterns of investments may not reflect their future valuation trends;

●	the credit ratings assigned by credit rating agencies may be incorrect due to unforeseen events or unknown facts related to the investee company’s financial situation; and

●	the historical debt service record of an investment may not be indicative of future performance and may not reflect a company’s unknown underlying financial problems.

As a result of the analysis performed by the Company, we recorded a write-down for an other-than-temporary impairment on a single equity investment resulting in a charge of $215 against net investment income for the year ended December 31, 2018. We recorded this write-down as a result of our analysis of the investment’s operating losses for 2018, which showed a considerable decline when compared to its results for 2017. For the Company’s remaining investments with estimated fair values less than their carrying amounts, the Company believes that these unrealized losses are primarily due to temporary market and sector-related factors rather than to issuer-specific factors. The Company does not intend to sell these investments in the short term, and it is not likely that it will be required to sell these investments before the recovery of their amortized cost. There were no write-downs for other-than-temporary impairment on our investments for the year ended December 31, 2017.

The Company does not have any exposure to subprime mortgage-backed investments.

Net investment income for the years ended December 31, 2018 and 2017 is as follows:

	Year Ended December 31,
	2018	2017
Investment income:
Interest on fixed income securities	$1,725	$820
Interest on cash and cash equivalents	130	145
Loss on investment under equity method accounting	(8)	–
Other-than-temporary impairment charge	(215)
Realized gains upon sale of securities	98	67
Gross investment income	1,730	1,032
Investment expenses	(113)	(67)
Net investment income	$1,617	$965

5. Reinsurance

The Company reinsures, or cedes, a portion of its written premiums on a per-risk and an excess of loss basis to non-affiliated insurers in order to limit its loss exposure. Although reinsurance is intended to reduce the Company’s exposure risk, the ceding of insurance does not legally discharge the Company from its primary liability for the full amount of coverage under its policies. If our reinsurers fail to meet their obligations under the applicable reinsurance agreements, the Company would still be required to pay the insured for the loss.

Under the Company’s per-risk treaties, reinsurance recoveries are received for up to $1,600 in excess of a retention of $400 for each loss occurring during the treaty year that began on June 1, 2017 and ended on May 31, 2018. Effective June 1, 2018, the Company amended its per-risk treaty such that recoveries are received for up to $1,400 in excess of a retention of $600 for each loss occurring between June 1, 2018 and August 31, 2018. On September 1, 2018, the Company added another layer of coverage to its per-risk treaty such that recoveries are now received for up to $3,400 in excess of a retention of $600 for each loss occurring on September 1, 2018 or thereafter. The Company estimates that the total cost of its per-risk treaty will be approximately $375 for the 2018-2019 treaty-year, an increase of $75 from the cost of the prior treaty-year due to the additional $1,000 coverage purchased effective September 1, 2018.

The Company’s excess of loss treaties are based upon a treaty year beginning on June 1st of each year and expiring on May 31st of the following year. For both the treaty years beginning June 1, 2016 and June 1, 2017, the Company’s excess of loss treaties cover losses of up to $170,000 in excess of a retention of $5,000 per event. For any event above $175,000, the Company purchased top, drop and aggregate coverage, with an additional limit of $25,000. The $25,000 aggregate coverage applies in total to all events occurring during each of the treaty years.

C-16

1347 PROPERTY INSURANCE HOLDINGS, INC.

For the period beginning on June 1, 2018 and ending on December 30, 2018, the Company’s excess of loss treaty covered losses of up to $252,000 in excess of a retention of $10,000 per occurrence. Effective December 31, 2018, the Company procured an additional layer of single-limit coverage of $5,000 in excess of a retention of $5,000. Thus, for the period beginning December 31, 2018 and ending on May 31, 2019, the Company’s excess of loss treaty covers losses of up to $252,000 in excess of a retention of $5,000 per occurrence. We have also purchased reinstatement premium protection contracts to indemnify us against the potential cost of reinstatement premiums. Our coverage also reduces our retention in multiple event scenarios through the purchase of three subsequent event contracts. The first subsequent event contract has an occurrence limit of $6,000, an occurrence retention of $4,000, and is subject to an otherwise recoverable amount of $6,000. The second subsequent event contract has an occurrence limit of $3,000, an occurrence retention of $1,000, and is subject to an otherwise recoverable amount of $6,000. Both of these subsequent event contracts include one prepaid reinstatement. The third subsequent event contract provides $10,000 of additional reinstatement limit for first layer of the catastrophe program and attaches after the first reinstatement has been completely exhausted. Furthermore, for the Florida Hurricane Catastrophe Fund Reimbursement Contracts effective June 1, 2018, the Company has elected 45% coverage on its Florida exposures. As of December 31, 2018, the Company has not recorded any recoveries due under its 2018/2019 catastrophe excess of loss program.

The Company estimates that the total cost of its excess of loss reinsurance program, inclusive of brokerage fees, will be approximately $34,200 for the 2018-2019 treaty-year. Comparatively, the total cost for the Company’s 2017-2018 treaty-year reinsurance program, which expired on May 31, 2018 was approximately $24,800.

In June 2015, we began writing business through a quota-share agreement with Brotherhood Mutual Insurance Company (“Brotherhood”). Through this agreement, we acted as a reinsurer, and had assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout the State of Texas. Our quota-share percentage varied from 25%-100% of wind/hail premium written by Brotherhood, dependent upon the geographic location (coastal versus non-coastal) of the risk within the State of Texas. For the year ended December 31, 2017, we had written $2,022 in assumed premiums through the Brotherhood agreement. Effective January 1, 2018, we terminated our quota-share agreement with Brotherhood, as a result of our evaluation of the risk-adjusted returns on this portion of our business.

On December 1, 2016, we participated TWIA’s inaugural depopulation program whereby Maison assumed policies for wind and hail only exposures along the Gulf Coast area of Texas. The depopulation program was structured such that Maison reinsured TWIA under a 100% quota share agreement. For the year ended December 31, 2017, we had written $1,397 in assumed premiums through the TWIA quota share agreement compared to $(3) for the year ended December 31, 2018, as we did not participate in either of the December 1, 2017 or 2018 TWIA depopulations.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from FL Citizens pursuant to a proposal of depopulation which Maison filed with FL Citizens on August 18, 2017. Accordingly, on December 19, 2017, Maison entered the Florida market via the assumption of approximately $5.7 million in premium on approximately 3,500 policies from FL Citizens covering the perils of wind and hail only. Maison has also participated in the December 18, 2018 depopulation of policies from FL Citizens whereby Maison has assumed an additional 3,950 policies covering the perils of wind and hail only. The impact of reinsurance treaties on the Company’s consolidated financial statements is as follows:

	Year Ended December 31,
	2018	2017
Premium written:
Direct	$91,595	$63,568
Assumed	4,555	9,111
Ceded	(32,280)	(22,583)
Net premium written	$63,870	$50,096

Premium earned:
Direct	$78,199	$55,406
Assumed	5,568	3,571
Ceded	(29,410)	(23,775)
Net premium earned	$54,357	$35,202

Losses and LAE incurred:
Direct	$38,911	$36,287
Assumed	153	10,302
Ceded	(11,651)	(30,689)
Net losses and LAE incurred	$27,413	$15,900

C-17

1347 PROPERTY INSURANCE HOLDINGS, INC.

6. Deferred Policy Acquisition Costs

Deferred policy acquisition costs (“DPAC”) consist primarily of commissions, premium taxes, assessments and other policy processing fees incurred which are related to successful efforts to acquire new or renewal insurance contracts. Acquisition costs deferred on insurance products are amortized over the period in which the related revenues are earned. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred.

DPAC as well as the related amortization expense associated with DPAC for the years ended December 31, 2018 and 2017 is as follows:

	Year Ended December 31,
	2018	2017
Balance, January 1, net	$6,785	$4,389
Additions	17,639	13,476
Amortization	(15,313)	(11,080)
Balance, December 31, net	$9,111	$6,785

7. Loss and Loss Adjustment Expense Reserves

The Company continually revises its estimates of the ultimate financial impact of claims made. A significant degree of judgment is required to determine amounts recorded in the consolidated financial statements for the provision for loss and loss adjustment expense (“LAE”) reserves. The process for establishing the provision for loss and loss adjustment expense reserves reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown loss events. The process of establishing the provision for loss and loss adjustment expense reserves relies on the judgment and opinions of a large number of individuals within the Company.

The Company’s evaluation of the adequacy of loss and loss adjustment expense reserves includes a re-estimation of the liability for loss and loss adjustment expense reserves relating to each preceding financial year compared to the liability that was previously established. The following tables illustrate incurred and paid claims development as of December 31, 2018, net of reinsurance, along with cumulative claim frequency and total incurred-but-not-reported (“IBNR”) liabilities as well as paid claims development on reported claims within the net incurred claims amounts. We have presented this information separately for both our homeowners’ multi-peril policies, which includes our traditional dwelling policies along with our mobile and manufactured home policies, as well as for our special property policies, which include both our fire and allied lines of business. Our allied lines primarily consist of wind/hail only policies (including those assumed through LA and FL Citizens and TWIA) as well as the commercial wind/hail only policies we had assumed through our agreement with Brotherhood. The information about incurred and paid claims development for the years ended December 31, 2012 through 2017 is presented as unaudited supplementary information.

Cumulative Incurred Losses and LAE, Net of Reinsurance

For the Years Ended December 31,								As of December 31, 2018
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$-	$-	$-	$-	$-	$-	$-	$-	-
2013		460	380	355	355	355	355	-	61
2014			3,680	3,878	4,357	4,350	4,377	-	571
2015				8,442	7,734	7,481	7,506	20	1,240
2016					15,862	14,746	14,546	35	2,808
2017						11,725	11,209	120	2,222
2018							25,781	2,587	2,958
Total – Homeowners Multi-Peril Policies							$63,774	$2,762	9,860

For the Years Ended December 31,								As of December 31, 2018
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$9,392	$-	$-	$-	$-	$-	$-	$-	-
2013		2,478	2,375	2,363	2,400	2,358	2,358	-	410
2014			115	120	120	120	120	-	36
2015				1,331	1,142	1,151	1,161	10	199
2016					891	91	(8)	5	269
2017						6,384	5,129	156	1,990
2018							3,640	992	375
Total – Special Property Policies							$12,400	$1,163	3,279

For the Years Ended December 31,								As of December 31, 2018
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018	Total of IBNR Liabilities Plus Expected Development on Reported Losses	Cumulative Number of Reported Claims
2012	$9,392	$-	$-	$-	$-	$-	$-	$-	-
2013		2,938	2,755	2,718	2,755	2,713	2,713	-	471
2014			3,795	3,998	4,477	4,470	4,497	-	607
2015				9,773	8,876	8,632	8,667	30	1,439
2016					16,753	14,837	14,538	40	3,077
2017						18,109	16,338	276	4,212
2018							29,421	3,579	3,333
Total – All Lines							$76,174	$3,925	13,139

Cumulative Paid Losses and LAE, Net of Reinsurance

	For the Years Ended December 31,
Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018
2012	$-	$-	$-	$-	$-	$-	$-
2013		309	352	355	355	355	355
2014			2,925	3,674	4,058	4,340	4,377
2015				6,867	7,426	7,435	7,430
2016					13,745	14,404	14,413
2017						9,016	10,675
2018							19,157
Total Paid Losses and LAE, net of reinsurance – Homeowners Multi-Peril Policies							$56,407
Liability for Losses and LAE, net of reinsurance – Homeowners Multi-Peril Policies							$7,367

Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018
2012	$-	$-	$-	$-	$-	$-	$-
2013		2,275	2,325	2,346	2,340	2,358	2,358
2014			99	120	120	120	120
2015				1,124	1,112	1,151	1,152
2016					386	(25)	(21)
2017						5,090	4,899
2018							1,769
Total Paid Losses and LAE, net of reinsurance – Special Property Policies							$10,277
Liability for Losses and LAE, net of reinsurance – Special Property Policies							$2,123

Accident Year	2012 (unaudited)	2013 (unaudited)	2014 (unaudited)	2015 (unaudited)	2016 (unaudited)	2017 (unaudited)	2018
2012	$10	$-	$-	$-	$-	$-	$-
2013		2,584	2,677	2,701	2,695	2,713	2,713
2014			3,024	3,794	4,178	4,460	4,497
2015				7,991	8,538	8,586	8,582
2016					14,131	14,379	14,392
2017						14,106	15,574
2018							20,926
Total Paid Losses and LAE, net of reinsurance – All Lines							$66,684
Liability for Losses and LAE, net of reinsurance – All Lines							$9,490

A reconciliation of the net incurred and paid loss development tables to the liability for loss and loss adjustment expenses on the balance sheet is as follows.

	As of December 31,
	2018	2017
Net Liability for Loss and LAE Reserves
Homeowners Multi-Peril Policies	$7,367	$3,107
Special Property Policies	2,123	1,410
Net Liability for Loss and LAE, net of reinsurance – All Lines	$9,490	$4,517

Reinsurance Recoverable on Loss and LAE Reserves
Homeowners Multi-Peril Policies	$1,584	$1,562
Special Property Policies	4,077	7,409
Reinsurance Recoverable on Loss and LAE Reserves – All Lines	$5,661	$8,971

Total Gross Liability for Loss and LAE Reserves – All Lines	$15,151	$13,488

C-18

1347 PROPERTY INSURANCE HOLDINGS, INC.

The changes in the provision for unpaid losses and loss adjustment expenses for the years ended December 31, 2018 and 2017 is as follows:

	Year Ended December 31,
	2018	2017

Balance, Jan 1, gross of reinsurance	$13,488	$6,971
Less reinsurance recoverable on loss and LAE expense reserves	(8,971)	(3,652)
Balance, beginning of period, net of reinsurance	4,517	3,319
Incurred related to:
Current year	29,421	18,109
Prior years	(2,008)	(2,209)
Paid related to:
Current year	(20,926)	(14,106)
Prior years	(1,514)	(596)
Balance, December 31, net of reinsurance	9,490	4,517
Plus reinsurance recoverable related to loss and LAE expense reserves	5,661	8,971
Balance, December 31, gross of reinsurance	$15,151	$13,488

The provision for unpaid losses and loss adjustment expenses attributable to insured events of prior years’ developed favorably by approximately $2,008 and $2,209 in 2018 and 2017, respectively. The favorable development is the result of the continual re-estimation of unpaid losses and loss adjustment expenses. These changes are generally a result of ongoing analysis of recent loss development, economic, legal, legislative, and other trends in the industry. Changes in original estimates are included in current period operations.

The following supplementary information provides average historical claims duration as of December 31, 2018.

Average Annual Percentage Payout of Incurred Losses by Age, Net of Reinsurance (unaudited)
Age of loss (in years)	1	2	3	4	5	6
Homeowners Multi-Peril Policies	81.6%	5.8%	0.6%	0.4%	0.1%	-%
Special Property Policies	86.6%	(4.4)%	0.5%	-%	0.1%	-%
All Lines	82.4%	4.1%	0.6%	0.4%	0.1%	-%

8. Income Taxes

A summary of income tax expense (benefit) is as follows:

	Year Ended December 31,
	2018	2017
Current income tax expense	$550	$795
Deferred income tax expense (benefit)	(1,068)	403
Total income tax expense (benefit)	$(518)	$1,198

Actual income tax expense (benefit) differs from the income tax expense computed by applying the applicable effective federal and state tax rates to income before income tax expense as follows:

	Year Ended December 31,
	2018		2017
	Amount	%	Amount	%

Provision for taxes at U.S. statutory marginal income tax rate of 21% and 34%, respectively	$60	21.0%	$507	34.0%
Impact of tax reform	(3)	(1.0)%	469	31.4%
Nondeductible expenses	22	7.7%	15	1.0%
State tax expense (benefit)	(632)	(221.0)%	207	13.9%
Share-based compensation	35	12.2%	-	-%
Income tax (benefit) expense	$(518)	(181.1)%	$1,198	80.3%

C-19

1347 PROPERTY INSURANCE HOLDINGS, INC.

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes as compared to the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows:

	As of December 31,
	2018	2017
Deferred income tax assets:
Loss and loss adjustment expense reserves	$87	$28
Unearned premium reserves	1,983	1,576
Share-based compensation	257	229
Deferred fee income	357	95
State deferred taxes	247	-
Investments	216	38
Other	81	107
Deferred income tax assets	$3,228	$2,073

Deferred income tax liabilities:
Deferred policy acquisition costs	$1,913	$1,425
State deferred taxes	-	543
Other	36	35
Deferred income tax liabilities	$1,949	$2,003

Net deferred income tax assets	$1,279	$70

The Company has recorded a net deferred tax asset of $1,279 and $70 as of December 31, 2018 and 2017, respectively. The Company’s net deferred tax assets were impacted by the passage of the Tax Cuts and Jobs Act on December 22, 2017, which reduced the corporate federal income tax rate from 34% to 21% and required us to reduce the value of our net deferred tax assets to reflect this new rate, resulting in a charge of $469 to income tax expense for the year ended December 31, 2017. Realization of net deferred tax assets is dependent on generating sufficient taxable income in future periods. Management believes that it is more likely than not that the deferred tax assets will be realized and as such no valuation allowance has been recorded against the net deferred tax asset. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. As of December 31, 2018, based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. When assessing the need for valuation allowances, the Company considers future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the ability to realize the deferred tax assets in future years, the Company would record valuation allowances as deemed appropriate in the period that the change in circumstances occurs, along with a corresponding charge to net income. The resolution of tax reserves and changes in valuation allowances could be material to the Company’s results of operations for any period, but is not expected to be material to the Company’s financial position.

Based upon the results of the Company’s analysis and the application of ASC 740-10, management has determined that all material tax positions meet the recognition threshold and can be considered as highly certain tax positions. This is based on clear and unambiguous tax law, and the Company is confident that the full amount of each tax position will be sustained upon possible examination. Accordingly, the full amount of the tax positions is anticipated to be recognized in the financial statements.

The Company files federal income tax returns as well as multiple state and local tax returns. The Company’s consolidated federal and state income tax returns for the years 2014 - 2017 are open for review by the Internal Revenue Service (“IRS”) and the various state taxing authorities.

9. Net Earnings Per Share

Net earnings per share is computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding during the periods presented. In calculating diluted earnings per share, those potential common shares that are found to be anti-dilutive are excluded from the calculation. The table below provides a summary of the numerators and denominators used in determining basic and diluted earnings per share for the years ended December 31, 2018 and 2017.

C-20

1347 PROPERTY INSURANCE HOLDINGS, INC.

	Year Ended December 31,
	2018	2017
Basic:
Net income (in thousands)	$804	$294
Less: dividends declared on Series A Preferred Shares	(1,108)	-
Income (loss) attributable to common shareholders	(304)	294
Weighted average common shares outstanding	5,989,742	5,965,051
Basic earnings (loss) per common share	$(0.05)	$0.05

Diluted:
Income (loss) attributable to common shareholders	$(304)	$294
Weighted average common shares outstanding	5,989,742	5,965,051
Dilutive RSUs outstanding	-	5,045
Diluted weighted average common shares outstanding	5,989,742	5,970,096
Diluted earnings (loss) per common share	$(0.05)	$0.05

The following potentially dilutive securities outstanding as of December 31, 2018 and 2017 have been excluded from the computation of diluted weighted-average shares outstanding as their effect would be anti-dilutive.

	As of December 31,
	2018	2017
Options to purchase common stock	177,456	177,456
Warrants to purchase common stock	1,906,875	1,906,875
Restricted stock units	211,054	20,500
Performance shares(1)	-	475,000
	2,295,385	2,579,831

(1) On July 24, 2018, the Company entered into a Termination Agreement whereby the remaining performance shares owned by KFSI and its affiliates were cancelled in exchange for a payment from the Company (see Note 12- Related Party Transactions for further information).

10. Equity Incentive Plans

In April 2014, the Company established an equity incentive plan for employees and directors of the Company (the “2014 Plan”). The purpose of the Plan was to create incentives designed to motivate recipients to significantly contribute toward the Company’s growth and success, to attract and retain persons of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in the Company.

The Plan allowed for the issuance of non-qualified stock options, restricted stock, restricted stock units (“RSUs”), performance shares, performance cash awards, and other stock-based awards and provided for the issuance of 354,912 shares of common stock. On May 31, 2018, the 2014 Plan was terminated with the adoption of the 2018 Plan, as discussed below.

On May 31, 2018, our shareholders approved the 1347 Property Insurance Holdings, Inc., 2018 Equity Incentive Plan (the “2018 Plan”). The purpose of the 2018 Plan is to attract and retain directors, consultants, and other key employees of the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The 2018 Plan is administered by the Compensation and Management Resources Committee of the Board, and has a term of ten years. The 2018 Plan allows for the issuance of both incentive stock options and non-qualified stock options, stock appreciation rights, RSUs, and other stock-based, as well as cash-based awards, and provides for a maximum of 300,000 shares available for issuance.

Stock Options Issued under the 2014 Plan

There were no grants, exercises, or cancellations of the Company’s stock options for the two years ended December 31, 2018. A summary of the Company’s non-vested employee stock options is as follows. All employee stock options listed in the following tables were issued pursuant to the 2014 Plan.

	Shares	Weighted Average Grant Date Fair Value
Non-Vested Common Stock Options
Non-vested, January 1, 2017	42,591	$1.07
Granted	-	-
Vested	(21,295)	1.07
Cancelled	-	-
Non-vested, December 31, 2017	21,296	1.07
Granted	-	-
Vested	(21,296)	1.07
Cancelled	-	-
Non-vested, December 31, 2018	-	-

C-21

1347 PROPERTY INSURANCE HOLDINGS, INC.

The following table summarizes the Company’s stock options outstanding as of December 31, 2018.

Stock Options Outstanding as of December 31, 2018
Date of Grant	Exercise Price ($)	Expiration Date	Remaining Contractual Life (Years)	Number Outstanding	Number Exercisable	Grant Date Fair Value Per Share ($)	Aggregate Intrinsic Value ($)
03/31/2014	8.00	03/31/2019	0.50	163,301	163,301	1.06	-
04/04/2014	8.69	04/04/2019	0.51	14,155	14,155	1.15	-

Restricted Stock Units Issued under both the 2014 and 2018 Plans

On May 29, 2015, the Company’s Board of Directors granted RSUs to certain of its executive officers under the 2014 Plan. Each RSU granted entitles the grantee to one share of the Company’s common stock upon the vesting date of the RSU. The RSUs vest as follows: (i) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $10.00 per share and; (ii) 50% upon the date that the closing price of the Company’s common stock equals or exceeds $12.00 per share. Prior to the vesting of the RSUs, the grantee will not be entitled to any dividends declared on the Company’s common stock. The RSUs do not expire; however, should the grantee discontinue employment with the Company for any reason other than death or disability, all unvested RSUs will be deemed forfeited on the date employment is discontinued.

In connection with the Company’s appointment of Dan Case as Chief Operating Officer effective May 23, 2017, we entered into an offer letter with Mr. Case, which provided Mr. Case with the opportunity to purchase up to 68,027 shares of the Company’s common stock on the open market or in direct purchases from the Company through June 15, 2018. At the end of the purchase period, the Company agreed to match any such shares purchased by Mr. Case with a grant of RSUs of the Company equal to two RSUs for each share purchased by Mr. Case. Through the purchase period, Mr. Case had purchased 68,027 shares of the Company’s common stock pursuant to this arrangement, 28,000 of which shares were purchased directly from the Company at a purchase price of $8.00 per share on September 14, 2017, resulting in a grant of 136,054 RSUs to Mr. Case on June 15, 2018. This arrangement was entered into outside the 2014 Plan which was in effect at the time, and was approved by the Compensation Committee of the Board of Directors as an inducement material to Mr. Case entering into employment with the Company in reliance on Nasdaq listing rule 5635(c)(4). On December 31, 2018, the effective date of Mr. Case’s resignation from the Company, all of the RSUs granted under the arrangement were forfeited prior to their vesting.

On May 31, 2017, the Compensation Committee of the Company’s Board of Directors approved a share matching arrangement for certain purchases of common stock made by the Company’s executive officers and directors. During the period beginning on May 31, 2017 and ending on November 30, 2017, each of the Company’s executive officers and directors had the opportunity to purchase the Company’s common stock through the open market, independently, and without assistance from the Company. At the end of the purchase period, the Company agreed to match any such shares purchased by the Company’s executive officers and directors with a grant of RSUs of the Company equal to two RSUs for each share purchased. Accordingly, on December 15, 2017, the Committee granted a total of 108,330 RSUs under the 2014 Plan as follows; 40,000, 32,000 and 3,000 RSUs to our executive officers, Messrs. Raucy, Hill and Stroud, respectively, as well as 6,666 RSUs to each of our then-serving directors, Messrs. Swets Jr., Cerminara, Horowitz, Johnson and Wong. Each RSU entitles the grantee to one share of the Company’s common stock upon the vesting date of the RSU, which will vest 20% per year over a period of five years following the date granted, subject to each officer’s continued employment with the Company, or each director’s continued service on the Board. Prior to the vesting of the RSUs, the grantee will not be entitled to any dividends declared on the Company’s common stock. The RSUs do not expire; however, should the grantee discontinue employment with the Company for any reason other than death or disability, all unvested RSUs will be deemed forfeited on the date employment is discontinued. The Board of Directors may, in its discretion, accelerate vesting in the event of early retirement. Similarly, should a director make himself available and consent to be nominated by the Company for continued service but is not nominated by the Board for election by the shareholders, other than for good reason as determined by the Board in its discretion, then such director’s RSU grant will vest in full as of his last date of service as a director with the Company. Accordingly, since Mr. Horowitz’s term as a director did not continue following the Company’s annual meeting of stockholders held on May 31, 2018, Mr. Horowitz’ 6,666 RSUs shares vested in full on May 31, 2018. Directors are required to maintain ownership of the shares purchased through the full five-year vesting period, except as set forth above.

C-22

1347 PROPERTY INSURANCE HOLDINGS, INC.

On August 22, 2018, the Compensation Committee of the Company’s Board of Directors granted 1,000 shares of the Company’s common stock (the “Bonus Shares”) and 1,000 RSUs to the Company’s Chief Financial Officer, John S. Hill, under the 2018 Plan. Each RSU represents a contingent right to receive one share of the Company’s common stock. These RSUs vest in five equal annual installments beginning with the first anniversary of the grant date, subject to continued employment, with vesting subject to Mr. Hill maintaining ownership of the Bonus Shares through the full five-year vesting period.

Also on August 22, 2018, the Company modified its compensation program for all non-employee directors of the Company, effective September 1, 2018, as follows:

●	Each non-employee director will receive a cash retainer of $50 per year, paid in quarterly installments;

●	Both the Chairman and Co-Chairman of the Board will receive an additional annual cash retainer of $75 each, paid in quarterly installments;

●	The Chairman of the Audit Committee will receive an additional cash retainer of $15, paid in quarterly installments;

●	The Chairman of the Compensation and Management Resources Committee as well as the Chairman of the Nominating and Corporate Governance Committee will each receive an additional cash retainer of $5, paid in quarterly installments;

●	Each of the members of the Audit, Compensation and Management Resources, and Nominating and Corporate Governance Committees (excluding the Chairman of each of those committees), will each receive an additional cash retainer of $2, paid in quarterly installments;

●	Each non-employee director will receive an annual grant of RSUs with a value of $40, vesting in five equal annual installments, beginning with the first anniversary of the grant date; and

●	Each non-employee director will receive reimbursement of reasonable out-of-pocket expenses for attending board and committee meetings.

Accordingly, on August 22, 2018, pursuant to the new director compensation program, the Board issued 5,714 RSUs to each of the Company’s six non-employee directors with a value of $40. The following table summarizes RSU activity for the two years ended December 31, 2018.

Restricted Stock Units	Number of Units	Weighted Average Grant Date Fair Value
Non-vested units, January 1, 2017	20,500	$1.34
Granted	108,330	7.20
Vested	-	-
Forfeited	-	-
Non-vested units, December 31, 2017	128,830	$6.27
Granted	171,338	7.48
Vested	(26,998)	7.20
Forfeited	(136,054)	7.60
Non-vested units, December 31, 2018	137,116	$6.27

Total stock based compensation expense for the years ended December 31, 2018 and 2017 was $337 and $31, respectively. As of December 31, 2018, total unrecognized stock compensation expense of $808 remains, which will be recognized through September 30, 2023.

There were no grants, exercises, or cancellations of the Company’s common stock warrants for the years ended December 31, 2018 and 2017. The following table summarizes the Company’s warrants outstanding as of December, 2018.

Date of Grant	Exercise Price ($)	Expiration Date	Remaining Contractual Life (Years)	Number Outstanding and Exercisable
03/31/2014	9.60	03/31/2019	0.25	312,500
03/31/2014	10.00	03/31/2019	0.25	94,375
02/24/2015	15.00	02/24/2022	3.16	1,500,000

C-23

1347 PROPERTY INSURANCE HOLDINGS, INC.

11. Shareholders’ Equity

Sale of Common Stock to Chief Operating Officer

On September 14, 2017, the Company sold 28,000 shares of its common stock to our Chief Operating Officer, Daniel E. Case, at a sale price of $8.00 per share, pursuant to the terms of his offer letter as previously discussed in Note 10.

Grant of Bonus Shares to Chief Financial Officer

On August 22, 2018, the Company’s Board of Directors granted 1,000 shares of the Company’s common stock Company’s Vice President and Chief Financial Officer, John S. Hill, as previously discussed in Note 10.

Offering of 8.00% Cumulative Preferred Stock, Series A

On February 28, 2018, we completed the underwritten public offering of 640,000 shares of the Preferred Stock designated as 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share. Also, on March 26, 2018, we issued an additional 60,000 shares of Preferred Stock pursuant to the exercise of the underwriters’ over-allotment option. Dividends on the Preferred Stock are cumulative from the date of original issue and are payable quarterly on the 15th day of March, June, September and December of each year, commencing on June 15, 2018 when, as and if declared by our Board of Directors or a duly authorized committee thereof. The first dividend record date for the Preferred Stock was on June 1, 2018. For the year ended December 31, 2018, the Board of Directors declared, and the Company paid dividends totaling $1,108, representing all quarterly amounts due for the Preferred Stock. Dividends are payable out of amounts legally available therefor at a rate equal to 8.00% per annum per $25.00 of stated liquidation preference per share, or $2.00 per share of Preferred Stock per year.

The Preferred Stock is not redeemable prior to February 28, 2023. On and after that date, the Preferred Stock will be redeemable at our option, for cash, in whole or in part, at a redemption price of $25.00 per share of Preferred Stock, plus all accumulated and unpaid dividends to, but not including, the date of redemption. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. The Preferred Stock will generally have no voting rights except as provided in the Certificate of Designations or as from time to time provided by law. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock and each other class or series of voting parity stock will be required at any time for us to authorize, create or issue any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our Certificate of Incorporation so as to materially and adversely affect any rights of the Preferred Stock or to take certain other actions.

Trading of the shares commenced on March 22, 2018 on the Nasdaq Stock Market under the symbol “PIHPP”. Net proceeds received by the Company were approximately $16,500. The Company used $1,500 of the net proceeds to repurchase 60,000 shares of its Series B Preferred Stock from IWS Acquisition Corporation, as discussed under Note 12 – Related Party Transactions, with the remainder of the proceeds to be used to support organic growth, including spending for business development, sales and marketing and working capital, and for future potential acquisition opportunities.

A fund managed by Fundamental Global Investors, LLC, one of the Company’s significant shareholders, purchased an aggregate of 34,620 shares of the Series A Preferred Stock in the Company’s public offering of the shares, at the public offering price of $25.00 per share, including 31,680 shares purchased for a total of approximately $792 on February 28, 2018, the closing date of the offering, and 2,940 shares purchased for a total of approximately $74 on March 26, 2018 in connection with the underwriters’ exercise of their over-allotment option. In addition, CWA Asset Management Group, LLC, of which 50% is owned by Fundamental Global Investors, LLC, holds 56,846 shares of the Series A Preferred Stock for customer accounts (including 44 shares of the Series A Preferred Stock held by Mr. Cerminara in a joint account with his spouse) purchased at the public offering price in connection with the underwriters’ exercise of their over-allotment option. No discounts or commissions were paid to the underwriters on the purchase of these shares.

12. Related Party Transactions

Related party transactions are carried out in the normal course of operations and are measured in part by the amount of consideration paid or received as established and agreed by the parties. Management believes that consideration paid for such services in each case approximates fair value. Except where disclosed elsewhere in these consolidated financial statements, the following is a summary of related party transactions.

C-24

1347 PROPERTY INSURANCE HOLDINGS, INC.

Termination of Performance Share Grant Agreement

On July 24, 2018, the Company entered into a Termination Agreement with Kingsway America, Inc. (“KAI”, a wholly owned subsidiary of KFSI) pursuant to which KAI agreed to terminate the Performance Share Grant Agreement (“PSGA”) dated March 26, 2014, between the Company and KAI in exchange for a payment of $1,000 from the Company, which has been recorded as a charge under the heading “Loss on repurchase of Series B Preferred Shares and Performance Shares” on the Company’s statement of income for year ended December 31, 2018. As a result of the Termination Agreement, KAI has no further rights to any of the performance share grants contemplated by the PSGA. Under the PSGA, KAI was entitled to receive up to an aggregate of 375,000 shares of our common stock upon achievement of certain milestones regarding our stock price. Mr. Larry G. Swets, Jr., who is a director of the Company, served as Chief Executive Officer and Director of KFSI on the date the Company entered into the Termination Agreement. The Company did not issue any shares under the PSGA while the PSGA was outstanding. The Termination Agreement was approved by a special committee of the Board of Directors of the Company consisting solely of independent directors.

Termination of Management Services Agreement and Repurchase of Series B Preferred Shares

On February 24, 2015, we terminated our Management Services Agreement with 1347 Advisors, LLC (“1347 Advisors”), a wholly owned subsidiary of KFSI. In connection with the termination, we entered into a Performance Shares Grant Agreement, dated February 24, 2014, with 1347 Advisors pursuant to which we agreed to issue 100,000 shares of our common stock to 1347 Advisors subject to the achievement of certain events specified in the agreement. We also issued to 1347 Advisors 120,000 shares of our Series B preferred stock having a liquidation amount per share equal to $25.00 (the “Series B Preferred Shares”) and a warrant to purchase 1,500,000 shares of our common stock at an exercise price of fifteen dollars per share. The warrant expires seven years from the date of issuance. 1347 Advisors subsequently transferred 60,000 of the Series B Preferred Shares to IWS Acquisition Corporation, an affiliate of KFSI.

On January 2, 2018, the Company entered into a Stock Purchase Agreement with 1347 Advisors and IWS Acquisition Corporation, pursuant to which the Company repurchased 60,000 Series B Preferred Shares from 1347 Advisors for an aggregate purchase price of $1,740, representing (i) the par value of the Series B Preferred Shares, or $1,500; and (ii) declared and unpaid dividends with respect to the dividend payment due on February 23, 2018, or $240. Also in connection with the Stock Purchase Agreement, the Performance Shares Grant Agreement, dated February 24, 2015, between the Company and 1347 Advisors was terminated. In connection with the termination, the Company made a cash payment of $300 to 1347 Advisors. Upon termination of the MSA Agreement, the Company recorded an increase of approximately $54 to additional paid in capital, representing the estimated fair value of the Performance Share Grant Agreement on the grant date. Upon the termination of the Performance Share Grant Agreement, we compared the amount previously recorded in additional paid in capital to the amount paid to terminate the agreement, resulting in a reversal of the $54 originally recorded to additional paid in capital as well as a charge of $246 recorded to “Loss on repurchase of Series B Preferred Shares and Performance Shares” on the Company’s statement of income for the year ended December 31, 2018.

Pursuant to the Stock Purchase Agreement, the Company also agreed to repurchase the remaining 60,000 Series B Preferred Shares from IWS Acquisition Corporation for an aggregate purchase price of $1,500, upon the completion of a capital raise resulting in the Company receiving net proceeds in excess of $5,000. On February 28, 2018, the Company purchased the remaining 60,000 Series B Preferred Shares from IWS Acquisition Corporation for $1,500 with the proceeds from the offering of the Company’s 8.00% Cumulative Preferred Stock, Series A (the “Preferred Stock”) offering (discussed under Note 11 – Shareholders’ Equity).

The Company applied the guidance outlined in ASC 480 – Distinguishing Liabilities from Equity in recording the issuance of the Series B Preferred Shares. Due to the fact that the shares had a mandatory redemption date of February 24, 2020, applicable guidance required that we classify the shares as a liability on our consolidated balance sheet, rather than recording the value of the shares in equity. The resulting liability was recorded at a discount to the $4,200 redemption amount plus dividends expected to be paid on the shares while outstanding, discounted for the Company’s estimated cost of equity (13.9%). As a result, total amortization in the amount of $33 and $372 has been charged to operations for the years ended December 31, 2018 and 2017, respectively. Upon our repurchase of the Series B Preferred Shares in both January and February 2018, we compared the amortized carrying amount of the liability to the amount paid to repurchase the shares, resulting in a charge of $366 to “Loss on repurchase of Series B Preferred Shares and Performance Shares” on the Company’s statement of income for the year ended December 31, 2018.

C-25

1347 PROPERTY INSURANCE HOLDINGS, INC.

Investment in Limited Liability Company and Limited Partnership

On April 21, 2016, KFSI completed the acquisition of Argo Management Group LLC (“Argo”). Argo’s primary business is to act as the Managing Member of Argo Holdings Fund I, LLC, an investment fund in which the Company has committed to invest $500, of which the Company has invested $341 as of December 31, 2018. The managing member of Argo, Mr. John T. Fitzgerald, was appointed as President and Chief Executive Officer of KFSI on September 5, 2018 and has served on its board of directors since April 21, 2016.

On June 18, 2018, the Company invested $2,219 as a limited partner in Metrolina Property Income Fund, LP (the “Fund”). The general partner of the Fund, FGI Metrolina GP, LLC, is managed, in part, by Messrs. Cerminara and Johnson, the Chairman and Co-Chairman of the Board of Directors of the Company, respectively. The Fund’s investment program is managed by FGI Funds Management LLC, an affiliate of FGI, which, with its affiliates, is the largest stockholder of the Company. As of December 31, 2018, the Company’s investment represents a 47.1% ownership stake in the Fund.

Upon analysis of the Fund’s capital structure, related contractual relationships and terms, nature of the Fund’s operations and purpose, as well as our involvement with the entity, we have determined that the Fund represents a variable interest entity (VIE) investment of the Company. Applicable guidance requires us to consolidate those VIEs where we are determined to be the primary beneficiary. The primary beneficiary is the entity that has both 1) the power to direct the activities of the VIE which most significantly affect the VIE’s economic performance; and 2) the obligation to absorb losses or the right to receive the benefits that could be potentially significant to the VIE. The Company’s investment in the Fund is that of a limited partner with a 47.1% ownership interest. As limited partners in the Fund do not have the authority to direct the operations of the Fund, we have determined we are not the primary beneficiary of the VIE, and, accordingly, have accounted for this investment under the equity method of accounting.

As of December 31, 2018 and 2017, the total assets of the Fund were $4,720 and $0, respectively. Our maximum exposure to loss associated with our investment in the Fund was $2,219 and $0 as of December 31, 2018 and 2017, respectively. The Company’s maximum exposure to loss associated with the Fund is limited to our investment however the Company has committed to invest up to $4,000 in the Fund. Our investment of $2,219 and $0 is reflected on our balance sheet under the heading “Other investments” as of December 31, 2018 and 2017, respectively. Although it is not the Company’s intent, should the Company’s ownership percentage in the Fund exceed 50% of the total ownership interest in the Fund, we would be required to consolidate the Fund’s financial statements with our results in future periods as we would be deemed to have a controlling interest in the Fund.

13. Accumulated Other Comprehensive Loss

The table below details the change in the balance of each component of accumulated other comprehensive loss, net of tax, for the years ended December 31, 2018 and 2017.

	Year Ended December 31,
	2018	2017
Unrealized gains (losses) on available-for-sale securities:
Balance, January 1	$(169)	$(65)

Other comprehensive loss before reclassifications	(496)	(113)
Amounts reclassified from accumulated other comprehensive loss	(138)	(45)
Income taxes	107	54
Net current-period other comprehensive loss	(527)	(104)
Reclassification of certain tax effects from accumulated other comprehensive loss	(33)	–
Balance, December 31	$(729)	$(169)

14. Fair Value of Financial Instruments

Fair value is best evidenced by quoted bid or ask price, as appropriate, in an active market. Where bid or ask prices are not available, such as in an illiquid or inactive market, the closing price of the most recent transaction of that instrument subject to appropriate adjustments as required is used. Where quoted market prices are not available, the quoted prices of similar financial instruments or valuation models with observable market based inputs are used to estimate the fair value. These valuation models may use multiple observable market inputs, including observable interest rates, foreign exchange rates, index levels, credit spreads, equity prices, counterparty credit quality, corresponding market volatility levels and option volatilities. Minimal management judgment is required for fair values calculated using quoted market prices or observable market inputs for models. Greater subjectivity is required when making valuation adjustments for financial instruments in inactive markets or when using models where observable parameters do not exist. Also, the calculation of estimated fair value is based on market conditions at a specific point in time and may not be reflective of future fair values. For the Company’s financial instruments carried at cost or amortized cost, the book value is not adjusted to reflect increases or decreases in fair value due to market fluctuations, including those due to interest rate changes, as it is the Company’s intention to hold them until there is a recovery of fair value, which may be to maturity.

The Company classifies its investments in fixed income and equity securities as available-for-sale and reports these investments at fair value. Fair values of fixed income securities for which no active market exists are derived from quoted market prices of similar instruments or other third-party evidence.

C-26

1347 PROPERTY INSURANCE HOLDINGS, INC.

The FASB has issued guidance that defines fair value as the exchange price that would be received for an asset (or paid to transfer a liability) in the principal, or most advantageous market in an orderly transaction between market participants. This guidance also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance categorizes assets and liabilities at fair value into one of three different levels depending on the observation of the inputs employed in the measurements, as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets providing the most reliable measurement of fair value since it is directly observable.

●	Level 2 – inputs to the valuation methodology which include quoted prices for similar assets or liabilities in active markets. These inputs are observable, either directly or indirectly, for substantially the full-term of the financial instrument.

●	Level 3 – inputs to the valuation methodology which are unobservable and significant to the measurement of fair value.

Financial instruments measured at fair value as of December 31, 2018 and 2017 in accordance with this guidance are as follows.

	Level 1	Level 2	Level 3	Total
As of December 31, 2018
Fixed income securities:
U.S. government	$-	$8,422	$-	$8,422
State municipalities and political subdivisions	-	6,428	-	6,428
Asset-backed securities and collateralized mortgage obligations	-	32,792	-	32,792
Corporate	-	28,668	-	28,668
Total fixed income securities	-	76,310	-	76,310

Equity securities:
Common stock	3,077	-	-	3,077
Warrants to purchase common stock	123	-	-	123
Rights to purchase common stock	63	-	-	63
Total equity securities	3,263	-	-	3,263

Total fixed income and equity securities	$3,263	$76,310	$-	$79,573

As of December 31, 2017
Fixed income securities:
U.S. government	$-	$2,698	$-	$2,698
State municipalities and political subdivisions	-	5,907	-	5,907
Asset-backed securities and collateralized mortgage obligations	-	19,867	-	19,867
Corporate	-	22,650	-	22,650
Total fixed income securities	-	51,122	-	51,122

Equity securities:
Common stock	2,460	-	-	2,460
Warrants to purchase common stock	154			154
Rights to purchase common stock	93			93
Total equity securities	2,707	-	-	2,707

Total fixed income and equity securities	$2,707	$51,122	$-	$53,829

15. Statutory Requirements

The Company’s insurance subsidiary, Maison, prepares statutory basis financial statements in accordance with accounting practices prescribed or permitted by the LDI. Prescribed statutory accounting practices include state laws, rules and regulations as well as accounting practices and rules as outlined in a variety of publications of the National Association of Insurance Commissioners (“NAIC”). Permitted statutory accounting practices encompass all accounting practices that are not prescribed, but instead have been specifically requested by an insurer and allowed by the state in which the insurer is domiciled (in Maison’s case, Louisiana). Permitted practices may differ from state to state, or company to company within a state, and may change in the future. In converting from statutory accounting basis to U.S. GAAP, typical adjustments include the deferral of acquisition costs (which are all charged to operations as incurred on a statutory basis), the inclusion of statutorily non-admitted assets on the balance sheet, the inclusion of net unrealized holding gains or losses related to investments included on the balance sheet, as well as the inclusion of changes in deferred tax assets and liabilities in the statement of income.

C-27

1347 PROPERTY INSURANCE HOLDINGS, INC.

Statutory Surplus and Capital Requirements

In order to retain its certificate of authority in Louisiana and Florida, Maison is required to maintain a minimum capital surplus of $5,000 and $35,000, respectively. As of December 31, 2018, Maison’s capital surplus was $45,577.

Our state regulators employ risk-based capital (“RBC”) reports to monitor Maison’s financial condition. Risk-based capital is determined in accordance with a formula adopted by the NAIC which takes into consideration the covariance between asset risk, credit risk, underwriting risk, and other business risks. The RBC report determines whether Maison falls into the “no action” level or one of the four action levels set forth in the Louisiana Insurance Code. Furthermore, in order to retain its certificate of authority in Texas and Florida, Maison is required to maintain an RBC ratio of 300% or more. As of December 31, 2018, Maison’s RBC ratio was 345%; as a result, our surplus was considered to be in the “no action” level.

States routinely require deposits of assets for the protection of policyholders either in those states or for all policyholders. As of December 31, 2018, Maison held certificates of deposit with an estimated fair value of approximately $100 and $300 as a deposit with the LDI and FOIR, respectively. Maison also held cash investment securities with an estimated fair value of approximately $1,979 as a deposit with the TDI.

Surplus Notes

PIH, as the parent company of Maison, is subject to the insurance holding company laws of the State of Louisiana, which, among other things, regulate the terms of surplus notes issued by insurers to their parent company. As of December 31, 2018, Maison’s capital includes seven surplus notes issued to PIH in the aggregate amount of $18,000, all of which were approved by the LDI prior to their issuance. Interest payments on the notes are due annually, and are also subject to prior approval by the LDI. The Company’s surplus notes, as of December 31, 2018, are as follows.

Date of Issuance	Maturity Date	Interest Rate	Principal Amount
December 21, 2015	December 21, 2019	10.0%	$850
September 29, 2016	September 29, 2020	10.0%	3,450
September 28, 2017	September 28, 2019	10.0%	2,950
December 28, 2017	December 28, 2019	10.0%	2,300
November 14, 2018	November 14, 2020	10.0%	5,250
December 27, 2018	December 27, 2020	9.25%	3,200
			$18,000

Restrictions on Payments from our Subsidiary Companies

As an insurance holding company, we are dependent on dividends and other permitted payments from our subsidiary companies to serve as operating capital. The ability of Maison to pay dividends to us is subject to certain restrictions imposed under Louisiana insurance law, which is the state of domicile for Maison. Dividend payments from Maison may be further restricted pursuant to a consent agreement entered into with the LDI and the FOIR as a condition of our licensure in each state. Interest payments on the surplus notes issued to us by Maison are also subject to the prior approval of the LDI. Our other subsidiary companies collect the majority of their revenue through their affiliation with Maison. Our subsidiary company, MMI, earns commission income from Maison for underwriting, policy administration, claims handling, and other services provided to Maison. Our subsidiary company, ClaimCor, earns claims adjusting income for adjusting certain of the claims of Maison’s policyholders. While dividend payments from our other subsidiaries are not restricted under insurance law, the underlying contracts between Maison and our other subsidiary companies are regulated by, and subject to the approval of, insurance regulators.

16. Commercial Line of Credit Facility

On April 23, 2018, the Company and MMI (collectively, the “Borrowers”) executed a Commercial Business Loan Agreement and related Promissory Note (collectively, the “Loan Agreement”) with Hancock Bank, a trade name for Whitney Bank (the “Lender”). The Loan Agreement provides for a revolving line of credit of $5,000. The line of credit will expire on April 19, 2019, or such earlier date on which the line of credit shall have been terminated in accordance with the provisions of the Loan Agreement. Proceeds of borrowings under the Loan Agreement may be used to support working capital. The line of credit is secured by all accounts, equipment and general intangibles of the Borrowers, and all proceeds thereof.

C-28

1347 PROPERTY INSURANCE HOLDINGS, INC.

Borrowings under the Loan Agreement will bear interest at a rate per annum equal to one-month LIBOR plus a margin of 3.00%. The line of credit is to be repaid in monthly payments of interest only, with all principal and interest to be payable in full at maturity. The Loan Agreement contains certain restrictive covenants customary for transactions of this type (subject to negotiated exceptions and baskets), including restrictions on liens, indebtedness, loans and guarantees, acquisitions and mergers, sales of assets, and stock repurchases. In addition, during the term of the Loan Agreement, the Borrowers are required to maintain (a) a maximum Premium/Surplus Ratio of Maison Insurance Company of 3.00 to 1.00, and (b) a minimum Demotech rating of Maison Insurance Company of “A” at all times.

The Loan Agreement also provides for customary events of default with corresponding grace periods, including: (1) failure to pay principal, interest or fees under the Loan Agreement when due and payable; (2) failure to comply with other covenants and agreements contained in the Loan Agreement; (3) the making of false or materially inaccurate representations and warranties; (4) certain defaults under other debt obligations of the Borrowers; (5) money judgments, material adverse changes or events regarding the validity of the Loan Agreement or other loan documents; (6) a change in control; and (7) certain events of bankruptcy or insolvency affecting the Borrowers. Upon the occurrence of an event of default, the Lender may declare the entire unpaid principal balance and accrued unpaid interest immediately due and payable and/or exercise any and all remedial and other rights under the Loan Agreement.

As of December 31, 2018, the Company has not borrowed any funds under the Loan Agreement.

17. Retirement plans

The 1347 Property Insurance Holdings, Inc. 401(k) Plan (the “Retirement Plan”) was established effective January 1, 2015, as a defined contribution plan. The Retirement Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”); eligible employees of the Company and its subsidiaries may participate in the plan. Employees who have completed one month of service are eligible to participate and are permitted to make annual pre and post-tax salary reduction contributions not to exceed the limits imposed by the Internal Revenue Code of 1986, as amended. Contributions are invested at the direction of the employee participant in various money market and mutual funds. The Company matches contributions up to 100% of each participant’s contribution, limited to contributions up to 4% of a participant’s earnings. The Company may also elect to make a profit sharing contribution to the Retirement Plan based upon discretionary amounts and percentages authorized by the Company’s Board of Directors. For the years ended December 31, 2018 and 2017, the Company made matching contributions to the Retirement Plan in the amount of $128 and $94, respectively.

18. Commitments and Contingencies

Legal Proceedings:

From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. Currently, it is not possible to predict legal outcomes and their impact on the future development of claims. Any such development will be affected by future court decisions and interpretations. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of ultimate loss and loss adjustment expenses may change. These additional liabilities, or increases in estimates, or a range of either, cannot be reasonably estimated, and could result in income statement charges that could be material to the Company’s results of operations in future periods.

Operating Lease Commitments:

On February 28, 2018, we entered into an agreement to lease space located at 8750 N. Central Expressway, Dallas, Texas, 75231, which consists of approximately 3,000 square feet of office space. The lease term runs through April, 2021, with an option to extend the lease for an additional three year term subject to certain conditions. Rent is payable in monthly installments of approximately $6,000 and escalates by approximately 2% annually.

As of December 31, 2018, the Company had the following amounts due under its operating leases for facilities leased in Baton Rouge, Louisiana, Tampa, Florida, and Dallas, Texas.

Year ended December 31,	Amounts due under operating leases
2019	$401
2020	155
2021	26
Total	$582

C-29

1347 PROPERTY INSURANCE HOLDINGS, INC.

Capital Lease Commitments:

In March 2018, we entered into a master agreement to lease vehicles for use by our sales representatives in Louisiana, Texas and Florida, which have been recorded as capital leases having a carrying value of approximately $136, and are reflected in “Property and equipment” in the Company’s balance sheet as of December 31, 2018. Future minimum lease payments, together with the present value of the net minimum lease payments as of December 31, 2018, are presented in the following table.

Year ending December 31,
2019	$57
2020	57
2021	24
Total minimum lease payments	138
Less: amount representing estimated executory costs included in total minimum lease payments	–
Net minimum lease payments	138
Less: amount representing interest	20
Present value of minimum lease payments	$118

The present value of the minimum lease payments of $118 has been recorded as a liability on the Company’s balance sheet, included in “Accounts payable and other accrued expenses” as of December 31, 2018.

19. Subsequent Events

On February 25, 2019, the Company, together with Maison, MMI and ClaimCor, entered into an Equity Purchase Agreement with FedNat Holding Company (“FedNat”), a Florida corporation, providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to FedNat, on the terms and subject to the conditions set forth in the agreement. As consideration for the sale of Maison, MMI and ClaimCor, FedNat has agreed to pay the Company $51,000, consisting of $25,500 in cash and $25,500 in FedNat common stock to be issued to the Company. In addition, upon closing of the transaction, up to $18,000 of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest (other than default rates of interest, penalties, late fees and other related charges), will be repaid to the Company.

The Company and Purchaser anticipate closing the Asset Sale on or before June 30, 2019, subject to the timely receipt of regulatory approvals and the satisfaction or waiver of the closing conditions, including approval of the agreement and the transactions contemplated therein by the stockholders of the Company.

As of December 31, 2018, the Company concluded that the planned sale of Maison, MMI and ClaimCor did not meet the criteria for assets held for sale as set forth in ASC 205-20 – Discontinued Operations, as under Delaware law, the approval of the Company’s stockholders is required prior to closing of the transaction. The Company has classified the operations of Maison, MMI and ClaimCor as continuing operations for all periods presented in this report.

C-30

ANNEX D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Unless context denotes otherwise, the terms “Company,” “we,” “us,” and “our,” refer to 1347 Property Insurance Holdings, Inc., and its subsidiaries.

Overview

We are an insurance holding company specialized in providing personal property insurance in coastal markets including those in Louisiana, Texas and Florida. These markets are characterized as regions where larger, national insurers have reduced their market share in favor of other, less catastrophe exposed markets. These markets are also characterized by state-administered residual insurers controlling large market shares. These unique markets can trace their roots to Hurricane Andrew, after which larger national carriers limited their capital allocation and approaches to property risk aggregation. These trends accelerated again after back to back exceptionally active hurricane seasons in 2004 and 2005. However, the decade following Hurricane Katrina in 2005, had relatively few losses arising from tropical storm activity which led to declines in reinsurance pricing and increases in its availability. We were incorporated on October 2, 2012 in the State of Delaware to take advantage of these favorable dynamics where premium could be acquired relatively more quickly and under less competitive pressure than in other property insurance markets and where the cost of reinsurance, a significant expense for primary insurers, was declining from record high levels. We execute on this opportunity via a management team with expertise in the critical facets of our business: underwriting, claims, reinsurance, and operations. Within our three-state market, we seek to sell our products in territories with the highest rate per exposure and the least complexity in terms of risk. As of December 31, 2018, we covered risks on approximately 69,000 policies, an increase of over 35% from one year prior.

On November 19, 2013, we changed our legal name from Maison Insurance Holdings, Inc. to 1347 Property Insurance Holdings, Inc., and on March 31, 2014, we completed an initial public offering of our common stock. Prior to March 31, 2014, we were a wholly owned subsidiary of Kingsway America Inc., which, in turn, is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a publicly owned Delaware holding company. As of December 31, 2018, KFSI and its affiliates no longer held any of our outstanding shares of common stock, but did hold warrants, that, if exercised, would cause KFSI and its affiliates to hold an approximate 20% ownership interest in our common stock. In addition, as of December 31, 2018, Fundamental Global Investors, LLC and its affiliates, or FGI, beneficially owned approximately 45% of our outstanding shares of common stock. D. Kyle Cerminara, Chairman of our Board of Directors, serves as Chief Executive Officer, Co-Founder and Partner of FGI, and Lewis M. Johnson, Co-Chairman of our Board of Directors, serves as President, Co-Founder and Partner of FGI.

We have four wholly-owned subsidiaries: Maison Insurance Company, or “Maison”, Maison Managers Inc., or “MMI”, ClaimCor, LLC, or “ClaimCor”, and PIH Re, Ltd.

Through Maison, we began providing property and casualty insurance to individuals in Louisiana in December 2012. In September 2015, Maison began writing manufactured home policies in the State of Texas on a direct basis, and in December 2017, Maison began writing wind/hail only policies in Florida via the assumption of policies from Florida Citizens Property Insurance Corporation (“FL Citizens”). Our current insurance offerings in Louisiana, Texas, and Florida include homeowners insurance, manufactured home insurance and dwelling fire insurance. We write both full peril property policies as well as wind/hail only exposures and we produce new policies through a network of independent insurance agencies. We refer to the policies we write through independent agencies as voluntary policies versus those policies we have assumed through state-run insurers such as FL Citizens, which we refer to as take-out policies. We also wrote commercial business in Texas through a quota share agreement with Brotherhood Mutual Insurance Company (“Brotherhood”). Through this agreement, we assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout the State of Texas. We discontinued the assumption of renewal premiums from Brotherhood effective January 1, 2018, as a result of our evaluation of the risk adjusted returns on this portion of our business.

D-1

Maison has participated in six of the last seven rounds of take-outs from Louisiana Citizens Property Insurance Corporation, or “LA Citizens”, occurring on December 1st of each year, as well as the inaugural depopulation of policies from the Texas Windstorm Insurance Association, or “TWIA,” which occurred on December 1, 2016. Under these programs, state-approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by LA Citizens and TWIA. The majority of policies that we have obtained through LA Citizens as well as all of the policies we have obtained through TWIA cover losses arising only from wind and hail. Prior to our take-out, some of the LA Citizens and TWIA policyholders may not have been able to obtain such coverage from any other marketplace.

Effective August 1, 2018, House Bill No. 333 (“HB 333”) became effective as Act No. 131 in the State of Louisiana and amended the law with respect to the depopulation of policies from LA Citizens. In July 2018, the Company was notified by LA Citizens of the number of policies which would be available for assumption by all insurers electing to participate in the December 1, 2018 depopulation under the new law. Due to the significant reduction of policies available when compared to those available for assumption in prior years, the Company did not participate in the December 1, 2018 assumption of policies from LA Citizens.

On March 1, 2017, Maison received a certificate of authority from the Florida Office of Insurance Regulation, or “FOIR”, which authorized Maison to write personal lines insurance in Florida. Pursuant to the Consent Order issued, Maison has agreed to comply with certain requirements as outlined by the FOIR until Maison can demonstrate three consecutive years of statutory net income following our admission into Florida as evidenced by its Annual Statement filed with the National Association of Insurance Commissioners.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from FL Citizens. Accordingly, on December 19, 2017, Maison entered the Florida market via the assumption of approximately $5.7 million in premium on approximately 3,500 policies from FL Citizens covering the perils of wind and hail only. Maison has also participated in the December 18, 2018 depopulation of policies from FL Citizens whereby Maison assumed an additional 3,950 policies covering the perils of wind and hail only.

MMI serves as our management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by, and subject to, the regulatory oversight of the LDI, TDI and FOIR. MMI earns commissions on a portion of the premiums Maison writes, as well as a per policy fee which ranges from $25-$75 for providing policy administration, marketing, reinsurance contract negotiation, and accounting and analytical services.

ClaimCor is a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies during times of high volume, so that we may provide responsive claims handling service when catastrophe events occur which impact many of our policyholders. We have the ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process.

PIH Re, Ltd. is our Bermuda-domiciled reinsurance subsidiary. PIH Re, Ltd. was registered in Bermuda on December 6, 2018.

Equity Purchase Agreement with FedNat Holding Company

As previously announced, on February 25, 2019, the Company, together with Maison, MMI and ClaimCor entered into an Equity Purchase Agreement with FedNat Holding Company, a Florida corporation (“Purchaser” or “FedNat”), providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to Purchaser, on the terms and subject to the conditions set forth in the Agreement (the “Asset Sale”). As consideration for the sale of Maison, MMI and ClaimCor, Purchaser has agreed to pay the Company $51.0 million, consisting of $25.5 million in cash and $25.5 million in Purchaser’s common stock to be issued to the Company. In addition, upon closing of the Asset Sale (the “Closing”), up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest (other than default rates of interest, penalties, late fees and other related charges), will be repaid to the Company.

D-2

The Company, and not its stockholders, will receive the cash consideration and the equity consideration from the Asset Sale. The Company does not intend to liquidate following the closing. The Company’s board of directors will evaluate alternatives for the use of the cash consideration, which are expected to include using a portion of the cash consideration to conduct the business of PIH Re, Ltd., which was registered on December 6, 2018, and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. The Company may form an additional reinsurance subsidiary in a suitable jurisdiction.

For more information on the Purchase Agreement and the Asset Sale, see “Item 1. Business – Equity Purchase Agreement with FedNat Holding Company.”

Our Products

As of December 31, 2018, we covered risks under approximately 69,000 direct and assumed policies. Of these policies, approximately 25% were obtained via take-out from the LA Citizens, FL Citizens and TWIA, while the remaining 75% were voluntary policies obtained from our independent agency force. In total, from both take-out and voluntary business, 58% of our policies are homeowner multi-peril, approximately 10% are manufactured home multi-peril policies, approximately 29% are wind/hail only policies, approximately 2% are multi-peril dwelling policies, and approximately 1% are dwelling fire policies.

Homeowners’ Insurance

Our homeowners’ insurance policy is written on an owner occupied dwelling which protects from all perils, except for those specifically excluded from coverage by the policy. It also provides replacement cost coverage on the home and other structures and will provide optional coverage for replacement cost on personal property in the home. It may also offer the option of specifically scheduling individual personal property items for coverage. Additionally, coverage for loss of use of the home until it can be repaired is provided. Personal liability and medical payment coverage to others is included, as well.

Wind/Hail Insurance

Our wind/hail insurance policy is written on an owner or non-owner occupied dwelling which protects from the perils of wind and/or hail-only weather events. This policy type may also provide coverage for personal property, but only for specific types of coverage. It provides replacement cost or actual cash value coverage on the home and other structures depending on the form under which the policy is written. Personal property in the home is written at actual cash value. Additionally, coverage for loss of use of the home is provided.

Manufactured Home Insurance

Our manufactured home insurance policy is written on a manufactured or mobile home and is similar to both the homeowners’ insurance policy and the dwelling fire policy. The policy can provide for coverage on the manufactured home, the insured’s personal property in the home and liability and medical payments can be included. Furthermore, our manufactured home policies can be endorsed to include coverage for flood and earthquake (coverage for these perils is not available under our other policy types). The policy can also be written on either owner occupied or non-owner occupied units. Property coverage can be written on an actual cash value or stated amount basis with an optional replacement cost coverage available for partial loss. There are several other optional coverages that can be included and residential and commercial-use rental units can be written along with seasonal use mobile homes or homes that are used for part of the year.

Dwelling Fire Insurance

Our dwelling fire policy can be issued on an owner occupied or non-owner (tenant) occupied dwelling property. It will also provide coverage against all types of loss unless the peril causing the loss is specifically excluded in the policy. Losses from vandalism and malicious mischief are also included in the coverage. All claims and losses on a dwelling are covered on a replacement cost basis and additional coverage for personal property (contents) can also be added. Personal liability and medical payments to others may be included on an optional basis.

D-3

Our policy counts by type as of December 31, 2018 and 2017 are as follows:

	Policies as of December 31,
Source of Policies	2018	2017

Homeowners	39,904	23,283
Manufactured Homes	6,250	4,975
Other Dwellings	5,200	5,187
Total Voluntary Policies in Force	51,354	33,445

Assumed through LA Citizens Depopulation Program	9,930	12,002
Assumed through FL Citizens Depopulation Program	6,882	3,444
Assumed through Brotherhood Quota-Share Agreement	–	1,035
Assumed through TWIA Quota-Share Agreement	627	745
Total Assumed Policies	17,439	17,226

Total all policies	68,793	50,671

Non-U.S. GAAP Financial Measures

The Company assesses its results of operations using certain non-U.S. GAAP financial measures, in addition to U.S. GAAP financial measures. These non-U.S. GAAP financial measures consist of underwriting ratios and are defined below. The Company believes these non-U.S. GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating performance in the same manner as management does, and are also consistent with those ratios used across the insurance industry.

The non-U.S. GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, any financial measures prepared in accordance with U.S. GAAP. The Company’s non-U.S. GAAP financial measures may be defined differently from time to time and may be defined differently than similar terms used by other companies, and accordingly, care should be exercised in understanding how we define our non-U.S. GAAP financial measures.

Underwriting Ratios

The Company, like many insurance companies, analyzes performance based on underwriting ratios such as loss ratio, expense ratio and combined ratio. The loss ratio is derived by dividing the amount of net losses and loss adjustment expenses incurred by net premiums earned. The expense ratio is derived by dividing the sum of amortization of deferred policy acquisition costs and general and administrative expenses incurred by net premiums earned. All items included in the loss and expense ratios are presented in the Company’s U.S. GAAP financial statements. The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio below 100% demonstrates an underwriting profit whereas a combined ratio over 100% demonstrates an underwriting loss.

Critical Accounting Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the application of policies and the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates. Estimates and their underlying assumptions are reviewed on an ongoing basis. Changes in estimates are recorded in the accounting period in which they are determined. The critical accounting estimates and assumptions in the accompanying consolidated financial statements include the provision for loss and loss adjustment expense reserves (as well as the reinsurance recoverable on those reserves), the valuation of fixed income and equity securities, the valuation of net deferred income taxes, the valuation of various securities we have issued in conjunction with the termination of the management services agreement with 1347 Advisors, LLC, the valuation of deferred policy acquisition costs and stock-based compensation expense.

D-4

Provision for Loss and Loss Adjustment Expense Reserves

A significant degree of judgment is required to determine amounts recorded in the consolidated financial statements for the provision for loss and loss adjustment expense reserves. The process for establishing the provision for loss and loss adjustment expense reserves reflects the uncertainties and significant judgmental factors inherent in predicting future results of both known and unknown loss events. As such, the process is inherently complex and imprecise and estimates are constantly refined. The process of establishing the provision for loss and loss adjustment expense reserves relies on the judgment and opinions of a large number of individuals, including the opinions of the Company’s independent actuaries.

Factors affecting the provision for loss and loss adjustment expense reserves include the continually evolving and changing regulatory and legal environment, actuarial studies, professional experience and expertise of the Company’s claims department personnel and independent adjusters retained to handle individual claims, the quality of the data used for projection purposes, existing claims management practices including claims handling and settlement practices, the effect of inflationary trends on future loss settlement costs, court decisions, economic conditions and public attitudes.

In the actuarial review process, an analysis of the provision for loss and loss adjustment expense reserves is completed for the Company’s insurance subsidiary. Unpaid losses, allocated loss adjustment expenses and unallocated loss adjustment expenses are separately analyzed by line of business or coverage by accident year. A wide range of actuarial methods are utilized in order to appropriately measure ultimate loss and loss adjustment expense costs. These methods include paid loss development, incurred loss development and frequency-severity method. Reasonability tests such as ultimate loss ratio trends and ultimate allocated loss adjustment expense to ultimate loss are also performed prior to selection of the final provision. The provision is indicated by line of business or coverage and is separated into case reserves, reserves for losses incurred but not reported (“IBNR”) claims and a provision for loss adjustment expenses (“LAE”).

Because the establishment of the provision for loss and loss adjustment expense reserves is an inherently uncertain process involving estimates, current provisions may need to be updated. Adjustments to the provision, both favorable and unfavorable, are reflected in the consolidated statements of income and comprehensive income for the periods in which such estimates are updated. Management determines the loss and loss adjustment expense reserves as recorded on the Company’s financial statements, while the Company’s independent actuaries develop a range of reasonable estimates and a point estimate of loss and loss adjustment expense reserves. The actuarial point estimate is intended to represent the actuaries’ best estimate and will not necessarily be at the mid-point of the high and low estimates of the range.

Valuation of Fixed Income and Equity Securities

The Company’s fixed income and equity securities are recorded at fair value using observable inputs such as quoted prices in inactive markets, quoted prices in active markets for similar instruments, benchmark interest rates, broker quotes and other relevant inputs. Any change in the estimated fair value of its investments could impact the amount of unrealized gain or loss the Company has recorded, which could change the amount the Company has recorded for its investments and other comprehensive loss on its consolidated balance sheets and statements of comprehensive income.

Gains and losses realized on the disposition of investments are determined on the first-in first-out basis and credited or charged to the consolidated statements of income and comprehensive income. Premium and discount on investments are amortized and accreted using the interest method and charged or credited to net investment income.

The Company performs a quarterly analysis of its investment portfolio to determine if declines in market value are other-than-temporary. Further information regarding its detailed analysis and factors considered in establishing an other-than-temporary impairment on an investment is discussed within Note 4 — Investments, to the consolidated financial statements included in Annex C.

D-5

Valuation of Net Deferred Income Taxes

The provision for income taxes is calculated based on the expected tax treatment of transactions recorded in the Company’s consolidated financial statements. In determining its provision for income taxes, the Company interprets tax legislation in a variety of jurisdictions and makes assumptions about the expected timing of the reversal of deferred income tax assets and liabilities and the valuation of net deferred income taxes.

The ultimate realization of the deferred income tax asset balance is dependent upon the generation of future taxable income during the periods in which the Company’s temporary differences reverse and become deductible. A valuation allowance is established when it is more likely than not that all or a portion of the deferred income tax asset balance will not be realized. In determining whether a valuation allowance is needed, management considers all available positive and negative evidence affecting specific deferred income tax asset balances, including the Company’s past and anticipated future performance, the reversal of deferred income tax liabilities, and the availability of tax planning strategies. To the extent a valuation allowance is established in a period, an expense must be recorded within the income tax provision in the consolidated statements of income and comprehensive income.

The Company carries a net deferred income tax asset of $1,300 and $700 at December 31, 2018 and 2017, respectively, all of which the Company believes is more likely than not to be fully realized based upon management’s assessment of future taxable income.

Securities issued to 1347 Advisors, LLC

Pursuant to the termination of the Management Services Agreement with 1347 Advisors, LLC (“Advisors,” a wholly-owned subsidiary of KFSI), the Company issued Series B Preferred Shares, Warrants, and entered into a Performance Share Grant Agreement with Advisors on February 24, 2015. On January 2, 2018, the Company entered into a stock purchase agreement with Advisors and IWS Acquisition Corporation, also an affiliate of KFSI, pursuant to which the Company agreed to repurchase all 60,000 Series B Preferred Shares held by Advisors and all 60,000 Series B Preferred Shares held by IWS Acquisition Corporation. The Company completed the repurchase of the shares held by Advisors on January 2, 2018 and the repurchase of the shares held by IWS Acquisition Corporation on February 28, 2018. In connection with the stock purchase agreement, the Performance Share Grant Agreement, dated February 24, 2015, between the Company and Advisors was terminated. No common shares were issued to Advisors under the Performance Share Grant Agreement. Advisors has subsequently transferred the warrants to its affiliate, Kingsway America Inc.

Because the Series B Preferred Shares had a redemption provision requiring mandatory redemption on February 24, 2020, the Company was required to classify the shares as a liability on its balance sheet. The resulting liability was recorded at a discount to the $4,200 ultimate redemption amount which included all dividends to be paid on the Series B Preferred Shares based upon an analysis of the timing and amounts of cash payments expected to occur under the terms of the shares discounted for the Company’s estimated cost of equity (13.9%).

The Company estimated the fair value of the Warrants on grant date based upon the Black-Scholes option pricing model while it utilized a Monte Carlo model to determine the fair value of the Performance Share Grant Agreement due to the fact that the underlying shares are only issuable based upon the achievement of certain market conditions.

Deferred Policy Acquisition Costs

Deferred policy acquisition costs represent the deferral of expenses that the Company incurs related to successful efforts to acquire new business or renew existing business. Acquisition costs, primarily commissions, premium taxes and underwriting and agency expenses related to issuing insurance policies are deferred and charged against income ratably over the terms of the related insurance policies. Management regularly reviews the categories of acquisition costs that are deferred and assesses the recoverability of this asset. Costs associated with unsuccessful efforts or costs that cannot be tied directly to a successful policy acquisition are expensed as incurred, as opposed to being deferred and amortized as the premium is earned.

Stock-Based Compensation Expense

The Company uses the fair-value method of accounting for stock-based compensation awards granted. The Company determines the fair value of the stock options on their grant date using the Black-Scholes option pricing model and determines the fair value of restricted stock units (“RSUs”) on their grant date using the fair value of the Company’s common stock on the date the RSUs were issued (for those RSU which vest solely based upon the passage of time), as well as using multiple Monte Carlo simulations for those RSUs with market-based vesting conditions. The fair value of these awards is recorded as compensation expense over the requisite service period, which is generally the expected period over which the awards will vest, with a corresponding increase to additional paid-in capital. When the stock options are exercised, or correspondingly, when the restricted stock units vest, the amount of proceeds together with the amount recorded in additional paid-in capital is recorded in shareholders’ equity.

D-6

Recent Accounting Pronouncements

See Note 3 – Recently Issued Accounting Standards in the Notes to the Consolidated Financial Statements in Annex C for a discussion of recent accounting pronouncements and their effect, if any, on the Company.

Analysis of Financial Condition

As of December 31, 2018 compared to December 31, 2017

Dollar amounts included in the “Analysis of Financial Condition” are presented in thousands, except as otherwise specified.

Investments

The Company’s investments in fixed income and equity securities are classified as available-for-sale and are reported at estimated fair value. The Company held an investments portfolio comprised primarily of fixed income securities issued by the U.S. Government, government agencies and high quality corporate issuers. The fixed income portfolio is managed by a third-party investment management firm in accordance with the investment policies and guidelines approved by the investment committee of the Company’s Board of Directors. These guidelines stress the preservation of capital, market liquidity and the diversification of risk. Additionally, the Company’s investment committee is in place to identify, evaluate and approve suitable investment opportunities for the Company. This has resulted in a number of equity investments managed by the committee that represent approximately 7.9% of the estimated fair value of Company’s total investment portfolio as of December 31, 2018. Investments held by the Company’s insurance subsidiary must also comply with applicable domiciliary state regulations that prescribe the type, quality and concentration of investments.

The table below summarizes, by type, the Company’s investments as of December 31, 2018 and 2017.

	December 31, 2018		December 31, 2017
Type of Investment	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total
Fixed income securities:
U.S. government	$8,422	10.1%	$2,698	4.9%
State municipalities and political subdivisions	6,428	7.7%	5,907	10.7%
Asset-backed securities and collateralized mortgage obligations	32,792	39.4%	19,867	36.0%
Corporate	28,668	34.4%	22,650	41.0%
Total fixed income securities	76,310	91.6%	51,122	92.6%

Equity securities:
Common stock	3,077	3.7%	2,460	4.4%
Warrants to purchase common stock	123	0.1%	154	0.3%
Rights to purchase common stock	63	0.1%	93	0.2%
Total equity securities	3,263	3.9%	2,707	4.9%

Short-term investments	474	0.6%	417	0.8%
Other investments	3,287	3.9%	945	1.7%
Total investments	$83,334	100.0%	$55,191	100.0%

D-7

Pursuant to the certificate of authority we received from the TDI, we are required to deposit securities with the State of Texas. These securities consist of various fixed income securities listed in the table above having an amortized cost basis of $2,000 and an estimated fair value of $1,979 as of December 31, 2018.

The Company’s other investments are comprised of investments in a limited partnership and a limited liability company which seek to provide equity and asset-backed debt investment in a variety of privately-owned companies. The Company has a total potential commitment of $935 related to these investments, of which the two entities have drawn down approximately $776 through December 31, 2018. The limited liability company is managed by Argo Management Group, LLC, an entity which is wholly owned by KFSI. The Company has accounted for these two investments under the cost method, as the investments do not have readily determinable fair values and the Company does not exercise significant influence over the operations of the investments or the underlying privately-owned companies.

Additionally, on June 18, 2018 the Company invested $2,219 in FGI Metrolina Property Income Fund, LP (the “Fund”), which intends to invest in real estate through a real estate investment trust which is wholly owned by the Fund. The general partner of the Fund, FGI Metrolina GP, LLC, is managed, in part, by Messrs. Cerminara and Johnson, the Chairman and Co-Chairman of the Board of Directors of the Company, respectively. The Company, a limited partner of the Fund, does not have a controlling financial interest in the Fund, but exerts significant influence over the entity’s operating and financial policies as it owns an economic interest of approximately 47.1% as of December 31, 2018. Accordingly, the Company has accounted for this investment under the equity method of accounting. The Company has committed to a total potential investment of up to $4,000 in the Fund. As of December 31, 2018, the total amount invested in the Fund was $2,219, while the carrying amount on the Company’s balance sheet was $2,211.

Also included in other investments is a $300 certificate of deposit with an original term of 18 months deposited with the State of Florida pursuant to the terms of the certificate of authority issued to Maison from the FOIR.

Liquidity and Cash Flow Risk

The table below summarizes the estimated fair value of the Company’s fixed income securities by contractual maturity as of December 31, 2018 and 2017. Actual results may differ as issuers may have the right to call or prepay obligations, with or without penalties, prior to the contractual maturity of these obligations.

	December 31, 2018		December 31, 2017
Matures in:	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total
One year or less	$3,758	4.9%	$1,525	3.0%
More than one to five years	34,169	44.8%	22,995	45.0%
More than five to ten years	13,806	18.1%	13,138	25.7%
More than ten years	24,577	32.2%	13,464	26.3%
Total fixed income securities	$76,310	100.0%	$51,122	100.0%

The Company holds cash and high-grade short-term assets which, along with fixed income securities, management believes are sufficient in amount for the payment of loss and loss adjustment expense reserves and other operating subsidiary obligations on a timely basis. The Company may not be able to liquidate its investments in the event that additional cash is required to meet obligations to its policyholders, however, the Company believes that the high-quality, liquid investments in the portfolios provide it with sufficient liquidity.

Market Risk

Market risk is the risk that the Company will incur losses due to adverse changes in interest or currency exchange rates and equity prices. Given the Company’s operations only invest in U.S. dollar denominated instruments and maintain a relatively insignificant investment in equity instruments, its primary market risk exposures in the investments portfolio are to changes in interest rates.

D-8

Because the investments portfolio is comprised of primarily fixed maturity instruments that are usually held to maturity, periodic changes in interest rate levels generally impact the Company’s financial results to the extent that the investments are recorded at market value and reinvestment yields are different than the original yields on maturing instruments. During periods of rising interest rates, the market values of the existing fixed income securities will generally decrease. The reverse is true during periods of declining interest rates.

Credit Risk

Credit risk is defined as the risk of financial loss due to failure of the other party to a financial instrument to discharge an obligation. Credit risk arises from the Company’s positions in short-term investments and debt instruments.

As of December 31, 2018 and 2017, the Company’s debt securities had the following quality ratings as assigned by Standard and Poor’s (“S&P”) or Moody’s Investors Service (“Moody’s”).

	December 31, 2018		December 31, 2017
Rating (S&P/Moody’s)	Carrying Amount	Percent of Total	Carrying Amount	Percent of Total
AAA/Aaa	$44,605	58.5%	$24,188	47.3%
Aa/Aa	7,159	9.4%	6,322	12.4%
A/A	16,211	21.2%	13,651	26.7%
BBB	8,335	10.9%	6,961	13.6%
Total fixed income securities	$76,310	100.0%	$51,122	100.0%

Other-Than-Temporary Impairment

The length of time an individual investment may be held in an unrealized loss position may vary based on the opinion of the investment manager and their respective analyses related to valuation and to the various credit risks that may prevent the Company from recapturing the principal investment. In the case of an individual investment with a maturity date where the investment manager determines that there is little or no risk of default prior to the maturity of a holding, the Company would elect to hold the investment in an unrealized loss position until the price recovers or the investment matures. In situations where facts emerge that might increase the risk associated with recapture of principal, the Company may elect to sell investments at a loss.

The Company performs a quarterly analysis of its investment portfolio to determine if declines in market value are other-than-temporary. Further information regarding the Company’s detailed analysis and factors considered in establishing an other-than-temporary impairment on an investment is discussed within Note 4 - “Investments,” to the consolidated financial statements in Item 8 of this report.

As a result of the analysis performed by the Company, we recorded a write-down for an other-than-temporary impairment on a single equity investment resulting in a charge of $215 against net investment income for the year ended December 31, 2018. We recorded this write-down as a result of our analysis of the investment’s operating losses for 2018, which showed a considerable decline when compared to its results for 2017. There were no write-downs for other-than-temporary impairment on our investments for the year ended December 31, 2017.

At December 31, 2018, the gross unrealized losses for equity securities amounted to $30, while gross unrealized losses for fixed income securities amounted to $1,178, and there were no unrealized losses attributable to non-investment grade fixed income securities. Fixed income securities in unrealized loss positions continued to pay interest and were not subject to material changes in their respective debt ratings. The Company concluded the declines in value on its fixed income securities were considered temporary. As the Company has the capacity to hold these investments to maturity, no impairment provision was considered necessary.

D-9

Deferred Policy Acquisition Costs

The Company’s deferred policy acquisition costs (“DPAC”) include commissions, premium taxes, assessments and other policy processing fees that are directly related to successful efforts to acquire new or existing insurance policies to the extent they are considered recoverable and represent those costs related to acquiring the premiums the Company has yet to earn (the unearned premium reserve). DPAC increased $2,326, to $9,111 as of December 31, 2018 compared to $6,785 as of December 31, 2017, corresponding to an increase in our unearned premium reserves over the same period. DPAC expressed as a percentage of unearned premium reserves was 17.6% and 17.2% as of December 31, 2018 and 2017, respectively.

Premiums Receivable, Net of Allowance for Doubtful Accounts

Premiums receivable, net of allowances for credit losses, decreased by $3,111 to $7,720 as of December 31, 2018 from $10,831 as of December 31, 2017, due, in large, to the fact that we did not participate in the 2018 depopulation of policies from LA Citizens. Due to our participation in the 2017 depopulation, the Company was owed approximately $2.8 million from LA Citizens as of December 31, 2017, the vast majority of which, had been paid to us by December 31, 2018.

Ceded Unearned Premiums

Ceded unearned premiums represents the unexpired portion of premiums which have been paid to the Company’s reinsurers. Ceded unearned premiums are charged to income over the terms of the respective reinsurance treaties. Our catastrophe excess of loss (“CAT XOL”) treaties, which run from June 1st of each year to May 31st of the following year, make up the majority of our ceded unearned premiums at both December 31, 2018 and 2017.

Reinsurance Recoverable

Reinsurance recoverable on both paid losses and loss reserves represents amounts due to the Company, or expected to be due to the Company from its reinsurers, based upon claims and claim reserves which have exceeded the retention amount under our reinsurance treaties. As of December 31, 2018, we have recorded an expected recovery of $530 on paid losses as well as $5,661 on loss and loss adjustment expense reserves, compared to $1,952 and $8,971, respectively, as of December 31, 2017. Our expected recoveries as of December 31, 2017 related primarily to Hurricane Harvey, which impacted our policyholders in Texas and Louisiana in August, 2017. We anticipate our losses to be $29,500 from this event on a gross basis, and $5,000 on a net basis, after recoveries from reinsurance.

Funds Deposited with Reinsured Companies

Funds deposited with reinsured companies represents collateral we have placed on deposit with Brotherhood based upon our quota-share agreement (which terminated on January 1, 2018) to reinsure a portion of Brotherhood’s business for wind/hail coverage only. Our deposit decreased by $1,963 to $287 as of December 31, 2018 from $2,250 as of December 31, 2017 as we have applied the collateral placed on deposit to our quota-share portion of the losses Brotherhood has paid during the year ended December 31, 2018, mostly resulting from Hurricane Harvey.

Current Income Taxes Recoverable/Payable

Current income taxes recoverable increased $1,055 to $1,119 as of December 31, 2018, compared to $64 as of December 31, 2017, representing the estimate of both the Company’s state and federal income taxes due as of each date, less estimated payments made.

Net Deferred Tax Asset

The Company’s net deferred tax asset increased $1,209, to $1,279 as of December 31, 2018, from $70 as of December 31, 2017, due, in large part, to the increase in deferred tax assets associated with our unearned premium reserves, unrealized losses on our bond portfolio, as well credits against state taxes associated with the premium taxes we pay. Net deferred income taxes are comprised of approximately $3,228 of deferred tax assets, net of approximately $1,949 of deferred tax liabilities as of December 31, 2018, compared to $2,073 of deferred tax assets, net of $2,003 of deferred tax liabilities as of December 31, 2017.

D-10

Property and Equipment

Property and equipment increased $110 to $315 as of December 31, 2018 compared to $205 as of December 31, 2017, due, in part, to the fact that the Company entered into vehicle lease agreements in the first quarter of 2018, which are for the use of our sales representatives in Texas, Louisiana and Florida. Also included in property and equipment are computers, office equipment, and improvements at our leased facilities in Tampa, Florida and Baton Rouge, Louisiana, shown net of accumulated depreciation. Our policy for the capitalization and depreciation of these assets can be found in Note 2 – Significant Accounting Policies in Item 8 of this report.

Other Assets

Other assets increased $252, to $1,140 as of December 31, 2018 from $888 as of December 31, 2017. The major components of other assets, and the change therein, are shown below.

	December 31,
	2018	2017	Change
Accrued interest on investments	$406	$285	$121
Security deposits for facility leases	25	38	(13)
Prepaid expenses	683	556	127
Other receivables	26	9	17
Total	$1,140	$888	$252

Loss and Loss Adjustment Expense Reserves

Loss and loss adjustment expense reserves represent the estimated liabilities for reported loss events, incurred but not reported (“IBNR”) loss events and the related estimated loss adjustment expenses gross of amounts expected to be recovered from reinsurance. The table below separates our loss reserves and LAE between IBNR and case specific estimates as of December 31, 2018 and 2017.

	Case Loss Reserves	Case LAE Reserves	Total Case Reserves	IBNR Reserves (including LAE)	Total Reserves	Reinsurance Recoverable on Reserves
December 31, 2018
Homeowners(1)	$4,635	$587	$5,222	$3,729	$8,951	$1,584
Special Property(2)	3,244	419	3,663	2,537	6,200	4,077
Total	$7,879	$1,006	$8,885	$6,266	$15,151	$5,661

December 31, 2017
Homeowners	$2,438	$260	$2,698	$1,971	$4,669	$1,562
Special Property	5,307	103	5,410	3,409	8,819	7,409
Total	$7,745	$363	$8,108	$5,380	$13,488	$8,971

(1) Homeowners refers to our multi-peril policies for traditional dwellings as well as mobile and manufactured homes.

(2) Special property includes both our fire and allied lines of business, which are primarily wind/hail only products, and also includes the commercial wind/hail only business we had assumed through our agreement with Brotherhood and our personal wind/hail only business we have assumed through our agreements with LA Citizens, FL Citizens and TWIA.

Gross reserves as of December 31, 2018 were $15,151, an increase of $1,663 from December 31, 2017. As of December 31, 2018, gross reserves in the approximate amount of $3,879 have been established for PCS Catastrophe 1743, or Hurricane Harvey, a major storm which made initial landfall in the United States as a Category 4 hurricane near Rockport, Texas in August 2017, compared to gross reserves in the amount of $7,124 for Hurricane Harvey as of December 31, 2017. At December 31, 2017, we had anticipated our total incurred losses from Hurricane Harvey to be $27,000 on a gross basis, which we have revised to $29,500 as of December 31, 2018. After recoveries under our catastrophe excess of loss reinsurance program, our net incurred losses remain at $5,000 as of both periods; thus we experienced no net adverse development in 2018 as a result of Hurricane Harvey. In comparison, in the first week of June, 2018 our policyholders in the Dallas, TX Metroplex experienced a severe hailstorm resulting in what is estimated to be approximately $7,500 in total incurred losses on both a gross and net (of reinsurance) basis. As of December 31, 2018, we have reserved approximately $1,700 related to this storm.

D-11

We have also released reserves from prior accident years (for losses unrelated to Hurricane Harvey), resulting in prior period redundancy of $2,008 for the year ended December 31, 2018. The reinsurance recoverable on reserves as of December 31, 2018 was $5,661, a decrease of $3,310 from December 31, 2017, due, in large part, to recoveries collected from our reinsurers under our catastrophe excess of loss program for Hurricane Harvey losses. As a result of the foregoing, net loss reserves were $9,490 and $4,517 as of December 31, 2018 and 2017, respectively.

The Company cannot predict whether loss and loss adjustment expense reserves will develop favorably or unfavorably from the amounts reported in the Company’s consolidated financial statements. Any such development could have a material effect on the Company’s consolidated financial results for a given period.

Unearned Premium Reserves

Unearned premium reserves increased $12,384 to $51,907 as of December 31, 2018 compared to $39,523 as of December 31, 2017, which corresponds to the increase in premium we have written, particularly in the State of Texas, during the year ended December 31, 2018. The following table outlines the change in unearned premium reserves by state and by line of business.

	December 31,
	2018	2017	Change
Homeowners - LA	$16,639	$16,920	$(281)
Special Property - LA	7,633	9,050	(1,417)
Total Louisiana	24,272	25,970	(1,698)

Homeowners – TX	15,746	4,717	11,029
Special Property – TX	3,241	3,454	(213)
Total Texas	18,987	8,171	10,816

Special Property – FL	8,648	5,382	3,266
Total Florida	8,648	5,382	3,266

Unearned Premium Reserves	$51,907	$39,523	$12,384

Ceded Reinsurance Premiums Payable

Ceded reinsurance premiums payable increased $3,963, to $9,495 as of December 31, 2018 compared to $5,532 as of December 31, 2017. The bulk of the balance payable as of both dates represents quarterly installment payments due under our catastrophe reinsurance programs, which are paid in the first month of each quarter.

Agency Commissions Payable

Agency commissions payable increased $107 to $802 as of December 31, 2018 versus $695 as of December 31, 2017. As agency commissions are paid in arrears, this balance represents commissions owed to the Company’s independent agencies on policies written throughout the months ended December 31, 2018 and 2017 respectively. Since the commissions we pay to our independent agencies are based upon a percentage of the premium our agencies write, the balance due will vary directly with the volume of premium written each month.

Premiums Collected in Advance

Advance premium deposits increased $762 to $1,840 as of December 31, 2018 from $1,078 as of December 31, 2017, and represent cash the Company has received for policies which were not yet in-force as of December 31, 2018 and 2017, respectively. Upon the effective date of coverage, advance premiums are reclassified to the unearned premium reserve account.

D-12

Funds held under Reinsurance Treaties

Funds held under reinsurance treaties represents collateral we have received on deposit from our reinsurers under our catastrophe excess of loss treaties and is intended to fund those reinsurers’ pro-rata portion of the reserves we have established for losses and loss adjustment expenses. As of December 31, 2018 deposits were $162, compared to $206 as of December 31, 2017. This balance decreased by $44 as a portion of the balance was applied to reinsurance recoveries due to us on paid losses during the year ended December 31, 2018.

Accrued Premium Taxes and Assessments

Accrued premium taxes and assessments increased $370, to $3,059 as of December 31, 2018, compared to $2,689 as of December 31, 2017, resulting from the increase in premiums written year over year. Installment payments on current year premium taxes are due to the states in which we write business on a quarterly basis, based upon the previous year premium tax due, with any difference paid with the premium tax return due on March 1st of each year.

Accounts Payable and Other Accrued Expenses

Accounts payable and other accrued expenses increased $1,176, to $2,760 as of December 31, 2018, compared to $1,584 as of December 31, 2017. The largest driver of the change when comparing periods was the change in unearned policy fees, which correlates directly with the premium we write, and increased by $1,247 from December 31, 2017. The components of accounts payable and other accrued expenses, as well as the change therein, are shown below.

	December 31,
	2018	2017	Change
Accrued employee compensation	$271	$51	$220
Accrued professional fees	516	587	(71)
Unearned policy fees	1,701	454	1,247
Capital lease obligations	118	–	118
Other accounts payable	154	492	(338)
Total	$2,760	$1,584	$1,176

Related Party Transactions

Termination of Performance Share Grant Agreement

On July 24, 2018, the Company entered into a Termination Agreement with Kingsway America, Inc. (“KAI”, a wholly owned subsidiary of KFSI), pursuant to which KAI agreed to terminate the Performance Share Grant Agreement (“PSGA”) dated March 26, 2014, between the Company and KAI in exchange for a payment of $1,000 from the Company, which has been recorded as a charge under the heading “Loss on repurchase of Series B Preferred Shares and Performance Shares” on the Company’s statement of income for the year ended December 31, 2018. As a result of the Termination Agreement, KAI has no further rights to any of the performance share grants contemplated by the PSGA. Under the PSGA, KAI was entitled to receive up to an aggregate of 375,000 shares of our common stock upon achievement of certain milestones regarding our stock price. Mr. Larry G. Swets, Jr., who is a director of the Company, also served as Chief Executive Officer and Director of KFSI on the date the Company entered into the Termination Agreement. The Company did not issue any shares under the PSGA while the PSGA was outstanding. The Termination Agreement was approved by a special committee of the Board of Directors of the Company consisting solely of independent directors.

Termination of Management Services Agreement and Repurchase of Series B Preferred Shares

On February 24, 2015, we terminated our Management Services Agreement with 1347 Advisors, LLC (“1347 Advisors”), a wholly owned subsidiary of KFSI. In connection with the termination, we entered into a Performance Shares Grant Agreement, dated February 24, 2014, with 1347 Advisors pursuant to which we agreed to issue 100,000 shares of our common stock to 1347 Advisors subject to the achievement of certain events specified in the agreement. We also issued to 1347 Advisors 120,000 shares of our Series B preferred stock having a liquidation amount per share equal to $25.00 (the “Series B Preferred Shares”). 1347 Advisors subsequently transferred 60,000 of the Series B Preferred Shares to IWS Acquisition Corporation, an affiliate of KFSI.

D-13

On January 2, 2018, the Company entered into a Stock Purchase Agreement with 1347 Advisors and IWS Acquisition Corporation, pursuant to which the Company repurchased 60,000 Series B Preferred Shares from 1347 Advisors for an aggregate purchase price of $1,740, representing (i) the par value of the Series B Preferred Shares, or $1,500; and (ii) declared and unpaid dividends with respect to the dividend payment due on February 23, 2018, or $240. Also in connection with the Stock Purchase Agreement, the Performance Shares Grant Agreement, dated February 24, 2015, between the Company and 1347 Advisors was terminated. No shares of common stock were issued to 1347 Advisors under the Performance Shares Grant Agreement. In connection with the termination of the Performance Shares Grant Agreement, the Company made a cash payment of $300 to 1347 Advisors. Upon termination of the MSA Agreement, the Company recorded an increase of approximately $54 to additional paid in capital, representing the estimated fair value of the Performance Shares Grant Agreement on the grant date. Upon the termination of the Performance Shares Grant Agreement, we compared the amount previously recorded in additional paid in capital to the amount paid to terminate the agreement, resulting in a reversal of the $54 originally recorded to additional paid in capital as well as a charge of $246 recorded to “Loss on repurchase of Series B Preferred Shares and Performance Shares” on the Company’s statement of income for the year ended December 31, 2018.

Pursuant to the Stock Purchase Agreement, the Company also agreed to repurchase the remaining 60,000 Series B Preferred Shares from IWS Acquisition Corporation for an aggregate purchase price of $1,500, upon the completion of a capital raise resulting in the Company receiving net proceeds in excess of $5,000. On February 28, 2018, the Company purchased the remaining 60,000 Series B Preferred Shares from IWS Acquisition Corporation for $1,500 with the proceeds from the Company’s 8.00% Cumulative Preferred Stock, Series A (the “Series A Preferred Stock”) offering (discussed under the heading “Shareholders’ Equity” below).

The Company applied the guidance outlined in ASC 480 – Distinguishing Liabilities from Equity in recording the issuance of the Series B Preferred Shares. Due to the fact that the shares had a mandatory redemption date of February 24, 2020, applicable guidance required that we classify the shares as a liability on our consolidated balance sheet, rather than recording the value of the shares in equity. The resulting liability was recorded at a discount to the $4,200 redemption amount plus dividends expected to be paid on the shares while outstanding, discounted for the Company’s estimated cost of equity (13.9%). As a result, total amortization in the amount of $33 and $372 was charged to operations for the years ended December 31, 2018 and 2017, respectively. Upon our repurchase of the Series B Preferred Shares in both January and February 2018, we compared the amortized carrying amount of the liability to the amount paid to repurchase the shares, resulting in a charge of $366 to “Loss on repurchase of Series B Preferred Shares and Performance Shares” on the Company’s statement of income for the year ended December 31, 2018.

Investment in Limited Partnership and Limited Liability Company

On April 21, 2016, KFSI completed the acquisition of Argo Management Group LLC (“Argo”). Argo’s primary business is to act as the Managing Member of Argo Holdings Fund I, LLC, an investment fund in which the Company has committed to invest $500, of which the Company has invested $341 as of December 31, 2018. The managing member of Argo, Mr. John T. Fitzgerald, was appointed as President and Chief Executive Officer of KFSI on September 5, 2018 and has served on its board of directors since April 21, 2016.

On June 18, 2018, the Company invested $2,219 as a limited partner in Metrolina Property Income Fund, LP (the “Fund”). The general partner of the Fund, FGI Metrolina GP, LLC, is managed, in part, by Messrs. Cerminara and Johnson, the Chairman and Co-Chairman of the Board of Directors of the Company, respectively. As of December 31, 2018, the Company’s investment represents a 47.1% ownership stake in the Fund.

Public Offering of Preferred Stock

A fund managed by Fundamental Global Investors, LLC, one of the Company’s significant stockholders, purchased an aggregate of 34,620 shares of the Series A Preferred Stock in the Company’s public offering of the shares, at the public offering price of $25.00 per share, including 31,680 shares purchased for a total of approximately $792 on February 28, 2018, the closing date of the offering, and 2,940 shares purchased for a total of approximately $74 on March 26, 2018 in connection with the underwriters’ exercise of their over-allotment option. In addition, CWA Asset Management Group, LLC, of which 50% is owned by Fundamental Global Investors, LLC, holds 56,846 shares of the Series A Preferred Stock for customer accounts (including 44 shares of the Series A Preferred Stock held by Mr. Cerminara in a joint account with his spouse) purchased at the public offering price in connection with the underwriters’ exercise of their over-allotment option. No discounts or commissions were paid to the underwriters on the purchase of these shares.

D-14

Off Balance Sheet Arrangements

None.

Contractual Obligations

As of December 31, 2018, the Company had the following amounts due under its operating and capital leases for its office facilities and equipment in Louisiana, Florida, and Texas.

Year ending December 31,	Operating Leases	Capital Leases	Total
2019	$401	$57	$458
2020	155	57	212
2021	26	24	50
Total	$582	$138	$720

Shareholders’ Equity

Offering of 8.00% Cumulative Preferred Stock, Series A

On February 28, 2018, we completed the underwritten public offering of 640,000 preferred shares designated as 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share (the “Series A Preferred Stock”). Also, on March 26, 2018, we issued an additional 60,000 shares of Series A Preferred Stock pursuant to the exercise of the underwriters’ over-allotment option. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and will be payable quarterly on the 15th day of March, June, September and December of each year, commencing on June 15, 2018, when, as and if declared by our Board of Directors or a duly authorized committee thereof. The first dividend record date for the Series A Preferred Stock was on June 1, 2018. For the year ended December 31, 2018, the Board of Directors declared, and the Company paid dividends totaling $1,108, representing all quarterly amounts due for the Preferred Stock. Dividends are payable out of amounts legally available therefor at a rate equal to 8.00% per annum per $25.00 of stated liquidation preference per share, or $2.00 per share of Preferred Stock per year.

The Series A Preferred Stock is not redeemable prior to February 28, 2023. On and after that date, the stock will be redeemable at our option, for cash, in whole or in part, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends to, but not including, the date of redemption. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. The stock will generally have no voting rights except as provided in the Certificate of Designations or as from time to time provided by law. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and each other class or series of voting parity stock will be required at any time for us to authorize, create or issue any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our Certificate of Incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions.

The shares have been listed on the Nasdaq Stock Market under the symbol “PIHPP”, and trading of the shares commenced on March 22, 2018. Net proceeds received by Company were approximately $16,500. The Company used $1,500 of the net proceeds to repurchase 60,000 shares of its Series B Preferred Shares from IWS Acquisition Corporation, as previously discussed under the heading “Related Party Transactions.

D-15

The table below presents the primary drivers behind the changes to total shareholders’ equity for the years ended December 31, 2018 and 2017.

	Preferred Shares Outstanding	Common Shares Outstanding	Treasury Shares	Total Shareholders’ Equity
Balance, January 1, 2017	120,000	5,956,766	151,359	$46,357
Stock compensation expense	–	–	–	31
Issuance of common stock	–	28,000	–	224
Net income	–	–	–	294
Unrealized loss on investment portfolio (net of income taxes)	–	–	–	(104)
Balance, December 31, 2017	120,000	5,984,766	151,359	$46,802

Redemption of Series B Preferred Shares	(120,000)	–	–	–
Issuance of Series A Preferred Stock	700,000	–	–	16,493
Repurchase of Performance Shares	–	–	–	(54)
Dividends declared on Series A Preferred Stock	–	–	–	(1,108)
Stock compensation expense		27,998	–	337
Net income	–	–	–	804
Unrealized loss on investment portfolio (net of income taxes)	–	–	–	(527)
Balance, December 31, 2018	700,000	6,012,764	151,359	$62,747

Results of Operations

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Dollar amounts included in the “Results of Operations” are presented in thousands, except as otherwise specified.

Gross Premiums Written

The following table shows our gross premiums written by state and by line of business for the years ended December 31, 2018 and 2017.

	Year Ended December 31,
Line of Business	2018	2017	Change
Homeowners – LA	$32,433	$33,039	$(606)
Special Property - LA	15,513	16,286	(773)
Total Louisiana	47,946	49,325	(1,379)

Homeowners – TX	29,981	7,927	22,054
Special Property - TX	6,945	9,735	(2,790)
Total Texas	36,926	17,662	19,264

Special Property – FL	11,278	5,692	5,586
Total Florida	11,278	5,692	5.586

Gross Premium Written	$96,150	$72,679	$23,471

The increase in gross written premiums was primarily the result of organic growth in voluntary production from our independent agencies in Texas as well as from our depopulation of policies from FL Citizens on December 18, 2018.

D-16

Ceded Premiums Written

Ceded premiums written increased by $9,697 to $32,280 for the year ended December 31, 2018, compared to $22,583 for the year ended December 31, 2017. The increase in ceded premiums written is primarily due to an increase in the total insured value of the Company’s book of business year over year as well as the change in the geographic mix of coverage that we provide. Furthermore, we have increased the limits purchased under our catastrophe excess of loss program (“CAT XOL Program”) from $200,000 for the treaty year ended May 31, 2018 to $262,000 for the treaty year ending May 31, 2019. The following table is a summary of the key provisions under each of our CAT XOL treaties in effect during the years ended December 31, 2018 and 2017.

	2016/2017 CAT XOL Treaty 06/01/16 – 05/31/17	2017/2018 CAT XOL Treaty 06/01/17 – 05/31/18	2018/2019 CAT XOL Treaty 06/01/18 – 05/31/19
Wind/Hail loss occurrence clause(1)	144 hours	144 hours		144 hours
Retention on first occurrence(2)	$5,000	$5,000		$5,000
Retention on second occurrence	$2,000	$2,000		$4,000
Limit of coverage including first event retention	$200,000	$200,000		$262,000
Franchise deductible(3)	$125	$250	$	N/A

(1) Specifies the time period during which our losses from the same occurrence may be aggregated and applied to our retention and limits. We may pick the date and time when the period of consecutive hours begin in order to maximize our recovery.

(2) For the period beginning June 1, 2018 and ending December 30, 2018, our first occurrence retention was $10,000, however on December 31, 2018 we purchased an additional excess of loss treaty with single-limit coverage of $5,000 in excess of a retention of $5,000 through May 31, 2019.

(3) Specifies the gross incurred losses by which each 144 hour loss occurrence must exceed before recoveries are generated under our aggregate treaty. Once the franchise deductible is met, all losses under the loss occurrence qualify for recovery, not just those losses which exceed the franchise deductible amount. The Company did not purchase aggregate coverage for the 2018/2019 treaty year.

The total cost of our CAT XOL coverage is estimated to be approximately $34,200 for the 2018/2019 treaty year, compared to $24,800 for the 2017/2018 treaty year.

Net Premium Earned

The following table shows our net premiums earned by state and by line of business.

	Year Ended December 31,
Line of Business	2018	2017	Change
Homeowners – LA	$22,625	$21,511	$1,114
Special Property – LA	12,170	7,303	4,867
Total Louisiana	34,795	28,814	5,981

Homeowners – TX	13,168	3,261	9,907
Special Property – TX	3,627	2,818	809
Total Texas	16,795	6,079	10,716

Special Property – FL	2,767	309	2,458
Total Florida	2,767	309	2,458

Net Premium Earned	$54,357	$35,202	$19,155

D-17

Premium earned on a direct and ceded basis is as shown in the following table.

	Year Ended December 31,
	2018	2017	Change
Gross premium earned	$83,766	$58,977	$24,789
Ceded premium earned	29,409	23,775	5,634
Net premium earned	$54,357	$35,202	$19,155

Other Income

Other income increased $265 to $2,246 for the year ended December 31, 2018, compared to $1,981 for 2017. Other income is comprised of claims adjusting fee revenue earned by our subsidiary, ClaimCor, policy fee income charged to our policyholders for inspections, premium financing fees for those policyholders which elect to pay their premiums on an installment basis, and also commission revenue resulting from a brokerage sharing agreement between our insurance subsidiary, Maison, and the intermediary Maison uses to place its CAT XOL reinsurance program.

Net Losses and Loss Adjustment Expenses

Net losses and LAE represent both actual payments made and changes in estimated future payments to be made to our policyholders. Net losses and LAE are as shown in the following table.

	Year ended December 31,
	2018		2017
	Losses ($)	Loss Ratio (%)	Losses ($)	Loss Ratio (%)
Catastrophe Losses(1)	$7,446	13.7%	$5,000	14.2%
Weather-Related Non-Catastrophe Losses	8,608	15.8%	5,251	14.9%
Non-Weather Related Losses	13,367	24.6%	7,858	22.3%
Total current accident year losses	29,421	54.1%	18,109	51.4%
Prior Period Development (Redundancy)(2)	(2,008)	(3.7)%	(2,209)	(6.2)%
Total	$27,413	50.4%	$15,900	45.2%

(1)	Property Claims Services (PCS) defines a catastrophic event as an event where the insurance industry is estimated to incur over $25,000 of insured property damage that also impacts a significant number of insureds. For purposes of the above table, we have defined a Catastrophe loss as a PCS event where our estimated gross incurred loss exceeds $2,500. In prior periods, we had defined a Catastrophe loss as an event where our estimated gross incurred loss exceeded $1,500. Due to the general increase in the premiums we write year over year, we have determined $2,500 gross incurred losses to be a better indicator of a catastrophic event with respect to the exposures we currently insure. Prior year loss data has been restated to reflect this new definition.

(2)	Prior period redundancy represents the ultimate actual loss settlement value which is less than the estimated and determined reserves recorded for a particular liability or loss.

Our net loss ratio for the year ended December 31, 2018 was 50.4% compared to 45.2% for the prior year. This increase was primarily driven by an increase non weather-related losses, as well as a decrease in the amount of prior period redundancy recognized year-over-year. These combined categories accounted for a 480 basis point increase in our net loss ratio when comparing 2018 to 2017.

Alternatively, our Catastrophe Loss Ratio improved year over year as the prior year was negatively affected by Hurricane Harvey, which exceeded the retention of our CAT XOL program then in place, resulting in $5,000 in catastrophe losses for the quarter. Also included in our catastrophe loss figure for 2017 was PCS Event 1714, which was a series of wind/hail storms which impacted our policyholders in both Louisiana and Texas in early February, 2017, resulting in approximately $1,700 in net incurred losses for the year ended December 31, 2017. The combination of Hurricane Harvey and PCS Event 1714 resulted in a Net Catastrophe Loss Ratio of 19.0% for the year ended December 31, 2017. In comparison, the Net Catastrophe Loss Ratio for 2018 was 13.7%, resulting from loss development on a severe hailstorm in Dallas, TX and surrounding areas in the first week of June 2018. As this storm represents our sole Catastrophe Loss for 2018, we anticipate our total incurred losses from this event to be $7,446 on both a gross and net basis, as the retention on our CAT XOL program in place on the date the storm occurred June 1, 2018 was $10,000.

D-18

Amortization of Deferred Policy Acquisition Costs

Amortization of deferred policy acquisition costs for the year ended December 31, 2018 was $15,313, compared to $11,080 for the year ended December 31, 2017, and includes items such as commissions earned by our agencies, premium taxes, assessments, and policy processing fees. Expressed as a percentage of gross premiums earned, amortization was 18.3% for 2018, compared to 18.8% for 2017. On December 19, 2017, we participated in our first depopulation of policies from FL Citizens, and then participated in our second depopulation from FL Citizens on December 18, 2018. Under the terms of its depopulation program, FL Citizens does not charge insurers a ceding commission for those premiums assumed, unlike LA Citizens and TWIA, which charge a ceding commission of 16% and approximately 22% of the premiums assumed from each entity, respectively. As the premiums from our first FL Citizens depopulation were recognized to net premium earned over the course of 2018, the ratio of deferred policy acquisition cost amortization to gross premiums decreased from that of the prior year. Upon renewal of the policies which we have assumed from FL Citizens, however, we will pay our customary commission percentage to our independent agencies, which will be charged to deferred policy acquisition cost amortization throughout the coverage period of the renewal policies.

General and Administrative Expenses

General and administrative expenses increased $4,259 to $13,563 for the year ended December 31, 2018, compared to $9,304 for the year ended December 31, 2017. Expressed as a percentage of gross premium earned, general and administrative expenses were 16.2% and 15.8%, respectively. The largest driver in the increase in general and administrative expense were personnel costs associated with an increase in the number of our employees due to our growth in Texas and expansion into Florida, as well as fees associated with preparing surveys and underwriting reports on the properties that we insure or potentially insure. Additionally, we have restructured our CAT XOL reinsurance treaty effective June 1, 2018 such that the costs of brokerage paid to place the treaties are charged to general and administrative expense, rather than being treated as premium ceded, as in past treaty years. This has resulted in an additional $622 in general and administrative expense when comparing year-over-year, or 0.7% of gross premium earned for the year ended December 31, 2018.

Series B Preferred Shares and Performance Shares

As previously discussed under the heading “Related Party Transactions,” we recorded amortization charges of $33 and $372, as well as a charge of $1,612 and $0, for the years ended December 31, 2018 and 2017, respectively, which were related to our issuance and repurchase of our Series B Preferred Shares and our Performance Shares.

Income Tax Expense (Benefit)

Income tax benefit for the year ended December 31, 2018 was $518, on pretax income of $286 compared to tax expense of $1,198 on pretax income of $1,492 for the year ended December 31, 2017. The largest driver of the variance between our statutory tax rate and effective tax rate for the current year was due to deferred tax assets which we recorded related to credits allowed on our state income tax returns for premium taxes we pay in Louisiana. For the prior year, the passage of the Tax Cuts and Jobs Act on December 22, 2017 reduced the corporate federal income tax rate to 21% beginning January 1, 2018. Our actual effective tax rate varies from the statutory federal income tax rates as shown in the following table.

	Year Ended December 31,
	2018		2017
	Amount	%	Amount	%

Provision for taxes at U.S. statutory marginal income tax rate of 21% and 34%, respectively	$60	21.0%	$507	34.0%
Impact of tax reform	(3)	(1.0)%	469	31.4%
Nondeductible expenses	22	7.7%	15	1.0%
State tax (benefit)	(632)	(221.0)%	207	13.9%
Share-based compensation	35	12.2%	–	–%
Income tax (benefit) expense	$(518)	(181.1)%	$1,198	80.3%

D-19

Net Income

As a result of the foregoing, the Company’s net income for the year ended December 31, 2018 was $804, or $(0.05) per diluted share, compared to $294, or $0.05 per diluted share for the year ended December 31, 2017.

Liquidity and Capital Resources

Dollar amounts included in the “Liquidity and Capital Resources” are presented in thousands, except as otherwise specified.

The purpose of liquidity management is to ensure that there is sufficient cash to meet all financial commitments and obligations as they fall due. The liquidity requirements of the Company and its subsidiaries have been met primarily by funds generated from operations, and from the proceeds from the sales of our common and preferred stock. Cash provided from these sources is used primarily for loss and loss adjustment expense payments as well as other operating expenses. The timing and amount of payments for net losses and loss adjustment expenses may differ materially from the Company’s provisions for loss and loss adjustment expense reserves, which may create increased liquidity requirements.

On February 28, 2018, we completed the underwritten public offering of preferred shares designated as 8.00% Cumulative Preferred Stock, Series A, par value $25.00 per share (the “Preferred Stock”), as previously discussed under the heading “Shareholders Equity”. In addition, on March 26, 2018, we issued an additional 60,000 shares of Preferred Stock in connection with the underwriters’ exercise of their over-allotment option. Net proceeds received by the Company were approximately $16,400. The Company used $1,500 of the net proceeds to repurchase 60,000 shares of its Series B Preferred Stock from IWS Acquisition Corporation, as previously discussed under the heading “Related Party Transactions.

On April 23, 2018, the Company and MMI (collectively, the “Borrowers”) executed a $5,000 Commercial Business Loan Agreement and related Promissory Note (collectively, the “Loan Agreement”) with Hancock Bank, a trade name for Whitney Bank (the “Lender”). The Loan Agreement provides for a revolving line of credit of $5,000. The line of credit will expire on April 19, 2019, or such earlier date on which the line of credit shall have been terminated in accordance with the provisions of the Loan Agreement. Proceeds of borrowings under the Loan Agreement may be used to support working capital. The line of credit is secured by all accounts, equipment and general intangibles of the Borrowers, and all proceeds thereof.

Borrowings under the Loan Agreement will bear interest at a rate per annum equal to one-month LIBOR plus a margin of 3.00%. The line of credit is to be repaid in monthly payments of interest only, with all principal and interest to be payable in full at maturity. The Loan Agreement contains certain restrictive covenants customary for transactions of this type (subject to negotiated exceptions and baskets), including restrictions on liens, indebtedness, loans and guarantees, acquisitions and mergers, sales of assets, and stock repurchases. In addition, during the term of the Loan Agreement, the Borrowers are required to maintain (a) a maximum Premium/Surplus Ratio of Maison Insurance Company of 3.00 to 1.00, and (b) a minimum Demotech rating of Maison Insurance Company of “A” at all times.

D-20

The Loan Agreement also provides for customary events of default with corresponding grace periods, including: (1) failure to pay principal, interest or fees under the Loan Agreement when due and payable; (2) failure to comply with other covenants and agreements contained in the Loan Agreement; (3) the making of false or materially inaccurate representations and warranties; (4) certain defaults under other debt obligations of the Borrowers; (5) money judgments, material adverse changes or events regarding the validity of the Loan Agreement or other loan documents; (6) a change in control; and (7) certain events of bankruptcy or insolvency affecting the Borrowers. Upon the occurrence of an event of default, the Lender may declare the entire unpaid principal balance and accrued unpaid interest immediately due and payable and/or exercise any and all remedial and other rights under the Loan Agreement.

As of December 31, 2018, the Company had not borrowed any funds under the Loan Agreement.

Cash Flows

The following table summarizes the Company’s consolidated cash flows for the years ended December 31, 2018 and 2017.

	Year ended December 31,
Summary of Cash Flows	2018	2017
Cash and cash equivalents – beginning of period	$23,575	$43,045

Net cash provided by operating activities	24,794	7,527
Net cash used by investing activities	(29,247)	(26,981)
Net cash provided (used) by financing activities	11,780	(16)
Net increase (decrease) in cash and cash equivalents	7,327	(19,470)

Cash and cash equivalents – end of period	$30,902	$23,575

Year ended December 31, 2018

For the year ended December 31, 2018, net cash provided by operating activities as reported on our consolidated statement of cash flows was $24,794, resulting from our collection of approximately $71,707 in premiums and fees for the year (net of the amounts we have ceded to our reinsurers), less the payment of approximately $22,440 in loss and LAE expenses (net of ceded recoveries collected from our reinsurers). We also paid approximately $12,116 in commissions to our agencies, as well as to LA Citizens as ceding commissions on the premium we have assumed from them, and $4,424 in salaries and benefits paid to our employees. Lastly, cash payments in the approximate amount of $6,620 were made for taxes and assessments as well as $1,313 for all other general and administrative expenses.

The net cash used by investing activities as reported on our consolidated statement of cash flows was $29,247, resulting primarily from the net purchases of fixed income securities and other investments for our investment portfolio. Net cash provided by financing activities was $11,780, primarily as a result of the net proceeds from our Series A Preferred Stock offering of approximately $16,500, less amounts paid to repurchase our Series B Preferred Shares in the amount of $3,300, less dividends on both our Series A and Series B Preferred Shares in the amount of $1,348.

As a result of the foregoing, cash and cash equivalents increased from $23,575 as of December 31, 2017 to $30,902 as of December 31, 2018.

Year ended December 31, 2017

For the year ended December 31, 2017, net cash provided by operating activities as reported on our consolidated statement of cash flows was $7,527, resulting from our collection of approximately $42,441 in premiums for the year (net of the amounts we have ceded to our reinsurers), less the payment of approximately $16,209 in loss and LAE expenses (net of ceded recoveries collected from our reinsurers). We also paid approximately $9,702 in commissions to our agencies, as well as to Brotherhood and Citizens as ceding commissions and $3,666 in salaries and benefits paid to our employees. Lastly, cash payments in the approximate amount of $5,337 were made for taxes, assessments and all other general and administrative expenses.

The net cash used by investing activities as reported on our consolidated statement of cash flows was $26,981, resulting primarily from the net purchases of fixed income, equity securities and short term investments for our investment portfolio. Net cash used by financing activities was $16, which resulted from a dividend payment of $240 to 1347 Advisors as holders of the Series B Preferred Shares issued in the MSA termination transaction, offset by the receipt of $224 from the sale of our common stock to our then Chief Operating Officer, Mr. Dan Case, at a sale price of $8.00 per share.

As a result of the foregoing, cash and cash equivalents decreased from $43,045 as of December 31, 2016 to $23,575 as of December 31, 2017.

D-21

ANNEX E

ADDITIONAL INFORMATION ABOUT 1347 PROPERTY INSURANCE HOLDINGS, INC.

Business

Overview

1347 Property Insurance Holdings, Inc. (“PIH,” the “Company,” “we,” or “us”) is an insurance holding company specialized in providing personal property insurance in coastal markets including those in Louisiana, Texas and Florida. These markets are characterized as regions where larger, national insurers have reduced their market share in favor of other, less catastrophe exposed markets. These markets are also characterized by state-administered residual insurers controlling large market shares. These unique markets can trace their roots to Hurricane Andrew, after which larger national carriers limited their capital allocation and approaches to property risk aggregation. These trends accelerated again after back to back exceptionally active hurricane seasons in 2004 and 2005. However, the decade following Hurricane Katrina in 2005, had relatively few losses arising from tropical storm activity which led to declines in reinsurance pricing and increases in its availability. We were incorporated on October 2, 2012 in the State of Delaware to take advantage of these favorable dynamics where premium could be acquired relatively more quickly and under less competitive pressure than in other property insurance markets and where the cost of reinsurance, a significant expense for primary insurers, was declining from record high levels. We execute on this opportunity via a management team with expertise in the critical facets of our business: underwriting, claims, reinsurance, and operations. Within our three-state market, we seek to sell our products in territories with the highest rate per exposure and the least complexity in terms of risk. As of December 31, 2018 we covered risks under approximately 69,000 policies, an increase of over 35% from one year prior.

On November 19, 2013, we changed our legal name from Maison Insurance Holdings, Inc. to 1347 Property Insurance Holdings, Inc., and on March 31, 2014, we completed an initial public offering of our common stock. Prior to March 31, 2014, we were a wholly owned subsidiary of Kingsway America Inc., which, in turn, is a wholly owned subsidiary of Kingsway Financial Services Inc., or KFSI, a publicly owned Delaware holding company. As of December 31, 2018, KFSI and its affiliates no longer held any of our outstanding shares of common stock, but did hold warrants that, if exercised, would cause KFSI and its affiliates to hold an approximate 20% ownership interest in our common stock. In addition, as of December 31, 2018, Fundamental Global Investors, LLC and its affiliates, or FGI, beneficially owned approximately 45% of our outstanding shares of common stock. D. Kyle Cerminara, Chairman of our Board of Directors, serves as Chief Executive Officer, Co-Founder and Partner of FGI, and Lewis M. Johnson, Co-Chairman of our Board of Directors, serves as President, Co-Founder and Partner of FGI.

We have four wholly-owned subsidiaries: Maison Insurance Company, or “Maison,” Maison Managers Inc., or “MMI,” ClaimCor, LLC, or “ClaimCor,” and PIH Re, Ltd.

Through Maison, we began providing property and casualty insurance to individuals in Louisiana in December 2012. In September 2015, Maison began writing manufactured home policies in the State of Texas on a direct basis, and in December 2017, Maison began writing wind/hail only policies in Florida via the assumption of policies from Florida Citizens Property Insurance Corporation (“FL Citizens”). Our current insurance offerings in Louisiana, Texas, and Florida include homeowners insurance, manufactured home insurance and dwelling fire insurance. We write both full peril property policies as well as wind/hail only exposures and we produce new policies through a network of independent insurance agencies. We refer to the policies we write through independent agencies as voluntary policies versus those policies we have assumed through state-run insurers such as FL Citizens, which we refer to as take-out policies. We also wrote commercial business in Texas through a quota share agreement with Brotherhood Mutual Insurance Company (“Brotherhood”). Through this agreement, we had assumed wind/hail only exposures on certain churches and related structures Brotherhood insures throughout the State of Texas. We discontinued this business effective January 1, 2018, as a result of our evaluation of the risk adjusted returns on this portion of our operations.

E-1

Maison has participated in six of the last seven rounds of take-outs from Louisiana Citizens Property Insurance Corporation, or “LA Citizens,” as well as the inaugural depopulation of policies from the Texas Windstorm Insurance Association, or “TWIA,” which occurred on December 1, 2016. Under these programs, state-approved insurance companies, such as Maison, have the opportunity to assume insurance policies written by LA Citizens and TWIA. The majority of policies that we have obtained through LA Citizens as well as all of the policies we have obtained through TWIA cover losses arising only from wind and hail. Prior to our take-out, some of the LA Citizens and TWIA policyholders may not have been able to obtain such coverage from any other marketplace. Effective August 1, 2018, House Bill No. 333 (“HB 333”) became effective as Act No. 131 in the State of Louisiana and amended the law with respect to the depopulation of policies from LA Citizens. In July 2018, the Company was notified by LA Citizens of the number of policies which would be available for assumption by all insurers electing to participate in the December 1, 2018 depopulation under the new law. Due to the significant reduction of policies available when compared to those available for assumption in prior years, the Company did not participate in the December 1, 2018 assumption of policies from LA Citizens.

On March 1, 2017, Maison received a certificate of authority from the Florida Office of Insurance Regulation, or “FOIR”, which authorized Maison to write personal lines insurance in Florida. Pursuant to the Consent Order issued, Maison has agreed to comply with certain requirements as outlined by the FOIR until Maison can demonstrate three consecutive years of statutory net income following our admission into Florida as evidenced by its Annual Statement filed with the National Association of Insurance Commissioners.

On September 29, 2017, Maison received authorization from the FOIR to assume personal lines policies from FL Citizens. Accordingly, on December 19, 2017, Maison entered the Florida market via the assumption of approximately $5.7 million in premium on approximately 3,500 policies from FL Citizens covering the perils of wind and hail only. Maison also participated in the December 18, 2018 depopulation of policies from FL Citizens whereby Maison assumed an additional 3,950 policies covering the perils of wind and hail only.

MMI serves as our management services subsidiary, known as a managing general agency, and provides underwriting, policy administration, claims administration, marketing, accounting and other management services to Maison. MMI contracts primarily with independent agencies for policy sales and services, and also contracts with an independent third-party for policy administration services. As a managing general agency, MMI is licensed by, and subject to, the regulatory oversight of the Louisiana Department of Insurance (“LDI”), Texas Department of Insurance (“TDI”) and the FOIR. MMI earns commissions on a portion of the premiums Maison writes, as well as a per policy fee which ranges from $25-$75 for providing policy administration, marketing, reinsurance contract negotiation, and accounting and analytical services.

ClaimCor is a claims and underwriting technical solutions company. Maison processes claims made by our policyholders through ClaimCor, and also through various third-party claims adjusting companies during times of high volume, so that we may provide responsive claims handling service when catastrophe events occur which impact many of our policyholders. We have the ultimate authority over the claims handling process, while the agencies that we appoint have no authority to settle our claims or otherwise exercise control over the claims process.

PIH Re, Ltd. is our Bermuda-domiciled reinsurance subsidiary. PIH Re, Ltd. was registered in Bermuda on December 6, 2018.

Equity Purchase Agreement with FedNat Holding Company

As previously announced on February 25, 2019, the Company, together with Maison, MMI and ClaimCor, entered into an Equity Purchase Agreement (the “Purchase Agreement”) with FedNat Holding Company, a Florida corporation (“Purchaser”), providing for the sale of all of the issued and outstanding equity of Maison, MMI and ClaimCor to Purchaser, on the terms and subject to the conditions set forth in the Purchase Agreement (the “Asset Sale”). As consideration for the sale of Maison, MMI and ClaimCor, Purchaser has agreed to pay the Company $51.0 million, consisting of $25.5 million in cash (the “Cash Consideration”) and $25.5 million in Purchaser’s common stock (the “Equity Consideration”) to be issued to the Company. In addition, upon closing of the Asset Sale (the “Closing”), up to $18.0 million of outstanding surplus note obligations payable by Maison to the Company, plus all accrued but unpaid interest (other than default rates of interest, penalties, late fees and other related charges), will be repaid to the Company.

E-2

The Equity Consideration is expected to be issued pursuant to the terms and conditions of a Standstill Agreement to be entered into among the Company and Purchaser at the Closing. The Company and Purchaser also plan to enter into a Registration Rights Agreement at the Closing providing for the registration under the Securities Act, as amended, of the resale of the Equity Consideration.

All of the employees of MMI are expected to become employees of Purchaser as of the Closing, either directly or by remaining employees of MMI, other than John S. Hill, the Company’s Chief Financial Officer, and Brian D. Bottjer, the Company’s Controller, who Company expects to hire as employees of the Company after the Closing. Douglas N. Raucy, the Company’s current President and Chief Executive Officer and a director, and Dean E. Stroud, the Company’s current Vice President and Chief Underwriting Officer, have entered into employment agreements with Purchaser, with the effectiveness of such agreements subject to the occurrence of the Closing and continuous employment with the Company through the Closing.

The Company, and not its stockholders, will receive the Cash Consideration and the Equity Consideration from the Asset Sale. The Company does not intend to liquidate following the Closing. The Company’s board of directors will evaluate alternatives for the use of the Cash Consideration, which are expected to include using a portion of the Cash Consideration to conduct the business of PIH Re, Ltd., and launching a new growth strategy focused on reinsurance, investment management and new investment opportunities. The Company may form an additional reinsurance subsidiary in a suitable jurisdiction.

Purchaser’s obligation to close the Asset Sale is subject to Maison, MMI and ClaimCor having a consolidated net book value of at least $42 million at the Closing (without considering the effect of the repayment of the surplus notes), Maison having at the Closing statutory surplus of at least $29 million after accounting for the full repayment of all of the surplus notes in effect at the closing, total capital and surplus assets equal to or greater than 300% of its total risk-based capital on all authorized control level risk-based capital requirements as of December 31, 2018, and there being no change to Maison’s “A” rating with Demotech, Inc. as of the Closing, other than changes resulting from the execution of the Purchase Agreement or the circumstances of Purchaser.

In connection with the Purchase Agreement, the Company and Purchaser plan to enter into a Reinsurance Capacity Right of First Refusal Agreement (the “Reinsurance ROFR Agreement”) at the Closing pursuant to which the Company will have a right of first refusal to sell reinsurance coverage to the insurance company subsidiaries of Purchaser, providing reinsurance on up to 7.5% of annual in force limit of any layer in Purchaser’s catastrophe reinsurance program purchased by Purchaser and its subsidiaries, subject to the annual reinsurance limit of $15 million, on the terms and subject to the conditions set forth in the Reinsurance ROFR Agreement. All reinsurance sold by the Company pursuant to the right of first refusal will be memorialized in an agreement in such form and subject to such terms and conditions as are customary in the property and casualty insurance industry. The Reinsurance ROFR Agreement will be assignable by the Company subject to conditions set forth in the agreement. The term of the Reinsurance ROFR Agreement will be five years.

In addition, at the Closing, the Company and Purchaser plan to enter into a five-year agreement, pursuant to which the Company will provide investment advisory services to Purchaser for $100,000 per year.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the conduct of business by Maison, MMI and ClaimCor prior to Closing. The Company is permitted to solicit superior offers to acquire its insurance businesses, pursuant to the terms of the Agreement, during a 30-day go-shop period beginning on February 25, 2019. After the expiration of the go-shop period, the Company and its representatives will be prohibited from initiating, soliciting, knowingly facilitating, encouraging or engaging in discussions or negotiations relating to any competing acquisition proposal, subject to certain limited exceptions. In addition, the Company and Purchaser have agreed to use their commercially reasonable best efforts to consummate the Asset Sale and other transactions contemplated by the Purchase Agreement. Subject to certain limitations, the Company and Purchaser have also agreed to indemnify the other party against certain losses, including losses arising out of breaches of representations, warranties and covenants set forth in the Purchase Agreement.

E-3

The Company and Purchaser anticipate closing the Asset Sale on or before June 30, 2019, subject to the timely receipt of regulatory approvals and the satisfaction or waiver of the closing conditions, including approval of the Purchase Agreement and the transactions contemplated therein by the stockholders of the Company.

Our Products

As of December 31, 2018, we covered risks under approximately 69,000 direct and assumed policies. Of these policies, approximately 25% were obtained via take-out from the LA Citizens, FL Citizens and TWIA, while the remaining 75% were voluntary policies obtained from our independent agency force. In total, from both take-out and voluntary business, 58% of our policies are homeowner multi-peril, approximately 10% are manufactured home multi-peril policies, approximately 29% are wind/hail only policies, approximately 2% are multi-peril dwelling policies, and approximately 1% are dwelling fire policies.

Homeowners’ Insurance

Our homeowners’ insurance policy is written on an owner occupied dwelling which protects from all perils, except for those specifically excluded from coverage by the policy. It also provides replacement cost coverage on the home and other structures and will provide optional coverage for replacement cost on personal property in the home. It may also offer the option of specifically scheduling individual personal property items for coverage. Additionally, coverage for loss of use of the home until it can be repaired is provided. Personal liability and medical payment coverage to others is included, as well.

Wind/Hail Insurance

Our wind/hail insurance policy is written on an owner or non-owner occupied dwelling which protects from the perils of wind and/or hail-only weather events. This policy type may also provide coverage for personal property, but only for specific types of coverage. It provides replacement cost or actual cash value coverage on the home and other structures depending on the form under which the policy is written. Personal property in the home is written at actual cash value. Additionally, coverage for loss of use of the home is provided.

Manufactured Home Insurance

Our manufactured home insurance policy is written on a manufactured or mobile home and is similar to both the homeowners’ insurance policy and the dwelling fire policy. The policy can provide for coverage on the manufactured home, the insured’s personal property in the home and liability and medical payments can be included. Furthermore, our manufactured home policies can be endorsed to include coverage for flood and earthquake (coverage for these perils is not available under our other policy types). The policy can also be written on either owner occupied or non-owner occupied units. Property coverage can be written on an actual cash value or stated amount basis with an optional replacement cost coverage available for partial loss. There are several other optional coverages that can be included and residential and commercial-use rental units can be written along with seasonal use mobile homes or homes that are used for part of the year.

Dwelling Fire Insurance

Our dwelling fire policy can be issued on an owner occupied or non-owner (tenant) occupied dwelling property. It will also provide coverage against all types of loss unless the peril causing the loss is specifically excluded in the policy. Losses from vandalism and malicious mischief are also included in the coverage. All claims and losses on a dwelling are covered on a replacement cost basis and additional coverage for personal property (contents) can also be added. Personal liability and medical payments to others may be included on an optional basis.

E-4

Our policy counts by type as of December 31, 2018 and 2017 are as follows:

	Policies as of December 31,
Source of Policies	2018	2017

Homeowners	39,904	23,283
Manufactured Homes	6,250	4,975
Other Dwellings	5,200	5,187
Total Voluntary Policies in Force	51,354	33,445

Assumed through LA Citizens Depopulation Program	9,930	12,002
Assumed through FL Citizens Depopulation Program	6,882	3,444
Assumed through Brotherhood Quota-Share Agreement	–	1,035
Assumed through TWIA Quota-Share Agreement	627	745
Total Assumed Policies	17,439	17,226

Total all policies	68,793	50,671

Competition

We operate in a highly competitive market and face competition from national and regional insurance companies, many of whom are larger and have greater financial and other resources and offer more diversified insurance coverage. Our competitors include companies which market their products through independent agents, as well as companies with captive agents. Large national companies may have certain competitive advantages over regional companies such as ours, including increased name recognition, increased loyalty of their customer base and reduced policy acquisition costs.

We may also face competition from new entrants in our niche markets. In some cases, these companies may price their products below ours due to their interest in quickly growing their business. Although our pricing is inevitably influenced to some degree by that of our competitors, we believe that it is generally not in our best interest to compete solely on price. We also compete on the basis of underwriting criteria, our distribution network and superior policy, underwriting and claims service to our agents and insureds.

Some of the national and regional companies which compete with us include Access Home Insurance Company, American Integrity Insurance Company, Americas Insurance Company, ASI Lloyds, Centauri Specialty Insurance Company, Family Security Insurance Company, FedNat Insurance Company, First Community Insurance Company, Gulfstream Property and Casualty Insurance Company, Imperial F&C Insurance Company, Lighthouse Property Insurance Corporation, Safepoint Insurance Company, Southern Fidelity Insurance, and United Property & Casualty.

Claims Administration

Claims administration and adjusting involves the handling of routine “non-catastrophic” as well as catastrophic claims. In the event of a hurricane or other catastrophic claim, our claims volume would increase significantly. Rather than increase the size of our staff in anticipation of such an event, we believe that outsourcing a portion of our claims handling improves our operational efficiency because an appropriately selected third party will have the resources to adjust the catastrophe related claims cost effectively and with the level of service we endeavor to provide for our policyholders. Accordingly, we have outsourced our claims adjusting program to certain third party adjusters with experience in Texas, Louisiana and Florida. Under the terms of the service contract between Maison and MMI, MMI handles the claims administration for both catastrophic and non-catastrophic insurable events. In handling the claims administration, the examiner for MMI reviews all claims and loss reports, and if warranted, investigates such claims and losses.

Field adjusting is outsourced to our wholly-owned subsidiary, ClaimCor, as well as third-party service providers, who, subject to company guidance and oversight, either settle or contest the claims. Approval for payment of a claim is given by MMI after careful review of the field adjuster’s report. We pay adjusters based on a pre-determined fee schedule. Although we are ultimately responsible for paying the claims made by our policyholders, we believe that outsourcing our claims handling program while maintaining an oversight function is an efficient mechanism for handling individual matters. Furthermore, by delivering responsive service in a challenging situation, we optimize the relationship between insured and insurer.

E-5

Reinsurance

Maison follows the industry practice of reinsuring a portion of its risk. When an insurance company purchases reinsurance, it transfers or “cedes” all or a portion of its exposure on insurance underwritten by it to another insurer-the “reinsurer.” Although reinsurance is intended to reduce an insurance company’s risk, the ceding of insurance does not legally discharge the insurance company from its primary liability for the full obligation of its policies. If the reinsurer fails to meet its obligations under the reinsurance agreement, the ceding company is still required to pay the insured for the loss. Maison and its reinsurance broker are selective in choosing reinsurers and they consider various factors, including, but not limited to, the financial stability of the reinsurers, and the reinsurers’ history of responding to claims, as well as the reinsurer’s overall reputation in making such determinations.

From year-to-year, both the availability of reinsurance and the costs associated with the acquisition of reinsurance will vary. These fluctuations are not subject to our control and may limit our insurance subsidiary’s ability to purchase adequate coverage.

In order to limit the credit risk associated with amounts which may become due from our reinsurers, Maison predominantly uses several different reinsurers, which have an A.M. Best Rating of A- (Excellent) or better. Absent such rating, we have required the reinsurers to place collateral on deposit with an independent financial institution under a trust agreement for our benefit. A list of some of the reinsurance companies which we currently use includes Allianz Risk Transfer, Aeolus Re, Ltd, Everest Re, DaVinci Re, Renaissance Re, Poseidon Re, and Gen Re, as well as various Lloyd’s of London participating syndicates.

The Company’s excess of loss reinsurance treaties are based upon a treaty year beginning on June 1st of each year and expiring on May 31st of the following year. Thus, the financial statements for the years ended December 31, 2018 and 2017 contain premiums ceded under three separate excess of loss treaties. Under both the Company’s 2016/2017 and 2017/2018 excess of loss treaties, for each catastrophic event occurring within a 144-hour period, the Company receives reinsurance recoveries of up to $170 million in excess of a retention of $5 million per event. The Company had also procured another layer of reinsurance protection that can be used for any event above $175 million, up to a maximum recovery of $25 million. This $25 million second layer of coverage applies in total to all events occurring during the respective treaty year. For the six month period beginning on June 1, 2018 and ending on December 30, 2018, the Company’s excess of loss treaty covered losses of up to $252,000 in excess of a retention of $10,000 per occurrence. Effective December 31, 2018, the Company procured an additional layer of coverage having a single-limit of $5,000 in excess of a retention of $5,000. Thus, for the period beginning December 31, 2018 and ending on May 31, 2019, the Company’s excess of loss treaty covers losses of up to $252,000 in excess of a retention of $5,000 per occurrence. We have also purchased reinstatement premium protection contracts to indemnify us against the potential cost of reinstatement premiums. Our coverage also reduces our retention in multiple event scenarios through the purchase of three subsequent event contracts. The first subsequent event contract has an occurrence limit of $6,000, an occurrence retention of $4,000, and is subject to an otherwise recoverable amount of $6,000. The second subsequent event contract has an occurrence limit of $3,000, an occurrence retention of $1,000, and is subject to an otherwise recoverable amount of $6,000. Both of these subsequent event contracts include one prepaid reinstatement. The third subsequent event contract provides $10,000 of additional reinstatement limit for first layer of the catastrophe program and attaches after the first reinstatement has been completely exhausted. Furthermore, for the Florida Hurricane Catastrophe Fund Reimbursement Contracts effective June 1, 2018, the Company has elected 45% coverage on its Florida exposures. As of December 31, 2018, the Company has not recorded any recoveries due under its 2018/2019 catastrophe excess of loss program.

E-6

Investments

We hold an investment portfolio comprised primarily of fixed income securities issued by the U.S. government, government agencies and high quality corporate issuers. The fixed income portfolio is managed by a third-party investment management firm in accordance with the investment policies and guidelines approved by the investment committee of the Company’s Board of Directors. These guidelines stress the preservation of capital, market liquidity and the diversification of risk and are reviewed on a regular basis in order to ensure that our investment policy evolves in response to changes in the financial market. Additionally, the Board’s investment committee also identifies, evaluates and approves suitable alternative investment opportunities for the Company. This has resulted in a number of equity investments managed by the committee which represent approximately 7.9% of the Company’s total investment portfolio as of December 31, 2018. Investments held by the Company’s insurance subsidiary must also comply with applicable domiciliary state regulations that prescribe the type, quality and concentration of investments.

Technology

Our business depends upon the use, development and implementation of integrated technology systems. These systems enable us to provide a high level of service to agents and policyholders by: processing business in a timely and efficient manner; communicating and sharing data with agents; providing a variety of methods for the payment of premiums; and allowing for the accumulation and analysis of information for the management of our insurance subsidiary. We believe the availability and use of these technology systems has resulted in improved service to agents and customers and increased efficiencies in processing the business of Maison and resulted in lower operating costs.

Regulation

We are subject to the laws and regulations in Louisiana, Florida and Texas, and will be subject to the regulations of any other states in which we may seek to conduct business in the future. In these states, it is the duty of each respective department of insurance to administer the provisions of the insurance code in that state. The purpose of each state’s insurance code is to regulate the insurance industry in all of its phases, including, but not limited to the following: licensing of insurers and producers, regulation of investments and solvency, approval of forms and rates, and market conduct. Furthermore, as Maison is domiciled in the State of Louisiana, the LDI conducts periodic examinations of the financial condition and market conduct of Maison and requires Maison to file financial and other reports on a quarterly and annual basis.

Regulation of the Payment of Dividends and other Transactions between Affiliates

Dividends paid by Maison are restricted by the Louisiana Insurance Code. Dividends can only be paid if Maison’s paid-in capital and surplus exceed the minimum required by the Louisiana Insurance Code. Any dividend or distribution (that when aggregated with any other dividends or distributions made within the preceding twelve months) which exceeds the lesser of (a) ten percent of the insurer’s surplus as regards policyholders as of the thirty-first day of December next preceding; or (b) the net income of the insurer, not including realized capital gains, for the twelve month period ending the thirty-first day of December next preceding; is considered to be extra-ordinary and shall not be paid until thirty days after the LDI has received notice of the declaration thereof and has not within that period disapproved the payment, or until the LDI has approved the payment within the thirty-day period. In determining whether a dividend or distribution is extra-ordinary, an insurer may carry forward net income from the previous two calendar years that has not already been paid out in dividends. Furthermore, pursuant to the Consent Order issued to us as a condition to our writing insurance in Florida, Maison is restricted from issuing any dividends to its stockholder without receiving prior approval from the FOIR. As of December 31, 2018, Maison has not paid any dividends to its sole stockholder, PIH.

Our other subsidiary companies collect the majority of their revenue through their affiliation with Maison. Our subsidiary company MMI, earns commission income from Maison for underwriting, policy administration, claims handling, and other services provided to Maison. Our subsidiary company, ClaimCor, earns claims adjusting income for adjusting certain of the claims of Maison’s policyholders. While dividend payments from our other subsidiaries are not restricted under insurance law, the underlying contracts between Maison and our other subsidiary companies are regulated by, and subject to the approval of, insurance regulators.

E-7

Maison is subject to state laws and regulations regarding approval of rates and rules with respect to its insurance policies. Each state’s respective insurance department has the authority to approve insurance rates or rate changes for the lines of property and casualty insurance which Maison writes. Maison’s ability to change rates and the relative timing of the rate making process are dependent upon each state’s statutory and regulatory requirements.

PIH, as the parent company of Maison, is subject to the insurance holding company laws of the State of Louisiana, which, among other things, regulate the terms of surplus notes issued by insurers to their parent company. As of December 31, 2018, Maison’s capital includes seven surplus notes issued to PIH in the amount of $18,000, all of which were approved by the LDI prior to their issuance. Interest payments on the notes are due annually, and are also subject to prior approval by the LDI.

Requirements for Exiting Geographic Markets and/or Canceling or Non-renewing Policies

Maison is subject to Florida, Louisiana and Texas state laws and regulations which may restrict Maison’s timing or ability to either discontinue or substantially reduce its writings in the states in which it operates. These laws and regulations limit the reasons for cancellation or non-renewal, typically require prior notice, and in some instances require prior approval from the respective regulatory agency. For example, in Louisiana, no insurer may cancel or fail to renew a homeowner’s policy of insurance or increase the policy deductible that has been in effect and renewed for more than three years unless the change is based upon non-payment of premium, fraud of the insured, a material change in the risk being insured, two or more claims within a period of three years, or if continuance of such policy endangers the solvency of the insurer.

Risk of Assessment by Florida, Louisiana and Texas

Maison is a member of the Louisiana Insurance Guaranty Association as a condition of its authority to transact insurance in Louisiana and is subject to assessment as set forth in the Louisiana Insurance Code.

Maison is also required to participate, as a condition of its authority to transact insurance in Louisiana, in the residual insurance market programs operated by Louisiana Citizens Property Insurance Corporation and designated as the Coastal Plan and the Fair Plan. Maison is subject to assessment as set forth in the Louisiana Insurance Code for its participation in the Coastal Plan and its participation in the Fair Plan.

As a property insurer licensed in Texas, Maison is a member of TWIA, which provides wind and hail coverage to coastal risks unable to procure coverage in the voluntary market. Maison may become subject to assessment from TWIA should a major loss event deplete TWIA’s available loss reserves and reinsurance coverage. Maison is also a member insurer of the Texas Property and Casualty Insurance Guaranty Association and the FAIR Plan and is subject to assessment by each as set forth in the Texas Insurance Code.

As we have entered into the Florida market, Maison will be required to participate in the Florida Insurance Guaranty Association (“FIGA”) and the Florida Hurricane Catastrophe Fund (“FHCF”), and is also subject to assessment from FL Citizens. FIGA services claims of member insurance companies which have become insolvent and are ordered to be liquidated. In the event of an insolvency, Maison may be subject to assessment from FIGA based upon the amount of premium Maison writes in Florida. Similarly, as an admitted insurer in Florida, Maison is subject to assessment from the FHCF and FL Citizens based upon the amount of premium Maison writes in Florida. While current regulations allow the Company to recover from policyholders the amount of these assessments imposed upon the Company, the Company’s payment of the assessments and recoveries may not offset each other in the same year.

Insurance Regulatory Information System

The National Association of Insurance Commissioners (“NAIC”) developed the Insurance Regulatory Information System (“IRIS”) to help state regulators identify companies that may require special attention. Using IRIS, financial examiners develop key financial ratios in order to assess the financial condition of insurance companies such as Maison. Each ratio has an established “usual range” of results. A ratio which falls outside the usual range however, is not considered a failing result, but instead may be viewed as part of the regulatory early monitoring system. In some cases, it may not be unusual for financially sound companies to have several ratios with results outside of the usual range.

E-8

For the year ended December 31, 2018, Maison had twelve of the thirteen IRIS ratio results within the usual range. The only ratio with results that fell outside of the usual range was caused by Maison’s yield on investments being below the lower end of the usual range of 2% due to manner in which approved interest payments on the surplus notes issued by Maison are recorded. When approved, these payments are charged against investment income on Maison’s statutory financial statements.

Management does not anticipate regulatory action as a result of these IRIS ratio results.

Risk Based Capital Requirements

In the United States, a risk-based capital (“RBC”) formula is used by the NAIC to identify property and casualty insurance companies that may not be adequately capitalized. Most states, including Louisiana, Texas and Florida, have adopted the NAIC RBC requirements. In general, insurers reporting surplus with respect to policyholders below 200% of the authorized control level, as defined by the NAIC, on December 31st of the previous year are subject to varying levels of regulatory action, which may include discontinuation of operations. Furthermore, pursuant to the consent orders approving Maison’s admission into the States of Texas and Florida, Maison has agreed to maintain a RBC ratio of 300% or more, and provide calculation of such ratio to the TDI on a periodic basis. As of December 31, 2018, Maison’s RBC ratio was 361%.

State Deposits

States routinely require deposits of assets for the protection of policyholders. As of December 31, 2018, Maison held certificates of deposit with an estimated fair value of approximately $100,000 and $300,000 as a deposit with the LDI and FOIR, respectively. Maison also held cash and investment securities with an estimated fair value of approximately $1.98 million as of December 31, 2018 as a deposit with the TDI.

Employees

As of December 31, 2018 we had thirty-seven employees, twenty-one of whom work at our offices in Tampa, Florida, three of whom work at our offices in Baton Rouge, Louisiana, six of whom work from our offices in Dallas, Texas, and seven of whom work from home offices in Louisiana, Texas, Georgia and Florida. From time to time, we employ and supplement our staff with temporary employees and consultants. We are not a party to any collective bargaining agreement and believe that relations with our employees are satisfactory. Each of our employees has entered into confidentiality agreements with us.

Properties

Our executive offices are located at 1511 N. Westshore Blvd., Suite 870, Tampa, Florida, 33607 and consist of approximately 10,600 square feet of office space which allows for current and future expansion. Our lease term runs through October 2019. Rent is payable in monthly installments of approximately $24,000. The lease contains an option to renew for an additional three year term subject to certain conditions.

We also lease office space located at 9100 Bluebonnet Centre Blvd., Suite 501, Baton Rouge, Louisiana, 70809 which serves as the principal office space for our insurance subsidiary, Maison, and consists of approximately 4,000 square feet of office space. Our lease term runs through January 15, 2021. Rent is payable in monthly installments of approximately $6,300 and escalates by approximately 2.5% annually.

On February 28, 2018, we entered into an agreement to lease space located at 8750 N. Central Expressway, Dallas, TX, 75231, which consists of approximately 3,000 square feet of office space. The lease term runs through April, 2021 with an option to extend the lease for an additional three year term subject to certain conditions. Rent is payable in monthly installments of approximately $6,000 and escalates by approximately 2% annually.

In the opinion of the Company’s management, our properties are suitable for our current business and are adequately maintained.

Legal Proceedings

From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. Currently, it is not possible to predict legal outcomes and their impact on the future development of claims. Any such development will be affected by future court decisions and interpretations. Because of these uncertainties, additional liabilities may arise for amounts in excess of the Company’s current reserves. In addition, the Company’s estimate of ultimate loss and loss adjustment expenses may change. These additional liabilities, or increases in estimates, or a range of either, cannot be reasonably estimated, and could result in income statement charges that could be material to the Company’s results of operations in future periods.

E-9

If you have any questions, require any assistance in voting your shares in the Company, need any additional copies of the Company’s proxy materials, or have any other questions, please call Alliance Advisors LLC, the Company’s proxy advisor, at the toll-free telephone number included below.

Alliance Advisors 200 Broadacres Drive, 3rd Floor Bloomfield, NJ 07003 Toll-free number: 844-876-6187 Fax: (973) 338-1430

1347 PROPERTY INSURANCE HOLDINGS, INC.
1511 N. WESTSHORE BVD., SUITE 870
TAMPA, FL 33607

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/09/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/09/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR proposals 1 and 2.

		For	Against	Abstain
1	To approve the Equity Purchase Agreement, dated as of February 25, 2019, by and among 1347 Property Insurance Holdings, Inc., Maison Managers, Inc., Maison Insurance Company, and ClaimCor, LLC, on the one hand, and FedNat Holding Company, on the other hand, and the transactions contemplated therein, including the sale of all of the issued and the outstanding equity of Maison Managers, Inc., Maison Insurance Company and ClaimCor, LLC, which constitutes the sale of substantially all of the assets of 1347 Property Insurance Holdings, Inc., for the price, and on the terms and conditions, set forth in the Equity Purchase Agreement (the "Asset Sale Proposal")	☐	☐	☐
2	To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes of the approval of the Asset Sale Proposal (the "Adjournment Proposal")	☐	☐	☐

NOTE: In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. The undersigned has received the company's proxy statement and hereby revokes any other proxy or proxies previously given or executed in any forms, to vote or act with respect to the shares of Common Stock held by the undersigned at the Special Meeting of Stockholders.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000412779_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com

1347 PROPERTY INSURANCE HOLDINGS, INC.
Special Meeting of Stockholders
June 10, 2019 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) D. Kyle Cerminara and John S. Hill, and either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of 1347 PROPERTY INSURANCE HOLDINGS, INC. that the stockholder(s) held of record as of the close of business on April 18, 2019 and is/are entitled to vote at the Special Meeting of Stockholders to be held at the offices of Thompson Hine LLP, 3900 Key Center, 127 Public Square, Cleveland, Ohio 44114-1291, on June 10, 2019, at 10:00 AM, local time, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000412779_2 R1.0.1.18